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As filed with the Securities and Exchange Commission on June 26, 2008

Registration No. 333-150757

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOBLE ENVIRONMENTAL POWER, LLC*
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4911 (Primary Standard Industrial Classification Code Number)	73-1717075 (IRS Employer Identification No.)

8 Railroad Avenue, Suite 8, Second Floor
Essex, CT 06426
(860) 581-5010
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C. Kay Mann
Senior Vice President, General Counsel and Secretary
Noble Environmental Power, LLC
8 Railroad Avenue, Suite 8, Second Floor
Essex, CT 06426
(860) 581-5010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq. Patrick H. Shannon, Esq. Latham & Watkins LLP 555 Eleventh Street NW, Suite 1000 Washington, DC 20004 (202) 637-2200	Andrew R. Keller, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

*
The registrant's board of managers has approved the conversion of the registrant into a corporation to be named Noble Environmental Power, Inc. The conversion will become effective following the effectiveness of this registration statement.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated            , 2008

PROSPECTUS

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Shares

Noble Environmental Power, Inc.

Common Stock

We are offering                shares of our common stock in this initial public offering. No public market currently exists for our common stock.

We have applied to have our common stock listed on The NASDAQ Global Market under the symbol "NEPI." We anticipate that the initial public offering price will be between $                and $                per share.

Investing in our common stock involves risks. See "Risk Factors"
beginning on page 14.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Noble (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional                shares from us on the same terms and conditions as set forth above to the extent the underwriters sell more than                shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                        , 2008.

LEHMAN BROTHERS	JPMORGAN	CREDIT SUISSE

                      , 2008

ARTWORK TO BE FILED BY AMENDMENT

        You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

        Until and including                        , 2008, 25 days after the commencement of this offering, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read the following summary together with all of the more detailed information regarding us and our common stock being sold in the offering, including our consolidated financial statements and the related notes, the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" appearing elsewhere in this prospectus. Unless we state otherwise, "Noble Environmental Power," "Noble," the "Company," "we," "us" and "our" refer to: (i) Noble Environmental Power, LLC, and its subsidiaries, taken as a whole; and (ii) Noble Environmental Power, Inc. as of the completion of our corporate reorganization and thereafter. Unless we state otherwise, all information in this prospectus gives effect to our corporate reorganization discussed in "Corporate Reorganization" below.

Our Company

        We are a growing wind energy company operating 282 megawatts, or MW, of electrical generating capacity with more than 950 MW of additional capacity that we expect to commence operations during 2008 and 2009. We are focused on developing, financing, constructing, owning and operating windparks in attractive energy markets in the United States. Our strategy is to grow our business principally through organic development in regions with deregulated power markets, acceptable wind resources and favorable legislative and economic incentives such as renewable portfolio standard programs and active renewable energy certificate markets. Through renewable portfolio standard programs and renewable energy certificate markets, we are able to monetize the environmental attributes associated with our power, in addition to generating revenue from the actual power we produce. Operating in these attractive deregulated energy markets also enables us to execute our energy hedging strategy, which helps stabilize our revenues while allowing us to benefit from future increases in energy prices.

        We were founded in August 2004 and commenced operations of our first windparks in March 2008. We have grown into a fully integrated wind energy company with 173 employees, with the capability to develop, finance, construct, own and operate our windparks. We will utilize our understanding of the commodity markets to site our windparks in attractive regions and to monetize the output of our projects effectively.

        In addition to our current capacity of 282 MW, we have begun construction of additional windparks in New York and Texas that we expect will provide an additional 465 MW of capacity in 2008. We plan to grow our capacity significantly over the next several years. By the end of 2012, we expect to have approximately 3,850 MW of capacity as we further expand into attractive wind energy markets in Maine, Michigan, Minnesota, New Hampshire, Vermont and Wyoming. In addition, we continuously identify and evaluate new windparks as part of our core business strategy. Windpark project development has been and will continue to be one of our core strengths and areas of focus. Based on our historical success in identifying sites for potential windpark projects, we expect that these project development efforts will result in an additional 4,000 MW development pipeline of windparks, which could be constructed after 2012.

        We also maintain relationships with major turbine suppliers, who we expect will provide the turbines required for our expanding windpark portfolio. We have secured access to the turbines needed for our projects slated for construction through 2009. We believe that the strong track record of our experienced management team, the expertise of our project development team dedicated to sourcing new opportunities, our integrated business model and our turbine supply relationships provide us with the knowledge and resources necessary to rapidly grow our windpark portfolio.

Growth in Our Windpark Portfolio

(1)
Capacity represents the maximum output, measured in megawatts, that an individual wind turbine generator is designed to produce. The capacity of a windpark equals the capacity of the generators multiplied by the number of generators included in the windparks.

Our Windpark Portfolio

        Our operational project portfolio is located in New York and consists of three windparks: Bliss, Clinton and Ellenburg. We refer to these windparks as our Initial New York Windparks. Additionally, we have 465 MW of projects currently in construction in New York at our Altona, Bellmont, Chateaugay and Wethersfield windparks and in Texas at Phase I of our Great Plains windpark, all of which we expect to commence operations in the fourth quarter of 2008. We also have 1,205 MW of projects currently in development, which we expect to commence operations in 2009 and 2010, and an additional 1,900 MW of projects in development, which we expect to commence operations during 2011 and 2012. Substantially all of these identified projects are located in attractive deregulated energy markets and in areas that we have determined have acceptable wind resources. For projects that we expect will commence operations between 2008 and 2010, we have secured control of the land necessary to construct our windparks, identified transmission interconnection and established relationships in the local communities. In addition, we have secured all of the turbines needed to support our projects slated for construction through 2009.

        For the majority of our 2011 and 2012 projects, we have secured a portion of the land necessary to place our turbines and have analyzed the characteristics of the applicable energy, capacity and renewable energy certificate markets. We have also performed preliminary wind analysis, identified transmission interconnection and initiated our public outreach process within the local communities.

        We continue to grow our windpark development pipeline and identify new potential projects every year through our integrated regional land, interconnection, market and meteorological development process. We identify new potential projects utilizing a cross-functional team consisting of development, commodities and engineering specialists to expedite our research process. This strategy allows us to quickly examine new areas for development, determine a potential project's viability and pursue windparks in attractive markets. Over the next five years, we estimate that our development team will identify approximately 4,000 MW of additional windpark development projects, which could be constructed after 2012.

        A summary description of our portfolio follows in the chart below.

Our Windpark Portfolio

Projects	State	Capacity(1) (MW)
Initial New York Windparks
Bliss	NY	100.5
Clinton	NY	100.5
Ellenburg	NY	81.0

Capacity Subtotal		282.0

2008 Windparks
Altona	NY	97.5
Bellmont	NY	21.0
Chateaugay	NY	106.5
Wethersfield	NY	126.0
Great Plains I	TX	114.0

Expected Capacity Subtotal		465.0

2009 Windparks
Ball Hill / Villenova	NY	100.5
Centerville / Rushford	NY	100.5
Chateaugay II	NY	19.5
Great Plains II	TX	126.0
Mitchell County I (Phase I)	TX	153.0

Expected Capacity Subtotal		499.5

2010 Windparks
Burke	NY	60.0
Farmersville	NY	100.5
Mitchell County I (Phase II)	TX	147.0
Mitchell County II / Pecos County	TX	150.0
Grandpa's Knob	VT	72.0
Granite Reliable(2)	NH	75.0
Flat Hill I	MN	100.5

Expected Capacity Subtotal		705.0

Total Expected Capacity Through 2010		1,951.5

2011 / 2012 Windparks
Expansions of existing windparks		800.0
New windparks in existing states		550.0
Windparks in new states		550.0

Estimated Capacity Subtotal		1,900.0

Total Expected Capacity through 2012		3,851.5

(1)
These megawatt numbers represent the megawatts we expect to have in operation during these periods. These numbers may vary based on a variety of factors discussed elsewhere in this prospectus. See "Risk Factors" beginning on page 14 of this prospectus.

(2)
This megawatt number represents the net megawatts allocated to us after deducting the anticipated 25% interest of our potential partner in the development of this project. The size of the windpark to be developed at Granite Reliable is expected to be 99 MW.

Market Opportunity

        From its beginnings in California, wind energy in the U.S. has expanded steadily to 35 of the 50 states. Additionally, the total capacity of U.S. windparks increased by a factor of more than seven from 2,500 MW to over 18,300 MW between December 1999 and March 2008. Despite this growth, wind energy generation still only represented just under 1% of U.S. electricity supply in 2006, and we believe that the prospects for further growth are very favorable. According to Emerging Energy Research, wind energy could provide approximately 50,000 MW of capacity in the U.S. by 2015. We believe that the key drivers for this growth trend are as follows:

  •
  Increases in electricity demand coupled with the rising cost of fossil fuels used for conventional energy generation;

  •
  Heightened environmental concerns, including legislative and popular support to reduce carbon dioxide, or CO2, emissions and other greenhouse gases;

  •
  Regulatory mandates, such as state renewable portfolio standard programs, as well as federal tax incentives including production tax credits and accelerated tax depreciation that benefit wind energy generators;

  •
  Improvements in wind energy technology;

  •
  Increasing obstacles to the construction of conventional fuel plants; and

  •
  Abundant wind resources in attractive energy markets within the U.S.

Our Competitive Strengths

        We believe that the following strengths position us to profitably grow our windpark portfolio in the rapidly developing U.S. wind energy market:

High-quality portfolio of operating, in-construction and in-development windparks located in attractive U.S. energy markets

        We believe that our strategically located portfolio of operating, in-construction and in-development windparks ideally positions us within the rapidly growing U.S. wind energy market. Furthermore, we expect that our development portfolio will give us significant scale across a geographically diverse national footprint. We carefully select our project sites to ensure that they are in regions characterized by acceptable wind resources, high power prices in deregulated energy markets and favorable renewable energy policies. We believe our management's experience in developing windparks in new markets and adding projects in our existing markets will enable us to continue to successfully expand our development portfolio. Additionally, we believe our management's understanding of deregulated energy markets enables us to maximize the value of our development portfolio.

Fully integrated in-house capabilities to develop, finance, construct, own and operate windparks and to support the continuing growth of our portfolio

        Our fully integrated, cross-functional organizational structure enables us to develop, finance, construct, own and operate each of our projects with a long-term ownership perspective. Our commodities and risk management team works closely with our developers and meteorological team on identifying regions for optimal project development. Collaboration among the developers, engineers and managers on each of our projects allows us to transition from one stage to the next and to regularly identify process and technical improvements over the life-cycle of each project. We have a dedicated development team of 35 professionals engaged in activities including site selection, market analysis, land acquisition, community relations and permitting. We also have significant engineering and construction and operations and maintenance expertise, through our combined teams of 76 employees.

Finally, our management team has extensive project finance and commodity hedging expertise, allowing us to optimize our capital structure and reduce the impact of spot market energy price volatility. This integrated project management strategy will enable us to continuously improve the development timing, cost and capital structure and revenue optimization of projects across our portfolio.

Experienced and proven management team with an average of more than 15 years of experience with complex power and infrastructure projects

        Our management team has extensive knowledge of every aspect of the development, financing, construction and operation of windparks, as well as many years of experience in traditional independent electricity generation. Our senior management has an average of over 15 years of experience and involvement in bringing domestic and international power and infrastructure projects online, from initial development through financing to ongoing operations and maintenance.

Relationships with major turbine suppliers and all of the turbines secured to support our projects slated for construction through 2009

        Our turbine procurement strategy is focused on maintaining relationships with turbine suppliers who have proven track records, access to supply chain materials and experienced installation, service and support personnel. We have successfully secured the turbines needed to support our projects slated for construction through 2009 from General Electric, or GE. With over 6,500 1.5 MW wind turbines installed worldwide, we believe GE turbines have an established track record and a solid history of reliability. In addition to GE, we maintain an active dialogue with Vestas Wind Systems A/S, or Vestas, as well as with the suppliers of spare parts for our turbines. As we continue to grow our portfolio, we plan to develop additional strategic relationships with other major turbine suppliers. We believe that our turbine supplier relationships, increasing scale and experience will enable us to continue to secure the turbines necessary to support our growth on favorable terms with respect to payments, pricing and flexibility.

Substantial local presence and community stakeholder involvement in the markets in which we are active

        We maintain permanently staffed project offices in Altona, Arcade, Bliss, Churubusco and Fredonia, New York; Austin and Hitchland, Texas; Lancaster, New Hampshire; Ubly, Michigan and Rutland, Vermont. By maintaining these offices and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when navigating the local permitting processes and helps to enlist the support of the local communities for our windparks. We believe that our local approach has enabled us to secure approvals and support for our projects in regions that have historically voiced meaningful opposition and has given us a significant advantage over competitors who are not as active in the local communities in which we are developing windparks.

Challenges and Risks

        There are substantial challenges and risks that may affect our financial and operating performance and our growth, including:

Our limited operating history and our history of operating losses and negative cash flows from investing activities

        We have a limited operating history from which you can evaluate our business. In addition, from our inception we have incurred net losses and negative cash flows from investing activities. We have spent, and expect to continue to spend, significant resources to fund the development and construction of our windparks and we expect to incur substantial pre-tax losses over the next several years as we develop and construct new windparks, hire additional employees, expand our operations and incur the additional costs of operating as a public company.

Our dependence on the continued and uninterrupted operation of a limited number of operating windparks

        We currently have only three windparks in operation, and as a result, our operations may be subject to material interruption if any of our windparks is damaged or otherwise adversely affected by one or more accidents, severe weather or other natural disasters. In addition, since all of our currently operating windparks are located in New York State, any adverse change in the New York regulatory environment or energy market characteristics could impact our operations.

Our dependence on federal tax benefits and state regulatory benefits for renewable energy generation

        We rely on federal tax incentives applicable to the wind energy industry including the production tax credit and state policies and regulatory frameworks that support windpark development, such as renewable portfolio standard requirements. Currently, the production tax credit is scheduled to expire on December 31, 2008. If the federal production tax credit is not extended or renewed, or is extended or renewed at a lower rate, our financing options will be reduced and our development plans for additional windparks will be adversely affected. Similarly, the elimination of, or reduction in state government policies that support renewable energy could have an adverse impact on our future development efforts.

Our ability to successfully implement our windpark development plans, raise necessary financing and successfully operate our windparks

        We may not accomplish, or accomplish on a timely basis, some or all of our windpark development milestones including acquisition of rights to all necessary land parcels, receipt of required local, state and federal permits and the negotiation of satisfactory turbine supply, engineering and construction, interconnection agreements and financial commodity hedges or power purchase arrangements. Each of our windparks under development and any additional windparks that we may seek to develop will require substantial capital investment. As a result, our continued access to capital on acceptable terms is necessary for the success of our development strategy. Market conditions and other factors, however, may not permit future financings on terms similar to those we have obtained to date or at all.

The occurrence of delays and cost overruns in the development and construction of our windparks

        We experienced delays in the completion of the Initial New York Windparks and the total construction cost of these windparks exceeded our initial budget. Future construction delays and construction costs in excess of our budgets could prevent us from completing construction of a windpark and cause defaults under our financing and revenue agreements. In addition, significant construction delays may also result in the loss of revenues expected to be generated by our windparks. Delays in the commencement of operations of our windparks may also result in increased operations and maintenance costs relating to routine maintenance or defects in the wind turbines at a windpark.

The vulnerability of our windparks to adverse meteorological and atmospheric conditions

        When we develop a windpark, we evaluate the quality of the wind resources at the selected site by a number of means, and we retain third-party experts to assist us in these evaluations. Our wind resource projections may not predict the actual wind resources experienced by the windpark over a long period of time. In addition, assumptions included in our wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate.

        In addition, you should carefully consider all of the risks discussed in "Risk Factors," which begins on page 14.

Business Growth Strategy

        We intend to implement the following strategies to profitably grow our windpark portfolio in the rapidly developing U.S. wind energy market:

Focus development of wind capacity in attractive deregulated and geographically diverse energy markets

        We seek to develop windparks within geographically diverse, established and deregulated energy markets that have attractive energy pricing, strong renewable portfolio standard programs and, in many cases, capacity payments. In implementing this strategy, we have initially focused on New York, Texas, New England and a limited number of other states, which meet this criteria. We intend to expand our operating wind generation portfolio by adding projects adjacent to our existing windparks and by entering into new markets. We believe that this carefully designed expansion plan will allow us to effectively leverage our existing resources while seeking development opportunities in new markets.

Enter regional markets in scale, primarily through organic development

        Upon entering a market, we seek to become a leading wind energy operator and an influential voice within the region. We believe that our large scale projects will enable us to take full advantage of the benefits of our local presence and spread our costs over a large number of turbines. While we may opportunistically acquire existing or partially developed windparks, we expect to grow our portfolio primarily through organic development, which means developing each project in-house, from initial site selection through construction and operation. We believe that our organic development model is generally preferable to acquiring projects because of the time and risk related to finalizing development on a third party's project and the premium these opportunities attract in the current competitive market.

Extract the efficiency benefits of our fully integrated business model

        We seek to maximize project efficiency and reduce costs by taking advantage of our in-house capabilities in development, financing, construction and operations. For example, in the construction phase, we believe our ability to choose between using outside providers and taking advantage of our in-house capability to act as a general contractor provides us significant flexibility in selecting the most cost-effective and strategically efficient option. Additionally, we will maintain a central warehouse of spare parts, which we believe will result in significant benefits, including increased operational flexibility, as we will not have to delay maintenance as a result of waiting for an item with a long-lead time to arrive. As our asset base grows, we believe we will achieve further cost reductions due to economies of scale in maintaining our windparks and purchasing components.

Manage commodity price risk while retaining potential energy value

        We have implemented and expect to continue to implement financial hedges with respect to a significant portion of the energy we produce. The effect of these hedges is to help stabilize our revenue stream by reducing the impact of regional energy spot market price volatility. The long term price protection achieved through our hedging program benefits both us and our lenders by strengthening our ability to provide sufficient debt service coverage and as a result greatly enhances our ability to obtain debt financing under attractive terms. We can still benefit from future increases in power prices through our exposure to commodity prices on the unhedged portion of our energy production both in the initial stages of the project's life (as the actual energy volume generated by the projects is expected to be greater, on average, than the hedged volume) and in the time after the hedging arrangement expires. Furthermore, our strategy of entering into hedges around the time of the closing of financing for a windpark as opposed to pursuing power purchase agreements in advance of the closing of financing for a windpark allows us to potentially benefit from future energy price movements and avoid the cost and price competition involved in bidding on power purchase agreements.

Utilize debt and tax equity finance structures

        In our selection of the various financing alternatives generally available to wind energy developers, we seek to maximize the rate of return on our project investments and monetize the tax benefits that we currently cannot utilize due to our lack of taxable income. We attempt to finance substantially all of our turbine purchases with debt secured primarily by the turbines themselves in order to increase our flexibility with respect to the specific projects in which turbines will be placed. We also use construction and project debt financing to minimize recourse against the issuer while optimizing our use of third-party capital. Finally, we use tax equity financing arrangements in order to monetize the value generated by the production tax credits and accelerated tax depreciation that are available to us as a wind energy generator. We are able to enter into these arrangements at a cost of capital that reflects the tax equity investor's ability to utilize these tax benefits. Until we have significant taxable income, we intend to continue financing our windparks with tax equity financing structures so long as tax incentives and tax equity investors remain available.

Create relationships as a community stakeholder

        As part of our development strategy, we aim to create strong community relationships that we believe are critical to generating support and securing the land and permits necessary for our windparks. Our team works closely with the landowners who will host the windpark to ensure that they fully understand the impact of having turbines on their property. Throughout the development process, we assess and monitor the landowners' and broader community's receptiveness and willingness to host a windpark in their area. This proactive involvement in the community also enables us to submit permit applications that comply with local regulations while addressing local concerns.

Attract, train and retain top talent

        As we continue to grow our business and add new windparks to our portfolio, we will need to attract, train and retain additional employees. We believe that our collaborative culture, fully integrated management model and internal human resource development abilities are critical to attracting new and experienced talent and retaining key team members, such as our engineers, developers and meteorology experts. We provide extensive training and we believe that we offer an attractive employment opportunity in the markets in which we operate. In addition, as part of our retention strategy, we will be issuing equity incentive awards to certain key members of our team in connection with this offering.

Our Sponsors

        Our principal stockholders and sponsors are JPMP Wind Energy (Noble), LLC, an investment fund affiliated with J.P. Morgan Partners, LLC, or JPMP, which is advised by CCMP Capital Advisors, LLC, or CCMP Capital, and CPP Investment Board (USRE II) Inc., an investment fund affiliated with the CPP Investment Board, or CPPIB.

        JPMP is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the U.S. JPMP has invested over $15 billion worldwide in industrial, consumer, media, energy, financial services, healthcare and technology companies since its inception in 1984. In August 2006, the buyout and growth equity investment professionals of JPMP separated from JPMorgan Chase & Co. and formed CCMP Capital, a global private equity firm specializing in buyout and growth equity investments in companies ranging from $500 million to more than $3 billion in size. CCMP Capital has offices in New York and London, and is affiliated with CCMP Capital Asia which has offices in Australia, China, Japan and Korea. CCMP Capital advises JPMP on its portfolio of private equity investments, including the investment by JPMP Wind Energy (Noble), LLC in Noble.

        CPPIB invests the funds not needed by the Canada Pension Plan, or CPP, to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, the CPPIB is investing in publicly-traded stocks, private equities, real estate, inflation-linked bonds, infrastructure and fixed income. Based in Toronto, Canada, the CPPIB is governed and managed independently of the CPP and at arm's length from governments. At December 31, 2007, the CPP Fund totaled CDN$119.4 billion, including approximately CDN$11.4 billion invested in private equity and infrastructure investments.

Corporate Reorganization

        Noble was founded in August 2004 by a group including our Executive Chairman, Charles Hinckley and our Executive Vice President, Development, John Quirke.

        We are currently a limited liability company. Our board of managers has approved our conversion into a Delaware corporation in connection with this offering. Pursuant to our corporate reorganization, all of our preferred units and common units will automatically be converted into shares of our common stock, and all shares of our common stock outstanding prior to the completion of this offering will be the result of this conversion.

        In this offering, we will sell shares of our common stock; however, our sponsors will continue to own in the aggregate      % of our common stock (assuming that the underwriters do not exercise their option to purchase additional shares) after the offering. Pursuant to our governance agreements, initially JPMP will have the right to designate up to five directors (out of a total of up to 10 initial board members), and subject to the receipt of regulatory approval from the Federal Energy Regulatory Commission, or FERC, and New York State, CPPIB will have the right to designate up to two directors. JPMP's right to designate directors will be increased to up to six directors upon the appointment of a third independent director. As a result, the sponsors will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The number of sponsor-designated directors will be reduced as the sponsors' ownership percentage decreases. However, because our board of directors will be divided into three staggered classes and because the sponsors may retain a significant ownership interest in us, the sponsors may be able to influence or control our affairs and policies even after they cease to own a majority of our outstanding common stock.

Company Structure

        A summary chart of our company structure showing our main subsidiaries and projects in development, in construction and in operation following the completion of this offering is depicted below.

Our Corporate Information

        Our principal executive offices are located at 8 Railroad Avenue, Suite 8, Second Floor, Essex, Connecticut 06426. Our telephone number is (860) 581-5010, and our website address is www.noblepower.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING

Common stock offered by Noble Environmental Power, Inc.	Shares
Common stock outstanding following the offering	Shares
Underwriters' option to purchase additional shares	Shares
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, in each case after underwriting discounts and commissions and estimated offering expenses.

We expect to use the net proceeds from this offering for general corporate purposes, including funding the costs of our corporate and project development activities, the investment of equity into project companies and the funding of other capital expenditures, including future turbine supply agreements. See "Use of Proceeds."
Proposed NASDAQ Global Market symbol	"NEPI"

        The number of shares to be outstanding after this offering is based on           shares to be outstanding after giving effect to our corporate reorganization and this offering, and excludes:

  •
  shares that may be issued upon the exercise of options outstanding as of                , 2008; and

  •
  shares that are reserved for issuance pursuant to our equity incentive plan.

        Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  an initial public offering price of $          , which is the midpoint of the price range on the cover of this prospectus; and

  •
  no exercise of the underwriters' option to purchase additional shares of common stock from us.

        Except as otherwise indicated, all information in this prospectus assumes that our corporate reorganization as a Delaware corporation, including the effectiveness of our certificate of incorporation and bylaws and the conversion of our limited liability company units into shares of common stock as described under "Corporate Reorganization," has occurred.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table sets forth our summary consolidated financial data for the periods ended and as of the dates indicated below. We have derived the summary consolidated financial data as of and for the three months ended March 31, 2008 and 2007 and the period from August 31, 2004 (date of inception) to March 31, 2008 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated financial data as of and for the years ended December 31, 2007, 2006 and 2005 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated financial data as of and for the period ended December 31, 2004 from our unaudited consolidated financial statements that are not included in this prospectus.

        Pro forma net income (loss) per share is based on the weighted average common units outstanding. Pro forma net income (loss) per share is computed as if the conversion into a Delaware corporation occurred at the beginning of 2007 and we had been taxed as a C corporation.

        The pro forma information included in the table below as of March 31, 2008 represents our balance sheet and on a pro forma basis to reflect our corporate reorganization, including the filing of our certificate of incorporation to authorize           shares of common stock and           shares of undesignated preferred stock and the automatic conversion of all of our outstanding limited liability preferred and common units into           shares of common stock as described under "Corporate Reorganization" and on a pro forma as adjusted basis to reflect the sale by us of           shares of common stock in this offering at an assumed initial offering price of $          per share, the midpoint of the range on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated expenses.

        The information set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

						August 31, 2004 (date of inception) to
	Three Months Ended March 31,
			Year Ended December 31,
						December 31, 2004	March 31, 2008
	2008	2007	2007	2006	2005
	(in thousands)
Statement of operations data:
Revenues	$—	$—	$—	$—	$—	$—	$—

Operating expenses:
Salaries, wages, employment taxes and fringe benefits	3,497	2,337	10,627	9,788	2,919	352	27,183
Write-off of construction in progress	—	—	574	5,500	—	—	6,074
General and administrative expenses	3,281	1,308	8,265	4,024	4,771	733	21,073
Depreciation	340	164	776	492	83	—	1,691
New project development	802	797	3,625	2,241	10	—	6,679
Change in fair value of derivative contract	21,359	—	21,073	—	—	—	42,432
Other expense	—	—	32	18	—	—	50

Operating loss	29,279	4,606	44,972	22,063	7,783	1,085	105,181
Interest income	873	296	2,486	1,384	24	—	4,766

Net loss	$28,406	$4,310	$42,486	$20,679	$7,759	$1,085	$100,416

Net loss allocable to common unitholders:
Net loss	(28,406)	(4,310)	(42,486)	(20,679)	—
Preferred dividend(1)	7,081	3,719	18,662	4,018	—

Net loss allocable to common unitholders	$(35,487)	$(8,029)	$(61,148)	$(24,696)	$—

Net loss allocable to common unitholders per unit:
Basic and diluted	$(74.84)	$(17.33)	$(131.99)	$(69.49)	$—

(1)
The preferred dividend was not declared (or paid) during the period from August 31, 2004 (date of inception) to March 31, 2008.

						August 31, 2004 (date of inception) to
	Three Months Ended March 31,
			Year Ended December 31,
						December 31, 2004	March 31 2008
	2008	2007	2007	2006	2005
	(in thousands)
Weighted average units used in the calculation of net loss per unit allocable to common unitholders basic and diluted	474,197	463,260	463,260	355,378	—

Pro forma net loss data
Net loss allocable to common unitholders as reported	$(35,487)	$(8,029)	$(61,148)
Pro forma adjustment for income tax benefit	N/A	—	—
Pro forma net loss allocable to common unitholders	$(35,487)	$(8,029)	$(61,148)

Pro forma basic and diluted net loss allocable to common unitholders per common unit

Weighted average shares used in pro forma basic and diluted net loss per common share allocable to common unitholders

Statement of cash flows data:
Cash flows provided (used) by operating activities	$593	$(4,193)	$39,921	$(20,210)	$(6,036)	$(1,003)	$13,265
Cash flows used by investing activities	(150,697)	(104,276)	(617,867)	(507,141)	(47,206)	—	(1,322,911)
Cash flows provided by financing activities	220,093	117,071	618,043	532,591	54,375	1,359	1,426,461

	As of March 31, 2008
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$116,815	$	$
Restricted cash	52,013
Prepaid and other current assets	64,303
Property and equipment, net	4,939
Construction in progress	1,104,896
Construction material deposits	145,484
Deferred financing costs	12,646
Other assets	4,682

Total assets	$1,505,778

Short-term liabilities	$158,739
Long-term obligations	1,012,650

Total liabilities	1,171,389

Members' equity	334,389

Total liabilities and equity	$1,505,778

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business and Our Industry

We have a limited operating history and should be viewed as a development stage enterprise.

        We began our business in August 2004, commenced operation of our first windparks in March 2008 and generated our first revenues in May 2008. We have a limited operating history from which you can evaluate our business, and our prospects must be considered in light of the risks and uncertainties encountered by development stage enterprises competing in rapidly evolving markets, such as the renewable energy market.

        Some of these risks relate to our potential inability to:

  •
  complete the refinancing of our construction and equity bridge loans;

  •
  obtain all the land rights, turbines, transmission interconnection agreements, permits and approvals needed to construct and operate our windparks;

  •
  obtain adequate financing to develop our windparks;

  •
  construct our planned and future windparks within projected time and cost schedules;

  •
  commence and manage significant operations;

  •
  manage growth in personnel and operations;

  •
  manage our costs as we expand our business;

  •
  recruit and retain key personnel; and

  •
  anticipate and mitigate the other risks described in this prospectus.

If we cannot successfully address these risks, our business, results of operations and financial condition may suffer.

We have not generated revenue and have generated net losses and negative cash flows from investing activities since our inception.

        For the three months ended March 31, 2008 and for the years ended December 31, 2007, 2006 and 2005, we did not generate revenue, we incurred net losses of approximately $28.4 million, $42.5 million, $20.7 million and $7.8 million, respectively, and our net cash used by investing activities was approximately $150.7 million, $617.9 million, $507.1 million, $47.2 million, respectively. At March 31, 2008, our accumulated deficit was approximately $100.4 million. We have spent, and expect to continue to spend, significant resources to fund the development and construction of our windparks. To date, our capital expenditures and working capital requirements have been funded by project debt, turbine financings and capital contributions from our sponsors.

        We expect to incur substantial pre-tax losses over the next several years as we develop and construct new windparks, hire additional employees, expand our operations and incur the additional costs of operating as a public company. In addition, factors such as increases in labor or material costs, higher-than-anticipated financing costs for our windparks, non-performance by third-party suppliers or subcontractors and major incidents and/or catastrophic events, such as fires, earthquakes or storms, may cause us to experience increased costs with respect to our windparks. As a result, our net losses and accumulated deficit may also increase significantly. We expect to fund our future capital requirements out of cash on hand, operating cash flow, debt and tax equity financing and additional issuances of our equity securities. If we are unable to raise additional capital or generate sufficient operating cash flow, we may have to reduce or terminate our operations.

We are dependent upon the continued and uninterrupted operation of a limited number of operating windparks.

        We currently have only three windparks in operation, and we anticipate having only a limited number of windparks in operation over the next two years. As a result, our operations may be subject to material interruption if any of our windparks is damaged or otherwise adversely affected by one or more accidents, severe weather or other natural disasters. Our windparks may be subject to labor disruptions and unscheduled downtime or other hazards inherent in our industry. Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and may result in suspension or termination of operations and the imposition of civil or criminal penalties. In addition, all of our currently operating windparks are located in New York State. If any of our three operating windparks experiences material interruptions or if the regulatory environment or energy market characteristics in New York were to change in a manner adverse to us, it could have an adverse effect on our business, results of operations and financial condition.

The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

        Current federal tax incentives applicable to the wind energy industry include the production tax credit and accelerated tax depreciation for certain windpark assets. The production tax credit currently provides the owner of a wind turbine placed in operation before the end of 2008 with a ten-year credit against its federal income tax obligations based on the amount of electricity generated by the wind turbine. The accelerated depreciation for certain windpark assets provides for a five-year depreciable life for these assets, rather than the 15 to 20 year depreciable lives of many non-renewable energy assets.

        Currently, the production tax credit is scheduled to expire on December 31, 2008 and will not be available for energy generated from wind turbines placed in service after that date unless extended or renewed by Congress. Recent legislative efforts to extend the production tax credit have failed, and we cannot assure you that current or any subsequent efforts to extend or renew this tax incentive will be successful or that any subsequent extension or renewal will be on terms that are as favorable as those that currently exist. In addition, we cannot assure you that any subsequent extension or renewal of the production tax credit would be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. We also cannot assure you that the tax laws providing for accelerated depreciation of windpark assets will not be modified, amended or repealed in the future. If the federal production tax credit is not extended or renewed, or is extended or renewed at a lower rate, our financing options will be reduced and our development plans for additional windparks will be adversely affected.

        Even if the federal production tax credit is extended, we currently expect that we will not have sufficient taxable income to utilize the benefits generated by the federal production tax credit and there can be no assurance that we will be able to find other suitable tax equity investors interested in monetizing these federal tax benefits who meet our credit risk standards. Moreover, tax equity investors have finite funds, and wind energy producers compete with other renewable energy producers for tax equity financing. In the current rapidly expanding market, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year. In addition, one or more current tax equity investors may decide to withdraw from this market thereby depleting the pool of funds available for tax equity financing. Alternative financing will be more expensive and there may not be sufficient liquidity in alternate financial markets. As a result, our development plans for additional windparks would be adversely affected.

Our use of tax equity financing structures places certain limits on our project subsidiaries' operational flexibility and our rights to the cash flow generated by the windparks.

        We finance our windparks with a tax equity financing structure. Under this structure, the tax equity investor is a member holding equity in the limited liability company that directly or indirectly owns the windpark. Our relationship with the tax equity investor is governed by an operating agreement, under which we manage the day to day operations of the subsidiary, subject to the tax equity investor's right to approve the project's annual operating budget and most major management decisions. These approval rights include decisions regarding capital expenditures above certain levels, replacement of major contracts, bankruptcy and the sale of a windpark. As a result, the tax equity investor may prevent us from making certain business decisions that may be beneficial to us.

        In addition, the operating agreement typically provides that for a period of time, all of the cash flows from the windpark are to be distributed to the tax equity investor until it realizes a specified target rate of return, taking into account cash distributions, as well as the tax benefits and tax costs of its equity investment in the project. As a result, this structure reduces the cash flows available to us for other uses, and the period during which the tax equity investor receives all of the cash flows may last longer than expected if our windparks perform below our expectations.

Our development plan requires substantial additional capital, and we may be unable to raise financing when needed or on acceptable terms, which could force us to delay, reduce or eliminate some or all of our development plans.

        Currently, we have 34 identified windparks at various stages of development. Each of our windparks under development and any additional windparks that we may seek to develop will require substantial capital investment. As a result, our continued access to capital on acceptable terms is necessary for the success of our development strategy. Our windparks are currently financed primarily using capital contributions from our sponsors and project financing structures, consisting of non-recourse or limited recourse debt. We intend to continue financing our windparks with project finance debt and, so long as tax incentives and tax equity investors remain available, with tax equity finance structures, as well as with additional issuances of common stock.

        Market conditions and other factors, however, may not permit future financings on terms similar to those we have obtained to date or at all. Our ability to arrange for project financing on a substantially non-recourse or limited recourse basis or tax equity financing and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, credit availability from lenders, investor confidence, the adequacy of our equity investment in each windpark, our ability to forward sell or hedge the energy to be produced by the windpark, the success of our then-current windparks, the credit quality of the windparks being financed and the existence of regulatory and tax incentives that are conducive to raising capital.

        If we are unable to obtain financing for our windparks on a non-recourse or limited recourse basis, we may attempt to finance them by selling additional equity securities, which would cause dilution of our common stock. We can give no assurance, however, that any effort to sell additional securities will be successful or will raise sufficient capital to finance additional windparks. In the absence of available or acceptable financing, we may be required to delay, reduce or eliminate some or all our development plans.

Our financial performance depends on policies and regulatory frameworks that support renewable energy development.

        The development and financial performance of our windparks are significantly dependent on state policies and regulatory frameworks that support windpark development. The states in which we are developing and plan to develop windparks currently provide various types of incentives that support the sale of electricity generated from wind energy. These policies include renewable portfolio standard requirements, which impose renewable energy purchase obligations or targets on electric utilities and other retail energy suppliers. We cannot assure you that government support for renewable energy will continue, or that the electricity produced by our future windparks will continue to qualify for support through these renewable portfolio standard programs. The elimination of, or reduction in, state government policies that support renewable energy could have an adverse impact on our results of operations, financial performance and our future development efforts.

Our high levels of indebtedness could adversely affect our business.

        We have high levels of indebtedness. As of March 31, 2008, we had approximately $997.6 million of total consolidated indebtedness, of which approximately 74% represented non-recourse and limited recourse debt. We expect to continue to have significant debt and interest expense for the foreseeable future.

        The majority of our indebtedness relates to the acquisition of wind turbines and the construction of our windparks. The project financing that we use to fund the construction and operation of our windparks is limited recourse, and payment of the interest and principal on the financing is made primarily from the revenues generated by the windpark once operations commence through the sale of energy, capacity and renewable energy certificates, as well as the monetization of certain federal tax benefits available to us.

        Our project and turbine financing documents contain covenants consistent with market practice that impose significant restrictions on the way we operate our business, including restrictions on our ability to:

  •
  incur additional indebtedness or guarantee indebtedness of others;

  •
  make certain loans or investments;

  •
  pay distributions or dividends to our stockholders, and receive distributions from our subsidiaries;

  •
  repurchase shares of our common stock; or

  •
  sell our assets.

These covenants could limit our ability to finance our future operations and capital needs and our ability to pursue other business activities that may otherwise be in our interest.

        Moreover, under our turbine financing agreements, most of our wind turbines and the equity interest in certain of our project subsidiaries are subject to first and second ranking security interests. As a consequence, even if we are permitted to incur additional debt under our existing financing agreements, to the extent any such financing would require security, we may have difficulty obtaining or may not be able to obtain financing because our available unsecured assets are insufficient to secure such debt. For additional information see "Description of Certain Financing Arrangements—Senior Secured Turbine Credit Facilities."

If our project subsidiaries default on their obligations under their non-recourse or limited recourse project finance debt, the issuer may be required to make certain payments to the relevant lenders and these lenders may foreclose on the collateral securing this debt, which could cause us to lose certain of our windparks.

        The debt for our windparks is non-recourse or limited recourse project finance debt. Non-recourse project finance debt refers to debt that is repaid solely from the project's revenues and is secured by the project's physical assets, major contracts, cash accounts and, in many cases, our ownership interest in the project subsidiary. Limited recourse project finance debt refers to the issuer's additional commitment to provide limited financial support to the project subsidiary in the form of limited guarantees, indemnities, capital contributions and agreements to pay certain debt service deficiencies. If our project subsidiaries default on their debt service obligations under the relevant project finance agreement, creditors of a limited recourse project financing will have direct recourse to the issuer to the extent of the issuer's limited recourse obligations. This may require the issuer to use distributions received by the issuer from other subsidiaries as well as other sources of cash available to us to satisfy these obligations. In addition, if our project subsidiaries default on their debt service obligations under the relevant project finance agreement and the creditors foreclose on the relevant collateral, we may lose our ownership interest in the relevant project subsidiary or the project subsidiary would only retain an interest in the relevant windpark, if any, remaining after all debts and obligations were paid in full. The loss of our ownership interest in one of or more our project subsidiaries would have a material adverse effect on our business, results of operations and financial condition.

We currently rely extensively on one of a small number of wind turbine manufacturers. Because demand for wind turbines and related components has increased significantly, we may face difficulties in obtaining or be unable to obtain delivery of wind turbines and related components at affordable prices or in a timely manner, which could have a material adverse effect on our business prospects, results of operation and financial condition.

        There is a small number of companies that have the expertise and access to the necessary components to build multi-megawatt class wind turbines. We currently have contracts in place with GE to purchase all of the required wind turbines for all of our windparks slated for construction through 2009. However, we have not yet contracted for wind turbines for our windparks in development for 2010 and subsequent years.

        The rapid growth in aggregate worldwide windpark installed capacity over the past five years, as well as the large number of windparks currently in-development, has created a surge in the demand for wind turbines and their related components that is currently not satisfied by suppliers. Wind turbine suppliers like GE have significant supply backlogs, which tend to drive up prices and delay the delivery of ordered wind turbines and components. Any delays in the delivery of ordered wind turbines and components may delay the successful completion of our windparks under development. Additionally, price increases may make it more costly for us to acquire wind turbines that are not covered by our current turbine supply agreements.

        We can provide no assurance that we will, in the future, be able to purchase a sufficient quantity of turbines and other technical equipment to satisfy our business plans, or that wind turbine and other component manufacturers will not give priority to other market participants, including our competitors. To the extent that GE or any other alternative wind turbine manufacturer becomes unable or unwilling to supply us with the wind turbines that we need to develop, construct and operate our windparks in accordance with our development plan and budget, we may be unable to find suitable replacements. If we are unable to acquire turbines to meet our development plan, it would have a material adverse effect on our business prospects, results of operations and financial condition.

The wind energy industry is characterized by intense competition, and we encounter competition from other wind power producers that could materially and adversely affect our business, results of operations and financial condition.

        We face significant competition from other wind energy developers and operators, and this competition may intensify in the future. We compete primarily for a limited number of sites that are desirable for windparks based on our development criteria as well as the availability of grid connection capacity. We also compete for the limited supply of wind turbines, spare parts and other key equipment necessary to construct and operate our facilities. We also compete to recruit executives and employees, but may not succeed in doing so as we do not offer significantly greater salaries or benefits than any of our competitors. Moreover, our offices tend to be located in rural areas, which offer limited job opportunities for spouses of the executives and employees we seek to attract.

        Certain of our competitors have more experience in the wind energy industry, as well as much greater financial, technical or human resources than we do, which may limit our ability to compete effectively with them and to acquire or improve our market share. In particular, certain competitors who seek to expand in the renewable energy sector, including established producers in Europe and large power generators in the U.S., have greater financial strength than we do, which enables them to acquire new projects at higher prices and to purchase market share in the industry. We cannot assure you that we will be able to succeed in the face of current or future competition.

Our windpark development activities may be unsuccessful or delayed despite the expenditure of significant amounts of capital and management time and energy.

        Our success in developing a particular windpark is contingent upon, among other things, acquisition of rights to all necessary land parcels, receipt of required local, state and federal permits and the negotiation of satisfactory turbine supply, engineering and construction, interconnection agreements and financial commodity hedges or power purchase arrangements. We may fail to accomplish some or all of these milestones or may not accomplish them on a timely basis. In addition, we may modify the stated timing, size and geographic location of the windparks that are currently in development or that we may develop in the future. The development of a windpark typically requires us to incur significant expenses for land-rights acquisition, permits and legal and other services before we can determine whether a project is environmentally feasible, economically attractive or capable of being financed. For instance, we generally do not initiate the studies needed for an environmental impact study until approximately 18 months prior to the anticipated start date for the construction of a windpark.

        Currently, we have 34 identified windparks at various stages of development, and we intend to pursue the development of other windparks. Our successful development of these windparks is subject to substantial risks, including:

  •
  failure to obtain adequate real estate rights;

  •
  changes in the regulatory environment;

  •
  adverse changes in energy, capacity or renewable energy certificate market prices or liquidity that materially impacts our projected revenues;

  •
  unexpected environmental issues;

  •
  local community opposition to our proposed windparks;

  •
  failure to secure and maintain required regulatory, environmental and other necessary permits or approvals; and

  •
  failure to obtain approvals from transmission system operators for the interconnection of our windparks with their facilities or the excessive costs of interconnection.

Any of these factors could lead to the termination of the development of a windpark after the incurrence of significant expense.

We may be unable to timely complete the construction of our windparks, and our construction costs could increase to levels that could make a new windpark too expensive to complete or too unprofitable to operate.

        We experienced delays in the completion of the Initial New York Windparks and the total construction cost of these windparks exceeded our initial budget. We may suffer significant construction delays or construction cost increases as a result of a variety of factors, including:

  •
  failure to receive turbines or other critical components and equipment from third parties on schedule and according to design specifications;

  •
  failure to complete interconnection to transmission networks;

  •
  failure to receive quality and timely performance of third-party services;

  •
  increases in prices of goods and services;

  •
  failure to secure and maintain required regulatory and environmental permits or approvals;

  •
  inclement weather conditions;

  •
  adverse environmental and geological conditions;

  •
  unexpected environmental issues;

  •
  work stoppages or other labor disturbances;

  •
  shortages of labor;

  •
  personal injury or loss of life of our employees; and

  •
  force majeure or other events out of our control with respect to our windparks.

Any of these factors could give rise to construction delays and construction costs in excess of our budgets, which could prevent us from completing construction of a windpark, cause defaults under our financing and revenue arrangements and impair our business, results of operations and financial condition.

        In addition, significant construction delays may also result in the loss of revenues expected to be generated by our windparks. For example, we have entered into contracts to sell certain of the renewable energy certificates to be generated through the operation of our New York windparks to the New York State Energy Research and Development Authority, or NYSERDA, the entity that administers the central procurement of renewable energy certificates for the state of New York. Pursuant to our contracts with NYSERDA regarding our Altona, Bellmont and Chateaugay windparks currently in development, our ability to sell the renewable energy certificates generated by our operation of these windparks may expire if the windparks are not in operation by November 2008.

Delays in the commencement of operations of our windparks may increase our maintenance and operations costs.

        Delays in the commencement of operations of our windparks may result in increased operations and maintenance costs relating to routine maintenance or defects in the wind turbines at a windpark. Our turbine manufacturer provides a warranty on each wind turbine; however, the warranty period ends the earlier of 24 months from the date the wind turbine is placed into commercial operation or 39 months from the date the wind turbine is delivered to us. For example, due to development delays, we may have less than one year remaining on the manufacturer's warranty for the wind turbines that will be installed at our Altona windpark which is currently in construction and scheduled to commence operation during the fourth quarter of 2008.

The performance of our windparks is vulnerable to adverse meteorological and atmospheric conditions.

        The production of electricity generated by our windparks is the source of substantially all of our revenues. As a result, our results of operations are highly dependent on meteorological and atmospheric conditions.

        When we develop a windpark, we evaluate the quality of the wind resources at the selected site by a number of means, and we retain third-party experts to assist us in these evaluations. We use the wind data that we gather on site and data collected through other sources to develop wind resource projections for the windpark's performance, revenue generation, operating profit, project debt capacity, project tax equity capacity and return on investment, which are fundamental elements of our business planning. Wind resource projections at the time of commercial operations can have a significant impact on the level of third-party capital that we can raise, including the expected contributions by tax equity investors. We commenced commercial operations on May 13, 2008 in connection with the successful completion of certain operating tests and the conversion of our construction loan into a term loan, which is discussed in more detail under "Description of Certain Financing Arrangements."

        Our wind resource projections do not predict the wind at any specific period of time in the future. Therefore, even in the event where our prediction of a windpark's wind resources becomes validated over time, the windpark will experience hours, days, months, and even years that are below our wind resource predictions.

        Our wind resource projections may not predict the actual wind resources observed by the windpark over a long period of time. Assumptions included in our wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate. Our wind resources average monthly and average time of day long-term predictions may not be accurate and, therefore, the energy our windparks produce over time may have a different value than we had forecast. If as a result of inaccurate wind resource projections, the performance of one or more of our windparks falls below our projected levels, our business, results of operations and financial condition could be materially adversely affected.

Operational factors may reduce energy production below our projections, causing a reduction in revenue.

        The amount of electricity generated by a windpark depends upon many factors in addition to the quality of the wind resources, including but not limited to turbine performance, aerodynamic losses resulting from wear on the wind turbine, degradation of other components, icing or soiling of the blades and the number of times an individual turbine or entire windpark may need to be shut down for maintenance or to avoid damage due to extreme weather conditions. In addition, conditions on the electrical transmission network can impact the amount of energy we can deliver to the network. We cannot assure you that any windpark in our portfolio will meet our energy production expectations in any given time period.

        If our windpark energy projections are not realized, we could face a number of material issues, including:

  •
  our sales of energy may be significantly lower than we forecast;

  •
  the amount of capacity we would be permitted to sell from our facilities may be lower than we forecast;

  •
  our energy hedging arrangements may be adversely affected;

  •
  to the extent that we have entered into agreements for the sale of renewable energy certificates with performance obligations based on our projected production, we may be unable to meet the obligations of these agreements, and as a result could receive less revenue than forecasted from sales of renewable energy certificates;

  •
  we will be entitled to fewer production tax credits than projected, which could result in a reduction of payments from our tax equity investors in certain of our tax equity financing structures and an extension of the time period during which our tax equity investors receive the cash flow from our windparks; and

  •
  our windparks may not generate sufficient cash flow to make payments on principal and interest as they become due on our project financings.

As we expand our operations, we may be unable to manage the development, construction and operation of future windparks effectively.

        Our planned expansion and any additional future expansion will place significant demands on our management, personnel, systems and resources. We plan to significantly increase our development, construction and operation of windparks and to hire additional employees to support these increases. To successfully manage our growth and handle the responsibilities of being a public company, we believe we must effectively:

  •
  hire, train, integrate and manage additional construction, operations and finance personnel;

  •
  retain key executives and augment our management team;

  •
  implement and improve administrative, financial and operational systems, procedures and controls;

  •
  expand and upgrade our technological capabilities; and

  •
  manage relationships with our landowners, suppliers and other third parties.

We may encounter difficulties in effectively managing these and other issues presented by rapid growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business plan or respond to competitive pressures.

The number of desirable sites available for the development of windparks is limited, and our inability to identify or acquire sites will limit our ability to implement our development strategy.

        Windparks can be built only in regions with suitable wind conditions. In addition, certain constraints must be taken into account in connection with the development of each windpark. These include topographic constraints, landowners' willingness to grant us access to their land, connection capacities of the local transmission network and regulatory constraints associated with the proximity to housing, airports, protected sites or viewsheds.

        If these constraints on the development of windparks increase or if we cannot find or acquire sufficient available sites on which to develop our windparks, it could have a material adverse effect on our business, results of operations, financial condition, or on our ability to implement our business strategy.

We may be unable to obtain control of and access to the real estate that we need for the construction and operation of our windparks.

        Windpark facilities, which include turbines, electrical collection systems and substations, are spread over large areas of land. We obtain rights to use land owned by others through leases, easements and other arrangements. To date we have secured only 71% of the land needed to complete our windparks that are in development for construction through 2012. If we are unable to secure the land rights we need at reasonable cost, we may have to redesign our projects, which may result in increased development and construction costs and delays in completing the windpark. In addition, we may be required to cancel or reduce the scope of a project if we cannot obtain all of the real estate interests.

The access to, availability and cost of transmission networks for our windparks are critical to our development efforts.

        We depend on electric transmission facilities owned and operated by third parties to deliver the electricity that we sell. We typically will not own or control the transmission facilities other than the limited facilities necessary to connect our windparks to the transmission network. The capacity of the local transmission network may be limited or constrained, and the owner of the network may not allow us to interconnect a new windpark without first constructing the system upgrades that the owner requires. For this reason, we expect to pay some or all of the costs of upgrading the existing transmission facilities to support the additional electricity that our windpark will be delivering into the network. The location of a windpark in a particular area therefore depends significantly on whether it is possible to interconnect with the transmission network at a reasonable cost. Many of our windparks in development will be located in remote areas with limited transmission networks where intense competition exists for access to, and use of capacity on, the existing transmission facilities. We cannot assure you that we will obtain sufficient network connections for future windparks within planned timetables and budgetary constraints.

        Our windparks are required to meet certain technical specifications in order to be connected to the transmission network. If any of our windparks do not meet, or cease to comply with, these specifications, we will not be able to connect, to or remain connected, to the transmission network. We may also incur liabilities and penalties, including disconnection from the network, if the transmission of electricity by one or more of our windparks does not comply with applicable technical requirements. In the interconnection agreements between our windparks and the applicable transmission owner and/or operator, the transmission owner and/or operator retain(s) the right to interrupt or curtail our transmission deliveries as required in order to maintain the reliability of the transmission network. We have no assurance that our windparks will not be adversely impacted by any such interruption or curtailment.

We may incur delays in the process of negotiating our interconnection agreements for our windparks.

        Our windparks must apply for and obtain interconnection service from the owners and/or operators of the transmission networks in the areas where we propose to develop windparks. In all of the regions where we are developing windparks, we are required to perform studies of the interaction between our windparks and the transmission network in order to satisfy the local transmission owner's and/or operator's technical criteria for interconnecting a new power supplier. The results of these studies will establish the nature and cost of the interconnection facilities that will be necessary to support the interconnection. In most of the regions where we plan to build windparks, the study process is governed by a set of interconnection rules imposed by the Federal Energy Regulatory Commission, or FERC. These rules generally provide that once a developer has completed the technical study process and defined the facilities that are necessary to accomplish the interconnection, the developer has a right to interconnect the new facility, subject to the negotiation of an interconnection agreement that is acceptable to the owner and operator of the transmission system. We have in the past and may in the future experience delays in completing the negotiation process and executing interconnection agreements for our windparks. The reasons for these delays include, but are not limited to, our inability to deploy sufficient engineering resources to complete the design of the interconnection facilities in the time frames needed to support our construction schedules; the transmission owner's allocation of resources to other projects; the complexity of the system upgrades that may be needed at a particular location; variations in the technical specifications that different transmission owners may apply; and the activities of competitors, who may, under some circumstances, be treated as parties to an interconnection agreement negotiation under the applicable FERC rules. In addition, if we fail to meet the study process milestones set by the rules, we may lose our position in the transmission planning queue, with the possible result that our windparks may be required to restart the study process.

The transmission networks to which our windparks connect may fail or experience downtime, which will cause us to lose revenue.

        Transmission networks may experience congestion, outages or technical incidents, and operators of these networks may fail to meet their contractual transmission obligations or terminate the contracts involved. Moreover, if the interconnection or transmission agreement of a windpark is terminated for any reason, we may not be able to replace it with an interconnection and transmission arrangement on terms as favorable as the existing arrangement or at all, or we may experience significant delays or costs in connection with securing a replacement.

        If a network to which one or more of our windparks is connected experiences "down time," the affected windpark may lose revenue and be exposed to non-performance penalties and claims from its customers. These may include claims for damages incurred by customers, such as the additional cost of acquiring alternative electricity supply at then-current spot market rates. In addition, network downtime may also reduce the amounts we receive under the terms of any agreement to sell the renewable energy certificates associated with the windpark. The owners of the network will not usually compensate electricity generators, including our windparks, for lost income due to down time.

We rely on third parties to provide the working capital necessary to run our business.

        We require funds for working capital to pay for our ordinary course expenses, including salaries and benefits for our employees, and professional services fees. We have only recently begun to generate revenue from our windparks. Therefore, our working capital requirements to date have been funded by project-level debt and capital contributions from our sponsors. Because our project-level debt obligations reduce the availability of cash flow from operations, we do not expect that we will generate sufficient cash from our windparks to satisfy all of our working capital needs for the foreseeable future. If we are unable to borrow additional funds or obtain additional capital from existing or future investors, our existing working capital would be depleted, which would have a material adverse effect on our business.

Revenues from our windparks are exposed to fluctuating market prices for energy and capacity.

        Although our strategy involves executing financial hedges designed to limit our exposure to fluctuations in energy prices, a portion of the revenues that our windparks generate are unhedged and therefore depend on market prices of energy in competitive wholesale energy markets. Market prices for both energy and capacity are volatile and depend on numerous factors outside our control including economic conditions, population growth, electrical load growth, government and regulatory policy, weather, the availability of alternate generation and transmission facilities, balance of supply and demand, seasonality, transmission and transportation constraints and the price of natural gas and alternative fuels or energy sources. The wholesale power markets are also subject to market regulation by FERC and independent system operators or regional transmission operators, which can impact market prices for energy and capacity sold in such markets, including by imposing price caps, mechanisms to address price volatility or illiquidity in the markets or system instability and market power mitigation measures. We cannot assure you that market prices will be at levels that enable us to operate profitably or as anticipated. A decline in electricity or capacity market prices below anticipated levels could have a material adverse impact on our revenues or results of operations. In markets where our windparks qualify to receive capacity payments, it is typical that only a portion of the windpark's capacity is eligible to receive capacity payments. This portion is typically based on the previous year's average net capacity factor during peak periods. In addition, changes to regulatory policy or market rules regarding the qualification of wind generation as a capacity resource could limit or eliminate each of our windparks' ability to receive payments for its generating capacity.

The price at which we can sell renewable energy certificates is subject to change, which may have an adverse effect on our results of operations, financial condition and business prospects.

        Although we have agreed to sell some of our renewable energy certificates at fixed prices under existing agreements with NYSERDA, portions of the renewable energy certificates we expect our windparks to generate are not yet or will never be under contract and will be subject to the availability of contracts and changes in market prices. Additionally, under the terms of our contracts with NYSERDA, our ability to sell renewable energy certificates to NYSERDA from our Altona, Bellmont and Chateguay windparks could be terminated if those windparks are not in operation by November 2008. Any increases in the market supply of renewable energy certificates or changes in state and federal regulatory policy may decrease our ability to sell renewable energy certificates in the volumes we forecast or could reduce the sales price of our renewable energy certificates.

Our hedging strategy may not adequately minimize market risk, may expose us to significant losses and may limit our ability to benefit from higher electricity prices.

        We use and plan to continue using derivative financial instruments, such as our hedging agreement with Credit Suisse Energy LLC, or Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, to manage market risks and reduce our exposure to fluctuating electricity prices. These activities expose us to certain market risks, including unsuccessful matching of exposures or execution of our hedging strategy, and limit our ability to realize the full benefits of increases in energy prices. Our hedging strategy may not be effective in controlling risk within prescribed boundaries or limits as expected. In addition, future changes in markets may not be consistent with our historical data or assumptions. If we are not able to successfully anticipate and hedge against market risks, volatile electricity prices may have a material adverse effect on our business, results of operations and financial condition.

The majority of our current indebtedness bears interest at variable rates, and is therefore subject to interest rate fluctuations. Our interest rate hedging policy may be insufficient to cover the risk of these fluctuations, which may have a material adverse effect on our results of operations, financial condition and business prospects.

        The majority of our current indebtedness bears interest at variable rates, typically based on LIBOR. We manage interest rate fluctuation risk on our project financing debt by entering into long-term interest rate swaps, which, at March 31, 2008, had a notional value of $309.1 million. We cannot assure you that our interest rate hedging policy will be effective against future interest rate fluctuations, which may have a material adverse effect on our cash flows, results of operations and financial condition.

If operating costs exceed those projected for any windpark, the cash flow available from that windpark will be adversely affected, which may have an adverse impact on our results of operations and financial condition.

        Our windparks are exposed to numerous operational risks including the impact of force majeure events, turbine breakdowns, electricity network and other utility service failures and other unanticipated events. The cost of repairing or replacing damaged equipment may be considerable, while repeated or prolonged interruption may result in termination of contracts, substantial litigation and damages or penalties for regulatory or contractual non-compliance, reduced cash flows and increased financing costs. Moreover, these amounts may not be recoverable under insurance policies or contractual claims and, in relation to network failures, network service providers and market operators may also benefit from limitations on liability, which would reduce any recovery of damages from them.

        In addition, our wind turbines and associated equipment also require routine maintenance in order to continue to function properly. We only recently commenced operation of our first windparks and if the level of maintenance and capital expenditure exceeds our projected or contracted level, the cash flow available from the projects will be reduced, which may have an adverse impact on our results of operations and financial condition.

Spare parts for wind turbines and key pieces of electrical equipment may be unavailable to us.

        We may be unable to obtain spare parts for our wind turbines. The sources for two significant spare parts for wind turbines, namely gear boxes and blades, are located outside of North America. If we were to experience a serial failure of either spare part we would incur delays in waiting for shipment of these items to delivery ports in the U.S. In addition, we do not carry spare substation main transformers. These transformers are designed specifically for each windpark, and the current lead time to order this equipment is approximately one year. If we have to replace any of our transformers, we would be unable to sell electricity from the affected windpark for over a year.

Our windparks' use and enjoyment of real property rights obtained from third parties may be adversely affected by the rights of lienholders and superior leaseholders of the grantors of these real property rights.

        Each of our windparks will be located on land occupied pursuant to various easements and leases. Our rights pursuant to these easements and leases allow us to install wind turbines and related equipment and transmission lines for the windpark and to operate the windpark. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil, gas, coal or other mineral rights) that were created prior to our easements and leases. As a result, our rights under these easements or leases are subject and subordinate to the rights of such third parties.

        A default by a landowner at one or more of our windparks under a mortgage could result in a foreclosure on the landowner's property and thereby terminate our easements and leases required to operate the windpark. Similarly, it is possible that another type of lienholder, such as a government authority having a tax lien, could foreclose upon a parcel and take ownership and possession of the portion of the windpark located on the parcel. In addition, the rights of a third party pursuant to a superior lease could result in damage to or disturbance of the equipment at a windpark, or require relocation of windpark assets.

        If any of our windparks were to suffer the loss of all or a portion of its wind turbines or related equipment as a result of a foreclosure by a mortgagee or other lienholder of a land parcel, or damage arising from the conduct of superior leaseholders, our operations and revenues may be adversely affected.

Our insurance coverage may be insufficient to cover losses we may incur as a result of the construction and operation of our windparks.

        We are exposed to risks inherent in the construction and operation of windparks, such as natural disasters, breakdowns and manufacturing defects that could harm persons and damage property. We have obtained insurance coverage for the principal risks of our business. However, we cannot assure you that our insurance policies are or will be sufficient to cover possible losses resulting from natural disasters, breakdowns or manufacturing defects. If we were to sustain a serious uninsured loss or a loss exceeding the limits of our insurance policies, the resulting costs could have a material adverse effect on our business prospects, results of operations and financial condition.

        Our insurance policies provide for our premiums to be adjusted annually. If the premiums we pay for the policies covering our windparks increase significantly, we may be unable to maintain the same level of coverage we currently carry, or we will incur significantly greater costs to enjoy the same level of coverage, including through higher deductibles. Any of these circumstances could have a material adverse effect on our business prospects, results of operations and financial condition.

We will be required to dismantle wind turbines and other components when a windpark ceases operations.

        In certain jurisdictions in which we plan to develop windparks, we may be under a legal or contractual obligation to dismantle our windparks and restore the site when we cease operation. In the case of our Bliss, Clinton and Ellenburg windparks, we have entered into agreements with each of the towns in which the windparks are located. Under the terms of these agreements, the towns may require us to dismantle the windparks if we violate local laws that apply to the windparks. Prior to commencing operations at the Bliss, Clinton and Ellenburg windparks, we posted security in an amount equal to the estimated cost of dismantling the wind turbines and restoring the related land, including the removal of access roads and the seeding and revegetating of the land. The amounts are subject to annual adjustment by the towns. We expect to enter into similar agreements for future windparks that we develop.

        If the costs to dismantle a windpark and restore the related land exceed the amount that we project, including the annual adjustments that are required under the Bliss, Clinton and Ellenburg agreements, it could have an adverse impact on our business, results of operations and financial condition.

We are exposed to certain risks in relation to our operating model and information technology and systems.

        We rely upon certain technologies and systems for the operation of our businesses. Our operations depend on the efficient and uninterrupted operation of our computer systems that remotely control our operating and maintenance activities. A failure of our network or data gathering procedures, data viruses or attacks by computer "hackers" or other technological problems at our National Operations Center in Plattsburgh, New York, could impede the processing of data, delivery of services and the day-to-day management of our business and could result in disruptions in our operations. In addition, any failure by our information technology systems to connect our National Operations Center to the local control and information systems at each windpark may result in one or more windparks not being operated at optimal efficiency levels or at all until we become aware of a failure, which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

Our ability to obtain and maintain regulatory approval, licenses and permits for the development, construction and operation of our windparks is critical to our future success.

        Each of our windparks must comply with numerous federal, regional, state and local regulations in the course of development, construction and operation. The process of obtaining and maintaining authorization for the development, construction and operation of a windpark is complicated. The authorization process involves a number of state and local governments and agencies, each responsible for evaluating the project, including by means of an environmental impact assessment. Local governments issue the relevant approvals, licenses and permits, including development and operation concessions and building permits.

        We cannot assure you that we will be able to obtain all of the approvals, licenses and permits required to develop, construct and operate windparks that are under development or that we may develop in the future. We may also be unable to maintain the approvals, licenses and permits necessary to continue operating our windparks. If we fail to obtain or maintain the necessary regulatory approvals, licenses or permits, our business prospects, results of operations and financial condition would be materially adversely affected.

Public opposition toward windparks may make it more difficult for us to obtain the necessary permits and authorizations required to develop or maintain a windpark.

        Public attitude towards the aesthetic and environmental impacts of wind energy projects impacts our ability to develop our windparks. In many states and localities, the environmental impact review process ensures a role for concerned members of the public that can lead to changes in design or layout, extensive impact mitigation requirements, or even the rejection of a project. In some of the regions where we are developing or plan to develop windparks, local acceptance is critical to our ability to obtain and maintain necessary permits and approvals. We can provide no assurance that any of our projects under development will be accepted by the affected population. Public opposition can also lead to legal challenges that may result in the invalidation of a permit or, in certain cases, the dismantling of an existing windpark as well as increased cost and delays.

        Reduced acceptance of windparks by local populations, an increase in the number of legal challenges or an unfavorable trend in the outcome of these challenges could prevent us from achieving our development plans, which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

Our costs of regulatory compliance are significant and any non-compliance with, or changes in, applicable laws or regulations may result in liabilities or increased costs that could materially and adversely affect our business, results of operations and financial condition.

        Our legal and regulatory compliance costs and obligations in connection with the development, construction and operation of our windparks are substantial. For example, some of the environmental permits and governmental approvals that have been issued for our projects contain conditions and restrictions, including restrictions or limits on the disturbance of wetlands, the disruption of wildlife and noise impacts. We expect the permits issued in the future for our projects in development will contain similar requirements. If we fail to comply with these restrictions, or with any other regulatory standards, we may become subject to regulatory enforcement actions and the operation of our windparks could subject us to fines, penalties, additional costs or the inability to renew, maintain or obtain all required environmental permits and governmental approvals.

        Any decision by the governmental authorities to deny the issuance of or revoke permits or approvals, or our inability to comply with the applicable regulatory requirements, may result in increased compliance costs, the need for additional capital expenditures, a suspension of our windpark operations and development or a default under certain material contracts or our project financing agreements, which could have a have a material adverse effect on our business, results of operations and financial condition.

Our financial performance may be adversely affected by changes in the energy laws and regulations that apply to our windparks.

        We are subject to numerous federal and state energy laws and regulations, including without limitation, the Federal Power Act, or FPA, the Energy Policy Act of 2005, the Public Utility Holding Company Act of 2005, or PUHCA, and the Public Utility Regulatory Policies Act, or PURPA. Changes in applicable energy laws or regulations, or in the interpretations of these laws and regulations, could result in increased compliance costs or the need for additional capital expenditures. If we fail to comply with these requirements, we could also be subject to civil or criminal liability and the imposition of fines. Federal and state energy policies, law and regulation supporting the creation of wholesale energy markets is currently, and may continue to be, subject to challenges, modifications and restructuring proposals, which may result in limitations on the commercial strategies available to us for the sale of our power.

        Under the FPA, FERC regulates wholesale sales of electricity and the transmission of electricity in interstate commerce by "public utilities" as defined under the FPA and places constraints on the conduct of their business, including, among other things, rate and corporate regulation. In addition, we are subject to regulation by state agencies with respect to the operation of our windparks.

        In order for each of our windparks to make wholesale sales of electric energy and capacity at negotiated or market rates, it needs the authorization of FERC. Wholesale sellers authorized by FERC to sell at market-based rates may obtain waivers or blanket pre-approvals as to certain of the regulatory requirements of the FPA, including waiver of FERC's accounting regulations and blanket pre-authorization to issue securities and assume liabilities. If certain conditions are not met, FERC has the authority to revoke or revise market-based rate authority and require sales to be made based on cost of service rates. While each of the Initial New York Windparks and certain of our other windparks have obtained such market-based rate authorization from FERC, there is no guarantee that regulatory or other changes will not result in limitation or the loss of such authorization or prevent our other windparks from obtaining such authorization. A loss of our market-based rate authority could have a materially negative impact on our business. Even where market-based rate authority has been granted, FERC may impose various forms of market mitigation measures, including price caps, bidding rules and operating restrictions, where it determines that potential market power might exist and that the public interest requires such potential market power to be mitigated.

        In addition, PUHCA provides, in relevant part, that any entity that owns, controls or holds power to vote 10% or more of the outstanding voting securities of a "public utility company" (which is defined to include an "electric utility company") or a company that is a "holding company" of a public utility company or public utility holding company, is subject to certain regulations granting the FERC access to books and records and oversight over certain affiliate transactions. State regulatory commissions may in some instances also have access to books and records of holding companies. Entities that are holding companies solely by virtue of their ownership of qualifying facilities, and exempt wholesale generators are exempt from FERC access to books and records under PUHCA. In order to obtain exempt wholesale generator status pursuant to PUHCA, the owner of a generating facility must demonstrate that it is engaged directly, or indirectly through one or more affiliates, and exclusively in the business of owning and/or operating facilities used exclusively for the generation of electricity for sale at wholesale. In order to obtain qualifying facility status pursuant to PURPA, a generating facility must qualify as a small power production facility or cogeneration facility that has either filed a self-certification of qualifying facility status with, or has received a qualifying facility certification order from, FERC. A wind generation facility may qualify as a small power production qualifying facility if it is less than 80 MW. We have received qualifying facility status designation from FERC for our Texas windparks.

        While each of the Initial New York Windparks has filed a self-certification with the FERC that it is an exempt wholesale generator, there is no guarantee that regulatory or other changes will not result in the loss of such exempt wholesale generator status or prevent our other windparks from obtaining such status, in which case we may become subject to regulation under PUHCA.

        We also face regulatory risk imposed by various transmission providers and operators, including regional transmission operator and independent system operators, and their corresponding market rules. Transmission providers have FERC-approved tariffs that govern access to their transmission systems. These tariffs may contain provisions that limit access to the transmission grid or allocate scarce transmission capacity in a particular manner.

        Regulatory changes in a jurisdiction where we are developing a project may make the continued development of the project infeasible or economically disadvantageous and any expenditures we have made to date on such project may be wholly or partially written off. Any of these changes could significantly increase the regulatory-related compliance and other expenses incurred by the projects and could significantly reduce or entirely eliminate any potential revenues that can be generated by one or more of the projects, which could materially and adversely affect our business, results of operations and financial condition.

As a result of our operating as a public company, our management will be required to devote substantial time to new compliance initiatives, which may divert management's attention from the growth and operation of our business.

        The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the Securities and Exchange Commission and The NASDAQ Stock Market impose a number of compliance requirements on us once we become a public company. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

        In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by The NASDAQ Stock Market, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

Risks Relating to this Offering

Our sponsors will have significant control over our management and policies, and conflicts of interest may arise because some of our directors are principals of our sponsors.

        Immediately following this offering, the sponsors will hold, in the aggregate,      % of our common stock (      % if the underwriters exercise their option to purchase additional shares in full). Because of these holdings, the sponsors (subject to regulatory approval in the case of CPPIB) will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by the sponsors will also be able to control decisions affecting our capital structure.

        In addition, we intend to avail ourselves of the "controlled company" exception under The NASDAQ Stock Market rules, which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent directors. Our governance agreements will provide that, following the completion of this offering, the initial authorized number of directors on our board shall be ten, including up to five persons designated by JPMP and, subject to regulatory approval, up to two persons designated by CPPIB. JPMP will have the right to designate up to six persons in total to serve on our board of directors after an additional two independent directors are added to our board of directors so long as JPMP maintains certain ownership levels and we continue to be permitted to avail ourselves of the "controlled company" exception permitted under The NASDAQ Stock Market rules. Additionally, our governance agreements provide that directors shall be elected by a plurality of votes and do not provide for cumulative voting rights. Because of the significant common stock ownership of the sponsors, and because our board of directors will be divided into three staggered classes, the sponsors may be able to influence or control our affairs and policies even after they cease to have a right to designate a majority of the non-disinterested directors. The directors elected by the sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

        The sponsors and their affiliates may invest in entities that directly or indirectly compete with us or companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of either of the sponsors and the interests of our other stockholders arise, the sponsor-designated directors may have conflicts of interest. Although our directors and officers will have a duty of loyalty to us under Delaware law and our certificate of incorporation that will be adopted in connection with this offering, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible, if done in compliance with Delaware law and our governance agreements.

        The actions of our controlling stockholders may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

There has been no prior market for our common stock and an active trading market may not develop.

        Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained.

        The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market value and increase the volatility of your shares of common stock. We operate in a capital intensive industry and an inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire financing needed to implement our windpark development plans.

The price of our common stock may fluctuate substantially and your investment may decline in value.

        The initial public offering price for the shares of our common stock to be sold in this offering was determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

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  actual or anticipated fluctuations in our results of operations;

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  failure to meet our earnings estimates;

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  failure to develop, finance and construct planned windparks on time and on budget, including any delays in the conversion of our construction loans into term loans;

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  conditions and trends in the energy, capacity and renewable energy certificate markets in which we operate and changes in the estimation of the size and growth rate of these markets;

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  changes or proposed changes in, or differing interpretations of, laws or regulations affecting our business, including state renewable portfolio standard programs and the production tax credit;

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  natural disasters, war and/or terrorism, which may harm the electric transmission network and disrupt our windpark operations;

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  additions or departures of members of our senior management or other key personnel;

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  announcements of significant contracts or development by us or our competitors;

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  loss of one or more of our significant revenue sources;

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  changes in market valuation or earnings of our competitors;

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  the trading volume of our common stock; and

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  general market and economic conditions.

        In addition, the stock market in general, and The NASDAQ Global Market, as well as the market for broader energy and renewable energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business, results of operations, financial condition and cash flow.

Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways that may not yield a positive return.

        Presently, we anticipate using the net proceeds to us from this offering for general corporate purposes, including funding the costs of our corporate, operating and project development activities, the investment of equity into project companies and the funding of other capital expenditures, including under turbine supply agreements. Until the net proceeds are used, we will invest them in investment grade, short-term interest bearing marketable securities. Accordingly, our management will have considerable discretion in the application of these proceeds, and you will not have the opportunity to assess whether these proceeds are being used appropriately. These proceeds may be used for corporate purposes that do not increase our operating results or market value.

Future sales of our common stock may depress our share price.

        After this offering, we will have             shares of common stock outstanding. The             shares sold in this offering (or              shares if the underwriters exercise their option to purchase additional shares of our common stock from us in full) will be freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. The remaining shares of common stock outstanding after this offering are subject to lock-up agreements, will be available for sale in the public market beginning 180 days after the date of this prospectus, and will be subject to certain volume limitations under Rule 144 of the Securities Act of 1933, as amended. The representatives of the underwriters may waive the lock-up provisions in their sole discretion. In addition, the sponsors and other significant stockholders will have certain demand and "piggy-back" registration rights with respect to the common stock that they will retain following this offering.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline.

This offering will cause substantial dilution in the net tangible book value of your shares of common stock.

        If you purchase shares of our common stock in this offering, you will experience immediate dilution of $            per share based on the mid-point of the range on the cover page of this prospectus because the price that you pay will be substantially greater than the adjusted pro forma net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that our sponsors and certain members of management paid substantially less per share of common stock (after giving effect to the conversion of their equity interests into our common stock at the consummation of this offering) than the price per share to the public in this offering. If outstanding options to purchase our common stock are exercised, you will experience additional dilution. See the section entitled "Dilution" in this prospectus for a more detailed description of this dilution.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could adversely affect the value of our common stock.

        Provisions contained in our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  a classified board of directors;

  •
  limitations on the removal of directors;

  •
  the power of the board of directors or the sponsors, in the case of a vacancy of a sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of our sponsors to designate a majority of our board of directors;

  •
  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to fix the number of directors;

  •
  the inability of stockholders to act by written consent if less than a majority of our outstanding common stock is owned by the sponsors; and

  •
  the inability of stockholders to call special meetings.

        Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to             shares of preferred stock, par value $                per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

        Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made in this prospectus are forward-looking statements. These forward looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect," "should," "may" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but are found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

        Specific factors that might cause actual results to differ from our expectations or may affect the value of our common stock include, but are not limited to:

  •
  significant considerations and risks discussed in this prospectus;

  •
  operating risks and the amounts and timing of revenues and expenses;

  •
  interruptions or failures in the transmission networks that we use;

  •
  delays, cancellations or cost overruns involving the development or construction of our windparks;

  •
  financial market conditions and the results of financing efforts;

  •
  our dependence on federal tax benefits and state regulatory benefits for renewable energy generation, which may expire or may be modified in a manner that reduces available benefits;

  •
  political, legal, regulatory, governmental, administrative and economic conditions and developments in the U.S.;

  •
  environmental constraints on operations and environmental liabilities arising out of past or present operations;

  •
  the effectiveness of our commodity hedges and the creditworthiness of our commodity hedge counterparties;

  •
  the vulnerability of our windparks to adverse meteorological and atmospheric conditions;

  •
  the impact of recent and future federal and state regulatory proceedings and changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and incentives for the production of renewable energy, changes in environmental and other laws and regulations to which we are subject, as well as changes in the application of existing laws and regulations;

  •
  current and future litigation;

  •
  competition from other similar renewable energy projects, including any such new renewable energy projects developed in the future, and from alternative electricity producing technologies;

  •
  the effect of and changes in economic conditions in the areas in which we operate;

  •
  market or business conditions and fluctuations in demand for and price of energy, capacity or renewable energy certificates in the markets in which we operate; and

  •
  the direct or indirect impact on our business resulting from terrorist incidents or responses to such incidents, including the effect on the availability of and premiums on insurance.

INDUSTRY AND MARKET DATA

        Unless otherwise indicated, information contained in this prospectus concerning the wind energy industry and our general expectations concerning this industry are based on information from independent industry analysts and publications and management estimates. We have derived management estimates from publicly available information as well as data from our internal research. None of the independent industry publications used in this prospectus was prepared on our or our affiliates' behalf. Estimates of historical growth rates in the markets in which we operate are not necessarily indicative of future growth rates in such markets. We have included a glossary of selected industry terms on page 165.

CORPORATE REORGANIZATION

        We are currently a Delaware limited liability company. In connection with this offering, we will convert into a Delaware corporation. This conversion has been authorized by our board of managers pursuant to the authority granted to them in our operating agreement, without any further action, including any vote or consent, required or anticipated on the part of our existing preferred or common unitholders. Upon the effectiveness of our corporate reorganization, each outstanding preferred unit and common unit will be automatically converted into a number of shares of common stock equal to the cash proceeds that are assumed to be received by such preferred or common unitholders in a distribution according to the relative rights and preferences as set forth in the operating agreement divided by an assumed initial public offering price of $                per share, the midpoint of the range set forth on the cover of this prospectus. Our corporate reorganization will be effective prior to the completion of this offering.

        After the conversion but prior to the completion of this offering, our preferred unitholders will hold      % of our outstanding common stock and our common unitholders will hold      % of our outstanding common stock.

USE OF PROCEEDS

        Based upon an assumed initial public offering price of $            per share (the mid-point of the range set forth on the cover page of this prospectus), we estimate that our net proceeds from the sale of             shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering costs of approximately $                 million payable by us, will be approximately $                 million (or $                 million if the underwriters exercise their option to purchase additional shares of our common stock in full).

        We expect to use the net proceeds from this offering for general corporate purposes, including funding the costs of our corporate, operating and project development activities, the investment of equity into project companies and the funding of other capital expenditures, including under turbine supply agreements.

        The amount and timing of these expenditures will depend upon numerous factors, including the federal, state and local permitting process, the construction schedule of our projects and contractors, the delivery of goods and equipment by our suppliers and various other considerations typically associated with large-scale construction projects. Pending their use, we will invest the net proceeds of the offering in investment grade, short-term, interest-bearing, marketable securities.

        A $1.00 increase or decrease in the assumed initial public offering price of $            would increase or decrease net proceeds to us from this offering by approximately $             million after deducting underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. Each increase of 1.0 million shares in the number of shares offered by us, together with a concomitant $1.00 increase in the assumed public offering price of $            per share, would increase the net proceeds to us from this offering by approximately $             million. Similarly, each decrease of 1.0 million shares in the number of shares offered by us, together with a concomitant $1.00 decrease in the assumed public offering price of $            per share, would decrease the net proceeds to us from this offering by approximately $             million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our use of proceeds from this offering.

DIVIDEND POLICY

        We have never declared or paid dividends on shares of our common stock or made cash distributions in respect of our common and preferred units. We expect to retain any future earnings to finance the development and growth of our business. Therefore, we do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

        Our future decisions regarding the payment of dividends on shares of our common stock will depend on our results of operations, our financial condition and our development plans, as well as any other factors that our board of directors, in its sole discretion, may consider relevant. In addition, the terms of our existing indebtedness restrict, and our future indebtedness may restrict, our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2008:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect our corporate reorganization, including the filing of our certificate of incorporation to authorize                  shares of common stock and                  shares of undesignated preferred stock and the automatic conversion of all our outstanding preferred and common units into                  shares of common stock as described under "Corporate Reorganization"; and

  •
  on a pro forma as adjusted basis to reflect the sale by us of                  shares of common stock in this offering at an assumed initial offering price of $           per share, the midpoint of the range on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated expenses.

        You should read this table in conjunction with our consolidated financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus.

	As of March 31, 2008
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Total debt	$969,843	$	$
Members'/stockholders' equity:
Preferred units, 4,524,761 issued and outstanding, actual; no preferred units issued and outstanding, pro forma and pro forma as adjusted	452,476
Common units, 491,056 issued and outstanding, actual; no common units issued and outstanding, pro forma and pro forma as adjusted	49
Undesignated preferred stock, $ par value, no shares authorized, issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; no shares issued and outstanding for all periods presented	—
Common stock, $0.01 par value, no shares authorized, issued and outstanding, actual; shares authorized, pro forma and pro forma as adjusted; and shares issued and outstanding, pro forma and pro forma as adjusted, respectively	—
Additional paid-in capital	—
Accumulated deficit	(100,416)
Accumulated other comprehensive loss	(17,721)

Total members'/stockholders' equity	334,389

Total capitalization	$1,304,232	$	$

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $             per share would increase (decrease) each of additional paid-in capital, total stockholders' equity and total capitalization by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase of 1.0 million shares in the number of shares offered by us, together with a concomitant $1.00 increase in the assumed offering price of $          per share, would increase each of additional paid-in capital, total stockholders' equity and total capitalization by approximately $             million. Similarly, each decrease of 1.0 million shares in the number of shares offered by us, together with a concomitant $1.00 decrease in the assumed offering price of $             per share, would decrease each of additional paid-in capital, total stockholders' equity and total capitalization by approximately $           million. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

        If you invest in our common stock in this offering, you will experience dilution to the extent of the difference between the public offering price per share you pay in this offering and the pro forma net tangible book value or deficit per share of our common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. Our pro forma net tangible book value as of March 31, 2008, was $         million, or $          per share, based on the number of shares of common stock outstanding as of March 31, 2008 after giving effect to our corporate reorganization.

        After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2008 would have been approximately $             million, or approximately $            per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $ per share to existing stockholders, and an immediate dilution of $            per share to investors purchasing shares of common stock in this offering. The following table illustrates this substantial and immediate per share dilution to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2008	$
Increase in pro forma net tangible book value per share to existing stockholders attributable to investors in this offering

Pro forma as adjusted net tangible book value per share after this offering

Pro forma dilution per share to new investors		$

        Each $1.00 increase or decrease in the assumed public offering price of $            per share would increase or decrease our pro forma as adjusted net tangible book value by approximately $             million, or approximately $             per share, and the pro forma dilution per share to investors in this offering by approximately $             per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us, together with a concomitant $1.00 increase in the assumed offering price of $            per share, would result in a pro forma as adjusted net tangible book value of approximately $             million, or $            per share, and the pro forma dilution per share to investors in this offering would be $            per share. Similarly, a decrease of 1.0 million shares in the number of shares offered by us, together with a concomitant $1.00 decrease in the assumed public offering price of $            per share, would result in an pro forma as adjusted net tangible book value of approximately $             million, or $            per share, and the pro forma dilution per share to investors in this offering would be $            per share. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

        If the underwriters exercise in full their option to purchase additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $            per share, the increase in the pro forma net tangible book value per share to existing

stockholders would be $            per share and the pro forma dilution to new investors purchasing common stock in this offering would be $            per share.

Differences Between New and Existing Investors in Number of Shares and Amount Paid

        The following table summarizes, as of March 31, 2008, on a pro forma basis after giving effect to our corporate reorganization the differences between the number of shares of common stock purchased from us, the total consideration and the weighted average price per share paid by existing stockholders and by investors participating in this offering at an assumed initial public offering price of $            per share, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares purchased			Total consideration
Average price per share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Investors in the offering			%	$		%	$

Total		100%			$100%		$

        The number of shares of common stock outstanding in the table above is based on the pro forma number of shares outstanding as of March 31, 2008 and assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to            % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be increased to                        shares or            % of the total number of shares of common stock to be outstanding after this offering.

        As of March 31, 2008, there were no options or warrants to purchase common stock outstanding. Effective upon the closing of this offering, an aggregate of            shares of our common stock will be reserved for future issuance under our benefit plans. To the extent that any of these options are exercised, new options are issued under our benefit plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected consolidated financial data for the periods ended and at the dates indicated in such table. We have derived the summary consolidated financial data as of and for the three months ended March 31, 2008 and 2007 and the period from August 31, 2004 (date of inception) to March 31, 2008 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated financial data as of and for the years ended December 31, 2007, 2006 and 2005 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated financial data as of and for the period ended December 31, 2004 from our unaudited consolidated financial statements that are not included in this prospectus.

        Pro forma net income (loss) per share is based on the weighted average common units outstanding. Pro forma net income (loss) per share is computed as if the conversion into a Delaware corporation occurred at the beginning of 2007 and we had been taxed as a C corporation.

        The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

						August 31, 2004 (date of inception) to
	Three Months Ended March 31,
			Year Ended December 31,
						December 31, 2004	March 31, 2008
	2008	2007	2007	2006	2005
	(in thousands)
Statement of operations data:
Revenues	$—	$—	$—	$—	$—	$—	$—

Operating expenses:
Salaries, wages, employment taxes and fringe benefits	3,497	2,337	10,627	9,788	2,919	352	27,183
Write-off of construction in progress	—	—	574	5,500	—	—	6,074
General and administrative expenses	3,281	1,308	8,265	4,024	4,771	733	21,073
Depreciation	340	164	776	492	83	—	1,691
New project development	802	797	3,625	2,241	10	—	6,679
Change in fair value of derivative contract	21,359	—	21,073	—	—	—	42,432
Other expense	—	—	32	18	—	—	50

Operating loss	29,279	4,606	44,972	22,063	7,783	1,085	105,181
Interest income	873	296	2,486	1,384	24	—	4,766
Provision for income tax	—	—	—	—	—	—	—

Net loss	$28,406	$4,310	$42,486	$20,679	$7,759	$1,085	$100,416

Net loss allocable to common unitholders:
Net loss	(28,406)	(4,310)	(42,486)	(20,679)	—
Preferred dividend(1)	7,081	3,719	18,662	4,018	—

Net loss allocable to common unitholders	$(35,487)	$(8,029)	$(61,148)	$(24,696)	$—

Net loss allocable to common unitholders per unit:
Basic and diluted	$(74.84)	$(17.33)	$(131.99)	$(69.49)	$—

Weighted average units used in the calculation of net loss per unit allocable to common unitholders basic and diluted	474,197	463,260	463,260	355,378	—

(1)
The preferred dividend was not declared (or paid) during the period from August 31, 2004 (date of inception) to March 31, 2008.

						August 31, 2004 (date of inception) to
	Three Months Ended March 31,
			Year Ended December 31,
						December 31, 2004	March 31, 2008
	2008	2007	2007	2006	2005
	(in thousands)
Pro forma net loss data (unaudited):
Net loss allocable to common unitholders as reported	$(35,487)	$(8,029)	$(61,148)
Pro forma adjustment for income tax benefit	N/A	—	—
Pro forma net loss allocable to common unitholders	$(35,487)	$(8,029)	$(61,148)

Pro forma basic and diluted net loss allocable to common unitholders per common unit

Weighted average shares used in pro forma basic and diluted net loss per common share allocable to common unitholders

Statement of cash flows data:
Cash flows provided (used) by operating activities	$593	$(4,193)	$39,921	$(20,210)	$(6,036)	$(1,003)	$13,265
Cash flows used by investing activities	(150,697)	(104,276)	(617,867)	(507,141)	(47,206)	—	(1,322,911)
Cash flows provided by financing activities	220,093	117,071	618,043	532,591	54,375	1,359	1,426,461

	March 31,	December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Balance sheet data (at period end):
Cash and cash equivalents	$116,815	$46,826	$6,729	$1,489	$356
Restricted cash	52,013	50,401	12,995	—	—
Prepaid and other current assets	64,303	63,507	1,925	—	—
Property and equipment, net	4,939	4,653	3,105	1,409	—
Construction in progress	1,104,896	959,202	442,435	13,387	—
Construction material deposits	145,484	150,259	153,493	36,660	—
Deferred financing costs	12,646	15,087	2,251
Other assets	4,682	1,208	559	250	—

Total assets	$1,505,778	$1,291,143	$623,492	$53,195	$356

Short-term liabilities	$158,739	$135,099	$478,755	$46,619	$82
Long-term obligations	1,012,650	931,268	—	—	—

Total liabilities	1,171,389	1,066,367	478,755	46,619	82

Members equity	334,389	224,776	144,737	6,576	274

Total liabilities and equity	$1,505,778	$1,291,143	$623,492	$53,195	$356

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our results of operations, financial condition and liquidity in conjunction with our consolidated financial statements and the related notes. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, statements regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements contained herein are forward-looking statements. See "Special Note Regarding Forward-Looking Statements." You should also review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described herein or implied by such forward-looking statements.

Overview

        We are a growing wind energy company operating 282 MW of electrical generating capacity with more than 950 MW of additional capacity that we expect to commence operations during 2008 and 2009. We are focused on developing, financing, constructing, owning and operating windparks in attractive energy markets in the United States. Our strategy is to grow our fully integrated business principally through organic development in regions with deregulated energy markets, acceptable wind resources and favorable legislative and economic incentives such as renewable portfolio standard programs and active renewable energy certificate markets.

        We were founded in August 2004 and, while we did not generate revenue until May 2008, our business expanded in many ways during the intervening period. In particular, we grew our land rights from zero to 340,000 acres, acquired a number of development and construction permits, transmission queue positions and meteorological data as well as contracted to purchase 877 turbines from GE. Our development progress facilitated the construction and operation of our Initial New York Windparks and will facilitate the construction and operation of windparks expected to come online during the remainder of 2008 and in future years.

        During the four years since our founding, we have grown our windpark portfolio capacity to 282 MW in operation, 465 MW in construction and 3,105 MW in development, for an aggregate of approximately 3,850 MW. We expect that our current portfolio of windparks in construction and development will be brought into operation by 2012. We also plan to continue to grow our pipeline over the next several years at a rate which maintains or increases the size of our development portfolio.

        We anticipate continuing to take advantage of opportunities to acquire additional land rights in areas with good wind resources, transmission interconnection and an acceptable permitting environment. Additional opportunities may arise from smaller developers who may seek to sell partially developed windparks.

        The primary challenges we face include our limited operating history, our dependence on a limited number of operating windparks, increasing costs in all areas of our business, tighter terms and conditions on debt and tax equity financing made available to us, the amount of capital we need to raise to consummate our business plan, the uncertainty created by recent failed efforts to extend the production tax credit and the vulnerability of our windparks to meteorological and atmospheric conditions.

Recent Developments

        On April 8, 2008 we entered into a mandate letter with a group of financial institutions, under which the financial institutions agreed to provide construction and term loans, letter of credit facilities and tax equity financing for our Great Plains I windpark that is currently in construction in Texas. The financial institutions' commitment under the mandate letter is subject to the completion of definitive agreements and customary conditions precedent.

        In connection with our continual assessment of our capital and resource allocation, we determined that it was strategically appropriate to sell two windparks that were in development in Michigan. On February 29, 2008, our subsidiary, Noble Thumb Windpark, LLC, entered into an agreement with Babcock & Brown Renewable Holdings Inc. for the sale of the wind power development assets associated with our projects in Huron and Sanilac Counties, Michigan as well as 46 wind turbines intended for use in the Huron County project. On June 16, 2008 the prospective purchaser informed us they wish to terminate the agreement. We have other prospective buyers that have expressed an interest in purchasing these assets.

Revenues

        We generate revenues from the sale of energy and capacity from our operating windparks as well as from the sale of renewable energy certificates attributable to such operations. Our revenues from our three operating windparks, which we refer to as the Initial New York Windparks consist of:

  •
  Sale of energy.  We sell the energy that we produce at the Initial New York Windparks into the New York Independent System Operator energy market at the market clearing price on an hourly basis. The market clearing price is determined by supply and demand in the New York Independent System Operator energy market at any given time at the point of sale and is largely tied to the marginal cost of production of the conventional power generators.

  •
  Sale of renewable energy certificates.  We have agreed to sell the majority of the renewable energy certificates we expect to generate at our Initial New York Windparks to New York State Energy Research and Development Authority, or NYSERDA, the entity that administers the central procurement of renewable energy certificates for the State of New York, pursuant to executed standard form long-term, fixed-price contracts. One renewable energy certificate is created for each MWh of energy we produce. However, the total amount of renewable energy certificates we can sell under the NYSERDA contracts with respect to all three Initial New York Windparks is limited to 850,000 per contract year. Consequently, to the extent that we create an amount of renewable energy certificates that exceed that number in any contract year, we intend to sell the excess renewable energy certificates on the open market.

  •
  Sale of capacity.  We expect to receive monthly payments for the installed capacity at our Initial New York Windparks. These payments will be determined by a formula based on a fixed percentage of the installed capacity of the Initial New York Windparks multiplied by a fluctuating price, referred to as the installed capacity price. We have not yet entered into any agreements for the sale of the installed capacity, however, we may sell the installed capacity either directly to the New York Independent System Operator energy market or to third-party market participants. Prices for the sale of the installed capacity will be made at auction clearing prices if sold through the New York Independent System Operator energy market, or at negotiated market prices at the time of any sale if sold to third-party market participants. In markets where our windparks qualify to receive capacity payments, generally only a portion of the windpark's capacity is eligible to receive capacity payments. This portion is typically based on the previous year's average net capacity factor during peak periods.

        In order to limit our exposure to price volatility in the New York Independent System Operator energy market, our subsidiary, Noble Environmental Power 2006 Hold Co, LLC, or NEP NY 2006,

entered into a ten-year energy hedging arrangement with Credit Suisse. Under this financial fixed-for-float energy swap arrangement:

  •
  we pay Credit Suisse a monthly amount equal to the product of (i) the prevailing market price for energy that we sell in that month, and (ii) the actual amount of energy that we generated during such month up to a specified cap; and

  •
  Credit Suisse pays us a monthly amount equal to the product of (i) a specified fixed price, and (ii) the actual amount of energy that we generated during such month up to the same specified cap.

        Pursuant to this agreement, we have implemented a tracking account that tracks, on a monthly basis, the difference between our energy production from the Initial New York Windparks and a predetermined notional volume under the swap for that month. Our monthly net settlement payments with Credit Suisse may be more or less than would otherwise be due based on the notional volume of the swap. This tracking account was incorporated into the hedge in order to allow us to manage our risk associated with the inherent volatility associated with the volume of energy production from our windparks. In addition, (i) in certain circumstances where our energy production levels and the price of energy sold into the New York Independent System Operator energy market generate excess cash flow, we are required to make cash payments to Credit Suisse in addition to those described above, which are credited in our favor in the tracking account, and (ii) in certain circumstances where our energy production levels and the price of energy sold into the New York Independent System Operator energy market are below specified amounts, and if certain thresholds are met, Credit Suisse is required to make monthly cash payments to us, which have no impact on the tracking account. The tracking account is designed to capture the net amounts, if any, of over or under-payment between the parties over the life of the agreement and is settled at the end of the ten-year term of the hedging arrangement. We have the option to repay any amounts due from us to Credit Suisse over a two year period following the end of the hedging arrangement, subject to certain conditions, including the requirement that we provide additional collateral to Credit Suisse.

        We anticipate that in future projects we will generate revenue in a similar fashion, including from the sale of energy and renewable energy certificates and, if a capacity market exists in the relevant jurisdiction, from the sale of capacity. We also expect to enter into energy hedges with respect to our future projects similar to our current energy hedge arrangement with Credit Suisse.

Expenses

        Our principal expenses include those associated with our corporate- and project-level operations and new project development efforts.

        Our corporate operating expenses include salaries and wages, employee taxes and fringe benefits and general and administrative expenses, including payments for legal, accounting and other professional services.

        Our project-level expenses include labor costs, easement payments to our landowners, interest expenses and associated financing costs, insurance and costs to maintain permits, payments under local taxing authority agreements, payments under agreements with local governments and municipalities, the cost for spare parts for wind turbines and other turbine-maintenance expenses, and expenses for legal, engineering and other professional services.

        New project development expenses include expenses relating to initial project development activities, including labor costs, expenses related to our feasibility analyses and other studies, payments for legal and other professional and advisory services, and easement payments made before a project becomes financially viable and capitalized.

        Certain of these expenses may be capitalized depending on the stage of development of a particular windpark based on our estimates and judgments involving the completion of certain milestones. A discussion of these determinations and the capitalization of such expenses is included under the caption "—Critical Accounting Policies—Capitalization and Investment in Project Assets."

Trends and Uncertainties

        Revenues will be a function of the volume of our energy production and the market price of the products related to this energy production, namely renewable energy credits and capacity. As we have only recently commenced operations of our windparks, we have not been able to determine any significant trends in our energy production, either in absolute terms or relative to our long-term projections of wind energy production. The market price of energy will be reflected in both our short-term sales of unhedged energy and the determination of our long-term hedge price for energy. We have observed an upward trend in the price of energy in the markets in which we operate based, in part, on the rising costs of fossil fuels. We have not observed any clear trend in the market price for renewable energy credits or capacity in the markets in which we operate as a result of the limited history and liquidity in these markets.

        During recent periods, we have seen increases in the costs relating to key aspects of our windpark development, financing, construction and operations activities that would have a material negative impact on earnings. These include increases in:

  •
  the price of wind turbine generators and transportation costs;

  •
  the cost of construction due to increased labor and subcontracting costs and increases in the prices of certain construction equipment that we rely on for turbine erection;

  •
  the interest rates, target yields and fees we may have to pay in connection with the debt and tax equity financing structures that we use;

  •
  the prices we must pay to landowners for access to land with attractive wind resources; and

  •
  the amounts we must pay in order to attract and retain talented development, project financing, meteorological, construction and operations professionals.

We believe that the costs for some or all of these items are likely to continue to increase in future periods and therefore could negatively impact our results of operations.

Critical Accounting Policies

        The consolidated financial statements included within this prospectus have been prepared in accordance with generally accepted accounting principles in the U.S., or GAAP. Our critical accounting policies are more fully described in Note 1 to our audited consolidated financial statements, which are included elsewhere in this prospectus. However, certain of our accounting policies are particularly important to an understanding of our financial position and results of operations. In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates. Such estimates are based on management's historical experience, the terms of existing contracts, management's observance of trends in the wind energy industry, information provided by our suppliers and counterparties and information available to management from other outside sources, as appropriate.

        The accounting estimates and assumptions discussed in this section are those that involve significant judgments and the most uncertainty. Changes in these estimates or assumptions could materially affect our financial position and results of operations and are therefore important to an understanding of our consolidated financial statements.

        Capitalization and investment in project assets.    Our windparks have four basic phases: (i) development (which includes pre-development), (ii) financing and commodity risk management, (iii) engineering and construction and (iv) operation and maintenance. The development phase is further divided into pre-development and development sub-phases. During the pre-development sub-phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover these costs. Examples of milestones required for a viable windpark include the following:

  •
  the identification, selection and acquisition of sufficient land for control of the land area required for a windpark;

  •
  the confirmation of a regional electricity market and the availability of renewable energy certificates;

  •
  the confirmation of acceptable wind resources;

  •
  the confirmation of the potential to interconnect to the electric transmission grid;

  •
  the determination of limited environmental sensitivity; and

  •
  the confirmation of local community receptivity and limited potential for organized opposition.

        All project costs are expensed during the pre-development phase. Once the milestones for development are achieved, a project is moved from the pre-development phase into the development and engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress and not depreciated until placed into commercial service.

        From our inception to date, interest expense and associated financing costs have been capitalized into our projects. At March 31, 2008, we had capitalized $142.0 million of these expenses and costs.

        Once a project is placed into operation, all accumulated costs will be reclassified from construction in progress to property and equipment, and become subject to depreciation or amortization over a 25 year estimated life.

        Valuation and recoverability of long-lived assets.    We will periodically evaluate the carrying value of property and equipment, if and when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when its anticipated undiscounted cash flows are less than its carrying value. A loss is then recognized based on the amount by which the carrying value exceeds the fair value of the asset.

        We are in the process of making a significant investment in our windparks and we will continue to make significant investments over the next several years. We will evaluate the recoverability of these assets whenever events or changes in circumstances indicate the carrying value of our assets may not be recoverable.

        We have written off certain construction in progress. Write-offs totaled $0.6 million for the year ended December 31, 2007, $5.5 million for the year ended December 31, 2006, and $6.0 million from inception through December 31, 2007. The $0.6 million write-off in 2007 consisted primarily of internal salaries and overhead, third party engineering, other professional fees and certain material costs incurred in connection with the purchase of certain project development rights from a third party. In June 2007, in connection with our continual assessment of our capital and resource allocation, we determined the project was no longer in our economic interests, and wrote off all capitalized costs. There were no write-offs for the three months ended March 31, 2008 and 2007.

        During 2006, we recognized a charge to operations totaling $5.5 million related to previously capitalized costs incurred in connection with the development of Noble Thumb Windpark I. Such costs consisted primarily of internal salaries and overhead, third-party engineering, mobilization and transportation costs and certain transformer and substation costs. The write-off was determined to be necessary based on changes associated with the scope and interconnection of the original project. We determined that the original project should be split into multiple projects. Accordingly, certain costs incurred for the original project could no longer be utilized and were written off. However, as discussed above, in February 2008, we agreed to sell the assets associated with this project.

        Accounting for Tax Equity Financing—In May 2008, our wholly-owned subsidiary that owns our Initial New York Windparks sold its Class A membership interests to a third party tax equity investor. See "—Refinancing Upon Commencement of Commercial Operations and Tax Equity Financing." In exchange for the cash investment, the holder of the Class A membership interests will receive a portion of the economic attributes of the windparks, including tax attributes, for a variable period. We anticipate that this transaction will be accounted for as a financing under SFAS No. 66, "Accounting for Sales of Real Estate."

        Derivative Instruments.    We enter into various derivative transactions in order to hedge our exposure to certain market risks. We primarily use derivatives to manage our interest rate and commodity exposures. We do not enter into derivative transactions for trading purposes.

        Under Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, we recognize all derivatives as either assets or liabilities in our balance sheet and measure those instruments at fair value. Changes in fair value of derivatives are recognized in earnings unless specific hedge criteria are met as discussed below. Income and expense related to derivative instruments are recorded in the same category as generated by the underlying asset or liability.

        SFAS 133 enables companies to designate qualifying derivatives as hedging instruments based on the exposure being hedged. These hedge designations include fair value hedges and cash flow hedges. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as a fair value hedge, are recognized in earnings as offsets to the changes in the fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as a cash flow hedge, are deferred in accumulated other comprehensive income/loss and are reclassified into income as the hedged transactions occur. Any ineffectiveness is recognized in earnings immediately. For all hedge contracts, at inception we prepare formal documentation of the hedge and effectiveness testing in accordance with SFAS 133. If it is determined that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.

        The application of SFAS 133 is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, identification of hedge relationships, assessment and measurement of hedge ineffectiveness and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on our consolidated operations.

        For cash flow hedges of forecasted transactions, we estimate the future cash flows represented by the forecasted transactions, as well as evaluate the probability of occurrence and timing of such transactions. Changes in conditions or the occurrence of unforeseen events could require discontinuance of hedge accounting or could affect the timing for the reclassification of gains or losses on cash flow hedges from accumulated other comprehensive income/loss into earnings.

        In the event the forecasted transaction to which a cash flow hedge relates is no longer probable, the amount in other accumulated comprehensive income/loss is recognized in earnings and generally the hedge relationship is terminated. Gains resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining maturity of the debt originally covered by the terminated swap.

        If forecasted interest payments are no longer expected to occur, any amounts included in comprehensive income related to these payments will be recognized directly in earnings. As of March 31, 2008 and December 31, 2007, $0.8 million and $5.9 million, respectively, of deferred losses on derivative instruments related to interest rate cash flow hedges accumulated on our consolidated balance sheet in accumulated other comprehensive income are expected to be recognized in earnings during the next twelve months as the hedged transactions occur. However, due to the volatility of interest rates, the corresponding value in accumulated other comprehensive income for open hedges will likely change prior to its reclassification into earnings.

        The fair value of derivative instruments is determined based upon market quotes from independent sources, when available. When independent quotes are not available, fair value is determined using valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and assumptions about the future price of energy, As described below, certain valuation models also require inputs that are not readily observable in the market.

        The fair value of all our derivative contracts at March 31, 2008 and December 31, 2007 was ($60.2) million and ($28.9) million, respectively. This increase in net liability value relates primarily to the increase in energy prices during 2008. We recorded the decrease in the fair value of our energy swap contract as a charge to operations. In the three months ended March 31, 2008, the market price of electricity rose, which caused the fair value of our energy hedge contract to decline. The change in the value of our interest rate swaps has been recorded in other comprehensive income as it has been designated as a hedge under SFAS 133.

        We use proprietary models to value our derivative contracts. The selection of a model to value our derivative depends on the contractual terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. For derivatives that are less complex and trade in liquid markets, such as interest rate swaps, we utilize quoted prices on commonly quoted intervals which are interpolated for periods different than the quoted intervals as inputs to a market valuation model. For derivatives that trade in less liquid markets, such as energy hedges, a proprietary model is used because such instruments tend to be unique, contain complex or heavily modified and negotiated terms, and pricing information is not readily available in the market. The more significant assumptions used in the valuation of our energy hedge include assumptions about the future price of energy in New York, and assumptions about future interest rates. It is possible that changes in our assumptions could have an impact on our financial condition or results of our operations. These models and the related assumptions are continuously re-evaluated by management and enhanced, as appropriate, based on improvements in modeling techniques.

        Accounting for Income Taxes.    We utilize the asset and liability method of accounting for deferred income taxes as prescribed by the SFAS No. 109 "Accounting for Income Taxes." This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax return and financial statement reporting bases of certain assets and liabilities. In June 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)," which is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We adopted FIN 48 as of January 1, 2007. The adoption had no impact on our consolidated financial statements.

        Asset Retirement Obligations.    We account for asset retirement obligations and conditional assets retirement obligations under SFAS No. 143, "Accounting for Asset Retirement Obligations," and FIN 47, "Accounting for Conditional Assets Retirement Obligations." SFAS 143 and FIN 47 require that a liability for the fair value of an asset retirement obligation (which represents the cost for removal of turbines and related equipment and remediation of the land) be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently amortized on a straight-line basis over a 25-year estimated useful life. Changes in the asset retirement obligation resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in the consolidated statements of operations. Changes resulting from revisions to the timing or amount of the original estimates of cash flows are recognized as an increase or a decrease in the asset retirement cost and asset retirement obligation.

Recent Accounting Pronouncements

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." SFAS 162 defines the order in which accounting principles that are generally accepted should be followed. SFAS 162 is effective 60 days following the Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." We do not expect the adoption of SFAS 162 to have a material impact on our consolidated financial statements.

        In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities," which expands derivative disclosure by requiring an entity to disclose: (i) an understanding of how and why an entity uses derivatives; (ii) an understanding of how derivatives and related hedged items are accounted for; and (iii) transparency into the overall impact of derivatives on an entity's financial position, results of operations, and cash flows. SFAS 161 is effective for fiscal years beginning on or after November 15, 2008. Earlier adoption is encouraged. We are currently analyzing the requirements of SFAS 161 and will adopt the standard on January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements," which significantly changes the financial reporting relationship between a parent and non-controlling interests (i.e. minority interests). SFAS 160 requires all entities to report minority interests in subsidiaries as a separate component of equity in the consolidated financial statements. Accordingly, the amount of net income attributable to the non-controlling interest is required to be included in consolidated net income on the face of the income statement. Further, SFAS 160 requires that the transactions between a parent and non-controlling interests should be treated as equity. However, if a subsidiary is deconsolidated, a parent is required to recognize a gain or loss. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 will be applied prospectively, except for presentation and disclosure requirements which are required to be applied retrospectively. We will adopt SFAS 160 effective January 1, 2009. We do not expect the adoption of SFAS 160 to have a material impact on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 permits, but does not require, entities to account for financial instruments at fair value. The standard does not extend to non-financial instruments. We have elected not to adopt the fair value provisions of SFAS 159.

        In September 2006, the FASB, issued SFAS No. 157, "Fair Value Measurements," which establishes a framework for identifying and measuring fair value and is required to be implemented in the first quarter of 2008. SFAS 157 provides a fair value hierarchy, giving the highest priority to quoted prices in active markets, and is expected to be applied to fair value measurements of derivative contracts that are subject to mark-to-market accounting and other assets and liabilities reported at fair value. In most cases, SFAS 157 is required to be implemented prospectively with adjustments to fair value reflected as a cumulative effect adjustment to the opening balance of members' equity as of January 1, 2008.

        Effective January 1, 2008, we adopted SFAS 157 except for non-financial assets and liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy that distinguishes between assumptions based on market data obtained from independent sources and those based on an entity's own assumptions. The hierarchy prioritizes the inputs to fair value measurement into three levels:

        Level 1—measurements utilize unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access. These consist primarily of listed equity securities, exchange traded derivatives and certain U.S. government treasury securities.

        Level 2—measurements include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other observable inputs such as interest rates and yield curves that are observable at commonly quoted intervals. These consist primarily of non-exchange traded derivatives such as swaps, forward contracts or options and most fixed income securities.

        Level 3—measurements use unobservable inputs for assets or liabilities, are based on the best information available and might include an entity's own data. In some valuations, the inputs used may fall into different levels of the hierarchy. In these cases, the financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. These consist mainly of assets and liabilities valued through an internal modeling process.

        The following table presents information about our respective assets and liabilities measured at fair value on a recurring basis at March 31, 2008, including the fair value measurements and the levels of inputs used in determining those fair values as we would expect to report them had we adopted SFAS 157 as of March 31, 2008.

Description	Total at March 31, 2008	Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Liabilities:
Derivative Contracts:
Energy Hedge(1)	$42,432	$—	$—	$42,432
Interest Rate Swap(2)	$17,721	$—	$17,721	$—

(1)
For contracts where no observable market exists, modeling techniques are employed using assumptions reflective of current market rates, yield curves and forward prices, as applicable, to interpolate certain prices.

(2)
Interest rate swaps are valued using quoted prices on commonly quoted intervals, which are interpolated for periods different than the quoted intervals, as inputs to a market valuation model. Market inputs can generally be verified and model selection does not involve significant management judgment.

Results of Operations

Comparison of the Three Months Ended March 31, 2008 and March 31, 2007

	Three Months Ended March 31,
			Period-to- Period Change
	2008	2007
	(in thousands)
Revenues	$—	$—	—

Salaries, wages, employment taxes and fringe benefits	$3,497	$2,337	49.6%
General and administrative expenses	3,281	1,308	150.8%
Depreciation	340	164	107.4%
New project development	803	797	0.7%
Change in fair value of derivative contract	21,359	—	—

Operating loss	29,279	4,606	NM *
Interest income	873	296	194.3%

Net loss	$28,406	$4,310	NM *

    *
    NM = not meaningful

        Revenues.    We did not generate any revenues in the three months ended March 31, 2008 or 2007, as none of our windparks had yet commenced commercial operations.

        Salaries, Wages, Employment Taxes and Fringe Benefits.    Salary, wages, employment taxes and fringe benefits for the three months ended March 31, 2008 were $3.5 million, as compared with $2.3 million for the three months ended March 31, 2007, which represented a $1.2 million or 49.6% increase. This increase was due to an overall increase in headcount across our business to 145 persons at March 31, 2008 from 91 persons at March 31, 2007. In addition, we hired several executives during this timeframe which further increased salary and wage expense from that of prior periods.

        General and Administrative Expenses.    General and administrative expenses for the three months ended March 31, 2008 were $3.3 million, as compared with $1.3 million for the three months ended March 31, 2007, which represented a $2.0 million or 150.8% increase. This increase was due primarily to increases in professional fees (legal and accounting services) of approximately $1.2 million, and an increase in travel, utilities, bank service charges, dues and subscriptions, management information services and other overhead expenses of approximately $0.8 million. The increase in professional fees related to legal costs incurred in connection with the pre-development stage of project organization, permitting and regulatory matters, and costs associated with professional advisory services and financing transactions. Additionally, professional fees included increased costs associated with our consolidated financial statement audit and tax compliance requirements.

        Depreciation Expense.    Depreciation expense for the three months ended March 31, 2008 was $0.3 million, as compared to $0.2 million for the three months ended March 31, 2007, which represented a $0.1 million or 107.4% increase. The increase was due to additions to property and equipment of $3.1 million for the three months ended March 31, 2008.

        New Project Development Expenses.    New project development expenses were $0.8 million for each of the three months ended March 31, 2008 and March 31, 2007.

        Change in fair value of derivative contract.    We entered into a ten-year fixed-for-float energy hedging arrangement with Credit Suisse in June 2007. The change in the fair value of this derivative contract for the three months ended March 31, 2008 was a decrease of $21.4 million. At March 31,

2008 this instrument was not designated as a cash flow hedge under SFAS 133, we recorded the decrease in the fair value as a liability and a corresponding charge to operations. In the three months ended March 31, 2008, the market price of electricity rose, which caused the fair value of our contract with Credit Suisse to decline.

        Interest Income.    Interest income for the three months ended March 31, 2008 was $0.9 million, as compared with $0.3 million for the three months ended March 31, 2007, which represented a $0.6 million or 194.3% increase. This increase was due to an increase in interest earned in connection with the short-term investment of cash and restricted cash balances. Cash and restricted cash balances available for investment purposes increased to approximately $168.8 million at March 31, 2008 from $28.5 million at March 31, 2007

        Net Loss.    Net loss for the three months ended March 31, 2008 was $28.4 million, as compared with $4.3 million for the three months ended March 31, 2007, which represented a $24.1 million increase. This increase was attributable to the following factors: (i) an increase in salaries, wages, employment taxes and fringe benefits of $1.2 million due to increased headcount; (ii) an increase in general and administrative costs of $2.0 million relating to increased professional fees of approximately $1.2 million and an increase in travel, utilities, bank service charges, dues and subscriptions, management information services and other overhead expenses of approximately $0.8 million; (iii) an increase in depreciation expense of $0.1 million; and (iv) an increase in the change in fair value of derivative contract of $21.4 million relating to the decrease in the fair value of our energy hedging arrangement with Credit Suisse. These increases were partially offset by an increase in interest income of $0.6 million.

Comparison of the Year Ended December 31, 2007 and the Year Ended December 31, 2006

	Year Ended December 31,
			Period-to- Period Change
	2007	2006
	(in thousands)
Revenues	$—	$—	—

Salaries, wages, employment taxes and fringe benefits	10,627	9,788	8.6%
Write-off of construction in progress	574	5,500	(89.6)%
General and administrative expenses	8,265	4,024	105.4%
Depreciation	776	492	57.7%
New project development	3,625	2,241	61.8%
Change in fair value of derivative contract	21,073	—	—
Other expense	32	18	77.8%

Operating loss	44,972	22,063	103.8%
Interest income	2,486	1,384	79.6%

Net loss	$42,486	$20,679	105.5%

        Revenues.    We did not generate any revenues in the years ended December 31, 2007 or 2006, as none of our windparks had yet commenced operations.

        Salaries, Wages, Employment Taxes and Fringe Benefits.    Salary, wages, employment taxes and fringe benefits for the year ended December 31, 2007 were $10.6 million, as compared with $9.8 million for the year ended December 31, 2006, which represented a $0.8 million or 8.6% increase. This increase was due to an overall increase in headcount across our business to 138 at December 31, 2007 from 91 at December 31, 2006. In addition, we hired several executives during this timeframe which further increased salary and wage expense from that of prior periods.

        Write-off of Construction In Progress.    Write-offs of construction in progress for the year ended December 31, 2007 were $0.6 million, as compared to $5.5 million for the year ended December 31, 2006, which represented a $4.9 million or 89.6% decrease. The $0.6 million write-off in 2007 related to professional, consulting and material costs incurred in connection with the purchase of certain project development rights from a third party. The $5.5 million write-off in 2006 was associated with previously capitalized costs incurred in the development of Noble Thumb Wind Park I. Based on changes associated with the scope and interconnection of the original project, we determined that we could no longer utilize certain costs incurred for the original project and wrote-off those costs.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2007 were $8.3 million, as compared with $4.0 million for the year ended December 31, 2006, which represented a $4.3 million or 105.4% increase. This increase was due primarily to increases in professional fees (legal and accounting services) of approximately $2.3 million, and an increase in rent, utilities, recruiting, temporary personnel, public relations and other overhead expenses of approximately $2.0 million. The increase in professional fees related to non-capitalized legal costs incurred in connection with project organization, permitting and regulatory matters, and costs associated with professional advisory services and financing transactions. Additionally, professional fees included increased costs associated with our financial statement audit and tax compliance requirements.

        Depreciation Expense.    Depreciation expense for the year ended December 31, 2007 was $0.8 million, as compared to $0.5 million for the year ended December 31, 2006, which represented a $0.3 million or 57.7% increase. The increase was due to additions to property and equipment of $2.6 million for the year ended December 31, 2007.

        New Project Development Expenses.    New project development expenses for the year ended December 31, 2007 were $3.6 million, as compared with $2.2 million for the year ended December 31, 2006, which represented a $1.4 million or 61.8% increase. This increase was due to an increase in personnel and consultants associated with the expansion of our project development activities.

        Change in fair value of derivative contract.    We entered into a ten-year fixed-for-float energy hedging arrangement with Credit Suisse in June 2007. The change in the fair value of this derivative contract for the year ended December 31, 2007 was $21.0 million. As the wind generating assets associated with this instrument were not yet generating power at December 31, 2007, and this instrument was not designated as a hedge under SFAS 133, we recorded the decrease in the fair value as a liability and a corresponding charge to operations.

        Interest Income.    Interest income for the year ended December 31, 2007 was $2.5 million, as compared with $1.4 million for the year ended December 31, 2006, which represented a $1.1 million or 79.6% increase. This increase was due to an increase in interest earned in connection with the short-term investment of cash and restricted cash balances. Cash and restricted cash balances available for investment purposes increased to approximately $97.2 million at December 31, 2007 from $19.7 million at December 31, 2006. Interest during 2007 and 2006 was earned on our short-term investment of cash and restricted cash balances associated with capital contributions from our sponsors received during 2007 and 2006 of approximately $128.3 million and $158.5 million and proceeds from borrowings of approximately $1,015.4 million and $663.8 million, respectively.

        Net Loss.    Net loss for the year ended December 31, 2007 was $42.5 million, as compared with $20.7 million for the year ended December 31, 2006, which represented a $21.8 million, or 105.5% increase. This increase was attributable to the following factors: (i) an increase in salaries, wages and employment taxes of $0.8 million due to increased headcount; (ii) an increase in general and administrative expenses of $4.3 million relating to increases in professional fees of approximately $2.3 million, and an increase in rent, utilities, recruiting, temporary personnel, public relations and other overhead expenses of approximately $2.0 million; (iii) an increase in depreciation expense of

$0.5 million due to additions to property and equipment of $2.6 million during 2007; (iv) an increase in new project development expenses of $1.4 million associated with the expansion of our development activities; and (v) an increase in change in fair value of derivative contract of $21.0 million relating to the decrease in the fair value of our energy hedging arrangement with Credit Suisse. These increases totaling $28.0 million were partially offset by a decrease in write-off of construction in progress of $4.9 million and an increase in interest income of approximately $1.1 million.

Comparison of the Year Ended December 31, 2006 and the Year Ended December 31, 2005

	Year Ended December 31,
			Period-to- Period Change
	2006	2005
	(in thousands)
Revenues	$—	$—	—

Salaries, wages, employment taxes and fringe benefits	9,788	2,919	235.3%
Write-off of construction in progress	5,500	—	—
General and administrative expenses	4,024	4,771	(15.7)%
Depreciation	492	83	492.8%
New project development	2,241	10	NM *
Other expense	18	—	—

Operating loss	22,063	7,783	183.5%
Interest income	1,384	24	NM *

Net loss	$20,679	$7,759	166.5%

    *
    NM = not meaningful

        Revenues.    We did not generate any revenues in the years ended December 31, 2006 and 2005 as none of our windparks had yet commenced operations.

        Salaries, Wages, Employment Taxes and Fringe Benefits.    Salary, wages, employment taxes and fringe benefits for the year ended December 31, 2006 were $9.8 million, as compared with $2.9 million for the year ended December 31, 2005, which represented a $6.9 million or 235.3% increase. This increase was due to an overall increase in head count across our business to 91 at December 31, 2006 from 41 at December 31, 2005. In addition, we hired several executives during this timeframe which increased salary and wage expense from that of prior periods.

        Write-off of Construction in Progress.    Write-offs of construction in progress for the year ended December 31, 2006 of $5.5 million are discussed above. There were no write-offs of construction in progress during the year ended December 31, 2005.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2006 were $4.0 million, as compared with $4.8 million for the year ended December 31, 2005, which represented a $0.8 million or 15.7% decrease. This decrease was due primarily to decreases in professional fees and easements costs of approximately $1.0 million and $0.5 million, respectively, offset by increases in other overhead amounts of approximately $0.7 million. The decrease in professional fees and easement costs resulted from our capitalization during 2006 of certain costs as project construction in progress rather than the expensing of such costs as had been done during 2005.

        Depreciation Expense.    Depreciation expense for the year ended December 31, 2006 was $0.5 million, as compared to $0.1 million for the year ended December 31, 2005, which represented a

$0.4 million or 492.8% increase. The increase was due to additions to property and equipment of $2.4 million for the year ended December 31, 2006.

        New Project Development Expenses.    New project development expenses for the year ended December 31, 2006 were $2.2 million. There was no material new project development expenses during the year ended December 31, 2005. The expense during 2006 was due to an increase in additional personnel and consultants and feasibility analysis expenses associated with the expansion of our project development activities.

        Interest Income.    Interest income for the year ended December 31, 2006 was $1.4 million. We had no material interest income during the year ended December 31, 2005. Interest during 2006 was earned on our short-term investment of cash and restricted cash balances associated with capital contributions from our sponsors received during 2006 of approximately $158.5 million and proceeds from short-term borrowings of approximately $663.8 million.

        Net Loss.    Net loss for the year ended December 31, 2006 was $20.7 million, as compared with $7.8 million for the year ended December 31, 2005, which represented a $12.9 million or 166.5% increase over 2005. This increase was attributable to the following factors: (i) an increase in salaries wages and employment taxes of $6.9 million due to increased headcount; (ii) an increase in write—off of construction in progress of $5.5 million associated with previously capitalized costs incurred in the development of Noble Thumb Windpark I; (iii) an increase in depreciation expense of $0.4 million due to additions to property and equipment of $2.4 million during 2006; and (iv) an increase in new project development expenses of $2.2 million associated with the expansion of our development activities. These increases totaling $15 million were partially offset by a decrease in general and administrative expenses of approximately $0.8 million and an increase in interest income of approximately $1.4 million.

Liquidity and Capital Resources

        In addition to funding our general corporate and administrative, overhead expenses and working capital needs, our principal liquidity requirements can be separated into four general categories. These include liquidity required to:

  •
  fund the purchase of turbines for our windparks;

  •
  fund the cost of our development efforts with respect to a particular windpark;

  •
  prior to the commencement of operations at a particular windpark, fund windpark construction and refinance indebtedness associated with previously purchased turbines; and

  •
  after the commencement of operations at a particular windpark, refinance indebtedness incurred in connection with the construction of that windpark and the refinancing of turbine costs.

        Our capital expenditures primarily relate to investments in property and equipment relating to the development of our windparks. We currently expect to spend approximately $4.3 billion on these items over the next three years.

        The primary working capital needs for an individual windpark include spare parts, operations and maintenance fees and real estate easement payments. The initial working capital needs for a windpark are included in the capital budget for completing construction and are financed with proceeds from the construction loan.

        We anticipate that our cash and restricted cash on hand, together with borrowings under our turbine credit facilities, equity infusion from our sponsors, capital contributions from tax equity investors, current and future borrowings under project construction and term loans and expected distributions from our windparks, will provide us with sufficient capital and liquidity to fund our liquidity requirements for the next 12 months. Additional funds may be necessary sooner than we currently anticipate in the event of changes in our development schedule, increases in our development costs, unanticipated prepayments to suppliers, cost overruns or any shortfall in our estimated levels of operating cash flow, or to meet other unanticipated expenses. While we expect that we will have access to capital from institutional investors interested in investing in our tax equity financing structures and from the commercial bank lending market for project construction loans and term loans to our project companies on a limited recourse basis, we cannot assure you that we will be able to obtain additional financing on a timely basis, on acceptable terms or at all. See "Risk Factors—Our development plan requires substantial additional capital, and we may be unable to raise financing when needed or on acceptable terms, which could force us to delay, reduce or eliminate some or all of our development plans" and "—Our use of tax equity financing structures places certain limits on our project subsidiaries' operational flexibility and our rights to the cash flow generated by the windparks."

        A substantial portion of our subsidiaries' assets has been pledged as security for our credit facilities. These credit facilities restrict the subsidiaries' ability to pay dividends (with certain exceptions), or make loans or advances to us. See "Description of Certain Financing Arrangements" for additional information on our credit facilities.

        As discussed above under "—Expenses," we have experienced increasing costs of capital required to fund our business. Additionally, trends in global capital markets may lead to a reduction in the number of capital providers willing to provide funding to us, and this would lead to a reduction in liquidity and our access to capital. These trends may have a negative impact on our results of operations.

Turbine Financing

        We fund the cash required to pay for turbines purchased under turbine supply agreements with GE with borrowings by certain of our subsidiaries under turbine credit facilities, which consist of a first lien revolving turbine credit facility and a second lien turbine credit facility entered into by such subsidiaries. Together, these facilities allow us to finance between 60% and 100% of our turbine purchases with debt.

        Our indirect subsidiary, NEP Equipment Finance Co., LLC, is the borrower under the first lien revolving turbine credit facility, which provides for up to $460.0 million of revolving borrowings and matures in March 2010. Borrowings under this facility currently accrue interest at a floating rate of LIBOR plus 2.75% per annum, with interest on outstanding borrowings ranging from 6.6% to 7.0% as of December 31, 2007. We are also required to pay a commitment fee, currently equal to 1.375%, on the undrawn portion of the facility. As of March 31, 2008, we had $300.9 million of indebtedness outstanding under this facility. Obligations under the first lien revolving turbine credit facility are secured by first priority liens on the assets of, and first priority pledges of all of the equity interests of, NEP Equipment Finance Co., LLC and each of our subsidiaries that are parties to the turbine supply agreements.

        Borrowings under the first lien revolving turbine credit facility are limited to the sum of (i) 80% of the contract price of the turbines we purchase that have been allocated to a qualified project, (ii) 60% of the contract price of the turbines we purchase that have not been allocated to a qualified project, (iii) all interest and fees under the facility, and (iv) 80% of the historic financing costs with respect to the turbine supply agreements in an aggregate amount not to exceed $18.2 million. To the extent that borrowings under the first lien revolving turbine credit facility exceed this amount and in certain other circumstances, we may be required to make prepayments under the first lien revolving turbine credit facility. Certain windparks identified in the first lien revolving turbine credit facility have been pre-approved as qualified projects. Further windparks need to be approved by a committee of lenders and the administrative agent (based on procedures and criteria specified in the first lien revolving turbine credit facility) in order to become qualified projects. Projects can lose their status as "qualified projects" for various reasons specified in the first lien revolving turbine credit facility, including (i) circumstances in which it is clear (based on specified procedures, which include independent third-party review by the specified engineer if the parties are unable to agree) that the particular project will not achieve completion sufficiently in advance of the expiration date for production tax credits applicable to such project and (ii) circumstances in which the equity interests in the applicable owner of the applicable project have not been pledged to the lenders as required under the first lien revolving turbine credit facility. The first lien revolving turbine credit facility also requires that we maintain a minimum equity investment in NEP Equipment Finance Co., LLC, which we provide for in part through borrowings under the second lien turbine credit facility.

        Our subsidiary, NEP Equipment Finance Hold Co., LLC, has borrowed $260.0 million under the second lien turbine credit facility, which bears interest at a rate of 15% per annum and matures in July 2010. We may voluntarily make repayments of the second lien turbine credit facility at any time, with voluntary prepayments made prior to October 26, 2008 being subject to a make-whole premium and voluntary prepayments made thereafter not being subject to premium or penalty. We are required to make prepayments of the second lien turbine credit facility to the extent that the amount outstanding under the facility exceeds the sum of: (i) the positive difference (if any) between the aggregate contract price paid under all turbine supply agreements (subject to certain adjustments) and any amounts borrowed under the first lien revolving turbine credit facility plus (ii) $40 million. As of June 1, 2008 we were not required to make any prepayments of the amounts borrowed under the second lien turbine credit facility as those amounts were $2.4 million less than the amounts calculated pursuant to the sentence above.

        Obligations under the second lien turbine credit facility are secured by second priority liens on the assets that secure the first lien revolving turbine credit facility and by a first priority pledge of the membership interests in NEP Equipment Finance Hold Co., LLC, the parent company of NEP Equipment Finance Co., LLC, the borrower under the turbine credit facilities and in Noble Environmental Power 2009 Equipment Co., LLC, a party to a turbine supply agreement with GE, as well as a first priority pledge of the rights of Noble Environmental Power 2009 Equipment Co. in such turbine supply agreement. The pledge with respect to Noble Environmental Power 2009 Equipment Co. will become a second priority pledge at such time as it is required to be pledged under the first lien revolving turbine credit facility.

        Each of the turbine credit facilities contains certain restrictive covenants that restrict the actions of the borrower as well as customary affirmative covenants and events of default.

        For a further discussion of the first and second lien turbine credit facilities, see "—Capital Structure and Financial Resources" and "Description of Certain Financing Arrangements—Senior Secured Turbine Credit Facilities."

Wind Park Development Financing

        During the development phase of a particular windpark—the phase during which our efforts are focused on an analysis of feasibility, acquisition of real property rights, pre-construction engineering and permitting, but prior to the commencement of construction—lenders are typically unwilling to finance our operations with debt on terms that are acceptable to us due to the relative uncertainties associated with such early-stage projects. As a result, we have historically funded cash requirements during this period through equity contributions funded or debt guaranteed by our sponsors and in the future expect to fund such cash requirements with a combination of cash flows from operations as well as the proceeds of this offering and possible future equity or debt offerings. We seek to minimize cash expenditures during the development phase for our windparks.

Wind Park Construction Financing

        After we have advanced the development of a particular windpark to the point where we are prepared to commence construction of the windpark, we typically enter into a limited recourse project construction loan. The proceeds of a project construction loan are used to, among other things, (i) make repayments of amounts drawn on our turbine credit facilities with respect to turbines deployed in the applicable windpark, (ii) fund the cash required to complete construction and commence operations of the applicable windpark, including additional payments under our turbine supply agreements and (iii) fund the costs of the construction loan itself, including fees and interest incurred during the construction period. For a further discussion of the project financing facility that we entered into in connection with the construction of the Initial New York Windparks, see "Description of Certain Financing Arrangements—Initial New York Project Financing." At the time that we enter into a project construction loan, we also make cash equity contributions, the amount of which is dependent on the total estimated cost to construct the windpark, the amount of equity previously invested in the windpark, the predicted performance characteristics of the windpark based upon meteorological data that we have gathered and the associated revenues and expenses resulting in the final anticipated capital structure of the windpark. These cash contributions have historically been funded by our sponsors and in the future we expect to fund these cash requirements with a combination of cash flows from operations as well as the proceeds of this offering and possible future equity or debt offerings. In the case of the Initial New York Windparks, we made an initial cash equity contributions of approximately $88.5 million, and secured a project construction loan of $305.4 million, as well as an equity bridge loan of $179.6 million, for a total financing of $485.0 million.

Refinancing Upon Commencement of Commercial Operations and Tax Equity Financing

        Once construction of a windpark is completed and commercial operations have commenced, our financing requirements with respect to that windpark depend on the type of tax equity financing we obtain for that windpark, which we expect to generally follow one of the following two approaches:

  •
  In certain cases, when a windpark commences commercial operations, a portion of the construction loan automatically converts into a long-term loan facility, typically with a 10- to 15-year term. The remaining portion of the construction loan is then repaid using (i) the cash proceeds of equity investments in the applicable windpark by tax equity investors who make contributions at the time that the applicable windpark commences operations, as well as additional fixed and contingent (based on kWhs produced) contributions over a period of time up to ten years and (ii) in some cases, additional cash equity contributions from us. We refer to this form of tax equity financing as an Additional Equity Contribution partnership, or AEC, structure. See "Business—Organization of Our Business—Financing and Commodities Risk Management—Project Financing—Tax Equity Financing."

  •
  In other cases, we expect that when a windpark commences commercial operations all of the project construction loan will be repaid at that time using (i) the cash proceeds of equity investments by tax equity investors who make their entire contribution at the time the applicable windpark commences operations, (ii) additional cash equity contributions from us, which additional cash equity contribution may be funded by a loan at the member level and (iii) possibly a term loan at the project company or project holding company level in certain circumstances. We refer to this form of tax equity financing as a pre-tax, after-tax partnership structure or PAPS, structure. See "Business—Organization of Our Business—Financing and Commodities Risk Management—Project Financing—Tax Equity Financing."

        We expect to fund any additional cash equity contributions required from us through a combination of a portion of the proceeds of this offering, future equity or debt offerings and expected cash flow from operations. In addition, we expect that tax equity financings of our future windparks will comply with an IRS safe harbor for wind credit investment structures.

        On May 13, 2008, we refinanced the outstanding $485.0 million of the Initial New York Windparks' construction loan and equity bridge loan as follows:

  •
  approximately $324.7 million of the construction and equity bridge loans was converted into a ten-year term loan facility; and

  •
  the tax-equity investor made an equity investment of approximately $220.0 million in NEP NY 2006, our subsidiary that owns the Initial New York Windparks.

        In addition, the tax equity investor in the Initial New York Windparks has agreed to contribute additional amounts at the end of each fiscal quarter based on the amounts of production tax credits generated by the Initial New York Windparks.

        In future windparks under the AEC structure, a portion of the payments will be fixed and the remaining payments will be contingent to conform to an IRS safe harbor for wind credit investment structures. This expected stream of additional cash flows based on energy production is added to the cash available for debt service and enables us to support a larger term loan.

        The terms of our relationship with the tax equity investor in the Initial New York Windparks are governed by the limited liability company agreement of NEP NY 2006. We refer to this operating agreement as the New York 2006 LLC Agreement.

        The New York 2006 LLC Agreement provides that we control the day-to-day operations of NEP NY 2006 with most material actions requiring the agreement of the tax equity investor. The New York 2006 LLC Agreement also governs the sharing of cash flows and tax attributes between us and the tax-equity investor. As shown in the table below, the allocation of cash flows changes at two defined points in time. In general, all cash available after debt service will be distributed to us until the earlier of (i) the date our capital account in NEP NY 2006, which initially was $6.1 million, is first reduced to zero or (ii) April 30, 2012. We refer to this date as the "cash flip." After the cash flip, all cash available after debt service will be distributed to the tax-equity investor, or used to prepay the term loan, until the earlier of (i) the later of May 13, 2018 or the date the tax equity investor achieves its target rate of return, or "flip rate," taking into account both tax attributes and cash distributions and (ii) the date the tax equity investors reach the flip rate and the term loan is repaid. We refer to this date as the "flip point." At all times until the flip point, all of the tax attributes associated with NEP NY 2006 (specifically, the production tax credits and the accelerated depreciation) will be allocated to the tax equity investor. In the event the IRS were to successfully challenge these allocations based on non-binding guidance issued prior to the equity capital contribution date, or such guidance becomes binding law, and the allocations are negatively impacted, the flip point could be delayed. After the flip point, the tax equity investor will retain a small residual equity interest in the entity, with all other cash distributed to us.

	Cash Distributions		Production Tax Credits and Depreciation(1)
	Noble	Investor	Noble	Investor
Year One — Cash Flip	100%	0%	0%	100%	(2)
Cash Flip — Flip Point	0%	100%	0%	100%	(2)
After Flip Point	95%	5%	95%	5%

    (1)
    Production tax credits provide the tax investor with a tax credit based on energy revenues against federal income taxes for a ten-year period following the date that the relevant wind turbine is placed in service. Most windpark assets are depreciable over a 5-year period after the commencement of operations.

    (2)
    In future windparks, production tax credits and depreciation generally will be allocated 99% to the Investor and 1% to Noble over the initial 10-year period to conform to an IRS safe harbor for wind credit investment structures.

        Tax equity investors are willing to provide us with relatively low-cost capital because they can use the production tax credits and accelerated depreciation generated by the windparks to offset their taxable income. Given our history of operating losses, and the fact that we expect such losses to continue, we cannot, and do not in the foreseeable future expect to be able to, use these tax attributes to reduce our own taxes.

        On May 7, 2008, we terminated our interest rate swap contract dated November 8, 2007 and entered into a new instrument. The new instrument has a notional amount of $229.1 million, and we pay a fixed rate of 4.169% and receive a floating six month LIBOR rate. We paid approximately $9.2 million to settle the November 8, 2007 contract. On May 7, 2008, we also terminated our interest rate swap contract dated February 22, 2008 and entered into a new instrument. The new instrument has a notional amount of $80 million, and we pay a fixed rate of 4.1390% and receive a floating six month LIBOR rate. We paid approximately $0.1 million to settle the February 22, 2008 contract.

Historical Cash Flows

        Our cash flows for the periods discussed below were as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(in thousands)
Cash flows provided (used) by operating activities	$593	$(4,193)	$39,921	$(20,210)	$(6,036)
Cash flows used by investing activities	(150,697)	(104,276)	(617,867)	(507,141)	(47,206)
Cash flows provided by financing activities	220,093	117,071	618,043	532,591	54,375

  Cash Flows for the Three Months Ended March 31, 2008

        Net cash generated by operating activities for the three months ended March 31, 2008 was $0.6 million, as compared with net cash used by operating activities of $4.2 million for the three months ended March 31, 2007. The decrease in cash used by operating activities of $4.8 million was principally due to increased growth in accounts payable and accrued expenses during the three months ended March 31, 2008 as compared to the same period a year ago as a result of increased operating activity. Accounts payable and accrued expense growth was the result of continued expense growth during the first three months ended March 31, 2008.

        Net cash used by investing activities for the three months ended March 31, 2008 was $150.7 million, as compared with $104.3 million for the three months ended March 31, 2007. The increase in cash used by investing activities of $46.1 million resulted from increased capitalized spending of approximately $71.4 million associated primarily with project development, construction and wind turbine and transportation costs. In addition, our restricted cash balances, primarily associated with collateral requirements on our outstanding letters of credit, increased by $1.5 million during the three months ended March 31, 2008, as compared to the three months ended March 31, 2007. This was partially offset by a $26.7 million reduction in construction deposit needs for the three months ended March 31, 2008 as compared with the three months ended March 31, 2007.

        Net cash provided by financing activities for the three months ended March 31, 2008 was $220.1 million, as compared with $117.1 million provided by financing activities for the three months ended March 31, 2007. The increase in cash provided by financing activities of $103.0 million resulted from an increase in equity contributions from our sponsors of approximately $105.4 million offset by decreased borrowings (net of repayments and deferred costs) under our turbine supply and related credit facilities (approximately $1.7 million) and an increase in deferred financing and offering costs of $0.7 million during the three months ended March 31, 2008, as compared to the three months ended March 31, 2007.

  Cash Flows for the Year Ended December 31, 2007

        Net cash provided by operating activities for the year ended December 31, 2007 was $40.0 million, as compared with net cash used by operating activities of $20.2 million for the year ended December 31, 2006. The increase in cash provided by operating activities of $60.2 million was due to a net increase in accounts payable and accrued expenses of $69.5 million and an increase in non-cash adjustments of $16.2 million offset by increases in net loss of $21.8 million and other current and noncurrent assets of $3.7 million. During 2007, our construction activities increased significantly. As a result, we experienced an increase in accounts payable and accrued expenses for construction related expenditures as well as an increased accrual during the year ended December 31, 2007 for the final 10% of turbine payments which are due upon the commissioning of the turbines. The increase in non-cash adjustments is principally the result of a $21.1 million change in fair value of derivative contracts partially offset by a $4.9 million decrease in write-offs of construction in progress. The increased change in other current and non-current assets was principally the result of increased deposits related to operating activities.

        Net cash used by investing activities for the year ended December 31, 2007 was $617.9 million, as compared with $507.1 million for the year ended December 31, 2006. The increase in cash used by investing activities of $110.8 million resulted from increased capitalized spending of approximately $86.4 million associated primarily with project development, construction and wind turbine and transportation costs. In addition, our restricted cash balances, primarily associated with collateral requirements on our outstanding letters of credit, increased by $24.4 million during the year ended December 31, 2007, as compared to the year ended December 31, 2006.

        Net cash provided by financing activities for the year ended December 31, 2007 was $618.0 million, as compared with $532.6 million provided by financing activities for the year ended December 31, 2006. The increase in cash provided by financing activities of $85.4 million resulted from increased borrowings (net of repayments and deferred costs) under our turbine supply and related credit facilities (approximately $116.3 million) offset by a decrease in equity contributions of approximately $30.2 million and an increase in deferred offering costs of $0.7 million during the year ended December 31, 2007, as compared to the year ended December 31, 2006.

  Cash Flows for the Year Ended December 31, 2006

        Net cash used by operating activities for the year ended December 31, 2006 was $20.2 million, as compared with $6.0 million for the year ended December 31, 2005. This $14.2 million increase was principally attributable to the increase in net loss of approximately $12.9 million and operating cash use due to changes in assets and liabilities of approximately $7.5 million, offset by the effect of non-cash adjustments to net loss of approximately $6.2 million due mainly to the 2006 $5.5 million write-off of construction in progress. Changes in cash flows related to assets and liabilities were principally the result of reduced growth of non construction in progress related accounts payable and accrued expenses in 2006 as compared to 2005 as the Company's expenditures continue to shift toward construction related activities. Any growth in accounts payable amounts included in construction in progress has been netted from the cash flow of each of these categories and therefore does not impact operating cash flows. In addition, $1.5 million of deposits related to transportation activities were outstanding at December 31, 2006 versus none in the preceding year.

        Net cash used by investing activities for the year ended December 31, 2006 was $507.1 million, as compared with $47.2 million for the year ended December 31, 2005. This $459.9 million increase was principally attributable to the increase in capitalized spending of $366.9 million and construction material deposits for wind turbines of $80.1 million made during the year ended December 31, 2006, as compared to the year ended December 31, 2005. In addition, our restricted cash balances, primarily associated with collateral requirements on our outstanding letters of credit, increased by approximately $12.9 million during the year ended December 31, 2006, as compared to the year ended December 31, 2005.

        Net cash provided by financing activities for the year ended December 31, 2006 was $532.6 million, as compared with $54.4 million for the year ended December 31, 2005. This $478.2 million increase was principally due to increased borrowings and deferred financing costs on our turbine supply agreements and related credit facilities of approximately $333.7 million and increase in equity contributions of approximately $144.5 million during the year ended December 31, 2006, as compared to the year ended December 31, 2005.

Capital Structure and Financial Resources

        At March 31, 2008, our debt consisted of:

  •
  $560.9 million of borrowings under our turbine financing arrangements;

  •
  $257.1 million and $179.6 million of borrowings under the construction loan and equity bridge loan portions of our project finance loan, respectively, related to the Initial New York Windparks; and

  •
  $31.5 million in letters of credit issued under our project construction loan.

        On May 13, 2008, we refinanced the construction loan and equity bridge loan related to the Initial New York Windparks. After this refinancing, our debt consisted of:

  •
  $585.9 million of borrowings under our turbine financing arrangements;

  •
  $324.7 million of borrowings under our ten-year term loan facility; and

  •
  $116.0 million in letters of credit.

Contractual Obligations

        The following table sets forth our material contractual obligations as of December 31, 2007:

	Payments due by period
Description	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands)
Long-term debt	$926,791	$—	$513,866	$58,962	$$353,963
Capital lease obligation	—	—	—	—	—
Operating lease obligations	7,584	4,313	2,966	305	—
Purchase obligations	1,011,250	595,528	384,579	5,028	26,115
Asset retirement obligations	10,228	—	—	—	10,228
Fixed interest obligations (interest only)	100,438	39,000	61,438	—	—
Other long-term liabilities	—	—	—	—	—

Total	$2,056,291	$638,841	$962,849	$64,295	$390,306

        Purchase obligations are comprised of turbine supply agreement commitments, construction commitments and other contractual obligations. Turbine supply agreement commitments are purchase orders between us and the turbine supplier that serve as a master contract for the sale of power wind generation equipment and related services. Construction commitments are subcontract agreements between us and subcontractors for materials and/or services to be performed in the near future.

        The above schedule excludes certain of our long-term commitments that are not quantifiable until paid. Such commitments include payments to be made under our easement contracts, interest under variable rate arrangements and distributions to our tax equity investors. This table also does not include the payments that we will make to Credit Suisse under our financial energy hedging agreement. See "—Revenues." See note 10 to our consolidated financial statements for further discussion.

        The terms of our easement agreements vary and are complex in nature, but typically establish an evaluation period and an operational period that normally comprises a 20 year term with an option for an additional 30 year extension. Some easements also recognize a separate construction period. Easement payments may be made to the landowner at each stage. Evaluation period payments are generally set at a fixed amount per acre of land, payable quarterly; construction period payments, if applicable, are based on the expected output of the wind turbines that are to be located on the real property; operating period payments are calculated as the greater of a fixed payment or an amount that is contingent on the actual revenues that are generated from the windpark once it goes on-line. Generally, the easements obligate us to make evaluation period payments for a fixed number of years and operations payments for the term of the easement.

        In accordance with SFAS 6, "Classification of Short-Term Obligations Expected to be Refinanced," we have classified amounts due under the construction and equity bridge loans as long-term debt at March 31, 2008 and December 31, 2007. Such classification is deemed appropriate as we have both the intent and ability to refinance these obligations.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements, other than letters of credit issued in the ordinary course of business, that have or are reasonable likely to have a material current effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks from changes in energy prices and interest rates, which may affect our results of operations and financial condition, and consequently our fair value.

Changes in Energy Prices

        Although our strategy involves executing financial hedges designed to limit our exposure to fluctuations in electricity prices, a portion of the revenues that our windparks generate are unhedged and therefore depend on market prices of electricity. Market prices for both electricity and capacity are volatile and depend on numerous factors including economic conditions, population growth, electrical load growth, government policy, weather, the availability of alternate generation and transmission facilities and the price of natural gas and alternative fuels or energy sources. We cannot assure you that market prices will be at levels that enable us to operate profitably or as anticipated. We have entered into a financial energy hedging agreement for our Initial New York Windparks which will limit our exposure to volatility in energy prices for approximately 80% of the expected annual production of these facilities during the first ten years of their operation. Because we have not entered into any hedges for the initial New York Windparks beyond the first ten years of operation, and have not executed any hedges for any of our other windparks, a decline in energy market prices below anticipated levels could have a material adverse impact on our revenues or results of operations, and could restrict or eliminate our ability to develop, finance, and complete planned windparks for which hedging transaction have not yet been executed. Because we have not executed contracts to sell the capacity of any of our windparks, a decline in capacity market prices below anticipated levels could have a material adverse impact on our revenues.

        Although we have agreed to sell approximately 95% of the renewable energy credits we anticipate generating from our Initial New York Windparks and our windparks in New York that are expected to commence operations in 2008 under executed ten-year fixed price contracts, a small portion of the renewable energy credits we expect our Initial New York Windparks to generate, and all of the renewable energy credits that our other windparks are expected to generate are not currently under contract and will be subject to the availability of contracts and changes in market prices. Any increases in the market supply of renewable energy credits, a decrease in the market price of renewable energy credits or changes in state and federal regulatory policy may decrease our ability to sell renewable energy credits in the volumes we forecast or could reduce the sales price of our renewable energy credits, which could have a material adverse impact on our revenues.

        We use and plan to continue using derivative financial instruments, such as our hedging agreement with Credit Suisse, to manage market risks and reduce our exposure to fluctuating electricity prices. These activities expose us to certain market risks, including unsuccessful matching of exposures or execution of our hedging strategy, and limit our ability to realize the full benefits of increases in energy prices. Our hedging strategy may not be effective in controlling risk within prescribed boundaries or limits as expected. In addition, future changes in markets may not be consistent with our historical data or assumptions. If we are not able to successfully anticipate and hedge against market risks, volatile electricity prices may have a material adverse effect on our business, results of operations and financial condition.

        We believe that managing our energy price exposure will reduce the volatility implicit in our business. However, it will also tend to reduce our ability to benefit from favorable energy price changes. Finally, hedging arrangements expose us to risk of financial loss if a counterparty defaults.

Changes in Interest Rates

        We are subject to interest rate risk under our bank facilities where the rate varies with changes in LIBOR rates. Although the first lien revolving turbine credit facility and the construction loan and equity bridge loan entered into in connection with the Initial New York Windparks each have variable interest rates that are based upon LIBOR, these loan facilities are used to finance construction activities and the related interest costs are capitalized. We have entered into interest swap contracts to protect against changes in the benchmark LIBOR interest rate on the variability of the specified future LIBOR interest payments relating to all but $20.0 million of the expected principal of our future Dexia term loan facility. As a result, a hypothetical 100 basis point increase in interest rates would have no more than a $0.2 million impact on our annual interest expense.

DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS

Senior Secured Turbine Credit Facilities

First Lien Revolving Turbine Credit Facility

        In October 2007, our indirect subsidiary, NEP Equipment Finance Co., LLC, as the borrower, entered into a revolving first lien senior secured promissory note, or the First Lien Revolving Turbine Credit Facility, with HSH Nordbank AG, New York Branch, as collateral agent, administrative agent and mandated lead arranger, KeyBank National Association, as lead arranger, and certain other financial institutions as lenders. Borrowings under the First Lien Revolving Turbine Credit Facility are used to finance the purchase of wind turbines under certain turbine supply agreements between certain of our subsidiaries and GE. The First Lien Revolving Turbine Credit Facility provides for up to $460.0 million in borrowings and will mature in March 2010. As of December 31, 2007, we had $230.1 million of indebtedness outstanding under this facility.

  Loan Maximum Outstanding

        The maximum amount of loans that can be outstanding at any time under the First Lien Revolving Turbine Credit Facility is the sum of (i) 80% of the amount of the contract price under the turbine supply agreements (excluding amounts solely attributable to transportation costs), as the contract price may be adjusted from time to time (including in connection with the permitted exercise of options to purchase additional equipment or services under those agreements and as may be necessary to give effect to any reduction associated with any appraisal (as described below) of turbines required under the First Lien Revolving Turbine Credit Facility), provided that if any turbine has not been allocated to a qualified project, the percentage specified above shall be reduced to 60%, (ii) all interest and fees under the First Lien Revolving Turbine Credit Facility and (iii) 80% of the historic financing costs in respect of the turbine supply agreements in an aggregate amount not to exceed $18.2 million.

        Certain projects identified in the First Lien Revolving Turbine Credit Facility have been pre-approved as qualified projects. Further projects need to be approved by a committee of lenders and the administrative agent (based on procedures and criteria specified in the First Lien Revolving Turbine Credit Facility) in order to become qualified projects. Projects can lose their status as "qualified projects" for various reasons specified in the First Lien Revolving Turbine Credit Facility, including (i) circumstances in which it is clear (based on specified procedures, which include independent third-party review by a specified engineer if the parties are unable to agree) that the particular project will not achieve completion sufficiently in advance of the expiration date for production tax credits applicable to such project and (ii) circumstances in which the equity interests in the applicable owner of the applicable project have not been pledged to the lenders as required under the First Lien Revolving Turbine Credit Facility.

        In addition to the foregoing, if the then-current expiration date for production tax credits has not been extended beyond December 31, 2009 (with tax benefits similar to or better than the production tax credits applicable under the current production tax credit), the maximum amount that we are entitled to draw under the First Lien Revolving Turbine Credit Facility with respect to turbines to be purchased by Noble Environmental Power 2009 Equipment Co. under its turbine supply agreement is $150.0 million.

  Required Take Out and Appraisal

        On or prior to the dates specified in the First Lien Revolving Turbine Credit Facility, we are required to have repaid a portion of the indebtedness under the First Lien Revolving Turbine Credit Facility applicable to certain turbines (based on the turbine supply agreement under which such turbines were purchased). In event that amounts are not so repaid, so long as the warranty under the applicable turbine supply agreements will be in effect for at least 24 months after the expected commercial operation date of the project to which such turbines have been allocated, the applicable turbines are subjected to an appraisal procedure specified in the First Lien Revolving Turbine Credit Facility. If the appraisal indicates a value that is more than 3% less than the purchase price under the applicable turbine supply agreement, we are required to recalculate the amount of indebtedness permitted to be outstanding under the First Lien Revolving Turbine Credit Facility (using 80% or 60%, as applicable, of the appraised value, as opposed to the purchase price) and repay the difference. This appraisal procedure is repeated every four months until the indebtedness applicable to such turbines has been repaid. If, during appraisal procedure process, the warranty under the applicable turbine supply agreements will not be in effect for at least 24 months after the expected commercial operation date of the project to which such turbines have been allocated, we are required to immediately repay all indebtedness in respect of such turbines.

  Interest Rate and Fees

        All borrowings under the First Lien Revolving Turbine Credit Facility accrue interest, at the election of the borrower, at LIBOR plus a margin equal to 2.75% per annum or a prime rate plus a margin equal to 1.75% per annum. In addition to paying interest on the outstanding principal under the First Lien Revolving Turbine Credit Facility, we are also required to pay a commitment fee equal to 1.375% per annum of the daily average undrawn portion of the First Lien Revolving Turbine Credit Facility, which shall accrue from October 2007 and is payable quarterly in arrears.

  Equity Investment

        The First Lien Revolving Turbine Credit Facility provides that NEP Equipment Finance Hold Co., LLC, the parent of the borrower and one of our subsidiaries, from time to time shall invest equity in the borrower such that its investment is at all times equal to or greater than the aggregate of:

  (i)
  25% of the amount of first lien senior loans outstanding (other than loans applied to the contract price at the 60% advance rate described above);

  (ii)
  66.66% of the amount of loans applied to the contract price at the 60% advance rate described above; and

  (iii)
  the amount by which the Loan Maximum Outstanding described above may be reduced from time to time due to an appraisal.

        NEP Equipment Finance Hold Co., LLC has raised financing for the equity investment through the Second Lien Turbine Credit Facility described below.

  Prepayments

        The borrower may voluntarily prepay the First Lien Revolving Turbine Credit Facility in whole or in part at any time without premium or penalty. The borrower is obligated to make a mandatory prepayment of loans under the First Lien Revolving Turbine Credit Facility:

  (i)
  to the extent that the Loan Maximum Outstanding as described above is exceeded (including after giving effect to any reduction in the Loan Maximum Outstanding resulting from the removal of the turbines or termination of any turbine supply agreement or any failure to have turbines thereunder allocated to a qualified project);

  (ii)
  as and when specified above under the heading "Required Take Out and Appraisal;" and

  (iii)
  to the extent that amounts available to be borrowed under the First Lien Revolving Turbine Credit Facility (together with any equity and permitted alternative debt funding sources available to the borrower) are less than the aggregate contract price remaining to be paid for turbines financed under the turbine supply agreements (in excess of a 10% payment to be made at the commissioning of turbines).

  Security

        The borrower's obligations under the First Lien Revolving Turbine Credit Facility are secured by a first priority lien on substantially all of the assets of the borrower (which consist primarily of its ownership interests in the equity interests of our subsidiaries who are parties to the turbine supply agreements) and a first priority pledge of the equity interests in the borrower by NEP Equipment Finance Hold Co., LLC, as well as the turbine supply agreements (and the turbines supplied thereunder).

  Certain Covenants and Events of Default

        The First Lien Revolving Turbine Credit Facility contains a number of covenants that restrict, among other things and subject to certain exceptions, the borrower's ability to incur debt, grant liens, sell or lease certain assets, transfer equity interests, dissolve, pay dividends and make other distributions and change its business. The First Lien Revolving Turbine Credit Facility also includes customary affirmative covenants and events of default (including a cross-default to our Second Lien Turbine Credit Facility described below) as well as a requirement to maintain sufficient availability (through the First Lien Revolving Turbine Credit Facility or other acceptable financing sources, including equity) in order to permit us to make required payments under the turbine supply agreements and to pay the related interest and fees.

Second Lien Turbine Credit Facility

        In October 2007, NEP Equipment Finance Hold Co., LLC, as the borrower, entered into a second lien secured promissory note, or the Second Lien Turbine Credit Facility, with Paragon Noble LLC, as lender, to finance NEP Equipment Finance Hold Co., LLC's obligations to make equity investment under the First Lien Revolving Turbine Credit Facility. The Second Lien Turbine Credit Facility provides for a $260.0 million senior secured term loan that will mature in July 2010. As of December 31, 2007, we had $260.0 million of indebtedness outstanding under this facility.

  Interest Rate

        All borrowings under the Second Lien Turbine Credit Facility accrue interest at 15% per annum.

  Prepayments

        After October 26, 2008, the borrower may voluntarily prepay the Second Lien Turbine Credit Facility in whole or in part at any time without premium or penalty. Voluntary prepayments made prior to October 26, 2008 are subject to a make-whole premium based on the U.S. Treasury rate plus 50 basis points.

        If the principal amount outstanding under the Second Lien Turbine Credit Facility ever exceeds the aggregate of (i) the positive difference, if any, between the amount of the aggregate contract price paid under all turbine supply agreements (excluding amounts solely attributable to transportation costs but reflecting applicable adjustments, if any, pursuant to the permitted exercise of options to purchase additional turbines under those agreements or any reduction associated with any appraisal of turbines required under the First Lien Revolving Turbine Credit Facility) and any amounts borrowed under the First Lien Revolving Turbine Credit Facility and used to fund such payments plus (ii) $40.0 million, the borrower is required to make a mandatory prepayment of the loans in an amount equal to such excess (which amounts may not be reborrowed) or to post cash collateral in amount equal to such excess

(which amount can be withdrawn to the extent such excess no longer exists). Any mandatory prepayment will be without premium or penalty.

  Guarantee and Security

        The obligations under the Second Lien Turbine Credit Facility are secured by a second priority lien on the assets that secure the First Lien Revolving Turbine Credit Facility. NEP Equipment Finance Hold Co., LLC's obligations under the Second Lien Turbine Credit Facility are also secured by a first priority pledge of the membership interests in NEP Equipment Finance Hold Co., LLC and in Noble Environmental Power 2009 Equipment Co., LLC, a party to a turbine supply agreement with GE, as well as a first priority pledge of the rights of Noble Environmental Power 2009 Equipment Co. in such turbine supply agreement. The pledge with respect to Noble Environmental Power 2009 Equipment Co. will become a second priority pledge at such time as it is required to be pledged under the First Lien Revolving Turbine Credit Facility.

        The obligations under the Second Lien Turbine Credit Facility are also supported by a guarantee by Noble Environmental Power, LLC. The guarantee contains a number of covenants that restrict, among other things and subject to certain exceptions, Noble Environmental Power, LLC's ability to incur debt, grant liens, sell or lease certain assets, transfer equity interests in the borrower under the Second Lien Turbine Credit Facility, dissolve or enter into certain merger transactions. The guarantee also contains customary representations and warranties and reporting requirements.

  Certain Covenants and Events of Default

        The Second Lien Turbine Credit Facility contains a number of covenants that restrict, among other things and subject to certain exceptions, the borrower's ability to incur debt, grant liens, sell or lease certain assets, transfer equity interests, any dividends, dissolve or change its business. The Second Lien Turbine Credit Facility also includes customary affirmative covenants and events of default.

Letter of Credit Facility

        On February 14, 2008, our subsidiary, Noble Credit Funding, LLC, or Noble Credit, entered into a Master Credit Agreement with RBS Citizens, National Association, or RBS. The Master Credit Agreement is a revolving letter of credit facility, under which RBS may issue, on behalf of Noble Credit or any of its affiliates, one or more standby letters of credit to third parties, subject to the terms and conditions set forth in the Master Credit Agreement.

        The maximum amount of letter of credit obligations that may be outstanding at any time under the Master Credit Agreement is $45.0 million. The Master Credit Agreement expires on February 14, 2010, and all letters of credit issued under the agreement must expire at least ten days prior to such date. As of June 15, 2008, there was a face amount of $41.7 million outstanding under letters of credit issued pursuant to the Master Credit Agreement.

        Noble Credit is required to cash collateralize 100% of the face value of each letter of credit issued under the Master Credit Agreement. Pursuant to a Pledge and Security Agreement, Noble Credit granted RBS a security interest in any cash collateral, provided that RBS may not foreclose on any cash collateral if such foreclosure would lead to the cancellation of any outstanding letter of credit. In addition, Noble Credit issued to RBS a Revolving Credit Note, under which RBS may demand payment of any fees or expenses payable to RBS if Noble Credit does not pay on a timely basis or if RBS is unable to access the cash collateral after a certain period. Neither Noble Credit's failure to pay any fees or other amounts due under the Master Credit Agreement nor the existence of an obligation under the Revolving Credit Note gives RBS the right to cancel any outstanding letter of credit.

Initial New York Project Financing

Construction Loan, Equity Bridge Loan, Term Loan and Letters of Credit

        In June 2007, an indirect subsidiary of the company, Noble Environmental Power 2006 Hold Co, LLC, which we refer to as NEP NY 2006, entered into a financing agreement with (i) Dexia Credit Local, New York Branch, as lead arranger, joint bookrunner, technical and documentation agent, co-syndication agent, LC fronting bank and administrative agent for the lenders, (ii) HSH Nordbank AG, New York Branch, as lead arranger, joint bookrunner and co-syndication agent and (iii) the other lenders party thereto to fund the Initial New York Windparks. The financing provided for a construction loan of up to $305.4 million in the aggregate and an equity bridge loan of up to $179.6 million, each with a maturity date of May 16, 2008. In addition, in connection with the construction loan, we provided a maximum $15.0 million guaranty to cover cost overruns, completion reserves and the repayment of any portion of the construction loan that could not be converted.

        On May 13, 2008, the construction loan and $19.3 million of the equity bridge loan converted into a term loan. There is also an additional $76.5 million available in letters of credit (of which no more than $45.0 million can be outstanding under the energy hedge letter of credit and no more than $31.5 million can be outstanding under the debt service reserve account letter of credit). The term loan and the letters of credit will mature approximately ten years after May 13, 2008. Additionally, on May 13, 2008, $160.3 million of the equity bridge loan discussed above was repaid from the proceeds of the initial equity investment by EFS Noble Holdings, LLC, a wholly-owned subsidiary of General Electric Capital Corporation, in the borrower.

  Interest Rate

        All borrowings under the construction loan and the equity bridge loan accrued interest at LIBOR plus:

  (i)
  1.375% from June 22, 2007 to July 30, 2007; and

  (ii)
  1.250% from and including July 30, 2007, to but excluding May 13, 2008.

        All borrowings under the term loan accrue interest at LIBOR plus:

  (i)
  1.250% from and including May 13, 2008 to but excluding the fifth annual anniversary thereof;

  (ii)
  1.375% from and including the fifth annual anniversary of May 13, 2008 to but excluding the ninth annual anniversary thereof; and

  (iii)
  1.500% from and including the ninth anniversary of May 13, 2008 to and including the date the term loan matures.

  Distribution Reserve Account

        Amounts that would otherwise be available for distribution to the equity holders except for the failure to meet the distribution requirements will be held in the distribution reserve account until such distribution requirements are met. The distribution requirements include that distributions may be made only after the first repayment date following commencement of operations at our windparks, that no event of default has occurred or is continuing and that the reserve and other accounts are fully funded. Any amounts held in the distribution reserve account for more than twenty-four consecutive months will be used to prepay the loans.

  Prepayments

        The borrower may, at its option, prepay the term loan, the debt service reserve account letter of credit loan or the energy hedge letter of credit loan, provided that, after giving effect to any such prepayment, the outstanding obligations under such loans do not exceed $20.0 million in the aggregate. The borrower is only permitted to make such prepayment if concurrently with such prepayment it replaces the energy hedge letter of credit issued by Dexia (without causing any draw by the energy hedge provider on such energy hedge letter of credit) with a replacement energy hedge letter of credit issued by a person acceptable to the energy hedge provider.

        The borrower is obligated to make a mandatory prepayment of loans:

  (i)
  to the extent a change in law makes it unlawful or impossible for a lender to make or maintain the loans and

  (ii)
  to the extent that any amounts have remained undisbursed in the distribution reserve account for 24 consecutive months.

  Security

        The borrower's obligations under the term loan are secured by a first priority lien, subject to certain permitted liens, on the assets of the borrower including its interest in the project companies which own the Initial New York Windparks, and a first priority pledge of the equity interests in the borrower by our wholly-owned subsidiary, Noble Environmental Power Hold Co. Prime, LLC, which we refer to as Noble Prime, as well as pledges of the equity interests in the borrower's subsidiaries and their assets (including the turbine supply agreements). The borrower's obligations under the term loan are also secured by a first priority pledge of the equity interests in the borrower by EFS Noble Holdings.

  Certain Covenants and Events of Default of Term Loan

        The term loan contains a number of covenants including those that restrict, subject to certain exceptions, the borrower's ability to incur other debt, grant liens, sell or lease certain assets, transfer equity interests, lose material permits, modify permits, modify documents, dissolve, pay dividends and make other distributions and change its business. The term loan includes customary affirmative covenants and events of default, including a cross-default for certain other debt of the borrower and its subsidiaries.

Membership Interest Purchase and Equity Capital Contribution Agreement

        In June 2007, Noble Prime and NEP NY 2006 entered into a Membership Interest Purchase and Equity Capital Contribution Agreement, or ECCA, with EFS Noble Holdings, LLC, an affiliate of GE, which we refer to as EFS. By executing the ECCA, EFS committed, upon the satisfaction of certain conditions, to make an equity capital contribution in NEP NY 2006, in exchange for Class A membership interests. Those conditions included, among others, the substantial completion of a certain number of wind turbines for the Initial New York Windparks, and satisfaction or waiver of all conditions to borrowing of the term loan under the financing agreement.

        The conditions set forth in the ECCA were satisfied (or waived) on May 13, 2008. Accordingly, on such date, (i) EFS made an equity capital contribution in the amount of $220.0 million, (ii) NEP NY 2006 issued Class A membership interests to EFS, (iii) NEP NY 2006 issued Class B membership interests to Noble Prime in exchange for its original membership interest in NEP NY 2006; and (iv) Noble Prime and EFS executed an Amended and Restated Limited Liability Company Agreement governing NEP NY 2006, as described below.

Pay-As-You-Go Capital Contribution Agreement

        In June 2007, Noble Prime and NEP NY 2006 also entered into a Pay-As-You-Go Capital Contribution Agreement, or PAYG agreement, with EFS. Pursuant to the PAYG agreement, at the end of each fiscal quarter after the initial equity capital contribution date, EFS is obligated to make a cash capital contribution to NEP NY 2006 based on the amount of production tax credits generated by the projects during such fiscal quarter.

        EFS' obligation to make such capital contributions terminates on the earliest of: (i) May 13, 2018, (ii) the date that the lenders under the financing agreement take title to the Class A membership interests by exercising remedies under EFS' pledge of such interests, and (iii) the date that EFS realizes its target after-tax rate of return, but only if the term loan is repaid. If the term loan has not been repaid when EFS realizes its target after-tax rate of return, then NEP NY 2006 shall thereafter apply all of EFS' capital contributions to the prepayment of the term loan.

Amended and Restated Limited Liability Company Agreement

        Pursuant to the ECCA, on May 13, 2008, Noble Prime entered into an Amended and Restated Limited Liability Company Agreement, or New York 2006 LLC Agreement, governing NEP NY 2006 in connection with the initial equity investment by EFS in our Initial New York Windparks. NEP NY 2006 holds all the interests in three subsidiary limited liability companies, or project companies, which hold the assets of the Initial New York Windparks.

        The New York 2006 LLC Agreement provides for two classes of membership interests, Class A membership interests and Class B membership interests. We currently hold 100% of the outstanding Class B membership interests, and EFS holds 100% of the outstanding Class A membership interests.

  Management

        Under the terms of the New York 2006 LLC Agreement, Noble Prime is the managing member of NEP NY 2006 and is responsible for its day-to-day operations, subject to certain approval rights of the Class A members described below. The day-to-day administration and operation of the projects has been delegated to our subsidiaries, Noble Management Services, LLC and Noble Wind Operations, LLC, pursuant to agreements between the project companies and these entities.

        Prior to the flip point, material actions require the approval of Class A members holding a majority of the Class A membership interests. After the flip point, the approval rights of the Class A members are limited to a small subset of these material actions reflecting the Class A members' reduced minority interest. Material actions include significant matters relating to the management and operation of NEP NY 2006 and the project companies and approval of an annual operating budget.

        As managing member, Noble Prime must perform its obligations under the New York 2006 LLC Agreement in accordance with the terms of the agreement and the standards set forth therein. As managing member, Noble Prime is required to perform its duties and its obligations at all times in good faith and in the best interest of NEP NY 2006 and the project companies. In addition, in instances involving, directly or indirectly, the construction, operation and management of the Initial New York Windparks, Noble Prime is required to act in accordance with a prudent operator standard. In discharging its duties as managing member, Noble Prime is permitted to rely on legal counsel, qualified industry consultants or other advisors. Noble Prime can be removed as managing member only upon the occurrence of certain special events described below.

  Allocations and Distributions

        Profits, losses and other tax items (including production tax credits and accelerated tax depreciation) will be allocated 100% to the Class A members until the flip point occurs. Thereafter, profits, losses and other tax items will be allocated 5% to the Class A members and 95% to the Class B members. The flip point will be the earlier of (i) the later of May 13, 2018 or the date the Class A members realize the flip rate, and (ii) the date the Class A members realize the flip rate and the term loan is repaid. The flip rate is a pre-determined after-tax internal rate of return, taking into account cash contributions and distributions as well as the tax benefits (primarily production tax credits and accelerated depreciation) and tax costs realized by the Class A members. The calculation of the flip rate will be done as necessary on a monthly basis by the managing member, in accordance with a model based on certain fixed assumptions relating to tax rates, depreciation methods and conventions, and the allocation of items of income, gain, loss and deduction to the members, but taking into account the actual amount of particular items realized or deemed realized by NEP NY 2006 and the project companies. In the event the IRS were to successfully challenge these allocations based on non-binding guidance issued prior to the Class A members' equity capital contribution, or such guidance were to become binding law, and the allocations are negatively impacted, the flip point could be delayed.

        Distributable cash initially will be distributed 100% to the Class B member until the earlier of (i) the date the Class B member's capital account, which initially was $6.1 million, is first reduced to zero or (ii) April 30, 2012. Thereafter cash will be distributed 100% to the Class A members until the flip point occurs, except that if the Class A members realize their flip rate before the term loan has been repaid, then 95% of the distributable cash will be used to service the term loan. After the flip point, cash will be distributed 5% to the Class A members and 95% to the Class B member.

  Indemnification Obligations

        The New York 2006 LLC Agreement provides that any member who breaches the New York 2006 LLC Agreement may be held liable to any other member, NEP NY 2006 or the project companies for any damages (including the value of any lost production tax credits) sustained by such person as a result of the breach. In addition, the members made certain covenants to each other, the breach of which could result in indemnification obligations to NEP NY 2006, the project companies and/or other members, including:

  •
  Related Party Problems.  Only wind energy sold to unrelated parties qualifies for the production tax credit. Accordingly, to avoid potential related party problems, as managing member, Noble Prime is obligated to notify the members prior to entering into any power sales agreement. If Noble Prime fails to notify the members as required and, as a result, any member becomes a related party, Noble Prime is obligated to indemnify the members for any damages (including the value of lost production tax credits) suffered as a result. Conversely, if any member becomes a related party and fails to comply with its obligations to take all actions necessary to cease being a related party, such member is obligated to indemnify NEP NY 2006, the project company and the other members for any damages (including the value of lost production tax credits) suffered as a result.

  •
  Array Loss.  The Class B member has agreed not to develop or construct any windpark, other than our projects in development in Chateaugay and Bellmont, within 20 rotor diameters of the projects if it could reasonably be expected to result in a 0.5% or greater reduction of the net annual energy output of the projects, unless the Class B member agrees to compensate the affected project for any damages. If the reduction could reasonably be expected to be 2.0% or greater, the Class B member is required to obtain the approval of a majority of the Class A members. With respect to our projects in development in Chateaugay and Bellmont, the Class B member has entered into a separate affiliate array loss agreement setting forth the terms of compensation payable to the affected projects.

  •
  Estoppel and New York State Electric and Gas, or NYSEG, Events.  NEP NY 2006 has agreed to indemnify the Class A members in certain circumstances if its failure to obtain all necessary estoppels prior to the initial equity capital contribution of EFS results in an impairment of the net annual energy output of the affected project. NEP NY 2006 similarly has agreed to indemnify the Class A members in certain circumstances in the event of a dispute with NYSEG that results in an impairment of the net annual energy output of the affected project. In either case, any indemnification will be paid by means of a priority distribution of cash from NEP NY 2006.

        These indemnification rights and obligations will not be exclusive and will be in addition to any rights and remedies available to NEP NY 2006, the project company or the members at law or in equity.

  Special Events

        The New York 2006 LLC Agreement provides that upon the occurrence of certain "special events" prior to the flip point, the Class A members may exercise the following rights, in addition to any other rights or remedies available at law or in equity, including seeking damages if the Class B member fails to cure the special event and fully indemnify the Class A members for any damages sustained as a result of the special event within 30 days of receiving notice of the special event: (i) cause NEP NY 2006 to withhold distributions otherwise payable to the Class B member; (ii) remove Noble Prime as managing member; and (iii) take material actions on behalf of NEP NY 2006 or any project company without the Class B member's consent. Special events include: (i) the bankruptcy of NEP NY 2006 or any project company; (ii) bankruptcy of the Class B member if it has a material adverse effect; (iii) a breach or default under any principal project document if it has a material adverse effect; (iv) a default under the term loan that results in the acceleration of the obligation or a payment default that is not timely cured; (v) failure to make required distributions; (vi) a change of control of the Class B member not otherwise permitted (which will not include a change of control of Noble Environmental Power, LLC); (vii) a violation of law that has a material adverse effect or results in criminal liability of NEP NY 2006 or any project company and (viii) the commission of fraud, bad faith, willful misconduct or gross negligence.

  Transfers

        Under the terms of the New York 2006 LLC Agreement, the members' ability to transfer their interests in NEP NY 2006 is subject to general restrictions, including prohibitions on the transfer of interests to competitors of NEP NY 2006, persons adverse to NEP NY 2006, the project companies or the members, persons who purchase electricity from NEP NY 2006 and other disqualified transferees. In addition, the New York 2006 LLC Agreement provides that prior to the flip point, the Class B member may not transfer more than 49% of its Class B membership interest without the consent of the Class A member, and the Class A member may only transfer its Class A membership to a transferee that meets minimum credit rating requirements and who expressly assumes the Class A member's obligations under the PAYG agreement. These same restrictions also apply to the transfer of controlling interests in the members.

        After the flip point, if the Class B member receives a bona fide third-party offer to acquire all of the membership interests in NEP NY 2006, the Class B member has the right to force the Class A members to join the sale provided the purchase price of the Class A membership interests is at least fair market value. If the Class B member does not elect to exercise these drag-along rights, the Class A members have the right to force the Class B member to purchase their interests if not purchased by the third-party.

  Redemption and Buyout Rights

        The New York 2006 LLC Agreement provides that the Class B member has the right to purchase for fair market value all, but not less than all, of the outstanding Class A membership interests upon the later of the flip point or the tenth anniversary of the effective date of the New York 2006 LLC Agreement, and on the fifth anniversary of the later of the two dates.

        In addition, the Class B member has the option to cause the redemption of the Class A members at a significant premium upon the occurrence of any transaction that results in a change of control of Noble Environmental Power, LLC after the fifth anniversary of the effective date of the New York 2006 LLC Agreement. The Class B member also has the right, in certain circumstances, to cause the redemption of a Class A member that objects to any material action requiring their consent. In the case of any such redemption, the Class B member is required to contribute sufficient cash to NEP NY 2006 necessary to enable NEP NY 2006 to redeem the Class A member or members for an amount equal to, at the option of the Class A member, fair market value or an amount that results in the redeemed Class A members having realized a pre-determined after-tax internal rate of return.

        All members have the right to acquire for fair market value the membership interests of any member that becomes bankrupt or can no longer legally remain a member or any Class A member that fails to maintain the minimum required credit rating.

INDUSTRY OVERVIEW

        Renewable energy is produced using resources that are naturally replenished, such as wind, sunlight, geothermal heat, tides and biofuels. Technologies that produce energy from these renewable sources (other than biofuels) are often referred to as "clean" or "green" as they produce few, if any, pollutants that negatively impact the environment. Comparatively, fossil fuels such as coal, natural gas and oil are exhaustible and release greenhouse gases such as carbon dioxide or other pollutants into the atmosphere during energy production. As a result of increased environmental awareness, the deployment of renewable energy technologies has grown rapidly during the past several years. According to the Energy Information Administration, 26% of new U.S. power generation capacity in 2006 consisting of renewable technologies, compared with only 2% in 2003. This increase is expected to continue, with the American Council on Renewable Energy forecasting renewable energy capacity to grow by a compounded annual growth rate of 11% through 2025, yielding a potential 550,000–700,000 MW of additional renewable capacity. At this rate, the United States could supply 25% of its electrical energy requirements with renewable energy by 2025.

        According to the U.S. Department of State, wind energy is the fastest-growing renewable energy generation technology worldwide due to its cost efficiency, technological maturity, and the wide availability of wind resources. We believe that it has the greatest potential among all renewable energy technologies for further growth in the United States. Although the United States has hydroelectric and geothermal resources, many potential hydroelectric sites have already been developed and geothermal production is confined by geographical limitations to only certain areas of the United States. In contrast, according to the American Wind Energy Association, or AWEA, the available untapped wind resources across the United States remain vast. Additionally, other renewable energy technologies, such as solar power, are currently less economically attractive than wind energy, and others, such as biofuels, emit particulates which have a greater negative impact on the environment than wind energy.

Growth in U.S. Wind Energy

        We believe that the growth in U.S. wind energy will continue due to a number of key factors, including:

  •
  Increases in electricity demand coupled with the rising cost of fossil fuels used for conventional energy generation resulting in increases in electricity prices;

  •
  Heightened environmental concerns, creating legislative and popular support to reduce carbon dioxide and other greenhouse gases;

  •
  Regulatory mandates, such as state renewable portfolio standard programs, as well as federal tax incentives including production tax credits and accelerated tax depreciation;

  •
  Improvements in wind energy technology;

  •
  Increasing obstacles for the construction of conventional fuel plants; and

  •
  Abundant wind resources in attractive energy markets within the United States.

        From its beginnings in California, wind energy in the United States has expanded steadily to 35 of the 50 states. As depicted on the maps on the next page, the total installed capacity of U.S. windparks increased by over 630% from 2,500 MW to over 18,300 MW between December 1999 and March 2008.

Source for December, 1999: United States Department of Energy.

Source for March, 2008: American Wind Energy Association.

        According to the U.S. Department of Energy, installed U.S. wind capacity increased by 2,426 MW (27%) in 2006, and over 5,021 MW (43%) in 2007. Despite this growth, wind energy generation still only represented just under 1% of U.S. electricity supply in 2006, and we believe that the prospects for further growth are very favorable. According to Emerging Energy Research, wind energy could provide approximately 50,000 MW of installed capacity in the United States by 2015. The chart on the next page illustrates the projected growth of U.S. wind capacity through 2015.

Historical and Forecasted U.S. Installed Wind Capacity

Source: Forecasts are from Emerging Energy Research, June 2007 and historical figures are from United States Department of Energy- National Renewable Energy Laboratory, December 31, 2000 and December 31, 2005.

Increases in Electricity Demand Coupled with the Rising Cost of Fossil Fuels Used for Conventional Energy Generation

        The demand for electricity has historically exhibited steady growth and has increased by a cumulative amount of 21% or 656 billion kWh from 1995 through 2006. According to the Energy Information Administration, electricity demand in the United States is forecasted to continue to grow at a steady long-term rate with a cumulative increase from 2007 through 2030 of 32%. Most of this demand has historically been supplied by coal- or natural gas-fired power plants, which accounted for 49% and 20%, respectively, of U.S. electrical power generation in 2006. In New York, New England, Texas and California, natural gas accounts for a significant portion of the electricity production, and this high usage, combined with the increased presence of natural gas-fired power plants, has made it the fuel that determines the price of power in these markets.

        We believe that the significant increases in commodity fuel prices have spurred demand for alternative fuels such as wind energy. From 1998 to 2007, the average price of natural gas increased by approximately 235%, while the average price of oil increased by 402% over the same period. The following two charts illustrate the price increases of input fuel commodities such as crude oil and natural gas as well as retail electricity in New York and Texas.

Indexed Price of Oil and Natural Gas

Source: Bloomberg. Average of daily oil and natural gas prices for each year during the period from 1998 to 2007.

1.
Oil index is the West Texas Intermediate crude oil spot price; 100% = $14.38 per barrel.
2.
Natural gas index is the Henry Hub average spot price; 100% = $2.08 per mmBTU.

Indexed Retail Electricity Prices

Source: Energy Information Administration.

1.
Annual average retail electricity price. Texas: 100%=6.07¢/kWh.
2.
Annual average retail electricity price. New York: 100%=10.71¢/kWh.

        Wind energy, which has no fuel costs, has become much more competitive by comparison to traditional electricity generation sources, and has grown dramatically relative to other non-hydroelectric renewable sources (including biofuels, geothermal and solar) in recent years, as shown in the following two charts.

Comparative Cost of Electric Power Generation

Source: IEA / NEA 2005 Projected Costs of Generating Electricity, 2005.

United States Wind Generation Growth

Source: Energy Information Administration

1.
Non-hydro renewables consist of wind, solar, geothermal and biomass

        Wind energy also offers an attractive method of managing commodity price risk while maintaining strict environmental standards, as it provides a stable, affordable hedge against the risk of increases in the price of coal, natural gas and other fuels over time. Increasing the use of wind energy also has the implied benefit of lowering overall demand for natural gas, particularly during winter peak demand.

        We believe that concern over the recent increases in fuel prices in the United States, coupled with the country's significant dependence on fossil fuels, has been a factor in the political and social movement towards greater use of clean energy.

Heightened Environmental Concerns, Creating Legislative and Popular Support to Reduce Carbon Dioxide and Other Greenhouse Gases

        The growing concern over global warming caused by greenhouse gas emissions has also contributed to the growth in the wind energy industry. According to the Intergovernmental Panel on Climate Change Fourth Assessment Report, experts have noted that eleven of the last twelve years (1995–2006) rank among the warmest years since 1850. Additionally, the global average sea level has risen at an average rate of 1.8 millimeters per year since 1961 and at 3.1 millimeters per year since 1993, due to the melting of glaciers, ice caps and polar ice sheets, coupled with thermal expansion of the oceans. The importance of reducing greenhouse gases has been recognized by the international community, as demonstrated by the signing and ratification of the Kyoto Protocol, which requires reductions in greenhouse gases by the 177 (as of March 2008) signatory nations. While the United States did not ratify the Kyoto Protocol, state-level initiatives have been undertaken to reduce greenhouse gas emissions. California was the first state to pass global warming legislation, and ten states on the east coast have signed the Regional Greenhouse Gas Initiative, which proposes to require a 10% reduction in power plant carbon dioxide emissions by 2019.

        Substituting wind energy for traditional fossil fuel-fired generation would help reduce CO2 emissions due to the environmentally-friendly attributes of wind energy. According to the Energy Information Administration, the United States had the highest CO2 emissions of all countries in the world in 2005, contributing approximately 20% of the world's CO2 emissions. Since 1990, CO2 emissions from the United States' electric power industry have increased by a cumulative amount of 27%, from 1.9 billion metric tons to 2.5 billion metric tons.

Indexed Electric Power Industry CO2 Emissions: 1990–2006

Source: Energy Information Administration

1.
1990: 100% = 1.9 Billion Metric Tons of CO2.

        Environmental legislation and regulations provide additional incentives for the development of wind energy by increasing the marginal cost of energy generated through fossil-fuel technologies. For example, regulations such as the Clean Air Interstate Rule and the Regional Haze Rule have been designed to reduce ozone concentrations, particulate emissions and haze and other requirements to control mercury emissions can require conventional energy generators to make significant expenditures, implement pollution control measures or purchase emissions credits to meet compliance requirements. These measures have increased fossil fuel-fired generators' capital and operating costs and put upward pressure on the market price of energy. Because wind energy producers are price takers in energy markets, these legislative measures effectively serve to make the return on wind energy more attractive relative to other sources of generation.

        We believe there is significant support in the U.S. to enact legislation which will attempt to reduce the amount of carbon produced by electrical generators. Although the ultimate form of legislation is still being debated, the two most likely alternatives are (i) a direct emissions tax or (ii) a cap-and-trade regime. We believe either of these alternatives would likely result in higher overall power prices, as the marginal cost of electricity in the U.S. is generally set by carbon intensive generation assets which burn fossil fuels such as oil, natural gas and coal. As a non-carbon emitter and a market price taker, we are positioned to benefit from these higher power prices.

Regulatory Mandates, Such as State Renewable Portfolio Standard Programs, as Well as Federal Tax Incentives Including Production Tax Credits and Accelerated Tax Depreciation

        Growth in the United States' wind energy market has also been driven by state and federal legislation designed to encourage the development and deployment of renewable energy technologies. This support includes:

  •
  Renewable Portfolio Standards.  In response to the push for cleaner power generation and more secure energy supplies, many states have enacted renewable portfolio standard programs. These programs either require electric utilities and other retail energy suppliers to produce or acquire a certain percentage of their annual electricity consumption from renewable power generation resources, or, as the case in New York, designate an entity to administer the central procurement of renewable energy certificates for the state. Wind energy producers generate renewable energy certificates due to the environmentally beneficial attributes associated with their production of electricity.

    The number of states with renewable portfolio standard programs has doubled in the last six years and as of June 2008, 32 states and the District of Columbia had adopted some form of renewable portfolio standard program. The District of Columbia and 26 of the 32 states have mandatory renewable portfolio standard requirements and combined, these 26 states represent over 50% of total U.S. electrical load. A number of states, including Arizona, California, Colorado, Nevada, New Jersey, New Mexico and Texas have been so successful in meeting their original renewable portfolio standard targets that they have revised their programs to include higher targets. Other states such as Missouri, North Dakota, South Dakota, Utah, Vermont and Virginia have adopted state goals, which set targets, not requirements, for certain percentages of total energy to be generated from renewable resources. The states that have adopted renewable portfolio standard programs or set state goals, as well as the related requirements or targets, are set forth in the following map.

U.S. Renewable Portfolio Standard Programs and Goals for Renewable Energy Generation

  Source: Database of State Incentives for Renewables & Efficiency, June 2008.

  Almost every state that has implemented a renewable portfolio standard program will need considerable additional renewable energy capacity to meet its renewable portfolio standard requirements. Much of Emerging Energy Research's forecasted 50,000 MW of installed wind capacity by 2015 will be driven by current and proposed renewable portfolio standard targets, along with additional demand from states without renewable standards.

  •
  Renewable Energy Certificates.  A renewable energy certificate is a stand-alone tradable instrument representing the attributes associated with one MWh of energy produced from a renewable energy source. These attributes typically include reduced air and water pollution, reduced greenhouse gas emissions and increased use of domestic energy sources. Many states use renewable energy certificates to track and verify compliance with their renewable portfolio standard programs. Retail energy suppliers can meet the requirements by purchasing renewable energy certificates from renewable energy generators, in addition to producing or acquiring the electricity from renewable sources. Under many renewable portfolio standard programs, energy providers that fail to meet renewable portfolio standard requirements are assessed a penalty for the shortfall, usually known as an alternative compliance payment. Because renewable energy certificates can be purchased to satisfy the renewable portfolio standard requirements and avoid an alternative compliance payment, the amount of the alternative compliance payment effectively sets a cap on renewable energy certificate prices. In situations where renewable energy certificate supply is short, renewable energy certificate prices approach the alternative compliance payment, which in several states is in the $50-$59/MWh range. As a result, renewable energy certificate prices can rival the price of energy and renewable energy certificates can represent a significant additional revenue stream for wind energy generators.

  •
  Production Tax Credits.  The production tax credit provides wind energy generators with a credit against federal income taxes, annually adjusted for inflation, for a duration of ten years from the date that the wind turbine is placed into service. In 2007, the production tax credit was $20/MWh. Wind energy generators with insufficient taxable income to benefit from the production tax credit may take advantage of a variety of investment structures to monetize the tax benefits.

    The production tax credit was originally enacted in 1992 for windparks placed into service after December 31, 1993 and before July 1, 1999. The production tax credit subsequently has been extended five times, but has been allowed to lapse three times (for periods of three, six and nine months) prior to retroactive extension. Currently, the production tax credit is scheduled to expire on December 31, 2008 unless an extension or renewal is enacted into law.

  •
  Accelerated Tax Depreciation.  Tax depreciation is a non-cash expense meant to approximate the loss of an asset's value over time and is generally the portion of an investment in an asset that can be deducted from taxable income in any given tax period. Current federal income tax law requires taxpayers to depreciate most tangible personal property placed in service after 1986 using the modified accelerated cost recovery system under which taxpayers are entitled to use the 200% or 150% declining balance method depending on the class of property, rather than the straight line method. In addition, under the modified accelerated cost recovery system, a significant portion of windpark assets is deemed to have depreciable life of five years which is substantially shorter than the 15 to 20 year depreciable lives of many non-renewable power supply assets. This shorter depreciable life and the accelerated depreciation method results in a significantly accelerated realization of tax depreciation for windparks compared to other types of power projects. Wind energy generators with insufficient taxable income to benefit from this accelerated depreciation often monetize the accelerated depreciation, along with the production tax credits, through forming a limited liability company with third parties.

Improvements in Wind Energy Technology

        Wind turbine technology has improved considerably in recent years with significant increases in capacity and efficiency. Multiple types and sizes of turbines are now available to suit a wide range of wind resource characteristics and landscapes. Modern wind turbines are capable of generating high-quality, grid-compatible electricity for more than 25 years, with remote monitoring and relatively low maintenance.

        There have been two major trends in the development of wind turbines in recent years:

  •
  According to the Danish Wind Industry Association and the U.S. Department of Energy, individual turbine capacity has increased dramatically over the last 25 years, with 30 kW machines that operated in 1980 giving way to the 1.5 MW machines that are standard today; and

  •
  windpark performance has improved significantly, according to the U.S. Department of Energy, turbines installed after 2005 averaged a 36% net capacity factor (the ratio of the actual output over a period of time and the output if the windpark had operated at full capacity over that time period) as compared to the 22.5% net capacity factor realized by turbines installed prior to 1998.

        Additionally, as wind energy technology has continued to improve, according to AWEA, the capital cost of wind energy generation has fallen by approximately 80% over the past 20 years.

Increasing Obstacles for the Construction of Conventional Fuel Plants

        In addition to the impediments presented by the extensive and growing environmental legislation, new power plants that use conventional fuels, such as coal and nuclear technologies, face a difficult, lengthy and expensive permitting process. Furthermore, increasing opposition from public environmental groups towards coal-fired power plants, coupled with rising construction costs, contributed to the cancellation of many planned coal plants in 2007. According to Resource Media, a public relations firm representing environmental groups in the western United States, the construction of 31 coal-fired plants totaling 24,250 MW was canceled or delayed in 2007. As a result, despite increasing gross margins, only about 2,000 MW of net new capacity from coal and nuclear plants was brought online between 2003 and 2006. Additionally, in October 2007, the Kansas Department of Health and Environment became the first government agency in the United States to cite carbon dioxide emissions as the reason for rejecting an air permit for a proposed coal-fired electricity generating plant, saying that the greenhouse gas threatens public health and the environment. Traditional energy developers and utilities are likely to face similar permitting and restricted supply issues in the future. As a result, alternative energy sources such as wind will need to be developed to meet increasing electricity demand and will be able to capitalize on the resulting higher energy prices.

Abundant Wind Resources in Attractive Energy Markets within the United States

        The potential for future growth in the U.S. wind energy market is supported by the large land area available for turbine installations and the availability of significant wind resources. According to the AWEA, annual average wind speeds of 11 miles per hour or greater are required for grid-connected windparks. As shown in the map below, a large portion of the United States exhibits wind speeds sufficient for windpark development.

Source: United States Department of Energy—Pacific Northwest National Laboratory, October 1986.

Wind Energy Fundamentals

        The term "wind energy" refers to the process used to generate electricity through wind turbines. The turbines convert wind's kinetic energy into electrical power by capturing it with a three blade rotor mounted on a nacelle that houses a gearbox and generator. When the wind blows, the combination of the lift and drag of the air pressure on the blades spins the blades and rotor, which turns a shaft through the gearbox and generator to create electricity.

        Wind turbines are typically grouped together in what are often referred to as "windparks." Electricity from each wind turbine travels down a cable inside its tower to a collection point in the windpark and is then transmitted to a substation for voltage step-up and delivery into the electric utility transmission network, or "grid." Today's wind turbines can efficiently generate electricity when the wind speed is between 11 and 55 miles per hour.

        A key factor in the success of any windpark is the profile and predictability of the wind resources at the site. Extensive studies of historical weather and wind patterns have been performed across North America and many resources, in the forms of charts, graphs and maps, are available to wind developers. The most attractive windpark sites offer a combination of land accessibility, power transmission, proximity to construction resources and strong and dependable winds.

        When wind energy developers identify promising sites, they perform detailed studies to provide greater certainty with respect to the long-term wind characteristics at the site and to identify the most effective turbine siting strategy. The long-term annual output of a windpark is assessed through the use of on-site wind data, publicly available reference data and sophisticated software. Wind speeds are estimated in great detail for specific months, days or even hours, and are then correlated to turbine manufacturers' specifications to identify the most efficient turbine for the site. Additional calculations and adjustments for turbine availability (which is principally affected by planned and unplanned maintenance events), wake effects (wind depletion caused by turbines sited upwind), blade soiling and icing and other factors are made to arrive at an estimate of net expected annual kilowatt hour electricity production at the site.

Sources of Revenue for Wind Generators

        Wind energy generators primarily derive revenue from three sources:

  •
  Energy sales.  Energy sales are derived from the sale of energy into a wholesale market or to a specific customer, such as a utility or power marketer;

  •
  Renewable energy certificate sales.  In many states, conventional energy producers are required either to produce a certain percentage of their energy from renewable sources or to purchase renewable energy certificates from renewable energy producers. Renewable energy certificates represent the environmental attributes associated with electricity from renewable sources. Renewable energy certificates are a tradable instrument that can be sold separately from the electricity produced by a renewable generation source, thereby providing an additional revenue stream; and

  •
  Capacity sales.  In some, but not all states in which we are operating or developing windparks, payments are made to energy generators, including windparks, as a market incentive to promote the development and continued operation of capacity sufficient to meet regional load and reserve requirements. Market systems have been established to ensure that generators receive these payments based on their availability to generate electricity. Payments are generally allocated to windparks based on the previous year's capacity for the super-peak hours during winter and summer qualifying periods.

BUSINESS

Company Overview

        We are a growing wind energy company operating 282 megawatts, or MW, of electrical generating capacity with more than 950 MW of additional capacity that we expect to commence operations during 2008 and 2009. We are focused on developing, financing, constructing, owning and operating windparks in attractive energy markets in the United States. Our strategy is to grow our business principally through organic development in regions with deregulated power markets, acceptable wind resources and favorable legislative and economic incentives such as renewable portfolio standard programs and active renewable energy certificate markets. Through renewable portfolio standard programs and renewable energy certificate markets, we are able to monetize the environmental attributes associated with our power, in addition to generating revenue from the actual power we produce. Operating in these attractive deregulated energy markets also enables us to execute our energy hedging strategy, which helps stabilize our revenues while allowing us to benefit from future increases in energy prices.

        We were founded in August 2004 and, while we did not generate revenue until May 2008, our business expanded in many ways during the intervening period. In particular, we grew our land rights from zero to 340,000 acres, acquired a number of development and construction permits, transmission queue positions, and meteorological data as well as contracted to purchase 877 turbines from GE. Our development progress facilitated the construction and operation of our Initial New York Windparks and will facilitate the construction and operation of windparks expected to come online during the remainder of 2008 and in future years. We also plan to continue to grow our pipeline over the next several years at a rate which maintains or increases the size of the development portfolio. In addition to our current capacity of 282 MW, we have begun construction of additional windparks in New York and Texas that we expect will provide 465 MW of capacity in 2008. We plan to grow our capacity significantly over the next several years. By the end of 2012, we expect to have approximately 3,850 MW of capacity as we further expand into attractive wind energy markets in Maine, Michigan, Minnesota, New Hampshire, Vermont and Wyoming. In addition, we continuously identify and evaluate new windparks as part of our core business strategy. Windpark project development is one of our core strengths and areas of focus. Based on our historical success in identifying sites for potential windpark projects, we expect that these project development efforts will result in an additional 4,000 MW development pipeline of windparks, which could be constructed after 2012.

        We have grown into a fully integrated wind energy company with 173 employees and the capability to develop, finance, construct, own and operate our windparks. We utilize our understanding of the commodity markets to site our windparks in attractive regions and to monetize the output of our projects effectively. Our engineering and construction team has the ability to either act as general contractor on a project, coordinating with third-party construction contractors, or to engage a third-party in the general contractor or construction management role. We make these decisions based on economic benefit to us. We believe that this two-fold construction strategy differentiates us from other independent U.S. wind energy companies, which typically rely only upon third-party general contractors. Similarly, while we generally intend to operate and maintain our windparks ourselves, we retain the flexibility to use third-party service providers. This also differentiates us from other independent U.S. wind energy companies.

        We also maintain relationships with major turbine suppliers, who we expect will provide the turbines required for our expanding windpark portfolio. We have secured access to the turbines needed for our projects slated for construction through 2009. We believe that the strong track record of our experienced management team, the expertise of our project development team dedicated to sourcing new opportunities, our integrated business model and our turbine supply relationships provide us with the knowledge and resources necessary to rapidly grow our windpark portfolio.

Growth in Our Windpark Portfolio

(1)
Capacity represents the maximum output, measured in megawatts, that an individual wind turbine generator is designed to produce. The capacity of a windpark equals the capacity of the generators multiplied by the number of generators included in the windparks.

Our Windpark Portfolio

        Our operational project portfolio is located in New York and consists of three windparks: Bliss, Clinton and Ellenburg. We refer to these windparks as our "Initial New York Windparks." Additionally, we have 465 MW of projects currently in construction in New York at our Altona, Bellmont, Chateaugay and Wethersfield windparks and in Texas at phase I of our Great Plains windpark, all of which we expect to commence operations in the fourth quarter of 2008. We also have 1,205 MW of projects currently in development, which we expect to commence operations in 2009 and 2010 and an additional 1,900 MW of projects in development, which we expect to commence operations during 2011 and 2012. Substantially all of these identified projects are located in attractive deregulated energy markets and in areas that we have determined have acceptable wind resources. For projects that we expect will commence operations between 2008 and 2010, we have secured control of the land necessary to construct our windparks, identified transmission interconnection and established relationships in the local communities. In addition, we have secured the turbines needed to support our windparks slated for construction through 2009.

        We focus on certain key energy market characteristics when identifying projects to add to our portfolio. Potential projects are then evaluated against our investment criteria to determine their attractiveness. The energy market characteristics are:

  •
  Liquid Energy Markets.  We seek to locate our projects within established, deregulated energy markets, with price levels and market liquidity that provide us with attractive returns and greater hedging flexibility. Often these attractive markets are located in regions where gas fired electricity generation sets the market price the majority of the time, or where tight supply/demand balances result in attractive market clearing prices, and where an independent system operator administers the energy markets, creating price visibility and physical liquidity.

  •
  Active Renewable Energy Certificate Markets.  We also look at whether the state or region in which the potential site will be located has a renewable portfolio standard program that presents an opportunity to generate additional revenues through the sale of renewable energy certificates. These credits represent the monetization of wind energy's environmental benefits and are generally purchased by electric utilities or other retail energy suppliers, or procured by a state agency as mandated by state law (as is the case in New York).

  •
  Available Capacity Markets.  When we consider whether to site a windpark in a particular location, we also evaluate the opportunity for receiving payments in the capacity market. In certain markets, capacity payments are paid to generators for having operating generation facilities capable of producing energy within the applicable power pools and provide additional revenues to enhance the economics of our projects.

        In addition to exhibiting key energy market characteristics, our projects must also meet a stringent set of development criteria and are regularly evaluated to ensure that key milestones are being met. These development criteria are:

  •
  Land Control.  For us to consider this milestone completed, we must have obtained easements or other written rights of access to a majority of the land that we believe is necessary for the construction and operation of the windpark.

  •
  Transmission Interconnection Study.  For us to consider this milestone completed, we must have identified a point of interconnection to the transmission system, obtained a queue position and commenced or completed a system impact study. A system impact study and its approval by the relevant transmission system operator is a prerequisite to the design and construction of the facilities that will interconnect the windpark with the transmission system.

  •
  Meteorological Data.  For us to consider this milestone completed, we must have reviewed existing wind information, installed one or more measurement towers on site, developed a site plan, evaluated all of these data and made an estimate of project energy output that we believe is acceptable for a viable windpark.

  •
  Turbine Supply Secured.  For us to consider this milestone completed, we must have entered into a written agreement that secures the turbines necessary for the windpark. Typically, turbine suppliers will only contract for turbines approximately two years in advance of their scheduled delivery date.

  •
  Environmental Impact Study and Permitting.  In most of the states where we develop windparks, completion of an environmental impact study is a prerequisite to obtaining the key permits necessary for the construction and operation of our project. We generally initiate the studies needed for an environmental impact study approximately 18 months prior to the anticipated construction start date and receive the material permits shortly before financing close and start of construction. For us to consider this milestone completed, we will have either finished an environmental impact study or received the material permits for the construction and operation of our windpark.

        In our view, when all of these milestones and development criteria have been met, it is likely that the windpark will be able to meet the conditions necessary to obtain project financing and ultimately be constructed and commence operations. This development process typically spans two to three years.

        The following chart sets forth our windparks in operation, in-construction and in-development and indicates the market characteristics that exist and the key development criteria that have been met for each windpark:

Windpark Characteristics

	Location and Capacity			Market Characteristics			Development Criteria
	State	Independent System Operator	Capacity (MW)	Liquid Energy Market	Renewable Energy Certificate Market	Capacity Market	Land Control	Transmission Study Commenced or Completed	Met Data Available	Turbines Secured	Environmental Impact Study/ Permits
Initial New York Windparks
Bliss	NY	NYISO	100.5	✓	✓	✓
Clinton	NY	NYISO	100.5	✓	✓	✓	Operational Windparks
Ellenburg	NY	NYISO	81.0	✓	✓	✓

Capacity Subtotal			282.0

2008 Windparks
Altona	NY	NYISO	97.5	✓	✓	✓	✓	✓	✓	✓	✓
Bellmont	NY	NYISO	21.0	✓	✓	✓	✓	✓	✓	✓	✓
Chateaugay	NY	NYISO	106.5	✓	✓	✓	✓	✓	✓	✓	✓
Wethersfield	NY	NYISO	126.0	✓	✓	✓	✓	✓	✓	✓	✓
Great Plains I	TX	SPP	114.0	✓	✓	—	✓	✓	✓	✓	✓

Capacity Subtotal			465.0

2009 Windparks
Ball Hill/Villenova	NY	NYISO	100.5	✓	✓	✓	✓	✓	✓	✓	—
Centerville/Rushford	NY	NYISO	100.5	✓	✓	✓	✓	✓	✓	✓	—
Chateaugay II	NY	NYISO	19.5	✓	✓	✓	✓	✓	✓	✓	—
Great Plains II	TX	SPP	126.0	✓	✓	—	✓	✓	✓	✓	✓
Mitchell County I (Phase I)	TX	ERCOT	153.0	✓	✓	—	✓	✓	✓	✓	—

Capacity Subtotal			499.5

2010 Windparks
Burke	NY	NYISO	60.0	✓	✓	✓	✓	✓	✓	—	—
Farmersville	NY	NYISO	100.5	✓	✓	✓	✓	✓	✓	—	—
Mitchell County I (Phase II)	TX	ERCOT	147.0	✓	✓	—	✓	✓	✓	—	—
Mitchell County II/Pecos County	TX	ERCOT	150.0	✓	✓	—	✓	✓	✓	—	—
Grandpa's Knob	VT	ISONE	72.0	✓	✓	✓	✓	✓	✓	—	—
Granite Reliable	NH	ISONE	75.0	✓	✓	✓	✓	✓	✓	—	—
Flat Hill I	MN	MISO	100.5	✓	✓	—	✓	—	✓	—	—

Expected Capacity Subtotal			705.0

Expected Total Capacity through 2010			1,951.5

2011/2012 Windparks
Expansion of existing windparks			800.0
New windparks in existing states			550.0
Windparks in new states			550.0

Estimated Capacity Subtotal			1,900.0

Expected Total Capacity through 2012			3,851.5

Projects in Development for 2011-2012

        We have identified 1,900 MW of windpark projects that we expect will commence operations in 2011 and 2012. Of this amount, we expect a geographic distribution of projects as shown below:

State	Estimated Capacity (MW)
Maine	50
Michigan	400
Minnesota	200
New York	175
Texas	800
Vermont	175
Wyoming	100

Total	1,900

        The windparks in Minnesota, New York, Texas and Vermont will represent additional operations or expansions of the windparks that we expect to have in operation in these states by 2010. The windparks in Maine, Michigan and Wyoming represent new states being added to our project portfolio, although we have significant experience with the energy markets and regulatory environment in Michigan as a result of our prior development activities in that state.

        For the majority of these projects, we have secured a portion of the land necessary to place our turbines and have analyzed the characteristics of the applicable energy, capacity and renewable energy certificate markets. We have also performed preliminary wind analysis, started discussions concerning the interconnection process and initiated a dialogue with the local communities. The development of these projects, however, is still subject to many of the risks described in "Risk Factors," which may cause delays or in some cases, termination of the project.

        Our project development group continuously explores opportunities to add new windparks to our portfolio. We expect that these project development efforts will result in a 4,000 MW development pipeline of projects which could be constructed after 2012, adding to the 3,850 MW portfolio that we expect to have in operation at the end of 2012.

Our Competitive Strengths

        We believe that the following strengths position us to profitably grow our windpark portfolio in the rapidly developing U.S. wind energy market:

  •
  High-quality portfolio of operating, in-construction and in-development windparks located in attractive U.S. energy markets;

  •
  Fully integrated in-house capabilities to develop, finance, construct, own and operate windparks and to support the continuing growth of our portfolio;

  •
  Experienced and proven management team with an average of more than 15 years of experience with complex power and infrastructure projects;

  •
  Relationships with major turbine suppliers and all of the turbines secured to support our projects slated for construction through 2009; and

  •
  Substantial local presence and community stakeholder involvement in the markets in which we are active.

High-quality portfolio of operating, in-construction and in-development windparks located in attractive U.S. energy markets

        We believe that our strategically located portfolio of operating, in-construction and in-development windparks ideally positions us within the rapidly growing U.S. wind energy market. We currently have projects representing 282 MW of capacity in operation in New York. Later in 2008, we expect to commence operations in Texas and bring further New York projects online, representing an aggregate addition of 465 MW of capacity. In 2009, we expect to bring further New York and Texas projects online, representing an aggregate addition of 500 MW of capacity. In 2010, we expect to commence operations in New England (New Hampshire and Vermont) and Minnesota, as well as bring further New York and Texas projects online, representing an aggregate addition of 705 MW of capacity. By the end of 2012, we expect to have operational projects representing 3,850 MW of capacity in Maine, Michigan, Minnesota, New Hampshire, New York, Texas, Vermont and Wyoming. As indicated in the discussion of our windpark portfolio above, we have already completed substantial milestones for our projects targeted for completion through 2010.

        In addition, we believe that our development portfolio will give us significant scale across a geographically diverse national footprint. We carefully select our project sites to ensure that they are in regions characterized by acceptable wind resources, high power prices in deregulated energy markets and favorable renewable energy policies. We believe our management's experience in developing windparks in new markets and adding projects in our existing markets will enable us to continue to successfully expand our development portfolio. Additionally, we believe our management's understanding of deregulated energy markets enables us to maximize the value of our development portfolio. We devote considerable resources to structuring and assembling our project portfolio to achieve disciplined growth in the regions that we believe offer the most economically attractive returns.

Fully integrated in-house capabilities to develop, finance, construct, own and operate windparks and to support the continuing growth of our portfolio

        Our fully integrated, cross-functional organizational structure enables us to develop, finance, construct, own and operate each of our projects with a long-term ownership perspective. Our commodities and risk management team works closely with our developers and meteorological team on identifying regions for optimal project development. Collaboration among the developers, engineers and managers on each of our projects allows us to transition from one stage to the next and to regularly identify process and technical improvements over the life-cycle of each project. This integrated project management strategy enables us to continuously improve the development timing, cost and capital structure and revenue optimization of projects across our portfolio. Additionally, our management team has extensive project finance and commodity hedging expertise, allowing us to optimize our capital structure and reduce the impact of spot market price volatility.

        At our windparks, we have staff from the development, legal, construction, operations and asset management disciplines. Our fully integrated approach can provide us significant operational flexibility, a high level of quality control and the ability to manage costs and make decisions quickly and efficiently. For example:

  •
  during the construction period of the Initial New York Windparks, when we had to change the path of a collection line (a cable that connects the turbines to the substation), our development team worked with the affected landowners, while the onsite environmental team assessed any potential impact on existing permits and the construction team gave real-time input as to the feasibility of alternate routes;

  •
  our operators were involved in the commissioning of the turbines at our Initial New York Windparks and will operate them throughout their life, including during the initial warranty period provided by GE under the turbine supply agreements. This familiarity with our assets has enabled the operating team to develop a tailored preventative maintenance program and smoothly integrate with the asset management and commodities groups to maximize the revenues from these windparks; and

  •
  at our Initial New York Windparks, we acted as the general contractor for the construction process and we have served as the operator since the Initial New York Windparks were commissioned. We believe that these efforts have enabled us to save the mark-up that we would have incurred if third parties had provided these services. These arrangements also gave us significantly more flexibility to make changes in the construction scope and timetable (which may have resulted in penalties if we had used a third-party general contractor).

Experienced management team with an average of more than 15 years of experience with complex power and infrastructure projects

        Our management team has extensive knowledge of every aspect of the development, financing, construction and operation of windparks, as well as many years of experience in traditional independent electricity generation. Our senior management has an average of over 15 years of experience and involvement in bringing domestic and international power and infrastructure projects online, from initial development through financing to ongoing operations and maintenance, and have devoted their careers to the power and wind industries. They have formerly held leadership positions at many national and international power companies, including GE, FPL Energy, Public Service Enterprise Group, U.S. Generating Company, Kenetech, Enron, Vestas American Wind Technology and Sempra Energy. Additionally, members of our finance team have held leadership positions raising project financing for or providing investment banking services to the power sector at JPMorgan Chase, HSBC Securities, Wachovia Securities and Société Générale.

        We also have significant experience in our engineering and construction and operations and maintenance functions. Our senior construction team includes personnel who have supervised the design and construction of power facilities in excess of 5,400 MW over the last ten years. Additionally, our senior operations team has been responsible for the operation of windparks in excess of 2,100 MW over the last ten years.

Relationships with major turbine suppliers and all of the turbines secured to support our projects slated for construction through 2009

        Our turbine procurement strategy is focused on maintaining relationships with those turbine suppliers who have proven track records, access to supply chain materials and experienced installation, service and support personnel. We have successfully secured the turbines needed to support our projects slated for construction through 2009 from GE. With over 6,500 1.5 MW wind turbines installed worldwide, we believe GE turbines have an established track record and a solid history of reliability. In addition to GE, we maintain an active dialogue with Vestas, as well as with the suppliers of spare parts for our turbines. As we continue to grow our portfolio, we plan to develop additional strategic relationships with other major turbine suppliers. We believe that our turbine supplier relationships, scale and experience will enable us to continue to secure the turbines and related spare parts necessary to support our growth on favorable terms with respect to payment, pricing and flexibility.

Substantial local presence and community stakeholder involvement in the markets in which we are active

        We maintain permanently staffed project offices in Altona, Arcade, Bliss, Churubusco and Fredonia, New York; Austin and Hitchland, Texas; Lancaster, New Hampshire; Ubly, Michigan and Rutland, Vermont. By maintaining these offices and becoming involved in local community affairs, we develop a meaningful local presence, which we believe provides us with a significant advantage when navigating the local permitting processes and helps to enlist the support of the local communities for our projects.

        When we identify a new project, our developers move to that local area and integrate themselves into the community by attending public meetings. In this way, the local community recognizes that we are committed to making positive contributions to the area. Additionally, our involvement in the area helps to generate support from key local stakeholders such as significant landowners, local political bodies and business leaders. We believe that our community based approach has enabled us to secure approvals and support for our projects in regions that have historically voiced meaningful opposition and has given us a significant advantage over competitors who are not as active in the local communities.

Business Growth Strategy

        We intend to implement the following strategies to profitably grow our windpark portfolio in the rapidly developing U.S. wind energy market:

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  Focus development of wind capacity in attractive deregulated and geographically diverse energy markets;

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  Enter regional markets in scale, primarily through organic development;

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  Extract the efficiency benefits of our fully integrated business model;

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  Manage commodity price risk while retaining potential energy value;

  •
  Utilize debt and tax equity finance structures;

  •
  Create relationships as a community stakeholder; and

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  Attract, train and retain top talent.

Focus development of wind capacity in attractive deregulated and geographically diverse energy markets

        We seek to develop windparks within geographically diverse, established and deregulated energy markets that have attractive energy pricing, strong renewable portfolio standard programs and, in many cases, capacity payments. In implementing this strategy, we have initially focused on New York, Texas, New England and a limited number of other states, which meet this criteria. We intend to expand our operating wind generation portfolio by entering into new markets, while simultaneously adding projects adjacent to our existing projects. We believe that this carefully designed expansion plan will allow us to effectively leverage our existing resources while seeking development opportunities in new markets.

        We seek to develop our projects in markets with attractive pricing dynamics, as indicated by tightening supply and low or declining reserve margins. A reserve margin is a measure (expressed as a percentage) of the available capacity that is expected to exceed forecasted peak demand across a region. A decline in reserve margins indicates a reduction in the supply of capacity relative to peak demand. This increasing scarcity of capacity and transmission constraints is likely to put upward pressure on both energy prices and capacity payments.

        Regulatory or administrative bodies typically set targets or requirements for reserve margins. For instance, the New York State Reliability Council set reserve margins for New York at 16.5% and the Electric Reliability Council of Texas, the system operator in Texas, set a minimum reserve margin of 12.5%. Additionally, according to the Energy Information Administration, the vast majority of regions in which we intend to grow our project portfolio have experienced declining reserve margins since 2004. From 2004 to 2006, the average reserve margin in the contiguous United States declined from 26% to 19%, with continued declines forecasted through 2011. The following table summarizes the significant characteristics of the energy markets in which we intend to develop and operate windparks.

Energy Market Characteristics

State	2007 Average Retail Electricity Price (¢/kWh)(1)	Renewable Portfolio Standard Energy Target	2007 Renewable Energy Certificate Prices	Separate Capacity Market	2006 Capacity Price ($/kW-mo.)	Actual 2006 Reserve Margin
Michigan	8.60¢	None	Not available	No	Not applicable	18%(7)
Minnesota	7.36¢	25% by 2025	Not available	No	Not applicable	18%(7)
Maine	13.26¢	30% by 2000 (10% by 2017 for new renewable energy sources)	$54(2)	Yes	$3.05(5)	10%(8)
New Hampshire	13.96¢	23.8% in 2025	$54(2)	Yes	$3.05(5)	10%(8)
Vermont	11.99¢	Renewable energy meets load growth by 2012; 20% by 2017	$54(2)	Yes	$3.05(5)	10%(8)
New York	15.35¢	24% by 2013	$15(3)	Yes	$2.61(6)	17%(9)
Texas	10.27¢	5,880 MW by 2015	$4(4)	No	Not applicable	14%(10)
Wyoming	5.27¢	None	Not available	No	Not applicable	24%(11)

Source: Average Retail Electricity Prices from the Energy Information Administration; New York capacity prices from ESAI Capacity Watch, March 2008; New England capacity prices from FERC; renewable portfolio standard targets from the Database of State Incentives for Renewables & Efficiency, April 2008; renewable energy certificates prices from Evolution Markets Inc. 2006 reserve margins from FERC.

(1)
2007 annual average retail electricity prices.
(2)
2007 Massachusetts average bilateral transaction price as reported by Evolution Markets Inc.
(3)
2007 New York average procurement price per NYSERDA press release, dated April 19, 2007.
(4)
2007 Texas average bilateral transaction price as reported by Evolution Markets Inc.
(5)
Represents the ISO New England forward capacity market transition payment with the value fixed from December 2006 through May 2008; the last unforced capacity auction held in the ISO New England was in October 2006.
(6)
Represents the New York Rest of State 2007 monthly average spot market installed capacity price.
(7)
Summer peaking reserve margin for the Midwest Independent System Operator.
(8)
Summer peaking reserve margin for ISO New England.
(9)
Summer peaking reserve margin for the New York Independent System Operator.
(10)
Summer peaking reserve margin for the Southwest Power Pool and the Electric Reliability Council of Texas (14% in 2007 for the Electric Reliability Council of Texas)
(11)
Summer peaking reserve margin for the Southwest for 2005.

Enter regional markets in scale, primarily through organic development

        Upon entering a market, we seek to become a leading wind energy operator and an influential voice within the region. We believe that our large scale projects will enable us to take full advantage of the benefits of our local presence and spread our fixed infrastructure and operating costs over a large number of turbines. While we may opportunistically acquire existing or partially developed windparks, we expect to grow our portfolio primarily through organic development, which means developing each project in-house, from initial site selection through construction and operation. We believe that this approach will allow us to execute a deliberate expansion plan for growth without relying on acquisitions. We believe that our organic development model is generally preferable to acquiring projects because of the time and risk related to finalizing development on a third party's project and the premium these opportunities attract in the current competitive market.

Extract the efficiency benefits of our fully integrated business model

        We seek to maximize project efficiency and reduce costs by taking advantage of our in-house capabilities in development, financing, construction and operations. For example, in the construction phase, we believe our ability to choose between using outside providers or taking advantage of our in-house capability to act as a general contractor gives us significant flexibility. Additionally, we will maintain a central warehouse of spare parts, which we believe will result in significant benefits, including increased operational flexibility as we will not have to delay maintenance as a result of waiting for an item with a long-lead time to arrive. As our asset base grows, we believe we will achieve further cost reductions due to economies of scale in maintaining our windparks and purchasing components.

Manage commodity price risk while retaining potential energy value

        We have implemented and expect to continue to implement financial hedges with respect to the majority of the energy we produce. The effect of these hedges is to help stabilize our revenue stream by reducing the impact of regional energy spot market price volatility. We forgo some of the potential benefit of increases in future energy prices by receiving the fixed price from the hedge counterparty rather than the floating price we would otherwise receive from the market. However, our hedging arrangements are designed to protect us against the risk of decreases in energy rates. This benefits both us and our lenders by strengthening our ability to provide sufficient debt service coverage and as a result greatly enhances our ability to obtain debt financing on attractive terms. We can still benefit from future increases in energy prices through the unhedged portion of our energy production both in the early years of the project's life (as the actual energy volume generated by the projects is expected to be greater, on average, than the hedged volume) and in the time after the hedging arrangement expires. Furthermore, our strategy of entering into hedges around the time of the closing of financing for a windpark as opposed to pursuing power purchase agreements in advance of the closing of financing for a windpark allows us to potentially benefit from future energy price movements and avoid the cost and price competition involved in bidding on power purchase agreements. Additionally, our current arrangements incorporate the concept of a "tracking account" that effectively defers some or all of the risks associated with the variability in our energy production volume until later in the project's operational life when the project debt has been significantly amortized. The tracking account essentially transfers the credit risk of this deferral to the hedge counterparty.

        Our financial hedge activity is limited by the term for which counterparties are willing to provide hedges, the willingness of such counterparties to accept project credit risk and the number of counterparties willing to enter in these transactions. While we have some flexibility to determine the time at which we enter into these financial hedges, we are often constrained by the timing requirements of our financing arrangements. For further discussion of our hedging strategy, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Revenues."

Utilize debt and tax equity finance structures

        In our selection of the various financing alternatives generally available to wind energy developers, we seek to maximize the rate of return on our project investments and monetize the tax benefits that we currently cannot utilize due to our lack of taxable income. We attempt to finance substantially all of our turbine purchases with debt secured primarily by the turbines themselves in order to increase our flexibility with respect to the specific projects in which turbines will be placed. We also use construction and project debt financing to minimize recourse against the issuer while optimizing our use of third-party capital. Finally, we use tax equity financing arrangements in order to monetize the value generated by production tax credits and accelerated tax depreciation that are available to us as a wind energy generator. We are able to enter into these arrangements at a cost of capital that reflects the tax equity investor's ability to utilize these tax benefits. Until we have significant taxable income, we intend to continue financing our windparks with tax equity financing structures so long as tax incentives and tax equity investors remain available.

Create relationships as a community stakeholder

        As part of our development strategy, we aim to create strong community relationships that we believe are critical to securing the land necessary for our windparks. Our team works closely with the landowners who will host the windpark to ensure that they fully understand the impact of having turbines on their property. Throughout the process, we assess and monitor the landowners' and broader community's receptiveness and willingness to host a windpark, while providing a program to educate the communities on the benefits of having a windpark in their area. This proactive involvement in the community also enables us to submit permit applications that are tailored to address local concerns.

Attract, train and retain top talent

        As we continue to grow our business and add new windparks to our portfolio, we will need to attract, train and retain additional employees. We believe that our collaborative culture, fully integrated management model and internal human resource development abilities are critical to attracting new and experienced talent and retaining key team members, such as our engineers, developers and meteorology experts. We provide extensive training, and we believe that we offer attractive employment opportunities in the markets in which we operate. In addition, as part of our retention strategy, we will be issuing equity incentive awards to certain key members of our team in connection with this offering.

Organization of Our Business

        Our business is organized around the projects in our portfolio. There are four key functional stages associated with developing and operating a windpark: (i) development, (ii) financing and commodity risk management, (iii) engineering and construction and (iv) operations and maintenance.

Development

  Site Selection, Land Control and Permitting

        Our development professionals select areas for development, first by evaluating regional energy, renewable energy certificate and capacity market characteristics, wind resources and land use patterns, and then by screening specific candidate sites for transmission availability, interconnection options, environmental sensitivity, local community receptivity and the potential for organized opposition. In performing this screening, we use both advanced technology and human capital to fully investigate and understand the factors that will affect our ability to permit and develop a project with attractive financial potential.

        Once a suitable site is located, the development phase begins with the identification, selection and securing of the land area required for the windpark. Developers work one-on-one with the landowner or landowners to obtain access and control over the real estate needed to support the windpark and transmission facilities. We memorialize our agreements with landowners through easements and leasing arrangements, which generally provide for a nominal rent payment over the remaining development and construction periods and increased payments when the windpark is operational. The majority of those payments are based on the performance of the windpark once operational.

        Early in the development cycle, prior to the finalization of a windpark's design, we also begin the environmental impact evaluation process. This entails extensive field work to identify environmental concerns that may impact the issuance of a permit for construction and project layout, such as the presence of endangered species, valuable wetlands or protected scenic views.

        At all the stages of the development process, we believe that it is important for members of our development team to live in and become active members of the communities in which they work. This approach gives our staff the opportunity to develop relationships with members of the community and educate them about the benefits of our projects, which we believe reduces the chance of community opposition. Strong relationships with community members also enable our developers to identify local issues of concern and address these in the project designs. The local team also works closely with our environmental and legal groups to ensure that the projects can be efficiently permitted. In addition, our public affairs group conducts community outreach in the local area near the proposed windpark and helps to communicate information about wind energy, windparks and our long-term commitment to the host communities.

        Once a windpark is operational, we continue to maintain a local presence at the site to retain the support of the community and address concerns in a timely fashion. With a long-term vision for development, we understand the importance of maintaining a continuous dialogue with all stakeholders who may be involved in our current and future projects.

  Wind/Meteorological Analysis

        A key factor in the success of any windpark is the profile and predictability of the wind resources at the site. Extensive studies of historical weather and wind patterns have been performed across North America and many resources, in the forms of charts, graphs and maps, are available to wind developers. The most attractive windpark sites offer a combination of land accessibility, power transmission, proximity to construction resources and favorable and dependable winds.

        When wind energy developers identify promising sites, they perform detailed studies to provide greater certainty with respect to the long-term wind characteristics at the site and to identify the most effective turbine siting strategy. The long-term annual output of a windpark is assessed through the use of on-site wind data, publicly available reference data and sophisticated software. Wind speeds are estimated in great detail for specific months, including intra-day variations, and are then correlated to turbine manufacturers' specifications to identify the most efficient turbine for the site. Today's wind turbines can efficiently generate electricity when the wind speed is between 11 and 55 miles per hour. Additional calculations and adjustments to determine turbine availability (which is principally affected by planned and unplanned maintenance events), wake effects (wind depletion caused by turbines sited upwind), blade soiling and icing and other factors are made to arrive at an estimate of the net capacity factor. A windpark's net capacity factor is the percentage represented by the net energy output in MWh measured at the revenue meter over a period of time, divided by the theoretical energy output of the windpark in the measurement period.

        For each wind turbine in a windpark, the annual gross energy output is calculated by multiplying (i) the cumulative number of hours in a typical year that the wind blows at a given speed by (ii) the power output, expressed in MW, of a wind turbine at each given speed (based on the manufacturer's specification), and repeating this for all relevant wind speeds.

        Once this annual gross energy output for a single turbine has been determined, a number of adjustments are made to reflect the estimated loss of productivity from a variety of causes, including wake or array losses, which reflect the impact of neighboring wind turbine generators, availability, inefficiency of the electrical delivery system of the windpark, turbulence or abnormal wind speeds and unusual ambient temperatures. These adjustments result in a projected net energy output of a single turbine. The net energy output for each wind turbine is then added together to calculate the net annual energy output of the windpark.

        The theoretical maximum annual energy output of a wind turbine is calculated by multiplying the total capacity of the wind turbine by the number of hours in a year. For example, a 1.5 MW turbine's theoretical maximum annual energy output is 13,140 MWh (1.5 MW multiplied by 24 hours per day multiplied by 365 days in a year). Therefore, assuming a net annual energy output for a single wind turbine (after adjusting for any productivity reductions) is 4,500 MWh, the resulting net capacity factor would be 34.2% (4,500/13,140).

        In reality, the wind speed frequency distribution at each wind turbine varies from year to year. As a result, we estimate the average energy production over the long-term and estimate the probability of certain levels of average energy production over the long-term.

        We have an in-house wind technologies team, including three professionals with graduate degrees in meteorology who provide support at each stage of the development and construction processes and during ongoing operations. Our in-house scientists work closely with several leading subcontractors to develop statistical modeling, data quality assurance and sophisticated programs to measure wind characteristics at turbine hub-height and above. We also research wind characteristics over the entire wind turbine rotor disk (the diameter of the spinning blades). Finally, our meteorological team investigates climate variability. This research often leads to improvements in our routine wind energy assessment program.

        Our wind program starts with prospecting for windy sites over a wide area by using public wind maps or maps that we commission. These maps are generated with sophisticated statistical models, which use global climatic data and detailed local terrain characteristics, and identify the most attractive land for a windpark in a specific region. Once our development team secures access to a portion of the targeted land, we begin a field program by establishing a long-term reference 60-meter instrumented tower. This field test is followed by the installation of numerous additional towers that probe the wind resources across the entire prospective site plan. Depending on site specific issues, we may do additional studies with hub-height fixed towers or SODAR, which is a remote sensing technology that measures winds up to a height of 200 meters without the need for a tower.

        Our in-house experts also use statistical models for siting wind turbines within a windpark in conjunction with our field environmental team. Together, these teams determine areas where wind turbines cannot be located due to environmental, zoning, turbine-related or other restrictions. This modeling enables us to adjust site plans very quickly, which substantially shortens our development and engineering cycles. We and our consultants prepare estimates of the long-term energy production capability of each project, as well as the short-term energy variability characteristics, while adhering to a rigorous quality assurance program to ensure the quality of the wind data required by our commodity hedge counterparties and lenders. These energy estimates are continuously improved as data is collected. Prior to obtaining project financing, we submit our data and analyses for review by independent wind consultants.

  Transmission Interconnection

        Transmission interconnection is one of the key elements of windpark development as it ensures connectivity and access to power markets. We seek to identify the most cost effective point of interconnection to the regional power grid while not compromising the reliability and security of the transmission network or market access. The first step in the interconnection process is filing an interconnection application with the regional independent system operator. The independent system operator then coordinates with us to complete three consecutive studies: a feasibility study, a system impact study and a facilities study. The objective of the feasibility study is to determine whether there is adequate transmission resource sufficiently close to the proposed windpark. The goal of the system impact study is to evaluate the impact of the proposed windpark on the transmission network, while the facilities study determines the required physical interconnection facilities and any network upgrades along with the costs associated with such requirements. In aggregate, these studies generally take nine to twelve months to complete; however, this timeline can change from independent system operator to independent system operator, depending on the number of proposed projects in the independent system operator's interconnection applications queue. In addition, if we fail to meet the study process milestones set by the rules, we may lose our position in the transmission planning queue, with the possible result that our windparks may be required to restart the study process.

        At the conclusion and acceptance of the facilities study, we negotiate an interconnection agreement with the independent system operator and the transmission owner. This agreement defines the cost allocation and schedule for interconnection and upgrades as well as outlines the facilities' ownership and operation. In certain cases, where an agreement for an interconnection agreement with the transmission owner and or/operator is not reached after 60 days of negotiation, we can request that the transmission owner and/or operator submit an unexecuted interconnection agreement to FERC. The transmission interconnection process, from the start of the studies through the filing of the interconnection agreement, can take up to two years or more to complete.

Financing and Commodities Risk Management

        We have established two groups responsible for executing our windpark financing and commodity risk management strategies. Our financing and commodities risk management groups work closely together to ensure that our projects can be economically financed in a timely manner and to manage our exposure to and maximize our potential upside from volatility in the energy markets. These two groups are charged with implementing and managing the financing structures that we use to fund our windparks' development, construction and operations, executing our electricity hedging strategy and managing our energy, capacity and renewable energy certificate sales.

  Turbine Financing

        We fund the cash required to pay for turbines purchased under our turbine supply agreements through borrowings by certain of our subsidiaries under turbine credit facilities. We currently have in place a first lien revolving turbine credit facility and a second lien turbine credit facility. These facilities allow us to finance between 60% and 100% of our turbine purchases with debt. These facilities are secured by, among other things, turbines not yet transferred to a project subsidiary for use in a particular windpark. By not transferring turbines specifically to the owners of our windparks and not pledging all general project assets as collateral, we maintain the ability to purchase turbines in advance of project development and construction, which provides us with a large degree of flexibility regarding the specific windparks in which turbines will be ultimately placed. For a further discussion of the first and second lien turbine credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources" and "Description of Certain Financing Arrangements—Senior Secured Turbine Credit Facilities."

  Commodity Risk Management

        We view the understanding of, and participation in, the energy commodity markets as an integral component required for success in the U.S. wind energy industry. Our commodity risk management team designs and implements energy hedging structures to help manage energy commodity price risk and production volume fluctuation risk. Our energy hedging arrangements enable us to effectively transfer energy price risk to our hedging counterparty with respect to a portion of the energy generated at our windparks. These arrangements protect us from volatility in the energy markets and are essential tools in helping us to arrange financing for the construction of our windparks. For further discussion of our hedging strategy, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Revenues."

  Project Financing

        The project finance team structures and negotiates debt and tax equity financings for the construction and operation of our projects, with the goal of minimizing recourse and maximizing our after-tax financial returns, while also preserving our managerial control over the project companies. In support of these activities, the project finance team maintains close relationships with active renewable energy lenders and potential tax equity investors.

        Debt Financing.    Debt for windparks is typically provided by commercial banks and institutional lenders that have the expertise to evaluate the risks associated with the technology, construction, operations and wind resources necessary for windparks. These lenders provide construction financing for most sizable industrial and infrastructure projects. After construction of a windpark has been completed, these banks often remain as lenders at the project level.

        Project financing options have improved substantially as the market has matured over recent years. Wind technology and project fundamentals are now widely understood by project finance lenders and U.S. institutional investors. According to Project Finance International, the wind sector received 56% of the $35.0 billion of renewable technology project financing issued from 2000 to 2006. For further discussion of our project debt financing arrangements, see "Description of Certain Financing Arrangements—Initial New York Project Financing."

        Tax Equity Financing.    U.S. windparks are currently supported by the ten-year production tax credit and five-year accelerated tax depreciation. While the production tax credit can be applied to reduce federal income tax liabilities on a dollar-for-dollar basis and accelerated depreciation can reduce taxable income or generate tax losses, we, like many wind energy companies, do not currently have the taxable income necessary to use these tax benefits. Accordingly, as part of the financing strategy for our windparks, we seek to monetize the value of these tax benefits by entering into investment structures with tax equity investors, who can utilize the benefits. Typically, we form a limited liability company with the tax investors, who are allocated most of the tax benefits and receive significant cash distributions during the ten-year production tax credit period.

        Typical tax equity investors include large financial institutions, such as banks or insurance companies, utilities or other institutional investors with relatively low funding costs and significant income against which they could apply the tax benefits generated by our windparks. We expect that increasing numbers of participants will be willing to provide tax equity financing in the future, so long as the tax incentives remain available. For example, according to JP Morgan Capital Corporation, in 2006, $3.1 billion in tax equity was raised.

        For a further discussion of our tax equity financing structures, and the tax equity financing related to our Initial New York Windparks, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Refinancing Upon Commencement of Operations and Tax Equity Financing" and "Risk Factors—The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy."

Engineering and Construction

        As part of our strategy to fully integrate our capabilities across all aspects of windpark development, financing, construction and operations, we have an in-house team of 44 engineering and construction professionals who perform engineering and construction services for many of our projects. Our engineering and construction team has the ability to either act as general contractor on a project, coordinating with third-party construction contractors, or to engage a third-party in the general contractor or construction management role. We make these decisions based on economic benefit to us. We believe that this two-fold construction strategy differentiates us from other independent U.S. wind energy companies, which typically rely only upon third-party general contractors. Our engineering and construction team is comprised of highly experienced project and construction managers, superintendents, field engineers, safety technicians, quality specialists and project control engineers and includes personnel who have supervised the design and construction of power facilities in excess of 5,400 MW over the last ten years. Where we act as general contractor, each project site has a dedicated resident construction manager and team of construction professionals and engineers. Other engineering and construction functions are centralized, which allows the group to efficiently scale its resources to support our developing national platform and growth capabilities. In general, we provide engineering and construction services pursuant to contracts between our engineering and construction subsidiary and each project subsidiary.

        Our engineering and construction team also works closely with our development teams to provide input throughout the development cycle from land acquisition through permitting and financing of our windparks. We provide a highly responsive and flexible approach to resolving any issues that arise during the development of a project. Immediate access to engineering and construction expertise enhances our ability to make practical, cost effective decisions during the development cycle. Additionally, the close co-ordination of our development and engineering and construction teams ensures that our construction designs are compatible with permits and landowner agreements to minimize any problems during the construction phase and ensure a timely start of construction.

Operations and Maintenance

        We perform operations and maintenance services in-house through our experienced and well-trained team of 32 professionals, who have been responsible for the operation of windparks in excess of 2,100 MW over the last ten years. Our operations and maintenance department closely monitors the performance of the equipment at our windparks to prevent and minimize downtime. This constant feedback offers managers an effective and timely method to measure their performance and identify areas for improvement and allows us to take preventative action rather than simply reacting to problems. We also use problem-solving tools designed to determine the root cause of problems and to continuously improve quality and maximize run time.

        We have also established a National Operations Center, which allows us to remotely monitor and control, if necessary, each of our turbines from a central location. We have installed equipment that allows us to combine historical trend analysis with real-time operational data to predict possible turbine performance issues. We also employ predictive maintenance techniques, including borescopic visual analysis that tracks the performances of gear boxes, main bearings and generators, as well as infrared camera analysis, which monitors the effectiveness of transformers, collection system connections and control panels. In addition, our meteorology group works closely with our National Operations Center to provide forecast information in support of power scheduling and for windpark performance assessment, which will aid in the scheduling of preventative maintenance services. These predictive tools allow us to perform scheduled repairs instead of reacting to expensive unexpected problems, which we believe helps us reduce the more than 70% of our operations and maintenance expenses related to labor and component usage. Through our equipment subsidiary, we also intend to carry key spare wind turbine parts at our National Operations Center, which we believe will result in significant reductions in costs and turbine downtime by enabling us to procure long lead-time components before engaging sub-contractors.

        Our operations and maintenance team is easily scalable to meet our growth needs. It works closely with GE, our current turbine supplier, to identify and remedy any turbine component failures as our turbine supply agreements with GE provide us with a two-year warranty on all wind turbine components. We currently have 20 technicians, each of whom has or will undergo an intense training program at the GE Wind Training Center to learn standardized maintenance practices and optimal turbine operation procedures, which minimizes the variability of our maintenance procedures and troubleshooting techniques among our windparks. As we continue to grow our operating portfolio, we plan to expand our operations and maintenance team, placing an emphasis on hiring personnel from the local communities in which we operate. As with engineering and construction services, we generally provide operations and maintenance services pursuant to contracts between our operations and maintenance subsidiary and each project subsidiary. Similarly, while we generally intend to operate and maintain our windparks ourselves, we retain the flexibility to use third-party service providers. This also differentiates us from other independent U.S. wind energy companies.

Asset Management

        We have adopted a commercial strategy of managing our projects and other assets with an in-house asset management team of 13 professionals acting as "owner's representatives." The role of the asset management group is to manage each individual windpark by overseeing the engineering and construction, operations and maintenance and parts supply contracts and to closely monitor the performance of each windpark from an owner's point of view in order to maximize financial performance and minimize risk. With a group of seasoned managers from the wind and independent power sectors, our asset management team optimizes the commercial performance of our assets, services the project debt, manages project agreements and compliance and has ultimate responsibility for the financial performance of each project. The team also manages our extensive real estate obligations, which currently include approximately 700 individual easements for 26 projects, as well as our corporate insurance program, municipal obligations, home office, remote facilities and mobile assets. Our asset management team is scalable and organized regionally in order to facilitate a seamless transfer of responsibilities from the development team through construction to commercial operations.

Accounting, Legal and Human Resources

        We have developed sophisticated support capabilities in these critical areas through our team of 22 professionals. Our accounting group is responsible for the preparation of our financial statements and related financial reports. The legal group provides direct support to our project development team at all phases of siting and construction and counsels the company and its board of directors on compliance matters. The human resources function oversees all employment policies and procedures, implements recruiting and training and supports our growth.

Our Projects

        We currently have the following three windparks in operation in New York with a capacity of 282 MW.

Windpark	Location	MW	Turbines
Noble Bliss Windpark	Rolling hills of western New York, within Wyoming County	100.5	67 GE 1.5 MW sle turbines
Noble Clinton Windpark	Level highland farmland of northern New York, within Clinton County	100.5	67 GE 1.5 MW sle turbines
Noble Ellenburg Windpark	Level highland farmland of northern New York, within Clinton County	81	54 GE 1.5 MW sle turbines

        We have begun construction of the following four additional windparks in New York and one windpark in Texas, adding a total of 465 MW of capacity to our operating portfolio.

Windpark	Location	Expected MW	Expected Turbines
Noble Altona Windpark	Level highland farmland of northern New York, within Clinton County	97.5	65 GE 1.5 MW sle turbines
Noble Bellmont Windpark	Adjacent to the Noble Chateaugay Windpark	21	14 GE 1.5 MW sle turbines
Noble Chateaugay Windpark	Adjacent to the Noble Clinton Windpark	106.5	71 GE 1.5 MW sle turbines
Noble Wethersfield Windpark	Adjacent to the Noble Bliss Windpark	126	84 GE 1.5 MW sle turbines
Noble Great Plains Windpark	Open ranch land of northwestern Texas, within Hansford County on the Oklahoma border	240 (114 (Phase I) in construction and 126 (Phase II) to be constructed in 2009)	160 GE 1.5 MW sle turbines

        In 2009, we plan to construct the following three additional windparks in New York, the remaining MW at the Great Plains project and one additional windpark in Texas, adding 499.5 MW of capacity to our operating portfolio.

Windpark	Location	Expected MW	Expected Turbines
Noble Ball Hill/Villenova Windpark	Hills of western New York, within Chautauqua County	100.5	67 GE 1.5 MW sle turbines
Noble Centerville/Rushford Windpark	Hills of western New York, within Allegany County	100.5	67 GE 1.5 MW sle turbines
Noble Chateaugay II Windpark	Contiguous to the Noble Chateaugay Windpark	19.5	13 GE 1.5 MW sle turbines
Noble Mitchell County I Windpark	Open ranch land of western Texas, within Mitchell County	300 (153 (Phase I) to be constructed in 2009 and 147 (Phase II) to be constructed in 2010)	200 GE 1.5 MW sle turbines

        In 2010, we plan to construct the following two additional windparks in New York, the remaining MW at the Mitchell County I project and one additional windpark in Texas, two new windparks in New England and one new windpark in Minnesota, adding 705 MW of capacity to our operating portfolio.

Windpark	Location	Expected MW	Expected Turbines
Noble Burke Windpark	Adjacent to the Noble Chateaugay and Bellmont Windparks	60	40 GE 1.5 MW sle turbines
Noble Farmersville Windpark	Rolling hills of western New York, within Cattaraugus County	100.5	67 GE 1.5 MW sle turbines
Noble Mitchell County II/Pecos County Windpark	Open ranch land of western Texas, within Mitchell County	351 (150 (Phase I) to be constructed in 2010)	234 GE 1.5 MW sle turbines
Noble Grandpa's Knob Windpark	High ridgeline of central Vermont, within Rutland County	72	24 Vestas 3.0 MW V-90 turbines
Noble Granite Reliable Windpark	High ridgeline of northern New Hampshire, within Coos County	75	25 Vestas 3.0 MW V-90 turbines.
Noble Flat Hill I Windpark	Open farmland of north western Minnesota, within Clay County	100.5	67 GE 1.5 MW sle turbines

        We have identified an estimated 1,900 MW of additional windparks that we expect to commence operations in 2011 and 2012. Of this amount, we expect that approximately 50 MW will be located in Maine, 400 MW will be located in Michigan, 200 MW will be located in Minnesota, 175 MW will be located in New York, 800 MW will be located in Texas, 175 MW will be located in Vermont and 100 MW will be located in Wyoming. The windparks in Minnesota, New York, Texas and Vermont will represent additional operations or expansions of our windparks that we expect to be in operation in those states by 2010. The windparks in Maine, Michigan and Wyoming represent new states in our project portfolio. For the majority of these windparks, we have secured a portion of the land necessary to place our turbines and have analyzed the characteristics of the applicable energy, capacity and renewable energy certificate markets. We have also performed preliminary wind analysis, started discussions related to the interconnection process and initiated a dialogue with the local communities.

Competition

        While we compete on a broadly defined basis with owners of electrical generation assets, including fossil fuel-fired independent power producers, we believe our primary competitors are developers and operators focused on renewable energy generation. Renewable energy generation, such as from wind, solar and geothermal, may benefit from various incentives such as renewable energy certificates, production tax credits, and accelerated depreciation for tax purposes that are not available to fossil fuel-fired generation. More specifically, we believe our primary competitors are developers and operators focused on the wind energy segment due to the wide range of technical and economic differences between renewable energy producers. For instance, geothermal generation is dependent on steam resources and solar generation is dependent on weather patterns and geographic location that allow for access to sunlight—none of which are resources for which wind energy developers compete.

        In the wind energy sector, competition occurs primarily during the development and construction phases rather than during a windpark's operations. Competition is less prevalent during a windpark's operations because wind energy generators who sell into wholesale power markets are price takers selling an undifferentiated commodity product, i.e. electric energy. As such, principal areas of competition are focused on the activities that enable wind energy generators to access markets that are attractive to build windparks. These include the identification and procurement of suitable sites with high wind resources availability, grid connection capacity and the availability of land, wind turbines, spare parts and the other key equipment wind energy generators depend on to construct and operate windparks.

        The competitive landscape of the wind energy industry is populated by a range of developers focused on wind energy generation including large integrated independent power producers and established European producers, many of whom have greater financial resources than we do. According to Emerging Energy Research, several trends have developed with regard to these industry players, most notably industry consolidation as wind energy developers attempt to achieve both scale and geographic scope for their development pipeline. Our pipeline spans several regions across the country including New York, New England, Texas, and the Midwestern and western United States; however, we have not yet achieved the scale that some of larger wind energy generators currently possess.

        Additionally, depending on the regulatory framework and our approach in certain regions, we may also face competition in bidding for long-term power purchase agreements. We face competition for the sale of renewable energy certificates generated by our windparks. We also face competition for personnel experienced in the wind power industry.

Customers

        We sell the energy generated by, and we expect to sell the capacity of, our windparks into the market operated by the New York Independent System Operator. We have also agreed to sell the majority of the renewable energy certificates generated through the operation of these windparks to NYSERDA. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Revenues." We expect that the sale of energy into the market operated by the New York Independent System Operator (net of any gain or loss associated in our energy hedging transactions) and the sale of renewable energy certificates to NYSERDA will account for approximately 78% and 19%, respectively, of our revenues during 2008. We expect to use similar arrangements with respect to energy, capacity and renewable energy certificates sales with the New York Independent System Operator, NYSERDA and other parties in our future windparks.

        Each regional wholesale electricity market in which we intend to operate is administered by an independent system operator, or a regional transmission operator which also operate the electric transmission facilities within a specific state or region. Below is a description of the New York Independent System Operator, where we currently sell our electricity and capacity, and of the other regional markets in which we intend to sell our electricity and capacity.

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  The New York Independent System Operator has been the independent system operator for the New York state transmission system and wholesale electricity markets since 1999. The New York Independent System Operator consists of 11 different zones or sub-regions which are separated by transmission constraints. The New York Independent System Operator manages approximately 11,000 miles of transmission lines and more than 300 generation units totaling almost 40,000 MW of capacity. The products that are traded in the New York electricity market include energy, capacity, and financial transmission rights. Energy markets are comprised of a day-ahead market and a real-time market with pricing based on least-cost bids submitted by electricity generators within each zone. Capacity is sold through a series of auctions for various time periods of the year. Natural gas-fired electric generation sets the market clearing price for electricity for most hours, and summer reserve margins in each of 2005 and 2006 were 17%.

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  The Southwest Power Pool is a regional transmission operator whose territory covers Kansas, Oklahoma and parts of New Mexico, Texas, Louisiana, Missouri, Mississippi and Arkansas. The Southwest Power Pool has 11 load zones and does not currently have a separate capacity market. Market participants trade physical electricity bilaterally, either directly or through brokers, and through the real-time energy imbalance service market. The region is characterized by coal and natural gas on the margin for most hours and had a summer reserve margin of approximately 13-14% during the years 2004 through 2006. Noble expects to build windparks in the parts of Texas located in the Southwest Power Pool.

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  The ISO New England covers several states in the northeastern United States, including Connecticut, Massachusetts, New Hampshire, Rhode Island, Vermont and parts of Maine. Load zones and locational pricing are differentiated by state, except for Massachusetts, which is divided into three areas: Northeastern Massachusetts, Southeastern Massachusetts and Western/Central Massachusetts. Similar to the New York Independent System Operator, ISO New England has separate energy and capacity markets with natural gas-fired electric generation also setting the price of electricity for most hours. These markets include day ahead and real-time spot market with locational marginal pricing. Further, summer reserve margins have declined significantly from 29% in 2004 to 10% in 2006.

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  The Electric Reliability Council of Texas covers most of Texas and is divided into four zones: Houston, North, South and West. Like the Southwest Power Pool, the Electric Reliability Council of Texas is an energy-only market, with no separate transactions for capacity. Market participants trade physical electricity bilaterally, either directly or through brokers, and through the energy imbalance service market. The region currently has excess capacity with some generation recently "moth-balled" or decommissioned. However, according to the FERC, reserve margins are nevertheless expected to decline to levels consistent with the target set by the Electric Reliability Council of Texas of 12.5% target in the next two years. Additionally, summer reserve margins have declined from 26% in 2004 to 14% in 2007. Within the Electric Reliability Council of Texas, natural gas-fired electric generation sets the price of electricity for the majority of hours.

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  The Midwest Independent System Operator covers all or most of North Dakota, South Dakota, Nebraska, Minnesota, Iowa, Wisconsin, Illinois, Indiana, Michigan and parts of Montana, Missouri, Kentucky and Ohio. The Midwest Independent System Operator is divided into several markets, including Cinergy, First Energy, Illinois, Michigan and Minnesota. Additionally, the Midwest Independent System Operator is an energy-only market with coal-fired electric generation setting the market clearing price for electricity for most hours. The Midwest Independent System Operator administers a two-settlement (day ahead and real-time) energy market known as the Day-2 market that produces hourly locational marginal prices. Summer reserve margins have declined from 22% in 2005 to 18% in 2006.

Suppliers

        The key component for our windparks is wind turbines. Turbine costs generally represent between 55% and 65% of our total windpark capital costs. There are a limited number of turbine suppliers and current demand worldwide for turbines exceeds production capacity. See "Risk Factors—We currently rely extensively on one of a small number of wind turbine manufacturers." Our turbine procurement strategy is focused on maintaining relationships with those turbine suppliers who have proven track records, access to supply chain materials and experienced installation, service and support personnel. We are working with various suppliers, such as GE and Vestas, to assess the appropriate turbine needs for our windparks in development. As part of our ongoing turbine evaluation process, we have worked closely with our suppliers to determine which turbines and manufacturers are best suited for our various development sites based on a variety of factors including turbine pricing, technical requirements and wind resource and site suitability. GE has supplied us with turbines for our Initial New York Windparks totaling 282 MW, and we have contracted with GE for turbines through 2009 totaling an additional 965 MW. Our contract with GE generally covers the production, erection and commissioning phases and includes a warranty period typically of two years, unless otherwise negotiated. In addition to

GE and Vestas, we maintain an active dialogue with the suppliers of spare parts for our turbines. The suppliers for two of our key spare parts, namely gear boxes and blades, are located outside of North America. See "Risk Factors—Spare parts for wind turbines and key pieces of electrical equipment may be unavailable to us." As we continue to grow our portfolio, we plan to develop additional strategic relationships with other major turbine suppliers. We believe that our turbine supplier relationships, increasing scale and experience will enable us to continue to secure the turbines and related spare parts necessary to support our growth on favorable terms with respect to payment, pricing and flexibility.

        Our other important suppliers are engineering and construction companies, including suppliers of crane equipment and operators, that are contracted during the development and construction stages to perform certain work for our windparks, including the construction of portions of the required infrastructure.

Employees

        As of June 20, 2008, we had 173 employees, of which 71 are based in our corporate headquarters, 92 are based in our various project offices and 10 are based in our National Operations Center. None of our employees are represented by a labor union. We believe that we have a good relationship with our employees, and we have never experienced any labor dispute, strike or work stoppage.

Insurance

        We maintain business interruption insurance, casualty insurance, including flood and earthquake coverage, primary and excess liability insurance, customary workers' compensation, automobile insurance and such other insurance as is generally carried by companies engaged in a similar business in the same general areas. In addition, at the individual project companies, we maintain builder's "all risk" insurance coverage for each windpark under construction as well as business interruption and operational risk coverage for each windpark in operation. These project company policies are sized on a project-by-project basis.

Regulation

        The following is a summary overview of certain applicable regulations in the United States and should not be considered a full statement of the law or all related issues.

Energy Regulation

  FPA

        Under the Federal Power Act, or FPA, the FERC has exclusive rate-making jurisdiction over wholesale sales of electricity and transmission in interstate commerce. The FPA subjects "public utilities" within the meaning of the FPA, among other things, to rate and corporate regulation by FERC. In particular, sellers of electricity at wholesale in interstate commerce and transmitters of electricity in interstate commerce are regulated by FERC with respect to: the review of the terms and conditions of wholesale electricity sales and transmission of electricity; the need to obtain advance approval of certain dispositions of public utility facilities, mergers, purchases of securities of other public utilities, acquisitions of existing generation facilities and changes in upstream ownership interests; the regulation of their borrowing and securities issuances and assumption of liabilities; and the review of interlocking directorates. Future issuances of our equity securities may also be subject to FERC approval under Section 203 of the FPA. FERC has authority under Section 206 of the FPA in certain circumstances to order refunds and, under FPA amendments pursuant to the Energy Policy Act of 2005, FERC has expanded authority to assess civil penalties of up to $1 million per day for violations of the FPA. We can offer no assurance that, at some future time, Congress will not change the relevant provisions of the FPA, or that FERC will not change its regulations implementing the requirements of the FPA.

        Wholesale electricity sellers authorized by FERC to sell at market-based rates may obtain waivers or blanket pre-approvals as to certain of the regulatory requirements of the FPA, including waiver of FERC's accounting regulations and blanket pre-authorization with respect to its regulation of issuances of securities and assumption of liabilities. We can offer no assurance that FERC will not revisit its policies at some future time with the effect of limiting market-based rate authority, regulatory waivers and blanket authorizations. Each of our Initial New York Windparks and certain of our other windparks have been granted market-based rate authority, and as a result, may sell electric energy and capacity at market or otherwise negotiated rates. While our Texas windpark has obtained qualifying facility status pursuant to PURPA and FERC's implementing regulations, we anticipate that our Texas windpark will sell electricity at wholesale pursuant to market-based rate tariff on file with FERC, rather than pursuant to a PURPA contract. As a result of the grant of market-based rate authorization by FERC, each of our Initial New York Windparks and our other windparks with market-based rate authorization is subject to regulation by FERC as a "public utility" pursuant to the FPA. FERC's orders that grant market-based rate authority reserve the right to revoke or revise that authority if FERC subsequently determines that the market-based rate seller can exercise market power in transmission or generation, create barriers to entry or engage in abusive affiliate transactions. FERC may impose various forms of market mitigation measures, including price caps and operating restrictions, where it determines market power may exist and that the public interest requires such potential market power to be mitigated. We are also required to report to FERC any material changes in status that would reflect a departure from the characteristics that FERC relied upon when granting market-based rate authority, make quarterly electronic filings with FERC providing information on sales of electricity and comply with market behavior and manipulation rules. If any of our windparks were to lose its market-based rate authority, it would be required to obtain FERC's acceptance of cost-of-service rate schedules and would become subject to the accounting, record-keeping and reporting requirements that are imposed on utilities with cost-based rate schedules.

        In addition to direct regulation by FERC, our windparks are subject to rules and terms of participation imposed and administered by various regional transmission operators and independent system operators. Although these entities are themselves ultimately regulated by FERC, they can impose rules, restrictions and terms of service on market participants, like our windparks, that can have a material impact on our business. For example, independent system operators and regional transmission operators may impose bidding and scheduling rules, both to curb market power and to ensure functioning markets.

        FERC rules for the establishment, approval and enforcement of Electric Reliability Standards require each of our windparks to register with the North American Electric Reliability Council and the regional Electric Reliability Organization. We are also required to comply with applicable Reliability Standards approved by FERC.

  PUHCA and PURPA

        The Public Utility Holding Company Act of 2005, or PUHCA, in relevant part, provides that any entity that owns, controls or holds power to vote 10% or more of the outstanding voting securities of a "public utility company" (which is defined to include an "electric utility company") or a company that is a "holding company" of a public utility company or public utility holding company, is subject to certain regulations granting FERC, access to books and records and oversight over certain affiliate transactions. State regulatory commissions may in some instances also have access to books and records of holding companies. Entities that are holding companies solely by virtue of their ownership of qualifying facilities and exempt wholesale generators are exempt from FERC access to books and records under PUHCA. In order to obtain exempt wholesale generator status pursuant to PUHCA, the owner of a generating facility must demonstrate that it is engaged directly, or indirectly through one or more affiliates, and exclusively in the business of owning and/or operating facilities used exclusively for the generation of electricity for sale at wholesale. In order to obtain qualifying facility status pursuant to PURPA, a generating facility must qualify as a small power production facility or cogeneration facility that has either filed a self-certification of qualifying facility status with, or has received a qualifying facility certification order from, FERC. A wind generation facility may qualify as small power production qualifying facility if it is less than 80 MW. We have received qualifying facility status designation from FERC for our Texas windparks.

        Each of our Initial New York Windparks has filed a self-certification with the FERC that it is an exempt wholesale generator. As a result, under current federal law, we are not subject to regulation as a holding company under PUHCA and will not be subject to this regulation as long as each "public utility company" in which we have an interest is (i) a qualifying facility, (ii) an exempt wholesale generator or (iii) subject to another exemption or waiver.

  State Regulation

        Some of our windparks are or will be subject to varying degrees of regulation by state public utility commissions. State public utility commissions have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities that sell electricity at retail, and a number of other matters relating to electric utilities, as described below. State laws may also impose certain regulatory and reporting requirements on other owners and operators of generation facilities. Independent power producers are considered to be public utilities in some states and are subject to varying degrees of regulation by state public utility commissions, ranging from a requirement to obtain a "certificate of public convenience and necessity" in order to construct and operate a generating facility, to regulation of organizational, accounting, financial and other corporate matters. While FERC has exclusive jurisdiction over the rates for wholesale sales of electric energy, states may assert jurisdiction over the location and construction of electric generating facilities, and in certain situations, over the issuance of securities and the sale or other transfer of assets by these facilities.

        In New York, the New York Public Service Commission has asserted only limited authority over generation facilities selling exclusively into the wholesale market. The New York Public Service Commission regulation of electricity suppliers does not include regulation of the rates that New York generators may charge. However, the New York Public Service Commission requires new generators to obtain operating licenses pursuant to the state Public Service Law, or PSL, and may condition those licenses on the generator's compliance with siting and operating restrictions. Our Initial New York Windparks have received such licenses from the New York Public Service Commission, as have the projects we expect to build in Altona, Bellmont, Chateaugay and Wethersfield, New York.

        Section 70 of the PSL requires electric corporations, such as our Initial New York Windparks, to obtain approval of the New York Public Service Commission in advance for certain dispositions of their facilities, mergers, purchases of securities of other public utilities and changes in upstream ownership interests. Each of our Initial New York Windparks has obtained a determination from the New York Public Service Commission that it will be subject to "lightened regulation" by the New York Public Service Commission. For lightly regulated electric corporations like the Initial New York Windparks, there is a presumption that no New York Public Service Commission approval will be required under Section 70 of the PSL for the transfer of ownership interests (including transfers of stock) in entities upstream from the Initial New York Windparks, unless there is a potential for harm to the interests of captive utility ratepayers, which is sufficient to override the presumption. For electric corporations owning generators that make wholesale sales of electricity (such as our Initial New York Windparks), the potential for the exercise of market power arising from an upstream transfer would be sufficient to defeat the presumption and trigger Section 70 review.

        The New York Public Service Commission also regulates borrowing and securities issuances by electric corporations under Section 69 of the PSL. However, Section 69 does not apply to issuances of stock by an upstream owner of an electric corporation, such as the issuer.

        As in New York, the Public Utility Commission of Texas has limited jurisdiction over power generation companies selling exclusively into the wholesale market. The Public Utility Commission of Texas requires power generators and sellers of renewable energy certificates to register, and enforces various rules addressing market power, market manipulation, and reliability. The state also has authority to approve certain mergers, consolidations and affiliations involving power generation companies.

        The power generation company is also required to register with the applicable electric reliability organization for the region. Our planned Noble Great Plains Windpark is located in the Southwest Power Pool and the planned Noble Mitchell County Windpark is located in the Electric Reliability Council of Texas. In addition to registering the facility as a resource with the Southwest Power Pool and the Electric Reliability Council of Texas, and after the Public Utility Commission has certified the power generation company facility as a renewable energy certificate generator, the power generation company will also need to enter into a renewable energy certificate account agreement and establish a renewable energy certificate account with the Electric Reliability Council of Texas, as the statewide administrator of the renewable energy certificate program.

Environmental Regulation

        Our windpark development activities are subject to various federal, state and local environmental laws and regulations, primarily including environmental impact review requirements and regulations governing the discharge of fill materials into protected wetlands. The impact of these laws and regulations on the development, construction and operation of our windparks is site specific and varies depending upon the location and design of the windpark and the relevant state and local laws and regulations. In New York, for example, the State Environmental Quality Review Act requires us to evaluate the potential environmental impacts caused by our windparks, including assessments of visual and noise impacts, effects on wildlife (primarily birds and bats) and impacts to historical and cultural resources, and to implement measures to mitigate those impacts to the extent practicable. Local laws may also regulate other aspects of our windpark development and operation, by setting limits on the use of local roads, setback requirements and noise standards. If we fail to comply with these requirements, or with other regulatory standards, we may be denied permits that are required for construction or operation or become subject to regulatory enforcement actions. Project opponents frequently use environmental impact review statutes as a basis for mounting legal challenges to the issuance of permits and approvals. Legal challenges or enforcement actions, even if ultimately defeated, can result in substantial delays in the completion of a windpark and may have a material adverse effect on our business, results of operations and financial condition.

        Our windparks are designed to have minimal operational impact on the environment. Operation of a windpark does not produce significant wastes, generate air emissions or result in wastewater discharges. While most of our environmental regulatory obligations arise during or prior to the construction stage for some windparks, significant environmental obligations may still exist even after construction is complete. For example, the Initial New York Windparks are obligated to monitor impacts on avian species and to adopt mitigating measures if we detect substantial impacts. In most cases, the precise nature of this potential mitigation is not specified in the windparks' permits. While we do not currently anticipate that any material mitigation efforts will be required, we cannot offer any assurance that the mitigation will not have an adverse effect on our business, results of operations or financial condition. We may also be required to mitigate for damage to or loss of wetland areas which, in some instances, may not be completed for several years after the windpark is constructed. We do not anticipate that such mitigation efforts will require material expenditures, but any failure to complete such mitigation could result in fines or penalties and make it more difficult for us to procure similar permits for future windparks.

Legal Proceedings

        We do not have any material legal proceedings which are currently pending. From time to time, we and our subsidiaries may be party to various lawsuits, claims and other legal and regulatory proceedings that arise in the ordinary course of our business. These actions may seek, among other things, compensation, civil penalties or other losses, or injunctive or declaratory relief. Additionally, although no such claims are currently pending, we or our individual project subsidiaries may be subject to legal proceedings contesting the validity of one or more permits or otherwise challenging our authorization to construct and operate windparks.

Properties

        We lease our corporate offices (approximately 16,000 square feet) at 8 Railroad Avenue, Essex, Connecticut 06426. We also occupy an aggregate of approximately 18,000 square feet of project office space in Altona, Arcade, Bliss, Churubusco and Fredonia, New York; Austin and Hitchland, Texas; Lancaster, New Hampshire and Rutland, Vermont, which we lease in the form of office trailers or existing built out space. Additionally, our National Operations Center is located in a 9,750 square foot leased facility in Plattsburg, New York. We believe that our current facilities are adequate for our operations as currently conducted and if additional facilities are required, that we could obtain them at commercially reasonable prices.

        We generally do not own the property underlying our windparks. Instead, we usually obtain easements from the landowners that give us the right to install our meteorological equipment, turbines, transmission lines and related equipment and prohibit the landowners from building other structures that would interfere with the operation or maintenance of the windpark. The terms of the easement agreements vary, but usually cover a development period, a construction period, and a 20-year operational period, with our option to extend the operational period for an additional 30 years. Our easement agreements generally obligate us to make payments to the landowner based on revenues to be generated from assets located on the landowner's property. During the construction phase of a particular windpark, we may acquire land for the siting of facilities needed by the transmission system operator to accommodate the windpark; we typically transfer these real estate interests to the transmission system operator once construction of the windpark is complete. See "—Organization of Our Business—Development—Site Selection, Land Control and Permitting."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information concerning our directors and executive officers as of the completion of this offering.

Name	Age	Position
Walter Howard	56	President, Chief Executive Officer and Director
Charles Hinckley	45	Executive Chairman and Director
John Quirke	56	Executive Vice President, Development
Christopher Lowe	40	Executive Vice President and Chief Financial Officer
C. Kay Mann	50	Senior Vice President, General Counsel and Secretary
Thomas Swank	40	Senior Vice President, Commodities and Risk Management
Daniel Mandli	50	Senior Vice President, Operations
Jeffrey Wood	47	Senior Vice President, Project Finance
Neil Dyment	53	Senior Vice President, Accounting and Purchasing
Robert Fricchione	56	Senior Vice President, Human Resources
Stephen Murray	45	Director
Christopher Behrens	47	Director
Nancy-Ann DeParle	51	Director
John Warner	39	Director
Barry Goldstein	65	Director

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers.

        Walter Howard.    Walter Howard, our President and Chief Executive Officer, joined us in April 2008. From 2005 to April 2008 Mr. Howard served as the Senior Vice President—Sales and Business Development of American Water Works Company, Inc., a non-governmental water supplier and water utility. From 2004 to 2005, he served as a consultant at General Electric, where he initiated a large scale desalination and municipal drinking water business. From 2002 to 2004, he served as Chief Executive Officer of Noble Power Assets, LLC, a company founded by certain members of our senior management team to acquire assets in the unregulated electric power generation industry. From 1995 to 2002, he founded and served as Chief Executive Officer of Poseidon Resources, a company which applied project financing and development techniques developed in the cogeneration and IPP markets to water projects. Prior to that, he was Executive Vice President of US Generating Company, and Chief Financial Officer of the J. Makowski Company, early innovators in the cogeneration and IPP marketplace. Mr. Howard earned a BS in engineering and a Masters in civil and environmental engineering from Cornell University and an MBA from Harvard Business School.

        Charles Hinckley.    Charles Hinckley, our Executive Chairman, co-founded us in 2004 and was our President and Chief Executive Officer until April 2008. From 2002 to April 2004, Mr. Hinckley served as Senior Vice President of Noble Power Assets. From 1998 to 2002, Mr. Hinckley was the Manager of CC Hinckley Co., LLC, working for clients such as United Technologies Corporation and GE Capital, where he developed the five CalPeak power plants in California in 2001 and 2002, and the GTi Dakar power plant in Senegal from 1998 to 2000. From 1997 to 1998, he was a manager at GE Capital where he worked in international power plant development. From 1991 to 1996, he was an operations and business development executive for Kenetech Corporation, an early pioneer in the wind power industry. From 1989 to 1991, he worked at what is now GE Power Systems where he was a manager in their power plant operations and maintenance business. Mr. Hinckley earned a BS in physics from Miami University.

        John Quirke.    John Quirke, our Executive Vice President, Development, co-founded us in 2004. In 2003 he worked at Noble Power Assets. While at Noble Power Assets he advised and performed due diligence on power asset acquisitions on behalf of two private equity funds. From 2000 to 2002, Mr. Quirke served as Chief Executive Officer of United Technology Energy Holdings where he led a power project development joint venture with United Technologies Corporation. Mr. Quirke earned a BE in civil engineering from the National University of Ireland and did his post graduate work in operations research at Trinity College in Dublin.

        Christopher Lowe.    Christopher Lowe, our Executive Vice President and Chief Financial Officer, joined us in June 2007. From March 2005 to June 2007, he served as Managing Director at HSBC Securities where he ran the Americas Resources & Energy Group in the Global Banking division. From February 2003 to February 2005, he was a Managing Director at J.P. Morgan Securities Inc., within the Natural Resources Group in the Investment Banking Division where he focused on the power and utilities sector. From April 1990 to February 2003, Mr. Lowe held a number of positions at J.P. Morgan Securities, Inc., and its predecessor, Chase Securities, Inc., in the project finance, private placements, capital markets, and investment banking coverage groups. Mr. Lowe earned an MA in mathematics from the University of Cambridge in the United Kingdom and is also a CFA Charterholder.

        C. Kay Mann.    C. Kay Mann, our Senior Vice President, General Counsel and Secretary, joined us in April 2008. From June 2002 to April 2008, Ms. Mann worked as Senior In-House Counsel at General Electric, where she was responsible for providing legal support including compliance, transactions, corporate governance, risk identification and policy development, legal resource evaluation and management, and litigation management, to various groups within GE's energy and oil and gas divisions. From May 1999 to June 2002, Ms. Mann served as Senior In-house Counsel at Enron Corporation, where she served as Assistant General Counsel, Wholesale Services and Senior Counsel, Engineering and Construction. From February 1992 to May 1999, Ms. Mann served as Vice President and General Counsel at Technip USA (formerly Fish Engineering & Construction), where she advised on all legal matters in connection with the engineering, procurement and construction business. Ms. Mann earned a BA in political science and a JD from the University of Houston.

        Thomas Swank.    Thomas Swank, our Senior Vice President, Commodities and Risk Management, joined us in 2005. From 2004 to 2005 Mr. Swank served as Vice President of Power Origination for Sempra Energy Trading Corp. where he was responsible for structuring power transactions in the eastern U.S. From 2003 through 2004, he was a principal in Colonnade Energy, LLC, a consulting firm focused on providing services to clients in support of merchant energy space. From 2000 to 2002, Mr. Swank held senior executive positions at El Paso Merchant Energy and served as Senior Vice President, Origination, Structured Transactions with responsibility for the firm's power and cross-commodity origination efforts for North America and as Senior Vice President of Mergers and Acquisition. From 1999 to 2000, he was Director of Trading for Enron North America, responsible for originating gas and power transactions in the eastern U.S. From 1994 to 1999, he was employed by Dynegy Corp. in various positions, including Senior Director of Power Assets, where he was responsible for the acquisition and commercial management of several power generation asset portfolios, including West Coast Power, a 3,000 MW joint venture with NRG Energy. From 1999 to 2005 Mr. Swank was a member of the Board of Directors of Rocky Mountain Gas, Inc., a start-up E&P company in Riverton, Wyoming that was a majority owned subsidiary of US Energy Corporation. Mr. Swank earned a BS in commerce from the University of Virginia.

        Daniel Mandli.    Daniel Mandli, our Senior Vice President, Operations, joined us in 2006. From 2004 to 2006, Mr. Mandli served as General Manager of Wind Operations for FPL Energy, where he managed the operations of FPL's windparks in eight states and oversaw the implementation of the company's diagnostic center. From 1998 to 2004, he was the Director of Service, Installation and Engineering for NEG Micon USA, where he directed the North American Customer Service Organization for NEG wind turbine projects with operations in the United States and Canada. Mr. Mandli earned a BS in chemical engineering from the University of Wisconsin and an MBA from the University of Illinois, Champaign Urbana.

        Jeffrey Wood.    Jeffrey Wood, our Senior Vice President, Project Finance, joined us in 2007. From 2006 to 2007, Mr. Wood served as a Managing Director at Wachovia Securities, where he co-headed the efforts to establish the project finance business for the energy, power and infrastructure sectors. From 1997 to 2006, he was a Managing Director at Societe Generale, where he was responsible for raising project debt and equity for power, oil & gas, petrochemicals and infrastructure companies. From 1988 to 1997, Mr. Wood held a number of positions at Chase Securities Inc. in the power, environmental and project finance groups. Mr. Wood earned a BS in mechanical engineering from the University of Tennessee and an MBA from the Fuqua School of Business at Duke University.

        Neil Dyment.    Neil Dyment, our Senior Vice President, Accounting and Purchasing, joined us in 2008. From 2003 to 2007, Mr. Dyment served as Senior Vice President and Chief Financial Officer for La Petite Academy Inc., where he was responsible for all finance, accounting, audit, risk management and procurement functions. From 2001 to 2003, he was a senior consultant for Argus Management Corporation, where he provided crisis financial consulting and interim management services to a variety of client companies. Mr. Dyment earned a BS in business administration from Northeastern University.

        Robert Fricchione.    Robert Fricchione, our Senior Vice President, Human Resources, joined us in 2008. From 2003 to 2007, Mr. Fricchione served as Vice President, Global Human Resources for Kodak Polychrome Graphics, and subsequent to its acquisition, the Prepress Solutions Group within Eastman Kodak Company, where he led the design and establishment of a new organizational structure and the selection and assimilation of the new leadership team for the group. From 1989 to 2003, he served as Senior Vice President and Chief Human Resources Officer for ABB Alstom Power, Inc. and Alstom, Inc. Prior to that, he held various human resource leadership positions at ABB, Inc. and Combustion Engineering, Inc. Mr. Fricchione earned a BS in business administration from Western New England College and an M.Ed in psychology from Springfield College. He has also successfully completed the Advanced Management Program of the Harvard Graduate School of Business.

        Stephen Murray.    Stephen Murray has served as a director since August 2007. Mr. Murray is President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co., and is a member of CCMP Capital's Investment Committee. He joined CCMP Capital Advisors, LLC at its formation in August 2006 from J.P. Morgan Partners, where he was a partner. Mr. Murray focuses on investments in consumer, retail and services, financial services and healthcare infrastructure. Prior to joining J.P. Morgan Partners in 1989, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Currently, he serves on the board of directors of Cabela's Incorporated and Warner Chilcott Holdings Company, Ltd. Mr. Murray earned a BA from Boston College and an MBA from Columbia University Business School.

        Christopher Behrens.    Christopher Behrens has served as a director since March 2006. Mr. Behrens is a Managing Director in the New York office of CCMP Capital Advisors, LLC and a member of the firm's Investment Committee. He joined CCMP Capital Advisors, LLC at its formation in August 2006 from J.P. Morgan Partners, where he was a partner. Mr. Behrens focuses on making investments in the industrial, distribution and energy sectors. Prior to joining J.P. Morgan Partners in 1994, he was a Vice President in the Merchant Banking Group of The Chase Manhattan Corporation. Mr. Behrens earned a BA from the University of California, Berkeley and an MA from Columbia University.

        Nancy-Ann DeParle.    Nancy-Ann DeParle has served as a director since October 2007. Ms. DeParle is a Managing Director in the New York office of CCMP Capital Advisors, LLC and an Adjunct Professor of Health Care Systems at the Wharton School of the University of Pennsylvania. Prior to joining CCMP Capital in August 2006, she was a consultant to J.P. Morgan Partners from May 2001 to July 2006 where she assisted in identifying new health care related investment opportunities and worked with portfolio company management teams to refine strategic plans and drive improved operating and financial performance. Prior to joining J.P. Morgan Partners in 2001, she served as Administrator of the Health Care Financing Administration (HCFA), now the Centers for Medicare and Medicaid Services (CMS), as Associate Director for Health and Personnel at the White House Office of Management and Budget (OMB) and as the Tennessee Commissioner of Human Services. Currently, she serves on the board of directors of Boston Scientific Corporation, Cerner Corporation and DaVita Inc. Ms. DeParle earned a BA from the University of Tennessee and a JD from Harvard Law School. She also earned a BA and an MA in politics and economics from Balliol College of Oxford University, where she was a Rhodes Scholar.

        John Warner.    John Warner has served as a director since May 2007. Mr. Warner is a Principal in the New York office of CCMP Capital Advisors, LLC. He joined CCMP Capital Advisors, LLC at its formation in August 2006 from J.P. Morgan Partners, where he was a principal. Mr. Warner focuses on making investments in the energy, industrial, automotive and consumer sectors. Prior to joining J.P. Morgan Partners in 2000, Mr. Warner was an investment professional at FS Private Investments and Riverside Partners and a strategy consultant at Monitor Company. Mr. Warner earned a BA from Brigham Young University and an MBA from Harvard Business School.

        Barry Goldstein.    Barry Goldstein has served as a director since January 2008. In October 2000, Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc., which he joined as Chief Financial Officer in May 1987. Mr. Goldstein was with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein currently serves on the board of directors of Interline Brands, Inc. and Kraton Polymers, LLC. He earned a BS in economics from the University of Pennsylvania.

        We intend to avail ourselves of the "controlled company" exception under The NASDAQ Stock Market rules which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent directors. Our board of managers currently consists of 7 managers. Immediately after our conversion into a corporation, our board of directors will consist of up to ten directors, including one independent director designated by our sponsors. We expect to add one additional independent director, also designated by our sponsors, to our board of directors within 90 days after our conversion into a corporation and one additional independent director within twelve months after our conversion into a corporation.

        Pursuant to our certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for additional three-year terms, subject to the sponsors' board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

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  Walter Howard, Charles Hinckley and Barry Goldstein will be Class I directors, whose terms will expire at the 2009 annual meeting of stockholders;

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  Nancy-Ann DeParle, John Warner and one CPPIB designee (upon regulatory approval) will be Class II directors, whose terms will expire at the 2010 annual meeting of stockholders; and

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  Christopher Behrens, Stephen Murray and one CPPIB designee (upon regulatory approval) will be Class III directors, whose terms will expire at the 2011 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

        If at any time we cease to be a "controlled company" under The NASDAQ Stock Market rules, the board of directors will take all action necessary to comply with the applicable NASDAQ Stock Market rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors within the time required by The NASDAQ Stock Market rules.

Committees of the Board of Directors

Audit Committee

        Upon consummation of this offering, our audit committee will consist of Christopher Behrens, Barry Goldstein and John Warner. The board of directors has determined that Mr. Goldstein is an independent director and qualifies as an audit committee financial expert as defined in the rules and regulations of the Securities and Exchange Commission and under The NASDAQ Stock Market listing standards. Within three months of the closing of this offering, the sponsors will nominate one additional independent director to the audit committee and remove one interested director. Within one year of the closing of this offering, the sponsors will nominate one additional independent director to the audit committee and remove the interested director so that our audit committee will be comprised of three members, all of whom will be independent and financially literate.

        The principal duties and responsibilities of our audit committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Upon consummation of this offering, our compensation committee will consist of Christopher Behrens, Walter Howard and Stephen Murray.

        The principal duties and responsibilities of our compensation committee are as follows:

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  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

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  to review and approve the compensation of our chief executive officer and our other executive officers; and

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  to provide oversight concerning the compensation of our chief executive officer, succession planning, performance of the chief executive officer and related matters.

Nominating and Governance Committee

        Upon consummation of this offering, our nominating and governance committee will consist of Nancy-Ann DeParle, Charles Hinckley and Stephen Murray.

        The principal duties and responsibilities of the nominating and governance committee will be as follows:

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  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors; and

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  to make recommendations to our board of directors regarding board governance matters and practices.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which addresses the subject areas covered by the Securities and Exchange Commission's rules, will be posted on our website. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

2007 Director Compensation

        During 2007, our non-employee managers received no cash compensation. We currently do not have a standard compensation program for non-employee managers, except as described in "Certain Relationships and Related Transactions—Other Transactions." However, we plan to evaluate compensation for non-employee directors and may adopt a compensation program in the future. Such a program may include cash as well as equity components.

Compensation Discussion and Analysis

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officers and our three other most highly compensated executive officers in 2007. In 2007, Anne Edgley served as our principal financial officer from January 2007 to February 2007. Mr. Lowe, our current principal financial officer, assumed that role in June 2007. These individuals are referred to as our "named executive officers." This discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion and analysis contains certain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding compensation programs that we may adopt in the future. The actual compensation programs that we adopt in the future may differ materially from our current plans, considerations, expectations and determinations as summarized in this discussion and analysis.

Our Compensation Philosophy

        Our compensation philosophy is to maximize long-term stockholder value by providing compensation with the following two objectives:

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  Recruiting and retaining executives, including named executive officers, with the skills necessary to lead us to meet or exceed our annual and long-term projections for corporate performance; and

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  Creating incentives for executives, including named executive officers, to meet or exceed our annual and long-term projections for corporate performance.

        We believe that we need to provide competitive compensation to achieve our objective of recruiting and retaining qualified executives. We also believe that we need to reward the unique contributions made by each executive to corporate performance in order to achieve our objective of creating incentives for such executives to meet or exceed our annual and long-term projections for such performance.

Role of the Board of Managers, Executive Officers and Consultants

        As the representative of our members, our board of managers determined our compensation philosophy in 2007, each element of compensation that our named executive officers were eligible to receive for 2007 service, and the amount that our named executive officers were eligible to receive, and ultimately did receive, under each element of compensation for 2007 service. The board of managers coordinated with certain named executive officers and an independent compensation consultant to generate information material to such determination. The process that our board of managers followed in making each compensation determination described in this paragraph, and the rationale of our board of managers for each such determination, are described in greater detail below in "—Elements of Our Executive Compensation Program."

        In 2007, the board of managers requested that our named executive officers provide information primarily relevant to its determination of annual cash bonuses. The specific items of information requested by the board of managers is described in greater detail below in "—Annual Cash Bonus." The board of managers also requested that our named executive officers discuss their position and their duties with independent compensation consultants, to assist such consultants in developing the compensation analysis described in greater detail below.

        During the second half of 2007, the board of managers engaged Frederic W. Cook & Co., or Cook, to serve as its independent consultant with respect to executive compensation. Specifically, Cook assisted the board of managers in structuring the executive compensation program that would become effective upon completion of this offering, including suggesting terms for (i) new employment and change in control severance agreements for our executives, including our named executive officers, and (ii) new annual incentive and long-term incentive plans applicable to our executives, including our named executive officers.

        In connection with structuring the executive compensation program that would become effective upon completion of this offering, the board of managers asked Cook to prepare an analysis of the compensation of senior executive officers at other companies in the energy and utilities sector that the board of managers deemed comparable to us, and a comparison of the compensation of our named executive officers against the range of compensation of such senior executive officers serving in similar positions with similar duties. The board of managers compared its determination of annual cash bonuses for our named executive officers for 2007 against the analysis to ensure that such bonuses were reasonable, in that they fell within a range of bonuses paid to senior executives serving comparable companies in similar positions with similar duties.

        Cook prepared the analysis described above using two different groups of compensation data. First, Cook used compensation data from 16 companies that the board of managers deemed to be our peer group, while recognizing that no companies with publicly available compensation information would fall into the private wind company category. Given the lack of public wind companies and the lack of compensation data regarding private wind companies, such companies were all located in the energy sector, had all completed initial public offerings, and had revenue, EBITDA, net income, market capitalization, total assets, long-term debt, locations and employee populations that the board of managers reasonably projected would be comparable to us in some respects after completion of this offering and after we achieve certain operational and growth objectives described in this prospectus. The following companies comprised our peer group: Bill Barrett Corporation; Cheniere Energy, Inc.; Clean Energy Fuels Corp.; Concho Resources Inc.; Energy Conversion Devices, Inc.; Evergreen Solar, Inc.; EXCO Resources, Inc.; ITC Holdings Corp.; Linn Energy, LLC; Ormat Technologies, Inc.; Rosetta Resources Inc.; US BioEnergy Corp.; Venoco, Inc.; VeraSun Energy Corporation; Warren Resources, Inc.; and Whiting Petroleum Corporation. Second, Cook used compensation data from the following survey sources: (i) the IPHRA Power Industry Compensation Survey 2007; (ii) survey data aggregated by Salary.com for companies in the energy and utilities sector with 200 to 500 employees located in Connecticut; and (iii) survey data aggregated by Salary.com for companies in the energy and utilities sector with 200 to 500 employees located in New York. Cook did not disclose the name of each company included in such survey sources and provided to the board of managers a summary analysis of the survey sources. The final determination made by the board of managers with respect to the annual cash bonuses for our named executive officers for 2007 is described in greater detail below in "—Annual Cash Bonus."

Elements of Our Executive Compensation Program

        The principal element of our 2007 executive compensation program was annual cash compensation (i.e., base salary and annual cash bonus). We also have provided some named executive officers with limited perquisites that are consistent with the objectives of our executive compensation programs, as discussed below.

        Each of these compensation elements satisfies one or more of our compensation objectives regarding recruitment, retention and creating incentives for outstanding corporate performance, as described more fully below. We have not adopted any policies with respect to allocating compensation between annual cash compensation and long-term equity compensation, but feel that both elements are necessary for achieving our compensation objectives. Annual cash compensation provides financial stability for each of our named executive officers, and strong incentives to contribute to meeting or exceeding our annual projections of corporate performance. Long-term equity compensation provides strong incentives for our named executive officers to contribute to meeting or exceeding long-term projections of corporate performance.

  Annual Cash Compensation

        Base Salary.    A competitive base salary is important to our compensation philosophy of maximizing long-term stockholder value because (i) it enables us to recruit and retain qualified executives, including named executive officers, and (ii) it provides executives, including named executive officers, with immediate incentives to contribute to corporate performance, by affording them with a measure of financial stability in exchange for such contributions.

        Each of our named executive officers, except Mr. Quirke and Ms. Edgley, entered into an employment agreement with us which was effective in 2007 and which established an initial base salary. The employment agreements were the result of arms-length negotiation, and the board of managers made a subjective determination that the initial base salary contained in each agreement was competitive and reasonable given the responsibilities, roles and seniority of the relevant named executive officer.

        The board of managers made the following decisions with respect to initial base salaries for the named executive officers in 2007:

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  Mr. Hinckley received no base salary prior to November 2007. Instead, C.C. Hinckley Co, LLC received a guaranteed monthly payment of $30,000. The guaranteed monthly payment was put in place in the early stages of our development. The guaranteed monthly payments were paid until Mr. Hinckley began to receive a base salary in November 2007.

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  In September 2007, we entered into an employment agreement with Mr. Hinckley, which provided him with an initial base salary of $420,000. He began to receive payments in accordance with the employment agreement in November 2007.

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  As mentioned above, Mr. Quirke did not receive a base salary in 2007. Like Mr. Hinckley, he received a guaranteed monthly payment of $30,000. The guaranteed monthly payment was put in place in the early stages of our development.

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  Pursuant to an employment offer letter, Ms. Edgley received an initial base salary of $276,000 per year. Her initial base salary was established through arms-length negotiation prior to her beginning employment with us. At the beginning of 2007, we increased her base salary to $281,520 as a cost of living adjustment. As of April 8, 2008, Ms. Edgley is no longer our employee.

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  In June 2007, we entered into an employment agreement with Mr. Lowe, which provided him with an initial base salary of $300,000.

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  In April 2006, we entered into an employment agreement with Ms. Grisaru, which provided her with an initial base salary of $300,000. At the beginning of 2007, we increased her base salary to $306,000 as a cost of living adjustment.

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  In August 2005, we entered into an employment agreement with Mr. Swank, which provided him with an initial base salary of $300,000.

        Annual Cash Bonus.    A competitive annual cash bonus is important to our compensation philosophy of maximizing long-term stockholder value because (i) it enables us to recruit and retain qualified executives, including named executive officers, and (ii) it provides executives, including named executive officers, with incentives to make contributions crucial to our corporate performance, by providing them with compensation if we meet or exceed our annual projections for corporate performance. Historically, our annual bonuses have been paid in cash and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year.

        In determining the amount of annual cash bonus that each named executive officer received for 2007 service, the board of managers considered the following four factors: (i) the established targets for such bonuses in certain employment agreements for named executive officers effective in 2007; (ii) our actual corporate performance in 2007 relative to our projected corporate performance at the beginning of 2007; (iii) the contributions made by each named executive officer to our corporate performance in 2007; and (iv) a market check against the analysis prepared by Cook, as further described above in "—Role of the Board of Managers, Executive Officers and Consultants." Each executive officer, with the exception of Ms. Edgley, received a cash bonus in 2007.

  Established Targets in Employment Agreements

        Pursuant to employment agreements effective in 2007, each named executive officer, except Mr. Quirke, was eligible to receive an annual cash bonus. Each named executive officer, except Mr. Quirke and Ms. Edgley, had an established target in his or her employment agreement for the amount of the annual cash bonus. As mentioned above, the employment agreements were the result of arms-length negotiation, and the board of managers made a subjective determination that the established target contained in each agreement was competitive. The following are the established targets for each named executive officer, other than Mr. Quirke and Ms. Edgley: (i) 100% of base salary for Mr. Hinckley; (ii) 66.67% of base salary for Mr. Lowe; (iii) between 25% and 50% of base salary for Ms. Grisaru; and (iv) anticipated to be no less than $250,000 for Mr. Swank. Notwithstanding the established target, the employment agreement for Mr. Hinckley provided him with a guaranteed minimum bonus for 2007 equal to 25% of his base salary. The guaranteed minimum bonus was the result of arms-length negotiations with Mr. Hinckley over his employment agreement. As mentioned above, we did not enter into an employment agreement with Mr. Quirke in 2007. The process for determining the discretionary payment for Mr. Quirke and Ms. Edgley is the same as the process for determining the annual cash bonus for the other named executive officers.

  Corporate Performance in 2007

        At the beginning of 2007, the board of managers requested that Mr. Hinckley provide a general overview of our corporate performance at that time with respect to (i) the development, hedging and construction of the Initial New York Windparks, (ii) the status of our future project development pipeline, and (iii) the status of certain financings to be finalized in 2007. The board of managers then developed a general, qualitative projection of where our corporate performance, especially with respect to each of the criteria described above, should be by the end of 2007. At the end of 2007, the board of managers evaluated our actual corporate performance in 2007, especially with respect to each of the criteria described above, against its general, qualitative projections or our corporate performance. The board of managers determined that progress toward commencing operation of the Initial New York Windparks was made, we met several key development milestones for the New York 2008 windparks and the Great Plains windparks, we advanced future projects' development, and we closed the turbine credit facility, enabling the purchase of wind turbines under turbine supply agreements.

  Individual Contributions to Corporate Performance

        As described below, individual contributions to corporate performance were a factor in the amount of cash bonus that each named executive officer received in 2007. Specifically, the board of managers made a subjective determination with respect to each named executive officer concerning whether that individual had met the Board's expectations in their respective roles, responsibilities and contributions to the company in 2007. Specifically, the Board determined that:

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  Mr. Hinckley managed our ability to move the Initial New York Windparks toward operation, originate and advance the Great Plains project toward a 2008 construction start, advance the 2008 New York windparks toward a 2008 construction start, closed the financing for the Initial New York windparks, and otherwise continued to build our management infrastructure;

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  Mr. Quirke managed our ability to complete the development of the Initial New York Windparks, originate the Great Plains project, and move the New York 2008 windparks toward a 2008 construction start;

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  Mr. Lowe made significant financial decisions to develop the company and played a critical role in the financial closing of the turbine facility;

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  Ms. Grisaru managed the negotiation of regulatory and environmental matters and further developed the company's legal department; and

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  Mr. Swank implemented major contracts and created the structure of our hedging strategy for our 2007 and 2008 windparks.

        In assessing the cash bonus amount for Mr. Hinckley, Mr. Hinckley wrote a formal self-evaluation and submitted the evaluation to the board of managers. The board of managers considered Mr. Hinckley's self-evaluation and the factors listed in the above paragraph to determine the 2007 cash bonus amount for Mr. Hinckley. The process for determining 2007 cash bonus amounts for the other named executive officers followed a similar process to that of Mr. Hinckley. Each named executive officer performed a self-evaluation of performance during 2007 and submitted the evaluation to Mr. Hinckley. Taking under consideration the self-reviews, Mr. Hinckley performed written appraisals of performance for each named executive officer. Based on those appraisals and the corporate performance factors listed in the above paragraph, Mr. Hinckley proposed the bonus amount for each named executive officer to the board of managers.

  Market Check of Proposed Annual Bonus Amounts

        The board of managers then performed a market check against the analysis prepared by Cook, as further described above in "—Role of the Board of Managers, Executive Officers and Consultants."

  Annual Cash Bonus Determinations

        Based on the factors set forth above, the board of managers approved annual cash bonuses for each of the named executives. The amount of the annual cash bonuses are shown below in the "2007 Summary Compensation Table."

  Long-Term Equity Incentive Compensation

        Historically, we have used our equity-based compensation program as an incentive to recruit and retain executives, to reward outstanding performance and to focus our management on the task of creating long-term stockholder value. Our founding executives, Messrs. Hinckley and Quirke, directly or indirectly own Series A Preferred Units. Messrs. Hinckley and Quirke, along with other named executive officers, also own Series A Incentive Units and Series A Performance Units, certain of which were partially participating as of December 31, 2007. For more information on Series A Incentive Units and Series A Performance Units, including participation thresholds, fair market value as of December 31, 2007, and the number of partially participating units as of December 31, 2007, please see "—2007 Outstanding Equity Awards at Fiscal Year End."

        Information relating to the accounting treatment for the units described in this section is described in note 1 to our consolidated financial statements.

        Except for the non-compensatory purchases made by Rockfield Noble Holding, LLC as described in "Certain Relationships and Related Party Transactions—Issuances of Equity Interests to Founders and Control Persons, none of the named executive officers purchased Series A Preferred Units, Series A Incentive Units or Series A Performance Units in 2007. In 2008 we offered Mr. Lowe the opportunity to purchase 10,775 Series A Incentive Units and 8,725 Series A Performance Units. Mr. Lowe purchased those Series A Incentive Units and Series A Performance Units in February 2008. All Series A Preferred Units, Series A Incentive Units and Series A Performance Units convert into shares of our common stock as of the date of our corporate reorganization effected by way of a conversion prior to the consummation of this offering, which is further described in "Corporate Reorganization."

        We plan to adopt an equity incentive plan, effective upon the completion of this offering, to further our objectives of recruiting and retaining exceptional executive officers, to give our executive officers an incentive to participate in long-term growth and financial success, and to further align the interests of our executives with our stockholders. Specifically, we will adopt our 2008 Incentive Award Plan, which is further described in "—2008 Incentive Award Plan."

  General Benefits

        All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. These benefits are designed to provide a stable array of support to employees and their families and are provided to all employees regardless of their individual performance levels. In 2007, we continued our historical practice and paid for all medical, dental, vision, life, and disability insurance coverage for all of the named executive officers (and their spouses and dependents, where applicable), including health savings account contributions up to the level of the plan deductibles. We anticipate that, beginning in 2009, we will cease paying for medical, dental, vision, life and disability insurance coverage and health savings account contributions for named executive officers, except under plans and programs offered to all employees generally.

        Additionally, eligible employees may make voluntary contributions to our 401(k) plan up to limits permitted under law, and we may, at our discretion, make profit sharing contributions to our 401(k) plan. All full-time employees who have completed one full calendar month of service are eligible to participate in our 401(k) plan. We made no profit sharing contributions to our 401(k) plan on behalf of the named executive officers in 2007.

  Perquisites

        As a general matter, we do not intend to offer perquisites or other benefits to any executive officer, including the named executive officers, with an aggregate value in excess of $10,000, because we do not believe it is necessary for the attraction or retention of management talent. In 2007, however, we fully reimbursed our named executive officers for all medical, dental, vision, life and disability insurance benefits, as discussed above. We also provided Mr. Hinckley and Mr. Quirke with the use of a company automobile. In 2007, we also offered Mr. Lowe reimbursement of costs incurred for temporary housing for a period of up to 60 days and reimbursement of up to $75,000 for his reasonable relocation expenses, as well as an additional payment for all ordinary income taxes imposed on the reimbursements. We reimbursed Mr. Lowe approximately $5,000 for legal fees incurred by him in negotiating his employment agreement with us. In 2007, we reimbursed Mr. Hinckley (through C.C. Hinckley Co, LLC) approximately $20,000 for legal fees incurred by him in negotiating his September 23, 2007 employment agreement.

  Payments upon Termination or Change in Control

        As noted above and further described after the 2007 Grants of Plan-Based Awards table below, we entered into employment agreements or arrangements with each of our named executive officers. All employment agreements or arrangements in effect as of December 31, 2007 (with the exception of our employment arrangement with Mr. Quirke and our employment agreement with Mr. Swank) contain severance provisions, which are important to our compensation philosophy of maximizing long-term stockholder value because (i) they enable us to recruit and retain qualified executives, including named executive officers, by providing competitive terms of employment, and (ii) they provide our executive officers with a measure of stability in compensation, which focuses our executive officers on the task of creating long-term stockholder value through all corporate events. Additional information regarding these severance provisions, including potential payments pursuant to these severance provisions, is provided below under the heading "Potential Payments Made Upon Termination of Employment or Change in Control."

Tax Deductibility of Compensation

        In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

        Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to covered employees, unless specific detailed criteria are satisfied. In general, the compensation we have provided is not subject to the limitations on deductibility under Section 162(m). However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Executive Compensation

        The following table sets forth the compensation paid in 2007 to our principal executive officer, our principal financial officer, our former principal financial officer and each of our three other most highly compensated executive officers who were serving as executive officers on December 31, 2007. These six individuals are sometimes referred to collectively as the "named executive officers."

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Charles Hinckley Chief Executive Officer(2)	2007	351,692	(3)	100,000	(4)	—	38,264	(5)	489,956
Christopher Lowe Executive Vice President and Chief Financial Officer(6)	2007	148,846		—		240,000	24,233	(7)	413,069
Anne Edgley Former Chief Financial Officer, Senior Vice President, Strategy and Business Operations(8)	2007	281,520		—		—	6,650	(9)	288,170
John Quirke Executive Vice President, Development	2007	360,000	(10)	—		100,000	14,934	(11)	474,934
Elizabeth Grisaru Senior Vice President and General Counsel(12)	2007	306,000		—		53,200	15,698	(13)	374,898
Thomas Swank Senior Vice President, Commodities and Risk Management	2007	300,000		—		175,000	9,610	(14)	484,610

(1)
This column reflects the amount earned in 2007 by each named executive officer (other than Mr. Quirke) as an annual cash bonus, and by Mr. Quirke as a discretionary payment, as described in "—Annual Cash Compensation, Annual Cash Bonus" in the Compensation Discussion and Analysis. The target amount of annual cash bonus for each named executive officer (other than Mr. Quirke, who did not have a target amount) is further described below in the 2007 Grants of Plan-Based Awards table.

(2)
Mr. Hinckley was our Chief Executive Officer in 2007. In April 2008, he transitioned to the role of Executive Chairman of our board of managers.

(3)
C.C. Hinckley Co, LLC received a guaranteed monthly payment of $30,000 through October 2007. Mr. Hinckley entered into an employment agreement with us on September 23, 2007, whereby he was entitled to receive an annual base salary. He began to receive payments of his annual base salary in November 2007, which payments equaled $51,692 in the aggregate.

(4)
This number reflects the guaranteed minimum bonus that Mr. Hinckley was entitled to receive pursuant to his employment agreement with us, dated September 23, 2007.

(5)
Includes $20,008 in reimbursements to C.C. Hinckley Co, LLC for legal fees incurred by Mr. Hinckley in negotiating his September 23, 2007 employment agreement, $12,498 of payments for Mr. Hinckley's medical, dental, vision, life and disability insurance, $3,000 of health savings account contributions made on Mr. Hinckley's behalf and $1,979 in expenses incurred in connection with Mr. Hinckley's use of a company automobile.

(6)
Mr. Lowe commenced his employment with us on June 19, 2007.

(7)
Includes $5,042 in reimbursements for legal fees incurred by Mr. Lowe in negotiating his employment agreement, $12,292 in reimbursements for costs associated with Mr. Lowe's relocation expenses and related lodging expenses, $3,889 of payments for Mr. Lowe's medical, dental, vision, life and disability insurance and $3,000 of health savings account contributions made on Mr. Lowe's behalf.

(8)
Ms. Edgley served as our Chief Financial Officer in the beginning of 2007 and transitioned to the role of Senior Vice President, Strategy and Business Operations in 2007.

(9)
Includes $5,150 of payments for Ms. Edgley's medical, dental, vision, life and disability insurance and $1,500 of health savings contributions made on Ms. Edgley's behalf.

(10)
Mr. Quirke received a guaranteed monthly payment of $30,000 per month in 2007.

(11)
Includes $7,790 of payments for medical Mr. Quirke's medical, dental, vision, life and disability insurance, $3,000 of health savings account contributions made on Mr. Quirke's behalf, $2,042 in expenses incurred in connection with Mr. Quirke's use of a company automobile and $2,102 in payments for Mr. Quirke's wife's cellular telephone.

(12)
Ms. Grisaru served as our General Counsel in 2007 and transitioned to the role of Deputy General Counsel in 2008.

(13)
Includes $12,698 of payments for Ms. Grisaru's medical, dental, life and disability insurance and $3,000 of health savings account contributions made on Ms. Grisaru's behalf.

(14)
Includes $6,610 of payments for Mr. Swank's medical, dental, vision and disability insurance and $3,000 of health savings contributions made on Mr. Swank's behalf.

2007 Grants of Plan-Based Awards

        The following table sets forth information with respect to grants of plan-based awards during 2007 to the named executive officers:

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Target ($)
Charles Hinckley	420,000
Christopher Lowe	200,000
Anne Edgley	N/A
John Quirke	N/A
Elizabeth Grisaru	153,000
Thomas Swank	250,000

(1)
This column shows the target amount that each named executive officer (other than Mr. Quirke and Ms. Edgley) could have received in annual cash bonuses for 2007, as further described in "—Annual Cash Compensation, Annual Cash Bonus" in the Compensation Discussion and Analysis. Mr. Quirke and Ms. Edgley had no target amounts in 2007. There were no threshold or maximum amounts for the annual cash bonuses (or, in the case of Mr. Quirke, for the discretionary payment) to the named executive officers. The actual amount of annual cash bonus (or, in the case of Mr. Quirke, the discretionary payment) that each named executive officer earned for fiscal year 2007 is set forth in the column titled "Non-Equity Incentive Plan Compensation" in the 2007 Summary Compensation Table above. The annual cash bonus that each named executive officer earned for fiscal year 2007 was paid in January 2008.

  Employment Agreements

        In 2004, we entered into an employment arrangement with Mr. Hinckley, whereby C.C. Hinckley Co, LLC was entitled to receive a $30,000 guaranteed monthly payment. On September 23, 2007, we entered into an employment agreement with Mr. Hinckley. Employment under the September 23, 2007 agreement extends until December 31, 2008 with successive automatic one-year renewals thereafter, unless either we or Mr. Hinckley gives 90 days' notice of non-extension. Under the employment agreement, Mr. Hinckley is entitled to an annual base salary of $420,000 and an opportunity to earn a bonus based on individual and corporate performance, with a target of 100% of his annual base salary. For the years 2007 and 2008, Mr. Hinckley is entitled to a guaranteed bonus of not less than 25% of his annual base salary, provided that he remains continuously employed by us through the date of payment.

        On June 19, 2007, we entered into an employment agreement with Mr. Lowe. Employment under the agreement extends until June 19, 2010 with successive automatic one-year renewals thereafter, unless either we or Mr. Lowe gives 90 days' notice of non-extension. Under the employment agreement, Mr. Lowe is entitled to an annual base salary of $300,000 and an opportunity to earn a bonus upon fulfilling certain annual goals and objectives set by our board of managers or our Chief Executive Officer, with a target of 66.67% of his annual base salary.

        In 2005, we entered into an employment arrangement with Ms. Edgley pursuant to the terms of an offer letter. Under the terms of the offer letter, Ms. Edgley would be employed for an initial term of three years, commencing on October 1, 2005. Under the offer letter, Ms. Edgley was entitled to receive a base salary of $276,000 and an opportunity to earn a bonus based on individual and corporate performance, with no specified target.

        In 2004, we entered into an employment arrangement with Mr. Quirke, whereby he was entitled to receive a $30,000 guaranteed monthly payment, as well as a discretionary amount based on individual and corporate performance.

        On April 17, 2006, we entered into an employment agreement with Ms. Grisaru. Under the employment agreement, Ms. Grisaru is entitled to an annual base salary of $300,000 and an opportunity to earn a bonus upon fulfilling certain annual goals and objectives mutually agreed to by Ms. Grisaru and us, with a target of 25% to 50% of her annual base salary.

        On August 8, 2005, we entered into an employment agreement with Mr. Swank. The initial term of employment ended August 8, 2007. Since the initial term ended, the employment agreement continues on a month-to-month basis. Under the employment agreement, Mr. Swank is entitled to an annual base salary of $300,000 and an opportunity to earn a bonus of $250,000 in 2006 and each year thereafter.

2007 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information with respect to outstanding equity awards of the named executive officers as of December 31, 2007:

	Option Awards(1)(2)			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles Hinckley(3)	—	—	—	22,961 1,870	(4)(6) (4)(7)	2,296 187	(4) (4)	45,261 1,893	(5)(6) (5)(7)	4,526 189	(5) (5)
Christopher Lowe	—	—	—	—		—		—		—
Anne Edgley	1,000	100	April 8, 2008	2,431	(4)(6)	667	(4)	4,792	(5)(6)	479	(5)
John Quirke(3)	—	—	—	22,961 1,870	(4)(6) (4)(7)	2,296 187	(4) (4)	45,261 1,893	(5)(6) (5)(7)	4,526 189	(5) (5)
Elizabeth Grisaru	—	—	—	6,144	(4)(7)	614	(4)	6,218	(5)(7)	622	(5)
Thomas Swank	2,500	100	August 2008	4,052	(4)(6)	405	(4)	7,987	(5)(6)	799	(5)

(1)
Series A Incentive Units, Series A Performance Units and Series A Preferred Units will convert into shares of our common stock as of the date or our corporate reorganization following the pricing of this offering as further described in "Corporate Reorganization."

(2)
Options to purchase Series A Preferred Units were granted to Ms. Edgley pursuant to her offer letter and to Mr. Swank pursuant to his employment agreement. Ms. Edgley's options terminated as of the date of her severance agreement. Mr. Swank's options terminate during August 2008.

(3)
Series A Incentive Units and Series A Performance Units were sold to the named executive officer and also to trusts and limited liability companies related to the named executive officer. In the event of the named executive officer's termination of employment, we can repurchase the named executive officer's non-participating units at $0.10 per unit.

(4)
This number represents the Series A Incentive Units that would not be permanently participating units entitled to distributions pursuant to our distribution waterfall in our Second Amended and Restated Limited Liability Company Operating Agreement dated December 21, 2007 (in this section, the "Operating Agreement") if the applicable named executive officer was terminated as of December 31, 2007. Subject to the achievement of a dollar threshold that was achieved prior to December 31, 2007, 20% of the Series A Incentive Units become permanently participating units under the Operating Agreement on the date of issuance, 26.6% become permanently participating units on the second anniversary of the date of issuance and 26.7% become participating on the third and fourth anniversary of the date of issuance, subject to the named executive officer's continued employment on the applicable date. The market value of the Series A Incentive Units was determined by multiplying the number of Series A Incentive Units that were not permanently participating as of December 31, 2007 by the fair market value per Series A Incentive Unit on December 31, 2007.

(5)
This number represents the Series A Performance Units that would not be permanently participating units entitled to distributions pursuant to the Operating Agreement's distribution waterfall if the applicable named executive officer was terminated as of December 31, 2007. Subject to the further achievement of an internal rate of return threshold of at least 30% on JPMP's capital contributions, a 200% return on JPMP's capital contributions and a dollar threshold that was achieved prior to December 31, 2007, 20% of the Series A Performance Units are eligible to become permanently participating units under the Operating Agreement on the date of issuance, 26.6% become permanently participating units on the second anniversary of the date of issuance and 26.7% become participating on the third and fourth anniversary of the date of issuance, subject to the named executive officer's continued employment on the applicable date. The market value of the Series A Performance Units was determined by multiplying the number of Series A Performance Units that were not permanently participating as of December 31, 2007 by the fair market value per Series A Performance Unit on December 31, 2007.

(6)
The Series A Incentive Units and Series A Performance Units were deemed issued on July 1, 2004.

(7)
The Series A Incentive Units and Series A Performance Units were issued on December 30, 2006.

2007 Stock Vested

        No options were exercised by any of the named executive officers during the year ended December 31, 2007. The following table sets forth information with respect to units that became permanently participating units entitled to distributions pursuant to our Operating Agreement's distribution waterfall during 2007:

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Charles Hinckley	22,961	2,296
Christopher Lowe	—	—
Anne Edgley	2,431	243
John Quirke	22,961	2,296
Elizabeth Grisaru	—	—
Thomas Swank	4,052	405

    (1)
    Series A Incentive Units and Series A Performance Units will convert into shares of our common stock as of the date or our corporate reorganization following the pricing of this offering as further described in "Corporate Reorganization."

    (2)
    This number represents Series A Incentive Units that became permanently participating units entitled to distributions pursuant to our Operating Agreement's distribution waterfall during the year ended December 31, 2007.

    (3)
    The value realized equals the fair market value per Series A Incentive Unit on the applicable permanent participation date, multiplied by the number of Series A Incentive Units that become permanently participating as of that date.

Potential Payments Upon Termination or Change in Control

        We have summarized below the severance and change in control provisions in the named executive officer employment agreements and arrangements and have shown below the payments and benefits that the named executive officers would have received if, as of December 31, 2007, the named executive officer had experienced a termination of employment with us or we had experienced a change in control.

Employment Agreement with Charles Hinckley

        We entered into an employment agreement with Mr. Hinckley on September 23, 2007. The employment agreement does not provide Mr. Hinckley with any additional payments upon a change in control.

        Pursuant to his employment agreement, in the event that Mr. Hinckley terminates his employment for good reason, we terminate his employment without cause, or Mr. Hinckley experiences a termination of employment due to disability, Mr. Hinckley is entitled to receive: (i) a severance payment equal to twelve months of his base salary, payable in a lump sum ($420,000); (ii) any guaranteed bonus payment that had not yet been paid, which would have equaled 25% of his base salary in 2007 ($105,000); (iii) a pro-rated bonus for his year of termination; and (iv) continued coverage under our health and welfare plans for twelve months, including an annual contribution of $4,000 in January and $1,400 each month thereafter, as adjusted from time to time to reflect changes in the costs of such benefits. If Mr. Hinckley's employment with us had terminated on December 31, 2007, then he would have received a total of $525,000 in cash severance (twelve months of base salary plus guaranteed bonus) and an estimated value of health coverage of $20,420. Since Mr. Hinckley would have earned a bonus for 2007 in excess of his guaranteed bonus, if Mr. Hinckley had experienced a termination of employment without cause, with good reason, or due to disability as of December 31, 2007, amounts attributable to such bonus for 2007 are excluded from the previously described cash severance. "Good reason" generally means a material diminution in his compensation, responsibilities, duties, title or authority, a relocation of his place of employment by more than fifty miles or a material violation of his employment agreement.

        Pursuant to his employment agreement, in the event that Mr. Hinckley experiences a termination of employment due to his death, then his estate or representative would be entitled to receive: (i) any guaranteed bonus payment that had not yet been paid, which would have equaled 25% of his base salary in 2007 ($105,000); and (ii) a pro-rated bonus for his year of termination. If Mr. Hinckley's employment with us had terminated on December 31, 2007 due to death, then his estate or representative would have been entitled to receive a total of $105,000 in cash severance. Since Mr. Hinckley would have earned a bonus in 2007 in excess of his guaranteed bonus, if Mr. Hinckley had experienced a termination of employment due to death as of December 31, 2007, amounts attributable to such bonus for 2007 are excluded from the previously described cash severance.

        To receive the severance and benefits described above, Mr. Hinckley is required to execute a general release of claims. In addition to executing the release, Mr. Hinckley must comply with non-competition and non-solicitation covenants for one year after his termination of employment, as well as confidentiality, invention assignment and non-disparagement provisions in perpetuity.

Employment Agreement with Christopher Lowe

        We entered into an employment agreement with Mr. Lowe on June 19, 2007. This employment agreement does not provide Mr. Lowe with any additional payments upon a change in control.

        Pursuant to his employment agreement, in the event that Mr. Lowe terminates his employment for good reason, or in the event that we terminate his employment without cause, Mr. Lowe is entitled to receive his annual base salary through June 19, 2009, payable in accordance with normal payroll practices, and continued health coverage for Mr. Lowe and his dependents through June 19, 2009. If Mr. Lowe had terminated his employment with us on December 31, 2007 and been entitled to the severance payments and benefits, then he would have received a total of $437,500 in cash severance and an estimated value of health coverage of $25,500. "Good reason" generally means a material adverse change in his responsibilities, duties or authority, a failure to continue Mr. Lowe as our Chief Financial Officer, a reduction in his base salary, a failure of a successor to assume his employment agreement or a relocation of his place of employment by more than fifty miles or a material breach of his employment agreement.

        To receive the annual base salary described above, Mr. Lowe is required to execute a general release of claims, which includes a non-disparagement clause. In addition to executing the release, Mr. Lowe must comply with confidentiality and invention assignment provisions in perpetuity.

Employment Offer Letter with Anne Edgley

        We sent an employment offer letter to Ms. Edgley in 2005, summarizing certain terms of her employment. For purposes of this disclosure, we have summarized the benefits that Ms. Edgley would have received pursuant to that offer letter and subsequent arrangements as if, as of December 31, 2007, she had experienced a termination of employment or we had experienced a change in control.

        Pursuant to the offer letter, in the event that we had terminated Ms. Edgley's employment for convenience or if we had ceased our business activity as of December 31, 2007, she would have been entitled to receive three months of salary ($70,380) and reasonable costs associated with her relocation back to the United Kingdom (estimated at $11,750).

Employment Agreement with Elizabeth Grisaru

        We entered into an employment agreement with Ms. Grisaru on April 17, 2006. Except as described below, the employment agreement does not provide Ms. Grisaru with any additional payments upon a change in control.

        Pursuant to her employment agreement, in the event that we terminate the employment of Ms. Grisaru without cause, she is entitled to receive twelve months of her annual base salary, payable in accordance with our normal payroll practices. If pursuant to the previous sentence, Ms. Grisaru's employment with us had terminated on December 31, 2007, then she would have received a total of $306,000 in cash severance. In the event that Ms. Grisaru terminates her employment for any reason within six months following a change in control, which does not include this offering, she is entitled to receive six months of her annual base salary, payable in a lump sum. If pursuant to the previous sentence, Ms. Grisaru's employment with us had terminated on December 31, 2007, then she would have received a total of $153,000 in cash severance.

        To receive the severance and benefits described above, Ms. Grisaru is required to execute a general release of claims. In addition to executing the release, Ms. Grisaru must comply with confidentiality and invention assignment provisions in perpetuity.

Equity Compensation

        As described in "—2007 Outstanding Equity Awards at Fiscal Year-End," each of the named executive officers, except Mr. Lowe, owned both Series A Incentive Units and Series A Performance Units as of December 31, 2007, a number of which were still subject to meeting participation thresholds set forth in our Operating Agreement. The extent to which the Series A Incentive Units and Series A Performance Units achieve their relative participation thresholds under our Operating Agreement determines to what extent such units are entitled to distributions or conversion into common stock upon an initial public offering pursuant to our Operating Agreement's distribution waterfall. No named executive officer would be entitled to receive any Series A Incentive Units or Series A Performance Units upon their termination of employment or upon a change in control, in excess of the units that they had already owned as of such event. The Series A Incentive Units and Series A Performance Units participation rates do not increase as a result of a named executive officer's termination of employment. If a named executive officer had experienced a termination of employment as of December 31, 2007 for any reason, then all of his or her Series A Incentive Units and Series A Performance Units listed in "—2007 Outstanding Equity Awards at Fiscal Year-End" would have become permanently not participating as of that date, meaning that the named executive officer would not have received value for such units upon our change in control under our Operating Agreement's distribution waterfall or upon this offering, although we could have chosen to repurchase such units for $0.10 per unit. However, subject to the named executive officer's continued employment with us on the date of a change in control, the participation rates for the Series A Incentive Units become 100% participating upon a change in control (as defined in the Operating Agreement) and certain participation rates for the Series A Performance Units increase upon a change in control if the participation threshold based upon a 30% internal rate of return and 200% return on JPMP's capital contributions is exceeded. If we had experienced a change in control on December 31, 2007, then the participation percentage with respect to the Series A Incentive Units would have become 100% participating, though we do not believe that the Series A Incentive Units would have received any value under the distribution waterfall. The participation percentage of the Series A Performance Units would not have increased if we experienced a change in control on December 31, 2007, as we believe that the participation percentage of the Series A Performance Units would have been 0%, since the participation threshold of the Series A Performance Units would not have been met.

2007 Potential Payments Upon Termination or Change in Control

        The following table shows the payments and benefits that the named executive officers would have received if, as of December 31, 2007, the named executive officers had experienced a termination of employment with us or we had experienced a change in control.

Voluntary Resignation
Name	Benefits	Involuntary Termination Without Cause ($)	For Good Reason ($)	For Any Reason Within 6 Months of Change in Control ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Change in Control ($)(1)
Charles Hinckley	Cash Severance(2) Health Coverage(2) Equity Compensation Other	525,000 20,420 — —	525,000 20,420 — —	— — — —	105,000 — — —	525,000 20,420 — —	— — 0 —
Christopher Lowe	Cash Severance(3) Health Coverage(3) Equity Compensation Other	437,500 25,500 — —	437,500 25,500 — —	— — — —	— — — —	— — — —	— — — —
Anne Edgley	Cash Severance(4) Health Coverage Equity Compensation Other(4)	70,380 — — 11,750	— — — —	— — — —	— — — —	— — — —	— — 0 —
Elizabeth Grisaru	Cash Severance(5) Health Coverage Equity Compensation Other	306,000 — — —	— — — —	153,000 — — —	— — — —	— — — —	— — 0 —

(1)
Each of the named executives, except Mr. Lowe, owned both Series A Incentive Units and Series A Performance Units as of December 31, 2007, a number of which were still subject to meeting participation thresholds set forth in our Operating Agreement. If we had experienced a change in control as of December 31, 2007, then the participation rates with respect to the Series A Incentive Units would have become 100%, though we do not believe that the Series A Incentive Units would have received any value under our Operating Agreement's distribution waterfall. We believe that the participation rates for the Series A Performance Units would have been 0%, and therefore we believe that the Series A Performance Units would not have been entitled to receive any value under our Operating Agreement's distribution waterfall.

(2)
The amounts shown reflect the cash severance and estimated value of continued health coverage to which Mr. Hinckley would have become entitled pursuant to the terms of his employment agreement, dated September 30, 2007, had Mr. Hinckley experienced a termination of employment as of December 31, 2007 for the reasons specified.

(3)
The amounts shown reflect the cash severance and estimated value of continued health coverage to which Mr. Lowe would have become entitled pursuant to the terms of his employment agreement, dated June 19, 2007, had Mr. Lowe experienced a termination of employment as of December 31, 2007 for the reasons specified.

(4)
The amounts shown reflect the cash severance and estimated value of relocation benefits to which Ms. Edgley would have become entitled pursuant to the terms of her employment offer letter, dated as of 2005, had Ms. Edgley experienced a termination of employment as of December 31, 2007 due to our convenience or due to our cessation of business activity.

(5)
The amounts shown reflect the cash severance to which Ms. Grisaru would have become entitled pursuant to the terms of her employment agreement, dated as of April 17, 2006, had Ms. Grisaru experienced a termination of employment as of December 31, 2007 for the reasons specified.

2008 Incentive Award Plan

        Our board of managers adopted the 2008 Incentive Award Plan on                   , 2008. The 2008 Incentive Award Plan becomes effective immediately prior to the date of this offering. The material terms of the 2008 Incentive Award Plan are summarized below.

Share Reserve

        We have initially reserved                                    shares of our common stock for issuance under the 2008 Incentive Award Plan. The 2008 Incentive Award Plan contains an "evergreen provision" that allows for an annual increase in the number of shares available for issuance under the 2008 Incentive Award Plan on January 1 of each year during the ten-year term of the 2008 Plan, beginning on January 1, 2009. The annual increase in the number of shares equals the least of:

  •
  shares;

  •
  % of the shares of our common stock outstanding on the last day of the immediately preceding fiscal year; and

  •
  A lesser number of shares as determined by our board of directors.

        Therefore, the 2008 Incentive Award Plan provides for an aggregate limit of                                    shares of common stock plus the increases in the shares of stock pursuant to the "evergreen provision" that may be issued under the 2008 Incentive Award Plan over the course of its ten-year term. If an award expires or is terminated or canceled without having been exercised or settled in full, or is forfeited back to or repurchased by us, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the 2008 Incentive Award Plan. Shares are not deemed to be issued under the 2008 Incentive Award Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the 2008 Incentive Award Plan.

Administration

        Our board of directors will administer the 2008 Incentive Award Plan, unless and until our board of directors delegates administration of the 2008 Incentive Award Plan to the compensation committee, except with respect to any award granted to our independent directors, which must be administered by our board of directors. Subject to the terms and conditions of the 2008 Incentive Award Plan, our board of directors or our compensation committee has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, the terms and conditions of such awards, the form of each award agreement, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2008 Incentive Award Plan.

Eligibility

        Options, stock appreciation rights, restricted stock and other awards under the 2008 Incentive Award Plan may be granted to individuals who are then our employees, consultants or independent directors of us or one of our subsidiaries. The maximum number of shares that may be subject to awards granted under the 2008 Incentive Award Plan to any individual in any rolling three-year period cannot exceed                        .

Awards

        The 2008 Incentive Award Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards and performance-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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  Nonqualified stock options will provide for the right to purchase shares of our common stock at a specified price, and usually will become exercisable in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of pre-established performance targets.

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  Incentive stock options will be designed to comply with the provisions of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code. Among such restrictions, incentive stock options must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within ten years after the date of grant.

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  Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee. Typically, restricted stock may be forfeited for no consideration if the conditions or restrictions are not met, and may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse.

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  Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but typically subject to vesting conditions including continued employment or pre-established performance targets. Stock underlying restricted stock units will not be issued until the restricted stock units have vested, and in certain cases, the issuance of the underlying stock may be delayed beyond vesting, and recipients of restricted stock units will have no voting or dividend rights with respect to the underlying shares prior to the time when the shares are issued.

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  Stock appreciation rights granted under the 2008 Incentive Award Plan typically will provide for payments to the holder based upon increases in the price of our common stock over the base price of the stock appreciation rights. Similar to nonqualified stock options, stock appreciation rights usually will become exercisable in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of pre-established performance targets. Our compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of both.

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  Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant. Dividend equivalents are only exercisable or payable while the recipient is an employee, consultant or director, as applicable, unless our compensation committee determine otherwise.

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  Performance share awards, performance stock units, performance bonus awards, and performance-based awards may be granted and the right to vest in these awards generally will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance awards also may include "phantom" stock awards that provide for cash payments based upon increases in the price of our common stock over a predetermined period. The maximum amount of any cash awards must not exceed $                                    for any rolling three-year period during the term of the 2008 Incentive Award Plan.

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  Stock payments and the ability to defer certain awards also may be authorized by our compensation committee.

Transferability of Awards

        Unless our compensation committee determines otherwise, the 2008 Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Corporate Transactions

        If there is a stock dividend, stock split, spin-off, or recapitalization through a large, nonrecurring cash dividend, then our compensation committee will make proportionate adjustments (if any), as our compensation committee in its discretion may deem appropriate, to the number and type of securities subject to each outstanding award under the 2008 Incentive Award Plan, and the exercise price or grant price of such outstanding award (if applicable).

        If any other distribution, merger, consolidation, combination, exchange or other corporate event affecting our common stock or the share price of our common stock (other than a nonreciprocal transaction as described above) occurs, our compensation committee:

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  may appropriately adjust the aggregate number and type of shares of our common stock subject to the 2008 Incentive Award Plan, the terms and conditions of any outstanding awards, and the grant or exercise price per share of outstanding awards;

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  may provide for the termination of any award in exchange for an amount of cash (if any) equal to the amount that would have been attained upon the exercise of such award or realization of the participant's rights;

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  may provide for the replacement of any award with other rights or property selected by our compensation committee in its sole discretion;

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  may provide that any outstanding award cannot vest, be exercised, or become payable after such event;

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  may provide that all awards shall be exercisable, payable, or fully vested as to all shares of our common stock covered thereby;

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  may provide that any surviving corporation (or its parent or subsidiary) shall assume awards outstanding under the 2008 Incentive Award Plan or shall substitute similar awards for those outstanding under the 2008 Incentive Award Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

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  may make adjustments (i) in the number and type of shares of our common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options, and awards or future rights, options, and awards.

In the event of our change in control where the successor entity does not assume or substitute awards granted under the 2008 Incentive Award Plan, awards issued under the 2008 Incentive Award Plan will become fully vested and exercisable immediately prior to the change in control.

Amendment and Termination of the 2008 Incentive Award Plan

        Our board of directors or a duly authorized committee may terminate, amend or modify the 2008 Incentive Award Plan. However, stockholder approval of any amendment to the 2008 Incentive Award Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2008 Incentive Award Plan that increases the number of shares available under the 2008 Incentive Award Plan (other than any adjustment as provided by the 2008 Incentive Award Plan with respect to changes in capital structure). Absent approval of the stockholders, no award may be amended to reduce the per share price of shares subject to such award below the per share price as of the date the award is granted, and excepted as permitted by the 2008 Incentive Award Plan with respect to certain corporate events, no award may be granted in exchange for, or in connection with, the cancellation or surrender of an award having a higher per share price. If not terminated earlier by the board of directors or the committee, the 2008 Incentive Award Plan will terminate on                        , 2018.

Annual Incentive Plan

        Our board of managers adopted the Noble Environmental Power Annual Incentive Plan, or the annual incentive plan, on                        , 2008. The annual incentive plan provides for our ability to pay bonuses, which are paid in cash (or its equivalent), based on the achievement of certain performance criteria. The performance criteria for a particular performance period is established by the board of managers (or, following the conversion, the board of directors) or a committee appointed by the board of managers. The board of managers (or the board of directors, following the conversion) or its committee has the ability under the annual incentive plan to apply different performance criteria to different groups of employees. Following conversion, we anticipate that our compensation committee will have the authority to administer the annual incentive plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Issuances of Equity Interests to Founders and Control Persons

        Between September 2004 and February 2005, we sold preferred units to each of our three founders, Charles Hinckley, John Quirke and Peter Mastic (or to certain entities associated with such persons) at a purchase price of $100 per preferred unit. Between March and December 2006, we sold common units to our founders (or to certain trusts or other entities associated with such persons) at a purchase price of $0.10 per common unit. A summary of these sales is presented in the table below:

Founder	Number of Preferred Units	Number of Common Units
Charles Hinckley	917	135,487
John Quirke	1,417	135,487
Peter Mastic	1,167	131,257

        In addition, in March 2006, we issued 1,000 preferred units to each of our three founders, at no cost, in consideration of their services in founding and organizing us.

        During 2007, we sold an aggregate of 129,424 preferred units to Rockfield Noble Holding, LLC at a purchase price of $100 per unit, for an aggregate purchase price of $12,942,400. The members of Rockfield Noble Holding include Messrs. Hinckley, Quirke, Mastic and Swank.

        Between September 2004 and February 2008, we sold an aggregate of 3,287,337 preferred units to JPMP Wind Energy (Noble), LLC at a purchase price of $100 per unit, for an aggregate purchase price of $328,733,700.

        In March 2008, we sold 1,100,000 preferred units to CPP Investment Board (USRE II) Inc. at a purchase price of $100 per unit, for an aggregate purchase price of $110,000,000. In June 2008, we sold 500,000 preferred units to CPP Investment Board (USRE II) Inc. at a purchase price of $100 per unit, for aggregate proceeds of $50,000,000.

Governance Agreements

        In connection with this offering, we, our sponsors and certain of our other stockholders will enter into a stockholders agreement. Additionally, we anticipate that we and certain of our management stockholders will enter into restricted stock agreements, which, together with the stockholders agreement, our certificate of incorporation and bylaws, we refer to as our governance agreements. Our governance agreements will define the rights of these stockholders post-initial public offering with respect to voting, governance and ownership and transfer of our common stock.

        The governance agreements will provide that our board of directors will initially consist of up to ten directors, up to two of whom shall be designated by CPPIB (subject to regulatory approval), up to five of whom shall be designated by JPMP (which number shall be increased to six upon the appointment of a third independent director for so long as we are a "controlled company" in accordance with the NASDAQ Stock Market rules), one of whom may be our chief executive officer, one of whom shall be our executive chairman (who may, at JPMP's election, be designated by JPMP) and one of whom shall be an independent director. Each of the directors will have one vote on all matters placed before our board. JPMP's right to appoint directors shall be reduced to the right to appoint three directors if at any time JPMP ceases to own at least 10% of our outstanding common stock, CPPIB's right to appoint directors (subject to regulatory approval) shall be reduced to the right to appoint one director if at any time CPPIB ceases to own at least 10% of our outstanding common stock, and JPMP and CPPIB will also have their rights to appoint directors reduced, as described above, after the one year anniversary of the time when the parties to the stockholders agreement cease to own sufficient shares of our stock to allow us to avail ourselves of the "controlled company"

exception to the NASDAQ Stock Market rules. JPMP shall no longer have the right to appoint any directors if at any time JPMP ceases to own at least 5% of our outstanding common stock, and CPPIB shall no longer have the right to appoint any directors if at any time CPPIB ceases to own at least 5% of our outstanding common stock.

        An additional independent director shall be appointed to the board of directors within ninety days of the offering, and a third independent director shall be appointed to the board of directors within one year of the offering.

        The stockholders agreement will set forth a number of transfer provisions for our sponsors and certain other of our stockholders with respect to their interests, including the following:

        Transfer restrictions.    The parties to the stockholders agreement, other than the sponsors, shall not be permitted, during the two-year period following this offering, to transfer their shares of our capital stock except pursuant to the tag-along rights, demand rights or piggyback rights described below or with the approval of our board of directors. During the six months following that two-year period, Rockfield Noble Holdings, LLC and certain other management stockholders party to the stockholders agreement may not transfer more than 50% of the stock held by them at the time of this offering, except pursuant to the tag-along rights, demand rights or piggyback rights described below or with the approval of our board of directors. In the event JPMP transfers any shares of our capital stock during the two-year period following this offering, each other person party to the stockholder agreement shall be permitted to transfer a corresponding percentage of their shares of our capital stock (whether by exercising their tag-along rights described below or otherwise) without any board approval.

        Drag-along rights.    If, during the five-year period following this offering, any group of stockholders party to the stockholders agreement holding in the aggregate at least 50% of the outstanding shares of our capital stock proposes to transfer shares of our capital stock to an independent third party in a bona fide arm's-length transaction or series of transactions (other than an open market public sale) that results in a change in the control of at least 50.1% of our shares of capital stock (through a sale of our capital stock, merger or otherwise), that group of stockholders may elect to require each of the other parties to the stockholders agreement to transfer to that third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale, or to vote all of its shares in favor of that transaction.

        Tag-along rights.    If, during the five-year period following this offering, JPMP proposes to transfer shares held by it (other than an open market public sale), or if, during the period beginning two years following this offering and ending five years following this offering, CPPIB proposes to transfer shares held by it (other than an open market public sale) then, in each case, the sponsor shall give notice to the non-selling sponsor, Rockfield Noble Holdings LLC and the other management stockholders party to the stockholders agreement, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser. The tag-along rights shall not apply to any transfer by a sponsor holding less than 10% of our outstanding common stock at the time of the transfer.

        Demand rights.    JPMP has the right at any time following this offering to make up to five written requests, and CPPIB has the right at any time following this offering to make up to two written requests, to us for registration on Form S-1 under the Securities Act of part or all of the registrable equity interests held by such sponsor at our expense, subject to certain limitations. Beginning on the date that is two years after the offering (or with the approval of our board of directors), any party to the stockholders agreement will have the right to make requests to us for registration under the Securities Act of part or all of the registrable equity interests held by such person at such time as when we are eligible to register our securities on Form S-3 under the Securities Act if the aggregate offering price of the equity interests requested by such person to be included in such offering exceeds

$25 million, subject to certain limitations. If any stockholder exercises its demand rights, we are required to give written notice of the proposed registration to each stockholder party to the stockholders agreement, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations. However, if such demand registration occurs prior to the date that is two years after this offering, no stockholder shall be permitted to register any registrable equity interests in excess of its pro rata portion of the registrable equity interests registered by JPMP thereunder.

        Piggyback rights.    Beginning on the date that is two years after this offering (or with the approval of our board of directors), if we propose to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by our stockholders for sale to the public under the Securities Act, we are required to give written notice of the proposed registration to each stockholder party to the stockholders agreement, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations. JPMP and CPPIB shall each be so permitted to register all or any portion of its shares, at any time following the offering; if JPMP exercises such right, each stockholder party to the stockholders agreement will be permitted to register the same percentage of its holdings as JPMP registers.

        Holdback agreements.    Each stockholder will agree that it will not offer for public sale any equity interests during the 30 days before and a period not to exceed 90 days after the effective date of any registration statement filed by us in connection with an underwritten public offering if required by the underwriters of such offering, subject to certain limitations.

        As discussed above, we anticipate that we and certain of our management stockholders will enter into restricted stock agreements, which will set forth the vesting terms of the restricted shares issued to those management stockholders and provide for piggyback registration rights similar to those provided to the stockholders party to the stockholders agreement.

Employment Agreements

        The following describes employment agreements and Change in Control Severance Agreements entered into in 2008 with each of Mr. Howard, Mr. Hinckley, Mr. Quirke and Ms. Mann.

        On May 5, 2008, we entered into an employment agreement with Mr. Howard, which became effective as of that date. The employment agreement reflects the terms of Mr. Howard's employment as our President and Chief Executive Officer as of April 1, 2008. Pursuant to the employment agreement, Mr. Howard is entitled to an initial annual salary of $420,000 and is eligible for an annual bonus with a target of 100% of his annual salary. Mr. Howard is also entitled to a one-time sign-on bonus of $35,000. During his term of employment, Mr. Howard is eligible to participate in employee benefits plans, programs, and arrangements available to similarly-situated employees, and Mr. Howard is entitled to the use of an automobile provided by us, in accordance with our automobile policy. During his term of employment and thereafter, Mr. Howard is entitled to coverage under our directors' and officers' liability insurance policy. Mr. Howard is eligible to receive reimbursement for a maximum of $15,000 in relocation expenses, for a maximum of three months of executive housing, and for a maximum of $20,000 in legal fees incurred prior to May 5, 2008 in connection with the negotiation or review of the employment agreement. The employment agreement also sets forth the understanding that after May 5, 2008, we intend to grant Mr. Howard the opportunity to purchase 2,599 Series A Incentive Units, 5,944 Series A Performance Units, 58,889 Series B Incentive Units and 29,445 Series B Performance Units, contingent on his remaining employed by us as of the date of the grant. In addition to the compensation and benefits described in this paragraph, the employment agreement provides for certain payments to be made to Mr. Howard upon termination of employment. For a description of these terms, see "—Termination Payments" below.

        On May 5, 2008, we entered into a new employment agreement with Mr. Hinckley, which is effective as of that date. The new employment agreement supersedes our prior employment agreement with Mr. Hinckley, dated as of September 23, 2007, which is summarized in "—Executive Compensation, Employment Agreements." The new employment agreement reflects the terms of Mr. Hinckley's employment in his new position as Executive Chairman of our board of managers (or our board of directors, after the completion of this offering) as of April 1, 2008. Pursuant to the employment agreement, Mr. Hinckley is entitled to an initial annual salary of $360,000 and is eligible for an annual bonus with a target of 67% of his annual salary. Mr. Hinckley is entitled to receive a one-time bonus of $150,000 in consideration of his agreeing to terminate his prior employment agreement. If Noble completes this offering, Mr. Hinckley will also be entitled to receive a one-time bonus equal to $150,000 in restricted stock, which stock will be subject to our 2008 Equity Incentive Award Plan and the accompanying restricted stock award agreement, and which shares shall be calculated using the public offering price per share indicated on the cover of this prospectus. During his term of employment, Mr. Hinckley is also eligible to participate in employee benefits plans, programs and arrangements available to similarly-situated employees, and Mr. Hinckley is entitled to the use of an automobile provided by us, in accordance with our automobile policy. During his term of employment and thereafter, Mr. Hinckley is entitled to coverage under our directors' and officers' liability insurance policy. Mr. Hinckley is eligible to receive reimbursement for a maximum of $10,000 in legal fees incurred prior to May 5, 2008 in connection with the negotiation and review of the employment agreement. The employment agreement also sets forth the understanding that after May 5, 2008, we intend to grant Mr. Hinckley the opportunity to purchase 35,541 Series B Incentive Units and 17,771 Series B Performance Units, contingent on his remaining employed by us as of the date of the grant. In addition to the compensation and benefits described in this paragraph, the employment agreement provides for certain payments to be made to Mr. Hinckley upon termination of employment. For a description of these terms, see "—Termination Payments" below.

        On May 5, 2008, we entered into an employment agreement with Mr. Quirke, effective as of that date. The employment agreement reflects the terms of Mr. Quirke's employment as our Executive Vice President, Development. Under the employment agreement, Mr. Quirke is entitled to an initial annual salary of $360,000 and an opportunity to earn an annual bonus with a target of 67% of his annual salary. During his term of employment, Mr. Quirke is also eligible to participate in employee benefits, plans, programs and arrangements available to similarly-situated employees. The employment agreement also sets forth the understanding that after May 5, 2008, we intend to grant Mr. Quirke the opportunity to purchase 35,541 Series B Incentive Units and 17,771 Series B Performance Units, contingent on his remaining employed by us as of the date of the grant. In addition to the compensation and benefits described in this paragraph, the employment agreement provides for certain payments to be made to Mr. Quirke upon termination of employment. For a description of these terms, see "—Termination Payments" below.

        On May 5, 2008, we entered into an employment agreement with Ms. Mann, which became effective as of that date. The employment agreement reflects the terms of Ms. Mann's employment as our Senior Vice President, General Counsel and Secretary. Pursuant to the employment agreement, Ms. Mann is entitled to an initial annual salary of $315,000, which was subsequently increased to $320,000 and is eligible for an annual bonus with a target of 50% of her annual salary. Ms. Mann is entitled to a guaranteed minimum bonus of $100,000 for 2008, provided that Ms. Mann remains employed by us until the date on which annual bonuses for 2008 are paid to similarly-situated employees, or provided that we terminate Ms. Mann's employment without cause prior to that date. During her term of employment, Ms. Mann is eligible to participate in employee benefits plans, programs, and arrangements available to similarly-situated employees. Ms. Mann is eligible to receive reimbursement for a maximum of $60,000 in relocation expenses, which Ms. Mann agrees to repay if she resigns or if we terminate her employment for cause before May 5, 2009. The employment agreement also sets forth the understanding that after May 5, 2008, we intend to grant Ms. Mann the opportunity to purchase 10,000 Series B Incentive Units and 5,000 Series B Performance Units, contingent on her remaining employed by us as of the date of the grant. In addition to the compensation and benefits described in this paragraph, the employment agreement provides for certain payments to be made to Ms. Mann upon termination of employment. For a description of these terms, see "—Termination Payments" below.

Termination Payments

Payments under the Employment Agreements

        The employment agreements for each of Mr. Howard, Mr. Hinckley, Mr. Quirke and Ms. Mann provide for the payment of severance benefits to the executive if we terminate the executive's employment without cause or, in the case of Mr. Howard and Mr. Hinckley, in the event they terminate for "good reason." Upon such termination, the executive will be entitled to receive (i) a cash amount equal to six months' salary and (ii) reimbursement for up to six months of the employer's portion of health coverage premiums.

        The employment agreements for each of Mr. Howard and Mr. Hinckley also provide that if they are terminated without cause or resign for good reason, they will be entitled to receive a cash amount equal to a prorated portion of their respective annual bonuses for the performance period in which they incur a termination of employment, which amount will be calculated based on our performance for the entirety of the performance period. "Good reason" in Mr. Howard's and Mr. Hinckley's employment agreements and the Change in Control Severance Agreements described below generally means (i) a material reduction in salary, (ii) a relocation of the executive's principal place of employment by more than 50 miles, (iii) for Mr. Howard, a material and adverse reduction in duties, responsibilities or authority and, for Mr. Hinckley, a material and adverse reduction in duties or (iv) only under the Change in Control Severance Agreements described below, the failure of a successor to assume the Change in Control Severance Agreement.

Change in Control Severance Agreements

        On May 5, 2008, we entered into Change in Control Severance Agreements with each of Mr. Howard, Mr. Hinckley, Mr. Quirke and Ms. Mann. In general, the Change in Control Severance Agreements provide severance benefits to the executive if we terminate his or her employment without cause or if the executive resigns his or her employment for "good reason" during the period commencing as of the date of our change in control, which does not include this offering, and ending 12 months later. In the event an executive is entitled to a payment under a Change in Control Severance Agreement, he or she is not entitled to severance benefits under his or her employment agreement. The term of each Change in Control Severance Agreement commences on the date that we complete this offering and ends on the first anniversary of the offering. "Good reason" in Mr. Quirke's and Ms. Mann's Change in Control Severance Agreements generally means (i) a relocation of the executive's principal place of employment by more than 50 miles, (ii) a material and adverse reduction in authority or title or (iii) for Ms. Mann, a change that requires her to report to someone other than the Chief Executive Officer.

        Pursuant to the terms of the Change in Control Severance Agreements for Mr. Howard and Mr. Hinckley, upon a termination of employment described above, Mr. Howard or Mr. Hinckley will be entitled to receive (i) a cash amount equal to twelve months of salary, (ii) a cash amount equal to a prorated portion of the annual bonus to which Mr. Howard or Mr. Hinckley would have been eligible to receive for the performance period in which Mr. Howard or Mr. Hinckley incurred a termination of employment, which amount will be calculated based on our performance for the entirety of the performance period, and (iii) reimbursement for up to twelve months of the employer's portion of health coverage premiums. In addition to the severance benefits described in this paragraph, in the event of any legal proceeding relating to the Change in Control Severance Agreements for Mr. Howard or Mr. Hinckley, we will be responsible for paying a maximum of $10,000 of attorneys' fees incurred in connection with such proceeding, provided, however, that Mr. Howard or Mr. Hinckley will reimburse us for such attorneys' fees if either Mr. Howard or Mr. Hinckley, as applicable, does not materially prevail in such proceeding. Mr. Quirke and Ms. Mann are entitled to the same severance benefits under the Change in Control Severance Agreement as they are entitled to under the employment agreement and described above.

        In the event that the amounts payable to any executive under the Change in Control Severance Agreement, together with the amounts payable under any other plan maintained by us, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the payments under the Change in Control Severance Agreement will be reduced until no amount payable constitutes an "excess parachute payment." However, this reduction will not be made if the net after-tax payment to the executive if such reduction had not been made would be greater than the net after-tax payment to the executive if such reduction had been made.

Release and Restrictive Covenants

        Each employment agreement and Change in Control Severance Agreement provides that in order for an executive to receive any severance benefits under the agreements, the executive must execute a general release of claims arising under the employment agreement or Change in Control Severance Agreement within 30 days following termination of employment.

        Each employment agreement and Change in Control Severance Agreement includes non-competition covenants applicable to the executive for 6 months following termination of employment for any reason (except as described below) and non-solicitation covenants applicable to the executive for 12 months following termination of employment for any reason.

        The Change in Control Severance Agreements for Mr. Howard and Mr. Hinckley and the employment agreement for Mr. Hinckley provides additional time for non-competition covenants. Pursuant to the Change in Control Severance Agreements for Mr. Howard and Mr. Hinckley, non-competition covenants are applicable for 12 months following termination of employment for any reason. Pursuant to the employment agreement for Mr. Hinckley, we have the right to extend the time period during which the non-competition covenants apply for a maximum of six additional months after the initial six month non-compete period. To exercise that right, we must provide Mr. Hinckley with the following payments for each additional month: (i) a cash amount equal to one month of his salary; and (ii) reimbursement for the employer's portion of health coverage premiums for one month. We must exercise this right within 30 days after Mr. Hinckley incurs a termination of employment and must specify in writing the number of months to which the extension shall apply.

        In addition, each of the employment and Change in Control Severance Agreements with each of the executives provides that all confidential information that the executive has access to, uses or creates during his employment and all intellectual property resulting from work done by him on our behalf is our property. Each of the agreements also includes customary confidentiality provisions and non-disparagement provisions.

Other Transactions

        On March 15, 2007, we entered into an employment agreement with Andrew Hinckley, the brother of Charles Hinckley, our Executive Chairman and former Chief Executive Officer. Pursuant to the employment agreement, Andrew Hinckley received a salary and bonus of $177,941 in 2007.

        On March 31, 2008, we entered into a new employment agreement with Andrew Hinckley, which terminated our previous employment agreement with him. Pursuant to the 2008 employment agreement, Mr. Hinckley is employed as our Director, Business Development at an annual base salary of $165,000. In addition to his base salary, Mr. Hinckley is also entitled to success fees based on the successful development of certain of our windparks identified in his employment agreement. The success fees range from $12,500 to $100,000 for each windpark, with possible payments totaling $456,000. For each windpark, Mr. Hinckley is entitled to receive (i) one-third of the success fee upon closing of construction financing of the subject project, or in the event construction financing is not obtained, upon full release for construction of the subject project; (ii) one-third upon term conversion of the financing for the subject project or, in the event term financing is not obtained, upon commercial operation of the subject project; and (iii) one-third 180 days following the date identified in (ii) above. Mr. Hinckley is also entitled to participate in employee benefit plans, programs and arrangements which are applicable to other similarly situated employees.

        We or Mr. Hinckley may terminate the employment agreement, with or without cause, with 90 days' prior written notice or 90 days' base pay in lieu of written notice. If we terminate Mr. Hinckley's employment for cause, as defined in the agreement, neither the 90 days' written notice nor the 90 days' base pay is required. If we terminate Mr. Hinckley's employment without cause, Mr. Hinckley is entitled to receive his base salary until the earlier of 90 calendar days following the last day of his employment with us, or such time that Mr. Hinckley begins employment with another employer, establishes his own business, or works as a consultant for another entity.

        In January 2008, we entered into a compensation arrangement with Barry Goldstein, an independent director. Pursuant to this arrangement, Mr. Goldstein is entitled to receive annual board of managers member cash compensation of $40,000 and annual committee member compensation of $10,000. He will also be offered the opportunity to purchase common units.

Policies and Procedures for Related Party Transactions

        Our operating agreement provided that any proposed transaction involving us and an affiliate of any of our members (including any family member of any of our members) required the written approval of JPMP. Our employment agreement with Andrew Hinckley described above was approved by JPMP in accordance with this requirement. Similarly, any proposed transaction involving us and an affiliate of JPMP required the written approval of a majority of our common unitholders.

        Upon the completion of this offering, we will adopt a formal related party transaction approval policy in order to ensure that transactions with related parties are fair, reasonable and in our best interest. In this regard, our audit committee will review material transactions between us and related parties to determine that, in their best business judgment, such transactions meet that standard.

PRINCIPAL STOCKHOLDERS

        The following table provides certain information regarding the beneficial ownership of our outstanding common stock after giving effect to our corporate reorganization for:

  •
  each person or group who beneficially owns more than 5% of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        The percentage of ownership indicated before this offering is based on           shares of common stock outstanding after giving effect to our corporate reorganization. The percentage of ownership indicated after this offering is based on           shares, including the shares offered by this prospectus and assuming no exercise of the underwriters' option to purchase additional shares from us and no exercise of options outstanding after                , 2008.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of                , 2008 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

Percentage of shares beneficially owned
Name of Beneficial Owner	Number of shares beneficially owned	Before Offering	After Offering
5% or More Beneficial Owners:
JPMP Wind Energy (Noble), LLC(1) 270 Park Avenue New York, NY 10017
CPP Investment Board (USRE II) Inc.(2) 1 Queen Street East, Suite 2600 Toronto, Ontario M5C 2W5 Canada
Directors and Named Executive Officers:
Walter Howard
Charles Hinckley(3)
John Quirke(4)
Christopher Lowe
Elizabeth Grisaru
Thomas Swank(5)
Stephen Murray(1)
Christopher Behrens(1)
Nancy-Ann DeParle(1)
John Warner(1)
Barry Goldstein
All Directors and Executive Officers as a Group (15 persons)

*
Less than 1% beneficial ownership.

(1)
JPMP Wind Energy, LLC is the sole member of JPMP Wind Energy (Noble), LLC. J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA") is the managing member of JPMP Wind Energy, LLC. JPMP Master Fund Manager, L.P. is the general partner of JPMP BHCA, and JPMP Capital Corp. ("JPMP Capital") is the general partner of JPMP Master Fund Manager, L.P. JPMP Capital is a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company. Each of JPMP Wind Energy, LLC, JPMP BHCA, JPMP Master Fund Manager, L.P. and JPMP Capital Corp. (collectively, the "JPMP Entities") may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by JPMP Wind Energy (Noble), LLC. Christopher Behrens and Nancy-Ann DeParle are Managing Directors, Stephen P. Murray is President and Chief Executive Officer and John Warner is a Principal, of CCMP Capital Advisors, LLC, a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPMorgan Chase & Co. to form an independent private equity platform. Each of Messrs. Behrens, Murray and Warner and Ms. DeParle disclaims any beneficial ownership of any shares beneficially owned by JPMP Wind Energy (Noble), LLC or the JPMP Entities. JPMP Capital exercises voting and dispositive power over the securities held by JPMP Wind Energy (Noble), LLC. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of Messrs. Behrens, Murray and Warner and Ms. DeParle is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167, and the address of each of the JPMP Entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017.

(2)
Investment and voting decisions with respect to the shares held by this entity are made by the Canada Pension Plan Investment Board (the "Board") pursuant to the Canada Pension Plan Investment Board Act, the accompanying regulations and the investment policies of the Board, and are not made by an outside investment adviser. The Board is a Canadian Crown corporation that is managed by 12 directors and is established by the Canadian government to manage the assets of the Canada Pension Plan (the Canadian equivalent of Social Security).

(3)
Includes           shares of common stock held by Rockfield Noble Holdings LLC, or Rockfield. Mr. Hinckley has a 31.5% interest in Rockfield which owns            shares of common stock. The shares of common stock owned by Rockfield are pledged to a financial institution. Also includes           shares of common stock owned by The Ellen Ann Hinckley 2006 Trust,           shares of common stock owned by The Hinckley Family 2006 Trust,           shares of common stock owned by The Charles C. Hinckley 2006 Trust and           shares of common stock owned by CC Hinckley Co., LLC. Mr. Hinckley disclaims beneficial ownership of the shares of common stock owned by The Charles C. Hinckley 2006 Trust.

(4)
Includes           shares of common stock held by Rockfield. Mr. Quirke has a 31.5% interest in Rockfield which owns           shares of common stock. Includes           shares of common stock held by the Quirke Family Trust. The beneficiaries under this trust are Mr. Quirke's immediate family members. Includes            shares of common stock held by the Quirke Downes Family Trust. The beneficiaries under this trust are Mr. Quirke's extended family members. Mr. Quirke disclaims beneficial ownership of the shares of common stock owned by the Quirke Family Trust and the Quirke Downes Family Trust.

(5)
Includes           shares of common stock owned by Rockfield. Mr. Swank has a 2.5% interest in Rockfield. Mr. Swank disclaims beneficial ownership of the shares of common stock owned by Rockfield.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions are summaries of material terms of our certificate of incorporation and by-laws as each will be in effect upon the closing of this offering. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and by-laws, the forms of which will be filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the certificate of incorporation and by-laws and to the applicable provisions of the Delaware General Corporation Law.

General

        Our authorized capital stock consists of                        shares of common stock, par value $0.01 per share, and                        shares of preferred stock, par value $            per share. At the completion of this offering, there will be                        shares of our common stock issued and outstanding.

Common Stock

        Voting.    The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of our outstanding voting power.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

        Conversion, Redemption and Preemptive Rights.    Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, subject to limitations prescribed by law, to issue up to                        shares of preferred stock in one or more series without further stockholder approval. The board will have discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock.

Limitations on Directors' Liability

        Our certificate of incorporation and by-laws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

        In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

  •
  any breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  •
  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation, By-laws, and Delaware Law that May Have an Anti-Takeover Effect

Certificate of Incorporation and By-laws

        Certain provisions that will be in our certificate of incorporation and by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

        Classified Board of Directors.    Our certificate of incorporation provides that the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class consisting as nearly as possible of an equal number of directors. Currently, the terms of office for the three classes of directors expire, respectively, at our annual meetings in 2009, 2010 and 2011. The term of the successors of each class of directors expires three years from the year of election. Directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

        Special Meetings.    Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our chairman of the board, or our board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

        Actions by Written Consent.    Stockholder action by written consent in lieu of a meeting may only be taken so long as the sponsors own a majority of our outstanding common stock. Thereafter, stockholder action only can be taken at an annual or special meeting of stockholders.

        The foregoing proposed provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the Delaware General Corporation Law defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Stock Exchange Listing

        We have applied to list our common stock for quotation on The Nasdaq Global Market under the symbol "NEPI."

Transfer Agent and Registrar

        We have appointed                        as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity- related securities in the future at a time and price that we deem appropriate.

        Upon completion of this offering, we will have outstanding                        shares of common stock, assuming no exercise of outstanding options. Of these shares, the                         shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

        The remaining shares of common stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities. Of these shares, a total of                        shares are subject to lock-up agreements with the underwriters that are described in the "Underwriting" section of this prospectus. The restrictions imposed by the lock-up agreements will be in effect for a period of at least 180 days after the date of this prospectus, subject to extension under certain circumstances for an additional period of up to 34 days, as described under "Underwriting—Lock-Up Agreements." At any time and without notice,                                     may, in its sole discretion, release some or all of the securities from these lock-up agreements. In addition, as of                                    , 2008, there were additional outstanding options to purchase                        shares of common stock,                         of which are subject to lock-up agreements with the underwriters or with us that prohibit their sale for at least 180 days. The following table describes the number of outstanding shares that will become eligible for sale in the public market on several relevant dates, assuming no extension of the lock-up agreements.

Relevant Dates	Number of Shares Eligible for Future Sale
On effective date
180 days after effective date
More than 181 days after effective date

        All of our directors, executive officers and stockholders have agreed that they will not, without the prior written consent of                        , sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock during the 180-day period following the closing of this offering. See "Underwriting—Lock-up Agreements."

Rule 144

        In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months (including the holding period of any prior owner other than an affiliate) to sell its shares, subject to certain notice requirements and to the availability of current pubic information about us.

        An "affiliate" is a person that directly, or indirectly, through one or more intermediate controls or is controlled by, or is under common control with us.

        Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, would be entitled to sell those shares without regard to the public information or notice requirements of Rule 144.

        To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

        Following the offering, we intend to file a registration statement on Form S-8 under the Securities Act covering approximately                        shares of common stock issued or issuable upon the exercise of stock options, subject to outstanding options or reserved for issuance under our employee and director stock benefit plans. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS TO NON-UNITED STATES HOLDERS

        The following discussion is a summary of the material United States federal income tax considerations generally applicable to non-United States holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential United States federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-United States tax laws or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect as of the date of this offering. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to non-United States holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax considerations that may be relevant to a particular holder in light of that holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation, former United States citizens or residents, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

        For purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that is not a "United States person" for United States federal income tax purposes. A United States person is any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) or a partnership (or other entity treated as a partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them.

Distributions on our Common Stock

        Distributions of cash or property on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes first will constitute a return of capital and be applied against and reduce a holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain.

        Dividends paid to a non-United States holder of our common stock that are not effectively connected with a United States trade or business conducted by such holder generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-United States holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. Non-United States holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

        If a non-United States holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's United States trade or business, the non-United States holder will be exempt from United States federal withholding tax. To claim the exemption, the non-United States holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-United States holder's conduct of a trade or business within the United States.

        Any dividends paid on our common stock that are effectively connected with a non-United States holder's United States trade or business (or, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-United States holder in the United States) generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of our Common Stock

        A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-United States holder in the United States;

  •
  the non-United States holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, during the relevant statutory period.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-United States holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-United States holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above generally will be subject to United States federal income tax at a flat 30% rate, but may be offset by United States source capital losses of the non-United States holder.

        With respect to the third bullet point above, if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market (such as the Nasdaq Global Market), within the meaning of the applicable Treasury Regulations, our common stock will be treated as United States real property interests only with respect to a non-United States holder that actually or constructively holds more than 5 percent of our common stock at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-United States holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends, together with other information. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. However, backup withholding generally will not apply to payments of dividends to a non-United States holder of our common stock provided the non-United States holder furnishes to us or our paying agent the required certification as to its non-United States status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption.

        Payments of the proceeds from a disposition by a non-United States holder of our common stock made by or through a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or a foreign partnership if at any time during its tax year (i) one or more of its partners are United States persons who hold in the aggregate more than 50% of the income or capital interest in such partnership or (ii) it is engaged in the conduct of a United States trade or business, unless the broker has documentary evidence that the beneficial owner is a non-United States holder or an exemption is otherwise established, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

        Payment of the proceeds from a non-United States holder's disposition of our common stock made by or through the United States office of a broker may be subject to information reporting. Backup withholding will apply unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. Non-United States holders should consult their tax advisors on the application of information reporting and backup withholding to them in their particular circumstances.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

UNDERWRITING

        Lehman Brothers Inc., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters and book-running managers in connection with this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in our business or in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to                                    additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per share. After the offering, the representatives may change the offering price and other selling terms.

        The expenses of this offering payable by us are estimated to be approximately $             million (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of            shares of common stock at the public offering price less underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than            shares of common stock in

connection with this offering. To the extent that the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated to sell the additional shares of common stock to the underwriters.

Lock-Up Agreements

        We, all of our directors and executive officers and holders of substantially all of our outstanding stock have agreed that, without the prior written consent of             , we and they will not directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock or any other securities of the company, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities, or (iv) publicly disclose the intention to do any of these actions for a period of 180 days after the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

        (i)    during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

        (ii)   prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by the representatives of the underwriters.

                          , in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements,            will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  an assessment of management and our business potential and earning prospects;

  •
  the prevailing securities market conditions at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to           shares offered hereby for officers, directors, employees and certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any shares sold to them pursuant to this program for a period of 180 days after the date of this prospectus. This 180-day lock up period shall be extended with respect to our issuance of an earnings release or if a material news or a material event relating to us occurs, in the same manner as described above under "Lock-Up Agreements."

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors in deciding whether to purchase any shares of common stock.

The NASDAQ Global Market

        We intend to apply to have our shares of common stock listed on The NASDAQ Global Market under the symbol "NEPI."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them. The underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships/FINRA Rules

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

        Credit Suisse Energy LLC, an affiliate of Credit Suisse Securities (USA) LLC, is the counterparty under our ten-year hedge agreement for our Initial New York Windparks. JPMP Wind Energy (Noble), LLC, an investment vehicle affiliated with J.P. Morgan Partners, LLC, which is an affiliate of J.P. Morgan Securities Inc., is a principal stockholder and sponsor of the Company. See "Prospectus Summary—Our Sponsors" and "Principal Stockholders."

        J.P. Morgan Securities Inc., one of the underwriters, may be deemed to be one of our affiliates. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules (which are part of the FINRA rules). Rule 2720 requires that the initial public offering price of the shares of common stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly,                 is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify                against any liabilities arising in connection with its role as a qualified independent underwriter, including liabilities under the Securities Act.

Selling Restrictions

        The common stock is being offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities maybe offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  •
  in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the sellers or the underwriter.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published, reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to our common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act,

    and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of our common stock for resale in Australia within 12 months of our common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

        Our common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of our common stock which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

        This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus or any other material relating to our common stock is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in our common stock. Each prospective investor is also advised that any investment in our common stock by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

        No securities registration statement ("SRS") has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) ("FIEL") in relation to our common stock. Shares of our common stock are being offered in a private placement to "qualified institutional investors" (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) ("QIIs"), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring our common stock in this offer may not transfer or resell those shares except to other QIIs.

Korea

        Our common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Shares of our common stock have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, our common stock may not be resold to Korean residents unless the purchaser of our common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our common stock.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the "SFA"), (ii) to a "relevant person" as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of our common stock are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares of our common stock under Section 275 of the SFA except:

  (i)
  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

  (ii)
  (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

  (iii)
  where no consideration is or will be given for the transfer; or

  (iv)
  where the transfer is by operation of law.

        By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Latham & Watkins LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Noble Environmental Power, LLC as of December 31, 2007 and 2006, and for each of the three years in the period ended December 2007 and the period from August 31, 2004 through December 31, 2007, appearing in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such consolidated financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement.

        The registration statement and the exhibits thereto filed with the Securities and Exchange Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The registration statement and other information filed by us with the Securities and Exchange Commission are also available at the Securities and Exchange Commission's website at http://www.sec.gov, as well as on our website, www.noblepower.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

        As a result of the offering, we and our stockholders will become subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We will furnish our stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

GLOSSARY OF SELECTED INDUSTRY TERMS

        Alternative compliance payment:    Monetary payment made by a load serving entity or other body in lieu of meeting Renewable Portfolio Standards as mandated by regulation or law.

        Alternative energy:    Energy generated from non-fossil fuels.

        Biofuels:    Liquid fuels produced from biomass (plant and animal) feedstocks.

        Biomass:    Mass of non-fossil organic material from biological sources, including usable plant matter and the residues of previously used biomass (e.g. agricultural waste, domestic waste, animal residue and forestry waste).

        Borescopic:    Relating to visual instruments that enable users to see inside areas of machined, welded and molded parts.

        BTU:    British thermal unit. The amount of heat required to increase the temperature of a pound of water by one degree Fahrenheit.

        Capacity:    Capacity represents the potential maximum output, measured in megawatts, that an electric generating facility can generate. In connection with wind generation, capacity represents the maximum output, measured in megawatts, that an individual wind turbine generator is designed to produce. The capacity of a windpark equals the capacity of the generators multiplied by the number of generators included in the windparks.

        Capacity market:    Formal market where power generators sell their availability to generate electricity to a system operator or load serving entity.

        Carbon dioxide:    A chemical compound composed of two oxygen atoms covalently bonded to a single carbon atom. Carbon dioxide is generated as a byproduct of the combustion of fossil fuels or vegetable matter, among other chemical processes.

        Clean energy:    See renewable energy.

        Cogeneration:    Technique for the combined generation of heat and electricity. The advantage of cogeneration is that the heat generated by combustion may be recovered and upgraded, whereas this heat is lost in traditional generation of electricity.

        Collection line:    An electrical line that ties together individual wind turbines and transmits electrical energy to the substation.

        Deregulation:    The elimination of some or all regulations from a previously regulated industry or sector of an industry.

        Easement:    A right to use a part of land which is owned by another person or organization.

        Electrical load:    The amount of power delivered by a generator or carried by a circuit.

        Exempt wholesale generator:    Wholesale generators created under the 1992 Energy Policy Act that are exempt from certain financial and legal restrictions stipulated in the Public Utilities Holding Company Act of 1935.

        Fossil fuels:    Carbon-based combustibles derived from carbon fossil deposits, including coal, petroleum and natural gas.

        Gearbox:    A mechanical component that transmits mechanical power from one device to another. Generally the input drive to a gear box is of a different rotational speed than the output of the gear box. Gearboxes are used in wind turbines to transmit mechanical power from the wind turbine blades at a low rotational speed to the wind turbine generator at a higher rotational speed.

        Greenhouse gases:    Those gases, such as water vapor, carbon dioxide, nitrous oxide, methane, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride, that are transparent to solar (short-wave) radiation but opaque to long-wave (infrared) radiation, thus preventing long-wave radiant energy from leaving Earth's atmosphere. The net effect is a trapping of absorbed radiation and a tendency to warm the planet's surface.

        Grid:    An infrastructure that brings power from the generation facility to the users.

        Hedged volume:    The volume of power that is bought and sold through physical contracts or that is the subject of financial swaps, in either case so as to eliminate price fluctuations.

        Hydro or Hydroelectric:    A renewable form of electricity generation produced using the force of moving water to drive a turbine alternator, which generates electricity.

        Independent system operator:    An independent, federally regulated entity established to coordinate regional transmission in a non-discriminatory manner and ensure the safety and reliability of the electric system.

        Installed capacity:    Production capacity of a power plant or windpark based either on its rated (nameplate) capacity or actual capacity.

        Interconnection:    Two or more electric systems having a common transmission line that permits a flow of energy between them. The physical connection of the electric power transmission facilities allows for the sale or exchange of energy.

        Joule:    A unit of work or energy equal to one watt for one second. One kilowatt hour equals 3,600,000 Joules.

        Kilowatt or kW:    A unit of power where 1,000 Watts equals 1 kilowatt.

        Kilowatt hour or kWh:    Unit of energy: 1kWh = 1,000 W over a period of one hour.

        Kinetic energy:    Energy available as a result of motion that varies directly in proportion to an object's mass and the square of its velocity.

        Liquid energy market:    Deregulated energy market with active trading volume.

        Megawatt or MW:    Unit of power where 1,000 kW equals 1 megawatt

        Megawatt hour or MWh:    Unit of energy: 1MWh = 1,000 kW over a period of one hour.

        Net Capacity Factor:    The percentage represented by the energy output in MWh measured at the revenue meter over a period of time, divided by the product of the capacity of the project in MW times the number of hours in the measurement period. For example, if a 100 MW project generates 306,600 MWh in one year (8,760 hours), the net capacity factor equals 35%.

        Operations and maintenance:    Maintenance, repair and the general functions of a power plant, distinct from fuel and capital costs.

        Peak demand:    The greatest point of instantaneous electricity consumption within a given period of time.

        Power pool:    An association of two or more interconnected electric systems having an agreement to coordinate operations and planning for improved reliability and efficiencies.

        Power purchase agreement:    A contract for a customer to buy electricity from a power plant.

        Price taker:    A seller who bids into a power pool and accepts the price determined by other market participants.

        Production tax credit:    U.S. federal tax incentive that provides wind energy producers (and other select renewable energy producers) with a federal income tax credit based on the amount of electricity produced and sold to unrelated parties.

        Qualifying facility:    A cogeneration or small power production facility that meets certain ownership, operating and efficiency criteria established by the Federal Energy Regulatory Commission pursuant to the Public Utility Regulatory Policies Act.

        Regional transmission operator:    An organization that is established to control and manage the transportation (at high voltage) and flows of electricity over an area that is generally larger than the typical power company's distribution system.

        Renewable energy:    Energy derived from renewable energy sources.

        Renewable energy certificate:    The "green" or renewable attribute of electricity that is generated utilizing a renewable energy resource. A wind turbine that produces 1 MWh of electricity produces 1 renewable energy certificate which, in some electricity markets, can be sold separately from the electrical power.

        Renewable portfolio standards:    Legally mandated minimum requirements for utilities and other load serving entities to procure power from renewable energy sources by certain effective dates.

        Reserve margin:    The amount of unused available capability of an electric power system (at peak load for a power utility system) as a percentage of total capability.

        Retail energy supplier:    Unregulated provider of energy at competitive prices. In retail energy markets, supplier obligations are settled on an hourly or subhourly basis.

        SODAR:    (sonic detection and ranging) systems are used to remotely measure the vertical turbulence structure and the wind profile of the lower layer of the atmosphere.

        Spot market:    Market for the purchase and sale of electricity in real-time (or near real-time) as opposed to forward markets, to which transactions are agreed for delivery and payment of electricity at a future date.

        Spot price:    Price of electricity in the spot market.

        Substation:    Facility equipment that switches, changes, or regulates electric voltage.

        Tax equity:    A method of financing that involves the purchase of an ownership stake in a company with the expectation that a significant portion of the return on investment that will be realized through the allocation of depreciation and other tax losses and credits.

        Thermal expansion:    Characteristic property of most solids and liquids which causes their volume to increase when they are heated.

        Transformer:    An electrical device for changing the voltage of alternating current.

        Transmission system:    An interconnected group of electric transmission lines and associated equipment for moving or transferring electric energy in bulk between points of supply and points at which it is transformed for delivery over the distribution system lines to consumers or is delivered to other electric systems.

        Turbine:    Rotating motor which converts the kinetic energy of moving air into mechanical energy or into electricity.

        Unforced capacity:    Amount of installed capacity that is actually available at any given time.

        Watt or W:    The unit of electrical power equal to the delivery of one joule of energy per second. A Watt is equal to 1/746 horsepower.

        Wind energy:    Wind power and, more specifically, energy generated via an air generator device, such as a wind turbine generator. This type of energy is a renewable energy.

        Windpark:    An interconnected group of wind turbine generators. A windpark can include from approximately ten to hundreds of wind turbine generators.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES
(A Development Stage Enterprise)

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2008 and December 31, 2007	F-2
Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2008 and 2007 and the Period from August 31, 2004 (date of inception) to March 31, 2008	F-3

Condensed Consolidated Statements of Changes in Members' Equity for the years ended December 31, 2007, 2006 and 2005 and the period from August 31, 2004 (date of inception) to December 31, 2004 and the three months ended March 31, 2008	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007 and the Period from August 31, 2004 (date of inception) to March 31, 2008	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-19
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007	F-20
Consolidated Statements of Changes in Members' Equity for the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2004	F-21
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007	F-22
Notes to Consolidated Financial Statements	F-23

 NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

(A Development Stage Enterprise)

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and equivalents	$116,815,025	$46,826,412
Restricted cash	52,012,959	50,401,652
Prepaid and other current assets	4,188,666	9,009,522
Assets of held for sale project (Note 6)	60,114,300	54,497,163

Total current assets	233,130,950	160,734,749
Noncurrent Assets:
Property and Equipment:
Property and equipment, net	4,939,059	4,652,876
Construction in progress (Note 2)	1,104,896,314	959,202,140

Total property and equipment, net	1,109,835,373	963,855,016
Construction material deposits	145,483,628	150,258,854
Deferred financing costs	12,645,838	15,086,513
Other assets	4,681,738	1,207,864

Total assets	$1,505,777,527	$1,291,142,996

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	28,139,699	29,000,267
Accrued expenses	70,405,038	66,314,279
Fair value of derivative contracts (Notes 1 and 4)	21,446,525	749,908
Liabilities of held for sale project (Note 6)	38,747,459	39,034,666

Total current liabilities	158,738,721	135,099,120
Noncurrent Liabilities:
Long-term debt (Note 3)	969,842,985	899,069,562
Fair value of derivative contracts (Notes 1 and 4)	38,706,566	28,164,811
Asset retirement obligations	4,100,697	4,033,142
Commitments and Contingencies (Note 7)
Members' Equity:
Member contributions	452,525,158	302,522,378
Deficit accumulated during the development stage	(100,415,655)	(72,009,158)
Accumulated other comprehensive loss	(17,720,945)	(5,736,859)

Total members' equity	334,388,558	224,776,361
Total Liabilities and Members' Equity	$1,505,777,527	$1,291,142,996

See notes to unaudited condensed consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

(A Development Stage Enterprise)

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the three months ended March 31, 2008 and 2007, and the Period from August 31, 2004 (date of inception) to March 31, 2008
(unaudited)

	January 1 to March 31		Period From August 31, 2004 (Date of Inception) to March 31, 2008
	2008	2007
Revenues	$—	$—	$—
Expenses:
Salaries and wages	3,045,396	2,063,596	24,160,404
Employment taxes and fringe benefits	451,228	274,079	3,022,264
Write-off of construction in progress	—	—	6,073,554
General and administrative expenses	3,280,594	1,307,906	21,072,658
Depreciation	339,977	163,922	1,691,388
New project development	802,525	796,842	6,678,822
Change in fair value of derivative contract	21,359,285	—	42,432,145
Other expenses	—	—	50,249

Operating loss	(29,279,005)	(4,606,345)	(105,181,484)
Interest income	872,508	296,459	4,765,829
Provision for income taxes	—

Net loss	(28,406,497)	(4,309,886)	(100,415,655)
Other comprehensive loss from cash flow hedge	(11,984,086)	—	(17,720,945)

Comprehensive loss	$(40,390,583)	$(4,309,886)	$(118,136,600)

Net loss allocable to common unitholders:
Net loss	(28,406,497)	(4,309,886)
Preferred dividend	7,080,698	3,719,012

Net loss allocable to common unitholders	$(35,487,195)	$(8,028,898)

Net loss allocable to common unitholder per unit:
Basic and diluted	$(74.84)	$(17.33)

Weighted average units used in the calculation of net loss per unit allocable to common unitholders basic and diluted	474,197	463,260

Pro forma net loss data (unaudited)
Net loss allocable to common unitholders as reported	$(35,487,195)	$(8,028,898)
Pro forma adjustment for income tax benefit	N/A	—

Pro forma net loss allocable to common unitholders	$(35,487,195)	$(8,028,898)

Pro forma basic and diluted net loss allocable to common unitholders per common unit

Weighted average units used in pro forma basic and diluted net loss per common unit allocable to common unitholders

See notes to unaudited condensed consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

(A Development Stage Enterprise)

Condensed Consolidated Statements of Changes in Members' Equity

For the Years Ended December 31, 2007, 2006 and 2005, the Period from August 31, 2004
(date of inception) to December 31, 2004 and the Three Months Ended March 31, 2008
(unaudited)

							Deficit Accumulated During the Development Stage
	Membership Units		Members' Equity					Accumulated Other Comprehensive Loss
									Members' Equity
	Preferred	Common	JPMP	CPP	Rockfield	Management
August 31, 2004 (date of inception)	—	—	$—		$—	$—	$—	$—	$—
Capital contributions:
JPMP Noble Wind Energy, LLC (JPMP)	10,500	—	1,050,000		—	—	—	—	1,050,000
Management preferred	3,092	—	—		—	309,167	—	—	309,167
Net loss	—	—	—		—	—	(1,085,304)	—	(1,085,304)

December 31, 2004	13,592	—	1,050,000		—	309,167	(1,085,304)	—	273,863
Capital contributions:
JPMP	138,708	—	13,870,800		—	—	—	—	13,870,800
Management preferred	1,908	—	—		—	190,833	—	—	190,833
Net loss	—	—	—		—	—	(7,759,311)	—	(7,759,311)

December 31, 2005	154,208	—	14,920,800		—	500,000	(8,844,615)	—	6,576,185
Capital contributions:
JPMP	1,584,929	—	158,492,866		—	—	—	—	158,492,866
Management preferred	3,000	—	—		—	300,000	—	—	300,000
Management common	—	463,260	—		—	46,326	—	—	46,326
Net loss	—	—	—		—	—	(20,678,777)	—	(20,678,777)

December 31, 2006	1,742,137	463,260	173,413,666		—	846,326	(29,523,392)	—	144,736,600
Capital contributions:
JPMP	1,153,200	—	115,320,000		—	—	—	—	115,320,000
Rockfield Noble Holding, LLC	129,424	—	—		12,942,386	—	—	—	12,942,386
Loss on derivative contract	—	—	—		—	—	—	(5,736,859)	(5,736,859)
Net loss			—			—	(42,485,766)	—	(42,485,766)

December 31, 2007	3,024,761	463,260	288,733,666		12,942,386	846,326	(72,009,158)	(5,736,859)	224,776,361
Capital contributions:
JPMP	400,000		40,000,000						40,000,000
CPP	1,100,000			110,000,000					110,000,000
Management		27,796				2,780			2,780
Loss on derivative contract								(11,984,086)	(11,984,086)
Net loss							(28,406,497)		(28,406,497)

March 31, 2008 (unaudited)	4,524,761	491,056	$328,733,666	$110,000,000	$12,942,386	$849,106	$(100,415,655)	$(17,720,945)	$334,388,558

See notes to unaudited condensed consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

(A Development Stage Enterprise)

Condensed Consolidated Statements of Cash Flow

For the three months ended March 31, 2008 and 2007, and the
Period from August 31, 2004 (date of inception) to March 31, 2008
(unaudited)

	January 1 to March 31		Period From August 31, 2004 (Date of Inception) to March 31, 2008
	2008	2007
Cash flows from operating activities:
Net loss	$(28,406,497)	$(4,309,886)	$(100,415,655)
Adjustments to reconcile net loss to net cash provided / (used) by operating activities:
Depreciation	339,977	163,922	1,691,388
Write-off of construction in progress	—	—	6,073,554
Member non cash equity contributions	—	—	300,000
Loss on sale of property and equipment	—	—	80,516
Interest accretion on asset retirement obligation	67,555	—	67,555
Change in fair value of derivative contracts	21,359,285	—	42,432,145
Changes in operating assets and liabilities:
Increase (decrease) in prepaid and other current assets	3,166,120	349,707	(3,758,402)
Increase in noncurrent assets and liabilities	(3,473,874)	(836,201)	(4,609,101)
Increase (decrease) in accounts payable and accrued expenses	7,540,479	439,629	71,402,854

Net cash provided (used) by operating activities	593,045	(4,192,829)	13,264,854

Cash flows from investing activities:
Restricted cash	(1,611,307)	(150,274)	(52,012,959)
Issuance of notes receivable	—	—	(219,328)
Investment in property and equipment	(626,160)	(144,754)	(7,116,350)
Proceeds form the sale of property and equipment	—	20,000	225,000
Investment in assets held for sale	(5,904,344)	—	(5,904,344)
Construction in progress	(142,555,662)	(77,301,999)	(1,079,902,508)
Construction material deposits	—	(26,699,248)	(177,980,054)

Net cash used by investing activities	(150,697,473)	(104,276,275)	(1,322,910,543)

Cash flows from financing activities:
Proceeds from borrowings	70,773,423	72,490,336	1,790,324,862
Repayment of borrowings	—	—	(792,760,677)
Deferred financing costs	(232,898)	—	(22,225,148)
Deferred offering costs	(450,264)	—	(1,103,481)
Proceeds from equity contributions	150,002,780	44,580,205	452,225,158

Net cash provided by financing activities	220,093,041	117,070,541	1,426,460,714

Net increase in cash	69,988,613	8,601,437	116,815,025
Cash and equivalents at beginning of the period	46,826,412	6,729,413	—

Cash and equivalents at the end of the period	$116,815,025	$15,330,850	$116,815,025

See notes to unaudited condensed consolidated financial statements.

 NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Purpose—Noble Environmental Power, LLC and subsidiaries ("NEP" or the "Company") is a development stage enterprise that is organized under the laws of Delaware as a limited liability company. NEP was founded on August 31, 2004 to procure new electricity supplies from renewable energy sources, including wind. NEP develops, constructs, owns and operates wind energy projects in the United States. The Company commenced production of test power in March 2008 and began commercial operations in May 2008.

        In May 2008, in contemplation of an initial public offering of shares of common stock, the Company's Board of Managers approved the Company's conversion from a Delaware limited liability company to a Delaware corporation at the completion of the offering. Upon effectiveness of this conversion, all of the Company's preferred and common units will be automatically converted into shares of common stock based on their relative rights as set forth in the Company's limited liability company operating agreement. Specifically, each outstanding common unit will be converted into a number of shares of common stock equal to its pre-offering equity value divided by the midpoint of the anticipated range of the initial public offering price. Each outstanding preferred unit will be converted into a number of shares of common stock equal to its liquidation value divided by the midpoint of the anticipated range of the initial public offering price.

        Basis of Presentation—The condensed consolidated financial statements of NEP include the accounts of all the Company's wholly owned subsidiaries. All individual projects listed in Note 3 are single member LLC's wholly owned by NEP. In addition, NEP wholly owns Noble Services, Inc., which provides payroll and benefit services to the parent and all project subsidiaries. All inter-company transactions have been eliminated.

        The Company is a development stage enterprise as of March 31, 2008 and for the period from August 31, 2004 (date of inception) to March 31, 2008, since it had not yet generated any revenue from the sale of electricity. From inception through March 31, 2008, its efforts have been principally devoted to the development and construction of wind energy projects. The accompanying condensed consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." SFAS No. 7 requires certain explanatory disclosures and presentation of inception to date totals within the statements of operations and cash flows. The Company has reported a net loss of $28,406,497 for the three months ended March 31, 2008, respectively, and $100,415,655 for the period from August 31, 2004 (date of inception) to March 31, 2008.

        Unaudited Interim Financial Information—The accompanying condensed consolidated balance sheet as of March 31, 2008, the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2007 and 2008, and for the period from August 31, 2004 (date of inception) to March 31, 2008, the condensed consolidated statements of cash flows for the three months ended March 31, 2007 and 2008 and the condensed consolidated statements of changes in members' equity for the three months ended March 31, 2008 and for the period from August 31, 2004 (date of inception) to March 31, 2008, are unaudited. These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company's management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position at March 31, 2008, its results of operations, comprehensive loss and cash flows for the three months ended March 31, 2007 and 2008 and for the period from August 31, 2004 (date of inception) to March 31, 2008. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008. Notes to the condensed consolidated financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for the year ended December 31, 2007 as reported in these condensed consolidated financial statements have been omitted.

        Segment Information—The Company has one reportable segment. The Company's chief operating decision maker is the Chief Executive Officer ("CEO").

        Going Concern—The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has accumulated a loss of $100,415,655 since inception, and is in its development stage. In addition, the Company will continue to incur losses into the foreseeable future. Management has evaluated its ability to continue operations and believes that cash and restricted cash on hand, together with expected cash flow from operations during 2008, borrowings under its turbine credit facilities, equity infusions from its Members, capital contributions from tax equity investors and current and future borrowings under project construction and term loans will provide adequate working capital to sustain operations through the next twelve months. Accordingly, the condensed consolidated financial statements do not include any adjustments that might result from this uncertainty.

        Use of Estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Income Taxes—From inception through December 31, 2007, the Company had been treated as a partnership for income tax purposes under the provisions of the Internal Revenue Code. Accordingly, during this period, the Company's federal and state taxable income or loss was passed through to the members for inclusion in each member's income tax return. On February 28, 2008, the Company filed an entity classification election with the Internal Revenue Service which changed the tax treatment of the Company from a partnership to a corporation. The election was effective as of January 1, 2008.

        Beginning January 1, 2008, the Company utilizes the asset and liability method of accounting for deferred income taxes as prescribed by the SFAS No. 109 "Accounting for Income Taxes." This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax return and financial statement reporting based of certain assets and liabilities. For the three month period ended March 31, 2008 the Company recognized no benefit for income taxes as it not probable that operating loss carryforwards can be realized before their expiration period. Net loss carryforwards at March 31, 2008 are approximately $11.5 million and have a full valuation allowance applied.

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company did not recognize a tax benefit on the pretax losses that occurred for the three months ended March 31, 2008 since it is not likely that the operating losses would be offset with operating income in the near term.

        Effective January 1, 2008, the Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The tax effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax were primarily attributable to a net operating loss carry-forward resulting from losses generated since January 1, 2008. Since the recoverability of these tax assets is not reasonably assured, a full valuation allowance has been established and no tax benefit recognized during the three months ended March 31, 2008.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)," which is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 as of January 1, 2007. The adoption had no impact on the condensed consolidated financial statements.

        Unaudited Pro Forma Information—The unaudited pro forma net loss data presents the pro forma effects of applying a provision for income taxes to historical net income. Such provision reflects the income taxes that would have been applicable had the Company been taxed as a C corporation for the three months ended March 31, 2007.

        Pro forma net income (loss) per share is based on the weighted average common units outstanding. Pro forma net income (loss) per share is computed as if the conversion into a Delaware corporation described above occurred at the beginning of 2007.

        Recent Accounting Pronouncements—In March 2007, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities," which expands derivative disclosures by requiring an entity to disclose: (i) an understanding of how and why an entity uses derivatives, (ii) an understanding of how derivatives and related hedged items are accounted for, and (iii) transparency into the overall impact of derivatives on an entity's financial position, results of operations, and cash flows. SFAS 161 is effective for fiscal years beginning on or after November 15, 2008. Earlier adoption is encouraged. The Company is currently analyzing the requirements of SFAS 161 and will adopt the standard on January 1, 2009.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This Statement permits, but does not require, entities to account for financial

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

instruments at fair value. The standard does not extend to non-financial instruments. The Company has elected not to adopt the fair value provisions of SFAS 159.

        In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements," which establishes a framework for identifying and measuring fair value. SFAS 157 provides a fair value hierarchy, giving the highest priority to quoted prices in active markets, and is expected to be applied to fair value measurements of derivative contracts that are subject to mark-to-market accounting and other assets and liabilities reported at fair value. The Company adopted SFAS 157 on January 1, 2008. See Note 7 for further discussion. The adoption of SFAS 157 did not have a material impact on the Company's condensed consolidated financial statements.

2. CONSTRUCTION IN PROGRESS

        The following is a summary of the construction in progress projects:

Project	Capitalization Starting Date	Capitalized Cost as of 3/31/08	Capitalized Cost as of 12/31/07
Noble Thumb Windpark I	02/01/05	15,019,592	$12,750,727
Noble Clinton Windpark	06/01/05	203,785,176	193,470,690
Noble Altona Windpark	06/01/05	146,242,596	144,261,846
Noble Bliss Windpark	06/01/05	208,674,220	201,851,144
Noble Wethersfield Windpark	06/01/05	9,763,279	6,852,554
Noble Ellenburg Windpark	11/01/05	180,551,866	171,360,493
Noble Thumb Windpark II-Sheridan	06/01/05	486,415	486,415
Noble Centerville/Rushford Windpark	04/01/06	4,069,988	3,422,797
Noble Bellmont/Chateaugay Windpark	04/01/06	7,452,185	5,894,557
Noble Cherry Hill Windpark	04/01/06	1,555,234	1,471,353
Noble Granite Reliable Windpark	01/01/07	2,467,916	1,814,147
Noble Great Plains Windpark	01/01/07	15,364,267	2,073,363
Noble Grandpa's Knob Windpark	01/01/07	1,054,739	901,602
Noble Ball Hill/Villenova Windpark	01/01/07	703,313	564,984
Unallocated wind turbine inventory		246,176,868	165,438,739
Other unallocated project costs		35,083,814	32,052,690
Asset retirement cost		4,033,142	4,033,142
Construction interest and loan fees		54,554,417	37,026,473

		1,137,039,027	985,727,716
Less: CIP assets of held for sale project		(32,142,713)	(26,525,576)

		$1,104,896,314	$959,202,140

        All salaries/wages, insurance costs and overhead costs related to persons directly involved in the development and/or construction of the projects are capitalized during the capitalization period. In addition, all interest and certain fees deferred and amortized in connection with note payable borrowings have been capitalized from August 31, 2004 (date of inception) to March 31, 2008. Unallocated wind turbine inventory costs, other unallocated project costs and construction interest and

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

2. CONSTRUCTION IN PROGRESS (Continued)

amortized loan fees are allocated to specific projects upon the closing of construction financing. Asset retirement costs are allocated to specific projects at the commercial operation date.

        Test revenue of $155,000 has been capitalized as a reduction to construction in progress. When the construction is complete and the project is placed in service, the capitalized costs are reclassified from construction in progress to property and equipment.

3. NOTES PAYABLE AND LONG-TERM DEBT

        The Company's notes payable and long-term debt includes the following at March 31, 2008 and December 31, 2007:

	2008	2007
Senior Note (HSH)	$300,901,989	$230,128,566
Second Note (Paragon Noble)	260,000,000	260,000,000
Construction Loan Facility (Dexia)	257,100,000	257,100,000
Equity Bridge Loan Facility (Dexia)	179,562,196	179,562,196

	997,564,185	926,790,762
Less—current maturities	—	—
Less—maturities related to held for sale project	27,721,200	27,721,200

Long-term debt	$969,842,985	$899,069,562

        In accordance with SFAS 6, Classification of Short-Term Obligations to be Refinanced, the Company has classified amounts due under the construction and equity bridge loan facilities as long-term at December 31, 2007 and March 31, 2008. Such classification is deemed appropriate as the Company had both the intent and ability based on the terms of the financing agreement to close a term loan refinancing during 2008 in connection with these obligations. The term loan refinancing was subsequently completed on May 13, 2008.

        Senior and Second Notes—On October 26, 2007, NEP Equipment Finance Co, LLP entered into a $460,000,000 First Lien Senior Promissory Note ("Senior Note") with HSH Nordbank AG, New York Branch ("HSH") and a $260,000,000 Second Lien Secured Promissory Note ("Second Note") with Paragon Noble, LLC ("Paragon"). Borrowings on the Senior Note have a maturity date of March 31, 2010 (as defined), bear interest at LIBOR plus 1.75% or the base rate plus 0.75%, include an upfront fee of $5,600,000 and contains a commitment fee of 0.75% due each quarter on the unused balance of the Senior Note. Maximum borrowings are limited to 80% of certain Turbine Supply Agreements ("TSAs").

        Borrowings on the Second Note have a maturity date of July 31, 2010 (as defined), bear interest at 15% per annum, included an upfront fee of $7,800,000 and require three months of interest to be held in reserve. Maximum borrowings are limited to 100% of the positive difference between the aggregate contract price (as defined) paid under all TSAs, and any amounts borrowed under the Senior Note plus $40,000,000 (which represents the portion of the Second Note deposited into escrow for the payment of interest and commitment fees). The Senior Note and the Second Note contain various financial and non-financial covenants, are secured by certain assets of NEP and are guaranteed by NEP.

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

3. NOTES PAYABLE AND LONG-TERM DEBT (Continued)

        Construction and Equity Bridge Loan Facilities—On June 22, 2007, Noble Environmental Power 2006 Hold Co., LLC, ("2006 Hold Co."), a wholly-owned indirect subsidiary of NEP, entered into a Construction Loan Facility, an Equity Bridge Loan Facility, a Term Loan Facility and a Letter of Credit Facility with Dexia Crèdit Local, New York Branch ("Dexia") and HSH (collectively, the "Dexia Facilities"). The Construction Loan Facility has maximum borrowing availability of $305,437,804 and bears interest at LIBOR plus 1.25% (4.37% at March 31, 2008). The Equity Bridge Facility has a maximum borrowing availability of $179,562,196 and bears interest at LIBOR plus 1.25% (4.37% at March 31, 2008). The Term Loan Facility has a maximum borrowing availability of $330,000,000 and bears interest at LIBOR plus 1.25 to 1.5% over the life of the loan. The Letter of Credit Facility has a maximum borrowing availability of $76,500,000 (which was fully extended on June 22, 2007) and bears interest at various rates between 1.3% and 2% (1.3% at March 31, 2008). The Dexia Facilities are collateralized by substantially all the assets of 2006 Hold Co., are subject to various financial and non-financial covenants and require commitments fees of .375% per quarter on the undrawn loan balances. On May 13, 2008 the Company refinanced these obligations (see Note 9).

Letter of Credit Facility:

        On February 14, 2008, our subsidiary, Noble Credit Funding, LLC ("Noble Credit"), entered into a Master Credit Agreement with RBS Citizens, National Association ("RBS"). The Master Credit Agreement is a revolving letter of credit facility, under which RBS may issue, on behalf of Noble Credit or any of its affiliates, one or more standby letters of credit to third parties, subject to the terms and conditions set forth in the Master Credit Agreement.

        The maximum amount of letter of credit obligations that may be outstanding at any time under the Master Credit Agreement is $45.0 million. The Master Credit Agreement expires on February 14, 2010, and all letters of credit issued under the agreement must expire at least ten days prior to such date.

        Noble Credit is required to cash collateralize 100% of the face value of each letter of credit issued under the Master Credit Agreement. Pursuant to a Pledge and Security Agreement, Noble Credit granted RBS a security interest in any cash collateral, provided that RBS may not foreclose on any cash collateral if such foreclosure would lead to the cancellation of any outstanding letter of credit. In addition, Noble Credit issued to RBS a Revolving Credit Note, under which RBS may demand payment of any fees or expenses payable to RBS if Noble Credit does not pay on a timely basis or if RBS is unable to access the cash collateral after a certain period. Neither Noble Credit's failure to pay any fees or other amounts due under the Master Credit Agreement nor the existence of an obligation under the Revolving Credit Note give RBS the right to cancel any outstanding letter of credit.

4. DERIVATIVE INSTRUMENTS

        NEP utilizes derivative financial instruments to hedge interest rate and commodity price risk. The Company utilizes an interest rate swap agreement to hedge interest rate risk on floating rate debt, and an energy derivative to hedge the risk related to electricity sales.

        Interest Rate Swap—On November 8, 2007 the Company entered into an interest rate swap contract to protect against the impact of changes in the benchmark LIBOR interest rate on the variability of the specified future 6 month LIBOR semi-annual interest payments relating to the Company's forecasted ten year term loan to be issued under the Dexia Facilities. This instrument has a notional amount of $229,078,353 and the Company pays a fixed rate of 4.852% and receives the

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

4. DERIVATIVE INSTRUMENTS (Continued)

floating 6 month LIBOR rate. This contract has been designated as a cash flow hedge. At March 31, 2008 the Company has recorded a current liability of $5,335,463 and a long-term liability of $10,127,939 with a charge of $9,726,543 to comprehensive loss in connection with this contract during the three months ended March 31, 2008.

        On February 22, 2008, the Company entered into an interest rate swap contract for the estimated remaining portion of the forecasted ten year term loan under the Dexia Facilities. The instrument has a notional amount of $80,000,000, and the Company pays a fixed rate of 4.1225% and receives a floating 6 month LIBOR rate. This contract has been designated as a cash flow hedge. At March 31, 2008 the Company has recorded a current liability of $1,309,002 and a long-term liability of $948,541 with a charge of $2,257,543 to comprehensive loss in connection with this contract during the three months ended March 31, 2008.

        Energy Hedge—On June 22, 2007, NEP entered into a ten-year energy hedging arrangement with Credit Suisse, in order to limit exposure to price volatility in the New York Independent System Operator ("NYISO") energy market. Under this financial fixed-for-float energy swap arrangement:

  •
  NEP will pay Credit Suisse a monthly amount equal to the product of (1) the prevailing market price for energy that NEP sells in that month, and (2) the actual amount of energy that NEP generated during such month up to a specified cap; and

  •
  Credit Suisse will pay NEP a monthly amount equal to the product of (1) a specified fixed price, and (2) the actual amount of energy that NEP generated during such month up to the same specified cap.

        As part of this agreement, the Company has implemented a tracking account that tracks, on a monthly basis, the difference between the energy production from the Initial New York Windparks and a predetermined notional volume under the swap for that month. The Company's monthly net settlement payments with Credit Suisse may be more or less than would otherwise be due based on the notional volume of the swap. This tracking account was incorporated into the hedge in order to allow the Company to manage the risk associated with the inherent volatility associated with the volume of energy production from a windpark. The tracking account is settled at the end of the end of the ten-year term of the hedging arrangement.

        As of March 31, 2008, the wind generating assets associated with this instrument were not yet complete. Accordingly, the Company has recorded all changes in fair value within the statement of operations. At March 31, 2008, the Company has recorded a current liability of $14,802,061 and a long-term liability of $27,630,084, with a charge within the statement of operations of $21,359,285 in connection with this contract during the three months ended March 31, 2008.

5. MEMBERS' EQUITY

        On March 7, 2008, the Company amended its operating agreement dated December 21, 2007 and operated under a Third Amended and Restated Limited Liability Company Operating Agreement dated March 7, 2008 (the "Third Amended Operating Agreement"). The Second Amended Operating Agreement was amended to revise certain governance and authorized unit provisions, and to approve the election of the Company to be treated as a corporation for federal income tax purposes effective as of January 1, 2008. As defined by the Third Amended Operating Agreement, the Company's capital structure consists of common and preferred units. Each common unit is valued at $0.10 and each preferred unit is valued at $100. The Company is authorized to issue 818,250 common units (made up

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

5. MEMBERS' EQUITY (Continued)

of incentive units and performance units) and 6,388,000 preferred units. The common units are divided into Series A (463,260 units authorized) and Series B (354,990 units authorized). The authorized preferred units are divided into three classes, Series A (2,677,000 units), Series B (3,711,000 minus the number of Series C preferred units issued), and Series C (3,711,000 minus the number of Series B preferred units issued). All preferred units are intended to be issued in connection with capital contributions made by JPMP, CPPIB, and the Management Investor and any other person approved by the Board of Managers. The preferred units contain a preferred yield which accrues whether earned or declared and is cumulative from the date of issuance of each preferred unit at a rate of 7.5% per annum through September, 2011 and at 15% thereafter.

        NEP's Board of Managers consists of up to nine (9) members whereby JPMP is entitled to appoint five (5) individuals, CPPIB will be entitled to appoint (subject to certain regulatory approvals) two (2) individuals, and the majority Common Unit holders are entitled to appoint one (1) individual to the Board of managers. Additionally, one (1) manager shall be the Chief Executive Officer of the Company.

        Issuance of Preferred Units—Between August 2004 and March 2008, the Company sold an aggregate of 3,287,337 preferred units to JPMP Wind Energy (Noble), LLC and their affiliates at a

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

5. MEMBERS' EQUITY (Continued)

purchase price of $100 per unit for aggregate proceeds of $328,733,666. Sales of preferred units include the following:

Date of Issuance	Number of Preferred Units	Proceeds
9/19/04	5,250.00	$525,000
11/30/04	5,250.00	525,000
2/2/05	4,500.00	450,000
3/2/05	8,000.00	800,000
4/8/05	17,500.00	1,750,000
6/23/05	31,988.00	3,198,800
6/30/05	46,720.00	4,672,000
8/10/05	30,000.00	3,000,000
1/4/06	93,092.43	9,309,243
10/23/06	751,836.23	75,183,623
10/24/06	650,000.00	65,000,000
12/20/06	90,000.00	9,000,000
1/10/07	90,000.00	9,000,000
2/7/07	100,000.00	10,000,000
3/22/07	150,000.00	15,000,000
5/11/07	15,000.00	1,500,000
6/22/07	60,000.00	6,000,000
7/16/07	100,000.00	10,000,000
7/20/07	200,000.00	20,000,000
9/28/07	89,863.34	8,986,334
12/21/07	348,336.66	34,833,666
2/6/08	150,000.00	15,000,000
2/22/08	100,000.00	10,000,000
2/29/08	150,000.00	15,000,000

	3,287,336.66	$328,733,666

        Rockfield Noble Holding, LLC—During 2007, Rockfield Noble Holding, LLC ("Rockfield") purchased 129,424 Series A preferred units of NEP for $12,942,386. Rockfield's members include preferred and common units holders of NEP as well as officers and directors of NEP. These members, as well as Rockfield, have pledged their unit holdings in NEP as collateral for debt incurred by Rockfield for this transaction.

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

5. MEMBERS' EQUITY (Continued)

        On March 7, 2008, Canadian Pension Plan ("CPP") purchased 1,100,000 series B preferred units from NEP for $110,000,000.

        Issuance of Common Units—In March 2008 and March of 2006, the Company sold 27,796 and 463,260 common units to certain officers and employees of the Company for $2,780 and $46,326, respectively. In December 2006, the Company sold 73,362.85 common units (which were deemed repurchased in 2006 and available for reissuance) to certain officers and employees of the Company for an additional $7,336.

6. ASSETS HELD FOR SALE

        During the fourth quarter of 2007, NEP made a decision to sell the net assets of certain project companies located in Michigan. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the recoverability of this asset group was tested, and it was determined that these assets were not impaired as of March 31, 2008 or December 31, 2007. Accordingly, no impairment loss was recorded for the three months ended March 31, 2008 or for the year ended December 31, 2007. NEP has reflected the related assets and liabilities of such assets as held for sale within the consolidated balance sheets as of March 31, 2008 and December 31, 2007. As these projects are still in their development stage, there were no reported revenues or expenses associated with this asset group for the three months ended March 31, 2008 or for the year ended December 31, 2007. Assets of the held for sale project include CIP and turbine deposits. Liabilities include bank debt and accounts payable.

        On February 29, 2008, NEP signed a Purchase and Sale Agreement (the "PSA") for the sale of this asset group for approximately $85.1 million, and the sale was expected to be completed during June. On June 16, 2008 the prospective purchaser informed us that they wish to terminate the PSA. The Company has other prospective buyers that have expressed an interest in purchasing these assets.

7. FAIR VALUE MEASUREMENTS

        In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements, which establishes a framework for identifying and measuring fair value and is required to be implemented effective January 1, 2008. SFAS 157 provides a fair value hierarchy, giving the highest priority to quoted prices in active markets, and is expected to be applied to fair value measurements of derivative contracts that are subject to mark-to-market accounting and other assets and liabilities reported at fair value. In most cases, SFAS 157 is required to be implemented prospectively with adjustments to fair value reflected as a cumulative effect adjustment to the opening balance of members' equity as of January 1, 2008.

        Effective January 1, 2008, we adopted SFAS 157 except for non-financial assets and liabilities. SFAS 157 defines fair value, established a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy that distinguishes between assumptions based on

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

7. FAIR VALUE MEASUREMENTS (Continued)

market data obtained from independent sources and those based on an entity's own assumptions. The hierarchy prioritizes the inputs to fair value measurement into three levels:

        Level 1—measurements utilize unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access. These consist primarily of listed equity securities, exchange traded derivatives and certain U.S. government treasury securities.

        Level 2—measurements include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and other observable inputs such as interest rates and yield curves that are observable at commonly quoted intervals. These consist primarily of non-exchange traded derivatives such as swaps, forward contracts or options and most fixed income securities.

        Level 3—measurements use unobservable inputs for assets or liabilities, are based on the best information available and might include the entity's own data. In some valuations, the inputs used may fall into different levels of the hierarchy. In these cases, the financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. These consist mainly of assets and liabilities valued through an internal modeling process.

        The following table presents information about our respective assets and liabilities measured at fair value on a recurring basis at March 31, 2008, including the fair value measurements and the levels of inputs used in determining those fair values.

Description	Total at March 31, 2008	Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Liabilities:
Derivative Contracts:
Energy Hedge(1)	$42,432	$—	$—	$42,432
Interest Rate Swap(2)	$17,721	$—	$17,721	$—

(1)
For contracts where no observable market exists, modeling techniques are employed using assumptions reflective of current market rates, yield curves and forward prices as applicable, to interpolate certain prices.

(2)
Interest rate swaps are valued using market based quotations on commonly quoted intervals, which are interpolated for periods different than the quoted intervals, as inputs to a market valuation model. Market inputs can generally be verified and model selection does not involve significant management judgment.

8. CONTINGENCIES

        Legal proceedings—NEP does not have any material legal proceedings that are currently pending. From time to time, the Company or its subsidiaries may be party to various lawsuits, claims and other legal and regulatory proceedings that arise in the ordinary course of our business. These actions may seek, among other things, compensation, civil penalties or other losses, or injunctive or declaratory relief. Additionally, although no such claims are currently pending, the Company or its individual

NOBLE ENVIRONMENTAL POWER, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008

8. CONTINGENCIES (Continued)

project subsidiaries may be subject to legal proceedings contesting the validity of one or more permits or otherwise challenging its authorization to construct and operate windparks.

9. SUBSEQUENT EVENTS

        Commencement of Operations—In March 2008, the Company commenced operation of its Bliss and Ellenburg windparks. In April 2008, the Company commenced operation of its Clinton windpark. These windparks are located in New York. These windparks will collectively provide 282 MW of capacity. The Company will sell the energy generated by, and capacity of, these windparks to the New York Independent System Operator, the entity that oversees the wholesale electricity markets in the state of New York. The Company also agreed to sell the majority of the renewable energy credits generated through the operation of these windparks to New York State Energy Research and Development Authority, or NYSERDA, the entity that administers the central procurement of renewable energy credits for the State of New York. All power produced from each respective commencement period until commercial acceptance at term conversion on May 13, 2008 has been treated as test power with a corresponding offset to the total capital cost of each windpark.

        Financing Agreements—On April 8, 2008 the Company entered into a mandate letter with a group of financial institutions, under which the financial institutions agreed to provide construction and term loans, letter of credit facilities and tax equity financing for the Company's Great Plains windpark that is currently in construction in Texas. The financial institutions' commitment under the mandate letter is subject to the completion of definitive agreements and customary conditions precedent.

        Amended and Restated Operating Agreement—On May 5, 2008, the Company amended its operating agreement dated March 7, 2008 and now operates under a Fourth Amended and Restated Limited Liability Company Operating Agreement dated May 5, 2008 (the "Fourth Amended Operating Agreement"). The Third Operating Agreement was amended to revise certain governance and authorized common unit provisions. As defined by the Fourth Amended Operating Agreement, the Company's capital structure consists of common and preferred units. Each common unit is valued at $0.10 and each preferred unit is valued at $100. The Company is authorized to issue 919,409 common units (made up of incentive units and performance units) and 6,388,000 preferred units. The common units are divided into Series A (564,419 units authorized) and Series B (354,990 units authorized). There were no changes to the authorized preferred units and preferred yield provisions.

        Term Conversion and Tax Equity Investment—On May 13, 2008, the Company converted the Dexia construction loan and a portion of the Dexia equity bridge loan to a ten year Term Loan Facility. The conversion triggered the requirement for a long term tax equity investment in 2006 Hold Co. The conversion and tax equity investment refinanced all amounts outstanding under the Dexia Facilities at May 13, 2008 and provides for all remaining unpaid construction costs.

        Interest Rate Swap—On May 7, 2008, the Company terminated its interest rate swap contract dated November 8, 2007 and entered into a new instrument. The new instrument has a notional amount of $229,078,353, and the Company pays a fixed rate of 4.169% and receives a floating 6 month LIBOR rate. The Company paid approximately $9.2 million to settle the November 8, 2007 contract. On May 7, 2008, the Company also terminated its interest rate swap contract dated February 22, 2008 and entered into a new instrument. The new instrument has a notional amount of $80,000,000, and the Company pays a fixed rate of 4.1390% and receives a floating 6 month LIBOR rate. The Company paid approximately $0.1 million to settle the February 22, 2008 contract. The termination of these swaps will be recorded as a component of interest expense in May 2008.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Noble Environmental Power LLC:

        We have audited the accompanying consolidated balance sheets of Noble Environmental Power, LLC and subsidiaries (a Development Stage Company) (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2007 and the period from August 31, 2004 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years ended December 31, 2007 and the period from August 31, 2004 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
May 8, 2008

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES
(A Development Stage Enterprise)

Consolidated Balance Sheets

As of December 31, 2007 and 2006

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and equivalents	$46,826,412	$6,729,413
Restricted cash	50,401,652	12,994,611
Prepaid and other current assets	9,009,522	1,924,876
Assets of held for sale project (Note 9)	54,497,163	—

Total current assets	160,734,749	21,648,900
Noncurrent Assets:
Property and Equipment:
Property and equipment, net (Note 2)	4,652,876	3,105,447
Construction in progress (Note 3)	959,202,140	442,434,982

Total property and equipment, net	963,855,016	445,540,429
Construction material deposits (Note 4)	150,258,854	153,492,436
Deferred financing costs	15,086,513	2,251,200
Other assets (Note 5)	1,207,864	558,953

Total assets	$1,291,142,996	$623,491,918

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Notes payable (Note 6)	$—	$416,925,568
Accounts payable	29,000,267	54,908,986
Accrued expenses	66,314,279	6,920,764
Fair value of derivative contracts (Notes 1 and 7)	749,908	—
Liabilities of held for sale project (Note 9)	39,034,666	—

Total current liabilities	135,099,120	478,755,318
Noncurrent Liabilities:
Long-term debt (Note 6)	899,069,562	—
Fair value of derivative contracts (Notes 1 and 7)	28,164,811	—
Asset retirement obligations (Note 8)	4,033,142	—
Commitments and Contingencies (Note 10)
Members' Equity:
Member contributions	302,522,378	174,259,992
Deficit accumulated during the development stage	(72,009,158)	(29,523,392)
Accumulated other comprehensive loss	(5,736,859)	—

Total members' equity	224,776,361	144,736,600
Total Liabilities and Members' Equity	$1,291,142,996	$$623,491,918

See notes to consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES
(A Development Stage Enterprise)

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From August 31, 2004 (Date of Inception) to December 31, 2007
REVENUES	$—	$—	$—	$—
EXPENSES:
Salaries and wages	9,423,249	8,675,689	2,663,570	21,115,008
Employment taxes and fringe benefits	1,204,103	1,111,689	255,244	2,571,036
Write-off of construction in progress (Note 3)	573,554	5,500,000	—	6,073,554
General and administrative expenses	8,264,436	4,023,985	4,770,839	17,792,064
Depreciation	776,225	492,191	82,995	1,351,411
New project development	3,625,021	2,240,670	10,606	5,876,297
Change in fair value of derivative contract	21,072,860	—		21,072,860
Other expenses	32,018	18,231	—	50,249

OPERATING LOSS	(44,971,466)	(22,062,455)	(7,783,254)	(75,902,479)
INTEREST INCOME	2,485,700	1,383,678	23,943	3,893,321

NET LOSS	(42,485,766)	(20,678,777)	(7,759,311)	(72,009,158)
OTHER COMPREHENSIVE LOSS FROM CASH FLOW HEDGE	(5,736,859)	—	—	(5,736,859)

COMPREHENSIVE LOSS	$(48,222,625)	$(20,678,777)	$(7,759,311)	$(77,746,017)

Net loss allocable to common unitholders:
Net loss	(42,485,766)	(20,678,777)	—
Preferred dividend	18,661,993	4,017,548	—

Net loss allocable to common unitholders	$(61,147,759)	$(24,696,325)	$—

Net loss allocable to common unitholders per unit:
Basic and diluted	$(131.99)	$(69.49)	$—

Weighted average units used in the calculation of net loss per unit allocable to common unitholders basic and diluted	463,260	355,378	—

Pro forma net loss data (unaudited)
Net loss allocable to common unitholders as reported	$(61,147,759)
Pro forma adjustment for income tax benefit	—

Pro forma net loss allocable to common unitholders	$(61,147,759)

Pro forma basic and diluted net loss allocable to common unitholders per common unit

Weighted average shares used in pro forma basic and diluted net loss per common share allocable to common unitholders

See notes to consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES
(A Development Stage Enterprise)

Consolidated Statements of Changes In Members' Equity

For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2004

						Deficit Accumulated During the Development Stage
	Membership Units		Members' Equity				Accumulated Other Comprehensive Loss
								Members' Equity
	Preferred	Common	JPMP	Rockfield	Management
August 31, 2004 (date of inception)	—	—	$—	$—	$—	$—	$—	$—
Capital contributions:
JPMP Wind Energy (Noble), LLC	10,500	—	1,050,000	—	—	—	—	1,050,000
Management preferred	3,092	—	—	—	309,167	—	—	309,167
Net loss	—	—	—	—	—	(1,085,304)	—	(1,085,304)

December 31, 2004	13,592	—	1,050,000	—	309,167	(1,085,304)	—	273,863
Capital contributions:
JPMP	138,708	—	13,870,800	—	—	—	—	13,870,800
Management preferred	1,908	—	—	—	190,833	—	—	190,833
Net loss	—	—	—	—	—	(7,759,311)	—	(7,759,311)

December 31, 2005	154,208	—	14,920,800	—	500,000	(8,844,615)	—	6,576,185
Capital contributions:
JPMP	1,584,929	—	158,492,866	—	—	—	—	158,492,866
Management preferred	3,000	—	—	—	300,000	—	—	300,000
Management common	—	463,260	—	—	46,326	—	—	46,326
Net loss	—	—	—	—	—	(20,678,777)	—	(20,678,777)

December 31, 2006	1,742,137	463,260	173,413,666	—	846,326	(29,523,392)	—	144,736,600
Capital contributions:
JPMP	1,153,200	—	115,320,000	—	—	—	—	115,320,000
Rockfield Noble Holding, LLC	129,424	—	—	12,942,386	—	—	—	12,942,386
Loss on derivative contract	—	—	—	—	—	—	(5,736,859)	(5,736,859)
Net loss			—		—	(42,485,766)	—	(42,485,766)

December 31, 2007	3,024,761	463,260	$288,733,666	$12,942,386	$846,326	$(72,009,158)	$(5,736,859)	$224,776,361

See notes to consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From August 31, 2004 (Date of Inception) to December 31, 2007
Cash flows from operating activities:
Net loss	$(42,485,766)	$(20,678,777)	$(7,759,311)	$(72,009,158)
Adjustments to reconcile net loss to net cash provided / (used) by operating activities:
Depreciation	776,225	492,191	82,995	1,351,411
Write-off of construction in progress	573,554	5,500,000	—	6,073,554
Member non cash equity contributions	—	300,000	—	300,000
Loss on sale of property and equipment	60,595	19,921	—	80,516
Change in fair value of derivative contracts	21,072,860	—	—	21,072,860
Changes in operating assets and liabilities:
Increase in prepaid and other current assets	(4,999,646)	(1,924,876)	—	(6,924,522)
Increase in noncurrent assets and liabilities	(793,227)	(92,000)	(250,000)	(1,135,227)
Increase (decrease) in accounts payable and accrued expenses	65,715,930	(3,826,073)	1,890,613	63,862,375

Net cash provided (used) by operating activities	39,920,525	(20,209,614)	(6,035,703)	12,671,809

Cash flows from investing activities:
Restricted cash	(37,407,041)	(12,994,611)	—	(50,401,652)
Issuance of notes receivable	(2,375)	(216,953)	—	(219,328)
Investment in property and equipment	(2,584,636)	(2,413,136)	(1,492,418)	(6,490,190)
Proceeds from the sale of property and equipment	20,000	205,000	—	225,000
Construction in progress	(553,404,660)	(374,888,897)	(9,053,289)	(937,346,846)
Construction material deposits	(24,487,618)	(116,832,368)	(36,660,068)	(177,980,054)

Net cash used by investing activities	(617,866,330)	(507,140,965)	(47,205,775)	(1,172,213,070

Cash flows from financing activities:
Proceeds from borrowings	1,015,408,262	663,829,840	40,313,337	1,719,551,439
Repayment of borrowings	(505,543,068)	(287,217,609)	—	(792,760,677)
Deferred financing costs	(19,431,559)	(2,560,691)	—	(21,992,250)
Deferred offering costs	(653,217)	—	—	(653,217)
Proceeds from equity contributions	128,262,386	158,539,192	14,061,633	302,222,378

Net cash provided by financing activities	618,042,804	532,590,732	54,374,970	1,206,367,673

Net increase in cash	40,096,999	5,240,153	1,133,492	46,826,412
Cash and equivalents at beginning of the period	6,729,413	1,489,260	355,768	—

Cash and equivalents at the end of the period	$46,826,412	$6,729,413	$1,489,260	$46,826,412

See notes to consolidated financial statements.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Purpose—Noble Environmental Power, LLC and subsidiaries ("NEP" or the "Company") is a development stage enterprise that is organized under the laws of Delaware as a limited liability company. NEP was founded on August 31, 2004 to produce new electricity supplies from renewable energy sources, including wind. NEP develops, constructs, owns and plans to operate wind energy projects throughout the United States. There were no projects in operation as of December 31, 2007. The Company commenced operations in March 2008 (see Note 13).

        In May 2008, in contemplation of an initial public offering of shares of common stock, the Company's Board of Managers approved the Company's conversion to convert from a Delaware limited liability company to a Delaware corporation at the completion of the offering. Upon effectiveness of this conversion, all of the Company's preferred and common units will be automatically converted into shares of common stock based on their relative rights as set forth in the Company's limited liability company operating agreement. Specifically, each outstanding common unit will be converted into a number of shares of common stock equal to its pre-offering equity value divided by the midpoint of the anticipated range of the initial public offering price. Each outstanding preferred unit will be converted into a number of shares of common stock equal to its liquidation value divided by the midpoint of the anticipated range of the initial public offering price.

        Basis of Presentation—The consolidated financial statements of NEP include the accounts of all the Company's wholly owned subsidiaries. All individual projects listed in Note 3 are single member LLCs wholly owned by NEP. In addition, NEP wholly owns Noble Services, Inc., which provides payroll and benefit services to the parent and all project subsidiaries. All inter-company transactions have been eliminated.

        The Company is a development stage enterprise as of December 31, 2007 and for the period from August 31, 2004 (date of inception) to December 31, 2007, since it had not yet generated any revenue from the sale of electricity. From inception through December 31, 2007, its efforts have been principally devoted to the development and construction of wind energy projects. The accompanying financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." SFAS No. 7 requires certain explanatory disclosures and presentation of inception to date totals within the statements of operations and cash flows. The Company has reported a net loss of $42,485,766, $20,678,777 and $7,759,311 for the years ended December 31, 2007, 2006 and 2005, respectively, and $72,009,158 for the period from August 31, 2004 (date of inception) to December 31, 2007. As of December 31, 2007 and 2006, the Company had working capital of $25,635,629 and a working capital (deficit) of $(457,106,418) and cash and cash equivalents of $46,826,412 and $6,729,413, respectively.

        Going Concern—The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has accumulated a loss of $72,009,158 since inception, and is in its development stage. In addition, the Company will continue to incur losses into the foreseeable future. Management has evaluated its ability to continue operations and believes that cash and restricted cash on hand, together with expected cash flow from operations during 2008, borrowings under its turbine credit facilities, equity infusions from its Members,

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

capital contributions from tax equity investors and current and future borrowings under project construction and term loans (see Notes 6, 11 and 13) will provide adequate working capital to sustain operations through December 31, 2008. Accordingly, the financial statements do not include any adjustments that might result from this uncertainty.

        Segment Information—The Company has one reportable segment. The Company's chief operating decision maker is the Chief Executive Officer ("CEO").

        Use of Estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At various times during the year, cash balances exceeded federally insured limits. The Company's uninsured cash balances (held at various financial institutions) amounted to $46,220,949 and $6,585,958 at December 31, 2007 and 2006, respectively.

        Restricted Cash—At December 31, 2007 and 2006, NEP had $50,401,652 and $12,994,611 of restricted cash, respectively. The balance at December 31, 2007 consisted of $29,893,390 held in escrow for the payment of interest to be accrued during 2008 on the Second Note (see Note 6) and $20,508,262 of cash collateral associated with certain letter of credit and performance bond arrangements (see Note 10). The balance at December 31, 2006 consisted of $7,501,626 held in escrow for payment of interest accrued during 2007 on the Senior Secured Promissory Note (see Note 6) and $5,492,985 of funds drawn down on the Senior Secured Promissory Note (see Note 6) contractually restricted to be utilized only for expenditures under turbine supply and transportation agreements. These balances are substantially uninsured.

        Property and Equipment—Property and equipment is carried at cost, net of accumulated depreciation. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When items of property and equipment are sold or retired, the related cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the statement of operations. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Property and Equipment is depreciated as follows:

Years
Facility	25
Vehicles, machinery and equipment	3 to 7
Computer systems	3 to 5
Office furniture and equipment	5 to 7

        Leasehold improvements are depreciated over the lesser of 5 years or the term of the lease.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Capitalization and investment in project assets—The Company's windparks have four basic phases: (i) development (which includes pre-development), (ii) financing and commodity risk management, (iii) engineering and construction and (iv) operation and maintenance. The development phase is further divided into pre-development and development sub-phases. During the pre-development sub-phase, milestones are created to ensure that a project is financially viable. Project viability is obtained when it becomes probable that costs incurred will generate future economic benefits sufficient to recover these costs. Examples of milestones required for a viable windpark include the following:

  •
  the identification, selection and acquisition of sufficient land for control of the land area required for a windpark;

  •
  the confirmation of a regional electricity market and the availability of Renewable Energy Credits ("RECs");

  •
  the confirmation of acceptable wind resources;

  •
  the confirmation of the potential to interconnect to the electric transmission grid;

  •
  the determination of limited environmental sensitivity; and

  •
  the confirmation of local community receptivity and limited potential for organized opposition.

        All project costs are expensed during the pre-development phase. Once the milestones for development are achieved, a project is moved from the pre-development phase into the development and engineering and construction phases. Costs incurred in these phases are capitalized as incurred, included within construction in progress ("CIP"), and not depreciated until placed into commercial service.

        Once a project is placed into commercial service, all accumulated costs will be reclassified from CIP to property and equipment, and become subject to depreciation or amortization over a 25 year estimated life.

        Valuation and Recoverability of Long Lived Assets (Property and Equipment)—The Company periodically evaluates the carrying value of property and equipment, if and when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when its anticipated undiscounted cash flows are less than its carrying value. A loss is then recognized based on the amount by which the carrying value exceeds the fair value of the asset.

        The Company is in the process of making a significant investment in windpark assets and will continue to make significant investments over the next several years. The Company will evaluate the recoverability of these assets whenever events or changes in circumstances indicate the carrying value of our assets may not be recoverable.

        The Company has not recognized any impairment losses on any of its property and equipment from inception through December 31, 2007. However, the Company has written off certain CIP costs (see Note 3).

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deferred Financing Costs—Costs incurred with the issuance of debt are capitalized and amortized over the life of the debt. The Company incurred and capitalized financing costs of $19,431,559 and $2,560,691 during the years ended December 31, 2007 and 2006, respectively. The Company amortized $6,596,246 and $309,491 of these costs during the years ended December 31, 2007 and 2006, and capitalized these amounts as a component of CIP (see Note 3). Accordingly, deferred financing costs totaled $15,086,513 and $2,251,200 as of December 31, 2007 and 2006, respectively.

        Capitalized Interest—Interest cost is capitalized in accordance with SFAS No. 34, "Capitalization of Interest Cost." The amount of interest to be capitalized is determined by applying an interest rate to the average amount of accumulated expenditures during that period, limited by the total amount of interest cost incurred for that period.

        Defined Contribution Plan—During 2007, the Company adopted a 401(k) savings plan (the "Plan") covering all eligible employees as defined in the Plan document. The Plan provides for employee contributions up to specified limits. Participants are vested in 100% of their contributions. Currently, the Company does not match participant contributions; accordingly, there was no contribution expense for the year ended December 31, 2007.

        Leases—Leases that meet certain criteria are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expense as incurred (see Note 10). The Company did not have any capital leases as of December 31, 2007 and 2006.

        Fair Value of Financial Instruments—The Company has a number of financial instruments, none of which are held for trading purposes. The following methods and assumptions were used to estimate the fair value of each of the following financial instruments:

          Cash and Cash Equivalents and Restricted Cash—The carrying amounts approximate fair value due to the short-term nature of cash and cash equivalent items.

          Notes Payable and Long-Term Debt—The carrying amounts are assumed to have a fair value equal to carrying value due to their floating interest rates.

          Derivative Assets and Liabilities—The carrying values of derivative assets and liabilities are recorded at fair value.

          Other Financial Instruments—The carrying value of other financial instruments included in current assets and current liabilities approximates their fair value due to their short-term nature. The fair value of financial instruments included in other assets is not materially different from their carrying value.

        Accumulated Other Comprehensive Loss—Other comprehensive loss includes changes in the fair value of a derivative that is designated and qualified as a cash flow hedge.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Derivative Instruments—The Company enters into certain derivative transactions in order to hedge its exposure to certain market risks (see Note 7). NEP primarily uses derivatives to manage its interest rate and commodity exposures. The Company does not enter into derivative transactions for trading purposes.

        Under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133), as amended, the Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Changes in fair value of derivatives are recognized in earnings unless specific hedge criteria are met as discussed below. Income and expense related to derivative instruments are recorded in the same category as generated by the underlying asset or liability.

        SFAS 133 enables companies to designate qualifying derivatives as hedging instruments based on the exposure being hedged. These hedge designations include fair value hedges and cash flow hedges. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as a fair value hedge, are recognized in earnings as offsets to the changes in the fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective, and is designated and qualifies as a cash flow hedge, are deferred in accumulated other comprehensive income/loss and are reclassified into income as the hedged transactions occur. Any ineffectiveness of a cash flow hedge is recognized in earnings immediately. For all hedge contracts, the Company prepares formal documentation (at inception) of the hedge and effectiveness testing in accordance with SFAS 133. If it is determined that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.

        The application of SFAS 133 is complex and requires management judgment in the following respects: identification of derivatives and embedded derivatives, determination of the fair value of derivatives, identification of hedge relationships, assessment and measurement of hedge ineffectiveness and election and designation of the normal purchases and sales exception. All of these judgments, depending upon their timing and effect, can have a significant impact on NEPs consolidated operations.

        For cash flow hedges of forecasted transactions, NEP estimates the future cash flows represented by the forecasted transactions, and evaluates the probability of occurrence and timing of such transactions. Changes in conditions or the occurrence of unforeseen events could require discontinuance of hedge accounting or could affect the timing for the reclassification of gains or losses on cash flow hedges from accumulated other comprehensive income/loss into earnings.

        In the event the forecasted transaction to which a cash flow hedge relates is no longer probable, the amount in other accumulated comprehensive income/loss is recognized in earnings and generally the hedge relationship is terminated. Gains resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining period of the debt originally covered by the terminated swap.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Asset Retirement Obligations—The Company accounts for asset retirement obligations and conditional assets retirement obligations under SFAS No. 143 "Accounting for Asset Retirement Obligations" and Financial Accounting Standards Board ("FASB") Interpretation (FIN) No. 47 "Accounting for Conditional Assets Retirement Obligations" (See Note 8).

        Income Taxes—From inception through December 31, 2007, the Company has been treated as a partnership for income tax purposes under the provisions of the Internal Revenue Code. Accordingly, during this period, the Company's federal and state taxable income or loss was passed through to the members for inclusion in each member's income tax return (see Note 13).

        The Company utilizes the asset and liability method of accounting for deferred income taxes as prescribed by the SFAS 109 "Accounting for Income Taxes." This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax return and financial statement reporting bases of certain assets and liabilities. In June 2006, the FASB issued Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)," which is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 as of January 1, 2007. The adoption had no impact on the consolidated financial statements.

        Unaudited Pro Forma Information—The Company is currently a Delaware limited liability company. Prior to the completion of this offering, the Company will convert into a Delaware corporation. Upon the effectiveness of the conversion, all of the Company's outstanding preferred and common units will be automatically converted into shares of common stock based on their relative rights as set forth in the Company's limited liability company agreement. Specifically, each outstanding common unit will be converted into a number of shares of common stock equal to its pre-offering equity value divided by the midpoint of the anticipated range of the initial public offering price. Each outstanding preferred unit will be converted into a number of shares of common stock equal to its liquidation value divided by the midpoint of the anticipated range of the initial public offering price. The preferred units have a liquidation value equal to their initial issuance price at $100, plus accrued yield at 7.5% per annum, compounded quarterly. As of December 31, 2007, the aggregate liquidation value of the Company's outstanding preferred units was $325,379,052. All pro forma share numbers are based on an assumed initial public offering price of $            , the midpoint of the range set forth on the cover of this prospectus.

        The unaudited pro forma net loss data presents the pro forma effects of applying a provision for income taxes to historical net income. Such provision reflects the income taxes that would have been applicable had the Company been taxed as a C corporation for the year ended December 31, 2007.

        Pro forma net income (loss) per share is based on the weighted average common units outstanding. Pro forma net income (loss) per share is computed as if the conversion into a Delaware corporation described above occurred at the beginning of 2007.

        Stock-Based Compensation—The Company follows the provisions of SFAS No. 123(R), which was issued to expand and clarify SFAS No. 123, Accounting for Stock-Based Compensation. The Statement

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award.

        The Company has sold common units to certain members of its management and to other employees at fair value and may offer to sell additional common units to its managers, employees, officers, consultants or advisors in the future, as may be determined by the Board of Managers. If the fair value of the unit is greater than the purchase price established by the Board of Managers, the difference is recognized as an expense over the vesting period of the unit. Upon the achievement of certain milestones, the units become eligible to participate in distributions. As of December 31, 2007, an aggregate 463,260 common units have been purchased by Company employees for aggregate proceeds of $46,326. No compensation expense has been recognized in connection with the sale of any of these common units.

        Recent Accounting Pronouncements—In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities," which expands derivative disclosures by requiring an entity to disclose: (i) an understanding of how and why an entity uses derivatives, (ii) an understanding of how derivatives and related hedged items are accounted for, and (iii) transparency into the overall impact of derivatives on an entity's financial position, results of operations, and cash flows. SFAS 161 is effective for fiscal years beginning on or after November 15, 2008. Earlier adoption is encouraged. The Company is currently analyzing the requirements of SFAS 161 and will adopt the standard on January 1, 2009.

        In December 2007, the FASB issued SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements," which significantly changes the financial reporting relationship between a parent and non-controlling interests (i.e., minority interests). SFAS 160 requires all entities to report minority interests in subsidiaries as a separate component of equity in the consolidated financial statements. Accordingly, the amount of net income attributable to the non-controlling interest is required to be included in consolidated net income on the face of the income statement. Further, SFAS 160 requires that the transactions between a parent and non-controlling interests should be treated as equity. However, if a subsidiary is deconsolidated, a parent is required to recognize a gain or loss. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 will be applied prospectively, except for presentation and disclosure requirements which are required to be applied retrospectively. The Company will adopt SFAS 160 effective January 1, 2009. The Company does not expect the adoption of SFAS 160 to have a material impact on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This Statement permits, but does not require, entities to account for financial instruments at fair value. The standard does not extend to non-financial instruments. The Company has elected not to adopt the fair value provisions of SFAS 159.

        In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements," which establishes a framework for identifying and measuring fair value and is required to be implemented in the first quarter of 2008. SFAS 157 provides a fair value hierarchy, giving the highest priority to quoted prices in active markets, and is expected to be applied to fair value measurements of derivative contracts that are subject to mark-to-market accounting and other assets and liabilities reported at fair value. In most

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cases, SFAS 157 is required to be implemented prospectively with adjustments to fair value reflected as a cumulative effect adjustment to the opening balance of members' equity as of January 1, 2008. The Company does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial statements; however, SFAS 157 will impact certain 2008 financial statement disclosures.

2.    PROPERTY AND EQUIPMENT

        The Company's property and equipment include the following at December 31:

	2007	2006
Property and equipment:
Land	$350,342	$325,623
Vehicles, machinery and equipment	3,297,497	2,486,866
Computer systems	1,454,674	479,296
Leasehold improvements	552,069	30,811
Office furniture and equipment	533,852	341,797

	6,188,434	3,664,393
Less: Assets held for sale (see Note 9)	(200,387)	—
Less accumulated depreciation	(1,335,171)	(558,946)

Total	$4,652,876	$3,105,447

        Depreciation expense was $776,225, $492,191, $82,995 and $1,351,411 for years ended December 31, 2007, 2006 and 2005 and the period from August 31, 2004 (date of inception) to December 31, 2007, respectively.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

3.    CONSTRUCTION IN PROGRESS

        The following is a summary of the construction in progress projects:

Project	Capitalization Starting Date	Capitalized Cost as of 12/31/07	Capitalized Cost as of 12/31/06
Noble Thumb Windpark I	02/01/05	$12,750,727	$9,268,052
Noble Clinton Windpark	06/01/05	193,470,690	108,180,101
Noble Altona Windpark	06/01/05	144,261,846	110,103,414
Noble Bliss Windpark	06/01/05	201,851,144	107,526,950
Noble Wethersfield Windpark	06/01/05	6,852,554	3,343,471
Noble Ellenburg Windpark	11/01/05	171,360,493	69,199,375
Noble Thumb Windpark II-Sheridan	06/01/05	486,415	486,415
Noble Centerville/Rushford Windpark	04/01/06	3,422,797	1,674,513
Noble Bellmont/Chateaugay Windpark	04/01/06	5,894,557	1,797,030
Noble Cherry Hill Windpark	04/01/06	1,471,353	1,149,939
Noble Granite Reliable Windpark	01/01/07	1,814,147	0
Noble Great Plains Windpark	01/01/07	2,073,363	0
Noble Grandpa's Knob Windpark	01/01/07	901,602	0
Noble Ball Hill/Villenova Windpark	01/01/07	564,984	0
Unallocated wind turbine inventory		165,438,739	0
Other unallocated project costs		32,052,690	6,217,259
Asset retirement cost		4,033,142	0
Construction interest and loan fees		37,026,473	23,488,463

		985,727,716	442,434,982
Less: CIP assets of held for sale project (see Note 9)		(26,525,576)	0

		$959,202,140	$442,434,982

        All salaries/wages, insurance costs and overhead costs related to persons directly involved in the development and/or construction of the projects are capitalized during the capitalization period. In addition, all interest and certain fees deferred and amortized in connection with note payable borrowings have been capitalized from August 31, 2004 (date of inception) to December 31, 2007. Unallocated wind turbine inventory costs, other unallocated project costs and construction interest and amortized loan fees are allocated to specific projects upon the closing of construction financing. Asset retirement costs are allocated to specific projects at the commercial operation date.

        When the construction is complete and the project is placed in service, the capitalized costs are reclassified from construction in progress to property and equipment.

        During 2007, the Company recognized a charge to operations totaling $573,554 related to previously capitalized costs incurred in connection with the development of Noble Berkshire Windpark. Such costs consisted primarily of internal salaries and overhead, third party engineering, other professional fees and certain material costs. In June 2007, the Company determined to no longer pursue this project. Accordingly, all costs incurred in connection with this project were written off.

        During 2006, the Company recognized a charge to operations totaling $5,500,000 related to previously capitalized costs incurred in connection with the development of Noble Thumb Windpark I. Such costs consisted primarily of internal salaries and overhead, third party engineering, mobilization and transportation costs, and certain transformer and substation costs. The write-off was determined to be necessary based on changes associated with the scope and interconnection of the original project.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

3.    CONSTRUCTION IN PROGRESS (Continued)

The Company determined that the original project should be split into multiple projects. Accordingly, certain costs incurred for the original project could no longer be utilized and were written off. The Company believes all remaining capitalized costs will be fully recoverable (see Note 9).

        The Company incurred and capitalized $93,162,993, $26,867,557 and $120,592,031 of interest for the years ended December 31, 2007 and 2006 and for the period from August 31, 2004 (date of inception) to December 31, 2007, respectively.

4.    CONSTRUCTION MATERIAL DEPOSITS

        Construction material deposits consist of payments for wind turbines and pad mount transformers to be delivered in the future. These payments will be reclassified to CIP when the turbines are delivered.

5.    OTHER ASSETS

        The Company's other assets include the following at December 31:

	2007	2006
Royalty advances	$253,000	$272,000
Notes receivable	219,328	216,953
Other deposits and deferred costs	735,536	—
Transmission deposits	50,000	70,000

	1,257,864	558,953
Less: Assets held for sale (see Note 9)	(50,000)	—

Totals	$1,207,864	$558,953

6.    NOTES PAYABLE AND LONG-TERM DEBT

        The Company's notes payable and long-term debt includes the following at December 31:

	2007	2006
Senior Note (HSH)	$230,128,566		$—
Second Note (Paragon Noble)	260,000,000		—
Construction Loan Facility (Dexia)	257,100,000		—
Equity Bridge Loan Facility (Dexia)	179,562,196		—
Senior Secured Promissory Note (Paragon)	—		368,838,014
Second Secured Promissory Note (CIT)	—		48,087,554

	926,790,762		416,925,568
Less—current maturities	—		416,925,568
Less—maturities related to held for sale project (see Note 9)	(27,721,200)		—

Long-term debt	$899,069,562	$

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

6.    NOTES PAYABLE AND LONG-TERM DEBT

        In accordance with SFAS 6, "Classification of Short-Term Obligations to be Refinanced," the Company has classified amounts due under the construction and equity bridge loan facilities as long-term at December 31, 2007. Such classification is deemed appropriate as the Company has both the intent and ability (based on the terms of the financing agreement—see below) to refinance these obligations (see Note 13).

        Future maturities of notes payable and long-term debt are as follows:

2008	$—
2009	25,274,613
2010	488,591,524
2011	28,228,856
2012	30,733,107
Thereafter	353,962,662

$926,790,762

        Senior and Second Notes—On October 26, 2007, NEP Equipment Finance Co, LLP entered into a $460,000,000 First Lien Senior Promissory Note ("Senior Note") with HSH Nordbank AG, New York Branch ("HSH") and a $260,000,000 Second Lien Secured Promissory Note ("Second Note") with Paragon Noble, LLC ("Paragon"). Borrowings on the Senior Note have a maturity date of March 31, 2010 (as defined), bear interest at LIBOR plus 1.75% or the base rate plus 0.75%, include an upfront fee of $5,600,000 and contains a commitment fee of 0.75% due each quarter on the unused balance of the Senior Note. Maximum borrowings are limited to 80% of certain Turbine Supply Agreements ("TSAs"). At December 31, 2007, NEP had $230,128,566 and $260,000,000 outstanding on the Senior and Second Notes, respectively.

        Borrowings on the Second Note have a maturity date of July 31, 2010 (as defined), bear interest at 15% per annum, included an upfront fee of $7,800,000 and require three months of interest to be held in reserve. Maximum borrowings are limited to 100% of the positive difference between the aggregate contract price (as defined) paid under all TSAs, and any amounts borrowed under the Senior Note plus $40,000,000 (which represents the portion of the Second Note deposited into escrow for the payment of interest and commitment fees). The interest and commitment fees are due and payable quarterly. (see Note 1—restricted cash).

        The Senior Note and the Second Note contain various financial and non-financial covenants, are secured by certain assets of NEP and are guaranteed by NEP.

        Construction and Equity Bridge Loan Facilities—On June 22, 2007, Noble Environmental Power 2006 Hold Co., LLC, ("2006 Hold Co."), a wholly-owned subsidiary of NEP, entered into a Construction Loan Facility, an Equity Bridge Loan Facility, a Term Loan Facility and a Letter of Credit Facility with Dexia Crédit Local, New York Branch ("Dexia") and HSH (collectively, the "Dexia Facilities"). The Construction Loan Facility has maximum borrowing availability of $305,437,804 and bears interest at LIBOR plus 1.25% (6.1% at December 31, 2007). The Equity Bridge Facility has a maximum borrowing availability of $179,562,196 and bears interest at LIBOR plus 1.25% (6.12% at

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

6.    NOTES PAYABLE AND LONG-TERM DEBT (Continued)

December 31, 2007). The Term Loan Facility has a maximum borrowing availability of $330,000,000 and bears interest at LIBOR plus 1.25 to 1.5% over the life of the loan. The Letter of Credit Facility has a maximum borrowing availability of $76,500,000 (which was fully extended on June 22, 2007) and bears interest at various rates between 1.3% and 2% (1.3% at December 31, 2007). The Dexia Facilities are collateralized by substantially all the assets of 2006 Hold Co., are subject to various financial and non-financial covenants and require commitments fees of .375% per quarter on the undrawn loan balances. At December 31, 2007, NEP had $257,100,000 and $179,562,196 outstanding on the construction loan and equity bridge loan, respectively.

        In connection with the Dexia Facilities, the Company entered into an interest rate swap contract to protect against the impact of changes in the benchmark LIBOR interest rate on the variability of the future LIBOR semi-annual interest payments relating to the forecasted ten-year term loan to be issued under the Term Loan Facility (see Note 7).

        Assets of various subsidiaries totaling $122,133,000 are restricted from distribution by the terms of the Company's notes payable.

        Short-Term Notes—On September 26, 2007 and October 11, 2007, NEP entered into 7.5% short-term notes with JPMP Wind Energy, LLC ("JPMP") and certain affiliates totaling $26,617,500. These JPMP short-term notes were paid off with proceeds from the Senior and Second Notes.

        Secured Loan (CIT)—On May 18, 2007, NEP entered into a $62,000,000 Secured Loan ("Equity Bridge Loan") with CIT Capital USA, Inc. for the payment of certain TSA commitments, interest and fees until such time the Senior and Second Note were secured and closed. The Equity Bridge Loan had an original maturity of September 30, 2007; however, such maturity was extended to October 26, 2007, and bore interest at a floating interest rate based on either (1) any of the one, two, three or six-month periods selected by NEP from time to time with respect to the LIBOR Rate Loans plus 5% or (2) a base rate of the higher of the Prime Rate or the federal funds rate plus 0.5%, plus 2.1% per annum payable quarterly. In addition, the Equity Bridge Loan contained certain non-financial covenants, and a fixed upfront and agency fee plus a commitment fee based on undrawn amounts. NEP guaranteed the Equity Bridge loan and collateralized the Equity Bridge Loan with substantially all its assets. The Equity Bridge Loan balance was paid off with proceeds from the Senior and Second Notes.

        Senior Secured Promissory Note (Paragon)—On October 10, 2006, 2006 Hold Co., a wholly owned subsidiary of NEP entered into a one-year Amended and Restated Senior Secured Promissory Note ("Amended Promissory Note") with Paragon with an initial commitment of $267,000,000. On October 20, 2006, 2006 Hold Co. entered into a Second Amended and Restated Senior Secured Promissory Note ("Second Amended Promissory Note") with Paragon and entered into a $147,800,000 Promissory Note with Riverview Group, LLC (collectively, the "Paragon Notes"). The Second Amended Promissory Note served to increase the total commitment under the Paragon Notes to $414,800,000. The Paragon Notes bore interest at 9% per annum and matured on October 10, 2007. NEP initially deposited $14,168,888 in an escrow account, representing the aggregate amount of the sum of the interest and commitment fees that were projected to accrue during the first five months of the Paragon Notes (See restricted cash disclosure at Note 1). The interest and commitment fees were due and payable quarterly. The Paragon Notes were guaranteed by several subsidiaries of NEP;

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

6.    NOTES PAYABLE AND LONG-TERM DEBT (Continued)

guaranteed to up to 110% of the committed funds by NEP; collateralized by substantially all the assets of 2006 Hold Co., as well as NEP's equity interest in certain NEP subsidiaries; and contained certain non-financial covenants. These Paragon Notes amend and restate the $153,480,000 Senior Secured Promissory Note (the "Original Promissory Note") with Bayerische Hypo-und Vereinsbank AG New York Branch ("HVB"), originally dated April 13, 2006. Upon execution of the Paragon Notes, the guarantee by JPMP on the Original Promissory Note was terminated.

        On June 22, 2007, the Paragon Notes were paid down from the proceeds of the Dexia Facility. On June 22, 2007, the remaining balance of $141,293,772 due on the Paragon Notes was refinanced with a new Senior Secured Promissory Note ("Senior Paragon Note"). The Senior Paragon Note called for interest at 9% per annum, had a maturity date of June 22, 2008, was guaranteed by NEP and contained various financial and non-financial covenants. The Senior Paragon Note also required additional upfront interest of $1,412,938 and required $12,716,439 be escrowed for interest. The Senior Paragon Note was paid off with proceeds from the Senior and Second Notes.

        Second Secured Promissory Note (CIT)—On December 4, 2006, Noble Environmental Power 2007 Equipment Co., LLC, a wholly owned subsidiary of NEP, entered into a $133,000,000 Senior Secured Promissory Note (the "CIT Note") with financial institutions for which CIT Capital USA, Inc. acted as agent. The CIT Note had an original maturity of September 30, 2007; however, such maturity was extended to October 26, 2007, and bore interest at a floating interest rate based on either (1) any of the one, two, three or six-month periods selected by NEP from time to time with respect to the LIBOR Rate Loans plus 2% or (2) a base rate of the higher of the Prime Rate or the federal funds rate plus 0.5%, payable quarterly. In addition, the CIT Note contained certain non-financial covenants, and a fixed upfront and agency fee plus a commitment fee based on 0.5% of undrawn amounts. Certain subsidiaries of NEP guaranteed the CIT Note and collateralized the CIT Note with substantially all their assets. The CIT Note was entered into to fund certain invoices pursuant to a TSA. The CIT Note balance was paid off with proceeds from the Senior and Second Notes.

7.    DERIVATIVE INSTRUMENTS

        NEP utilizes derivative financial instruments to hedge interest rate and commodity price risk. The Company utilizes an interest rate swap agreement to hedge interest rate risk on floating rate debt, and an energy derivative to hedge the risk related to electricity sales.

        Interest Rate Swap—On November 8, 2007, the Company entered into an interest rate swap contract to protect against the impact of changes in the benchmark LIBOR interest rate on the variability of the specified future 6 month LIBOR semi-annual interest payments relating to the Company's forecasted ten year term loan to be issued under the Dexia Facilities (see Note 6). The instrument has a notional amount of $229,078,353, and the Company pays a fixed rate of 4.852% and receives the floating 6 month LIBOR rate. The contract has been designated as a cash flow hedge. At December 31, 2007, the Company has recorded a current liability of $749,908 and a long-term liability of $4,986,951, with a corresponding charge of $5,736,859 to comprehensive loss in connection with this contract.

        Energy Hedge—On June 22, 2007, NEP entered into a ten-year energy hedging arrangement with Credit Suisse, in order to limit exposure to price volatility in the New York Independent System

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

7.    DERIVATIVE INSTRUMENTS (Continued)

Operator ("NYISO") energy market with respect to the energy generated by our Bliss, Clinton and Ellenburg windparks (collectively, the "Initial New York Windparks"). Under this financial fixed-for-float energy swap arrangement:

  •
  NEP will pay Credit Suisse a monthly amount equal to the product of (1) the prevailing market price for energy that NEP sells in that month, and (2) the actual amount of energy that NEP generated during such month up to a specified cap; and

  •
  Credit Suisse will pay NEP a monthly amount equal to the product of (1) a specified fixed price, and (2) the actual amount of energy that NEP generated during such month up to the same specified cap.

        As part of this agreement, the Company has implemented a tracking account that tracks, on a monthly basis, the difference between the energy production from the Initial New York Windparks and a predetermined notional volume under the swap for that month. The Company's monthly net settlement payments with Credit Suisse may be more or less than would otherwise be due based on the notional volume of the swap. This tracking account was incorporated into the hedge in order to allow the Company to manage the risk associated with the inherent volatility associated with the volume of energy production from a windpark. The tracking account is settled at the end of the end of the ten-year term of the hedging arrangement.

        As of December 31, 2007, the wind generating assets associated with this instrument were not yet complete. Accordingly, the Company has recorded all changes in fair value within the consolidated statement of operations. At December 31, 2007, the Company has recorded a current asset of $2,105,000 and a long-term liability of $23,177,860, with a corresponding charge within the consolidated statement of operations of $21,072,860 in connection with this contract.

        If forecasted interest payments are no longer expected to occur, any amounts included in comprehensive income related to these payments will be recognized directly in earnings. As of December 31, 2007, $749,908 of deferred losses on derivative instruments related to interest rate cash flow hedges accumulated on the Consolidated Balance Sheet in accumulated other comprehensive income are expected to be recognized in earnings during the next twelve months as the hedged transactions occur. However, due to the volatility of interest rates, the corresponding value in accumulated other comprehensive income for open hedges will likely change prior to its reclassification into earnings.

8.    ASSET RETIREMENT OBLIGATIONS

        NEP accounts for asset retirement obligations ("ARO") and conditional asset retirement obligations in accordance with SFAS 143 and FIN 47, respectively. SFAS 143 and FIN 47 require that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently amortized on a straight—line basis over a 25 year estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation expense in the consolidated statements of operations.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

8.    ASSET RETIREMENT OBLIGATIONS (Continued)

Changes resulting from revisions to the timing or amount of the original estimates of cash flows are recognized as an increase or a decrease in the asset retirement cost and ARO.

        At December 31, 2007, the Company recorded an ARO and corresponding asset retirement cost within CIP in the amount of $4,033,142, in connection with the future decommissioning of our Clinton, Bliss and Ellenburg Windparks. The estimated liability is based on the future estimated costs associated with the decommissioning and removal of the turbines and related appurtenances, and the reclamation of foundations and access roads. The liability is calculated based on the following assumptions:

Estimated useful life	25 years
Inflation factor	2.8%
Credit adjusted risk free discount rate	6.7%

        A market risk premium was excluded from the ARO estimate because the amount was not capable of being estimated. Estimates of AROs are based on projected future retirement costs and require management to exercise significant judgment. Such costs could differ significantly when they are incurred.

        During 2008, the Company will be required by host communities to post decommissioning bonds of $2,985,600 in connection with our Clinton, Bliss and Ellenburg projects. As the projects are not yet operating as of December 31, 2007, the Company was not required to post any bonds, nor record any depreciation or accretion.

9.    ASSETS HELD FOR SALE

        During the fourth quarter of 2007, NEP made a decision to sell the net assets of certain project companies located in Michigan. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the recoverability of this asset group was tested, and it was determined that these assets were not impaired as of December 31, 2007. Accordingly, no impairment loss was recorded for the year ended December 31, 2007. NEP has reflected the related assets and liabilities of such assets as held for sale within the consolidated balance sheets as of December 31, 2007. As these projects are still in their development stage, there were no reported revenues or expenses associated with this asset group for the years ended December 31, 2007, 2006 and 2005. Assets of the held for sale project include CIP and turbine deposits. Liabilities include bank debt and accounts payable.

        On February 29, 2008, NEP signed a Purchase and Sale Agreement (the "PSA") for the sale of this asset group for approximately $85.1 million, and has scheduled a tentative closing during May 2008. The PSA requires the Company to complete certain development and construction activities prior to the close of the transaction. The sale price is subject to certain adjustments (as defined in the PSA); however, NEP believes that the sale price (less selling expenses) will exceed the carrying amount of this asset group upon the closing of this transaction. Accordingly, the Company does not expect to recognize a loss in connection with this transaction.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

10.    COMMITMENTS AND CONTINGENCIES

        Easements—NEP develops, constructs and operates windparks for electric generation. In many cases, the entity that constructs the windparks does not own the land on which the windpark is built, which requires the purchase of an easement. The easement generally gives the windpark owner the right to install one or more wind turbines and related equipment and prohibits the landowner from building any other structure on the land that would block the wind that drives the turbines or that would interfere with the maintenance of the windpark. Easements are also used to obtain the right to use property necessary to provide transmission lines and other facilities to create a path that will allow the electricity generated to reach established utility transmission facilities.

        The terms of the easement agreements vary and are complex in nature, but typically establish an evaluation period and an operational period that normally comprises a 20 year term with an option for an additional 30 year extension. Some easements also recognize a separate construction period. Easement payments may be made to the landowner at each stage. Evaluation period payments are generally set at a fixed amount per acre of land, payable quarterly; construction period payments, if applicable, are based on the expected output of the wind turbines that are to be located on the real property; operating period payments are calculated as the greater of a fixed payment or an amount that is contingent on the actual revenues that are generated from the windpark once it goes on-line Generally, the easements obligate the Company to make evaluation period payments for a fixed number of years and operations payments for the term of the easement. The Company has no obligation to develop a project under its easement agreements and retains the right to terminate the easements, in which case termination fees may be due to affected landowners.

        The Company has made evaluation period and construction period payments of $2,481,316, $1,309,259, $978,076 and $4,768,651 for the years ended December 31, 2007, 2006, 2005 and for the period from August 31, 2004 (date of inception) to December 31, 2007, respectively. The Company anticipates making its first operating period payments with respect to the Bliss, Clinton, and Ellenburg wind parks on or about September 30, 2008. Easement payments are expensed until a project reaches financial viability; from that point on, easement payments are capitalized as a component of construction in progress (see Note 1). Once a project reaches commercial operations all easement payments are expensed as incurred.

        Turbine Supply Agreements—TSA commitments are purchase orders between the buyer (NEP) and the seller that serve as a master contract for the sale of power wind generation equipment and related services. The contract remains effective until expiration of the warranty period. NEP has signed turbine commitments for the delivery and commissioning of turbines in each of the fiscal years detailed in the schedule below.

        Construction Commitments—NEP has construction commitments related to the construction of the projects for the fiscal year 2008. Construction commitments are subcontract agreements between NEP and the subcontractors for materials and/or services to be performed in the near future.

        Operating Leases—NEP has various leases for office space, storage and equipment that are classified as operating leases. Rent expense for all operating leases for the year ended December 31, 2007, 2006 and 2005 and the period from August 31, 2004 (date of inception) to December 31, 2007 was approximately $385,000, $284,000, $136,000 and $805,000, respectively.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

10.    COMMITMENTS AND CONTINGENCIES (Continued)

Schedule of commitments:

	2008	2009	2010	2011	2012	Thereafter	Total
TSA commitments	$445,014,000	$379,620,000	$—	$—	$—	$—	$824,634,000
Construction commitments	135,867,000	—	—	—	—	—	135,867,000
Other contractual commitments	14,647,000	2,471,000	2,488,000	2,505,000	2,523,000	26,115,000	50,749,000
Operating lease commitments	4,313,000	2,698,000	269,000	261,000	43,000	—	7,584,000
Fixed interest obligations (interest only)	39,000,000	39,000,000	22,438,356	—	—	—	100,438,356
Asset retirement obligations	—	—	—	—	—	10,228,000	10,228,000

Total	$638,841,000	$423,789,000	$25,195,356	$2,766,000	$2,566,000	$36,343,000	$1,129,500,356

        The above schedule excludes certain long-term commitments of the Company that are not quantifiable until paid. Such commitments include interest due in connection with variable rate debt instruments, payments to be made under easement contracts and distributions to tax equity investors.

        Guarantees and Letters of Credit—In the normal course of business, NEP and certain of its subsidiaries enter into various agreements providing performance assurance to third parties on behalf of certain subsidiaries. Such agreements include guarantees, letters of credit and surety bonds. These arrangements are entered into primarily to support or enhance the creditworthiness otherwise achieved by a subsidiary on a stand-alone basis, thereby facilitating the availability of sufficient credit to accomplish the subsidiary's intended business purposes. Certain guarantees are granted in connection with the Company's financing agreements (see Note 6). At December 31, 2007, NEP had approximately $95,000,000 and $1,950,000 in letters of credit and performance bonds outstanding, and NEP has posted cash collateral of $18,500,000 and $1,950,000 (see Note 1) for these letters of credit and performance bonds, respectively.

        Legal proceedings—NEP does not have any material legal proceedings that are currently pending. From time to time, the Company or its subsidiaries may be party to various lawsuits, claims and other legal and regulatory proceedings that arise in the ordinary course of our business. These actions may seek, among other things, compensation, civil penalties or other losses, or injunctive or declaratory relief. Additionally, although no such claims are currently pending, the Company or its individual project subsidiaries may be subject to legal proceedings contesting the validity of one or more permits or otherwise challenging its authorization to construct and operate windparks.

        Asset retirement obligations—At December 31, 2007, the Company recognized an asset retirement obligation of $4,033,142. This amount represents the net present value of the current estimate to decommission the Clinton, Bliss and Ellenburg windparks escalated by an inflation factor of 2.8% per annum.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

11.    MEMBERS' EQUITY

        December 31, 2007—The Company operates under the Second Amended and Restated Limited Liability Company Operating Agreement dated December 21, 2007 (the "Second Amended Operating Agreement"). The Amended Operating Agreement was amended to allow for the Company to potentially issue additional preferred units to a wholly owned subsidiary of Canadian Pension Plan Investment Board ("CPPIB"). As defined by the Second Amended Operating Agreement, the Company's capital structure consists of common and preferred units. Each common unit is valued at $0.10 and each preferred unit is valued at $100. The Company is authorized to issue 780,750 common units and 5,354,000 preferred units. The common units are divided into Series A (463,260 units authorized, issued and outstanding) and Series B (317,490 units authorized, none issued and outstanding). The authorized preferred units are divided into three classes, Series A (2,677,000 units), Series B (2,677,000 minus the number of Series C preferred units issued), and Series C (2,677,000 minus the number of Series B preferred units issued). At December 31, 2007, there were 2,677,000, 347,761, and 0 Series A, B and C preferred units issued and outstanding, respectively. The Board of Managers has the right to increase the number of authorized common and preferred units from time to time. Common units have been issued to certain members of the Company's management ("Management Investors") and may be issued to any other managers, employees, officers, consultants or advisors of the Company or its subsidiaries that are approved by the Board of Managers. The Management Investors shall be treated (i) as preferred unit holders with respect to the preferred units held by them and have the same rights and obligations as the other preferred unit holders with respect to such preferred units and (ii) as common unit holders with respect to the common units held by them. All preferred units are intended to be issued in connection with capital contributions made by JPMP, CPPIB, and the Management Investors and any other person approved by the Board of Managers. The preferred units contain a preferred yield that accrues whether earned or declared and is cumulative from the date of issuance of each preferred unit at a rate of 7.5% per annum through September, 2011 and at 15% thereafter. The preferred yield has not been declared (or paid) during the period from August 31, 2004 (date of inception) to December 31, 2007. The total preferred yield is approximately $23,403,000 at December 31, 2007.

        At December 31, 2007, NEP's Board of Managers consisted of five (5) members where JPMP is entitled to appoint four (4) individuals to the Board of Managers and the majority Common Unit holders are entitled to appoint one (1) individual to the Board of Managers.

        December 31, 2006—The Company operated under an Amended and Restated Limited Liability Company Operating Agreement dated March 27, 2006 (the "Amended Operating Agreement"). As defined by the Amended Operating Agreement, the Company's capital structure consisted of common and preferred units. Each common unit was valued at $0.10 and each preferred unit was valued at $100. The Company was authorized to issue 463,260 common units and 2,677,000 preferred units. The Board of Managers had the right to increase the number of authorized common units and preferred units from time to time. As of December 31, 2006, 463,260 common units and 1,742,137 preferred units were issued and outstanding. JPMP owned 1,734,137 preferred units and NEP management and related entities owned 8,000 preferred units and 463,260 common units. Common units were issued to certain members of the Company's management ("Management Investors") and may be issued to any other managers, employees, officers, consultants or advisors of the Company or its subsidiaries that are approved by the Board of Managers. The Management Investors were treated (i) as preferred unit

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

11.    MEMBERS' EQUITY (Continued)

holders with respect to the preferred units held by them and had the same rights and obligations as the other preferred unit holders with respect to such preferred units and (ii) as common unit holders with respect to the common units held by them. All preferred units were intended to be issued in connection with capital contributions made by JPMP, the Management Investors and any other person approved by the Board of Managers. However, during 2006, certain Management Investors instrumental in founding the Company, were granted 3,000 preferred shares at a value of $300,000 at no cost. The Company recorded this grant as compensation to the respective parties. The preferred units contained a preferred yield which accrued whether earned or declared and was cumulative from the date of issuance of each preferred unit at a rate of 7.5% per annum through September, 2011 and at 15% thereafter. The preferred yield was not declared (or paid) during the period from August 31, 2004 (date of inception) to December 31, 2006. The total preferred yield was approximately $4,990,000 at December 31, 2006.

        At December 31, 2006, NEP's Board of Managers consisted of five members, comprised as follows: JPMP has four (4) managers and the Majority Common Unit holders have one (1) manager.

        Option to Purchase Preferred Units—In 2005, two Company officers and members were granted options to purchase 1,000 and 2,500 preferred units at $100 per unit. The options carry a three year term (both options will expire in 2008) and neither had been exercised as of December 31, 2007. The Company has not recorded any compensation expense in connection with these options as the fair value of these options is immaterial.

        Rockfield Noble Holding, LLC—During 2007, Rockfield Noble Holding, LLC ("Rockfield") purchased 129,424 Series A preferred units of NEP for $12,942,386. Rockfield's members include preferred and common units holders of NEP as well as officers and directors of NEP. These members, as well as Rockfield, have pledged their unit holdings in NEP as collateral for debt incurred by Rockfield for this transaction.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

11.    MEMBERS' EQUITY (Continued)

        Issuance of Preferred Units—Between September 2004 and December 2007, the Company sold an aggregate of 2,887,336.66 preferred units to JPMP and their affiliates at a purchase price of $100 per unit for aggregate proceeds of $288,733,666. Sales of preferred units include the following:

Date of Issuance	Number of Preferred Units	Proceeds
9/14/04	5,250.00	$525,000
11/30/04	5,250.00	525,000
2/2/05	4,500.00	450,000
3/2/05	8,000.00	800,000
4/8/05	17,500.00	1,750,000
6/23/05	31,988.00	3,198,800
6/30/05	46,720.00	4,672,000
8/10/05	30,000.00	3,000,000
1/4/06	93,092.43	9,309,243
10/23/06	751,836.23	75,183,623
10/24/06	650,000.00	65,000,000
12/20/06	90,000.00	9,000,000
1/10/07	90,000.00	9,000,000
2/7/07	100,000.00	10,000,000
3/22/07	150,000.00	15,000,000
5/11/07	15,000.00	1,500,000
6/22/07	60,000.00	6,000,000
7/16/07	100,000.00	10,000,000
7/20/07	200,000.00	20,000,000
9/28/07	89,863.34	8,986,334
12/21/07	348,336.66	34,833,666

	2,887,336.66	$288,733,666

        Issuance of Common Units—In March 2006, the Company sold 463,260 common units to certain officers and employees of the Company for $46,326. In December 2006, the Company sold 73,362.85 common units (which were deemed repurchased in 2006 and available for reissuance) to certain officers and employees of the Company for an additional $7,336.

12.    SUPPLEMENTAL CASH FLOW DISCLOSURES

        During the years ended December 31, 2007, 2006 and 2005, and for the period from August 31, 2004 (date of inception) to December 31, 2007. All interest associated with outstanding notes payable was capitalized for the periods noted above (See Note 3).

        In addition, approximately $39,181,000 and $59,350,000 of the accounts payable and accrued expense balance represent costs capitalized within the construction in progress total at December 31,

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

12.    SUPPLEMENTAL CASH FLOW DISCLOSURES (Continued)

2007 and 2006; accordingly, these amounts were excluded from both operating and investing cash activities.

        In 2007, the Company recorded an ARO and related asset retirement cost asset of $4,033,142 (see Note 8).

13.    SUBSEQUENT EVENTS

Sale of Preferred Units:

        In February 2008, JPMP purchased 400,000 series B preferred units from NEP for $40,000,000.

        In March 2008, Canadian Pension Plan ("CPP") purchased 1,100,000 series B preferred units from NEP for $110,000,000.

C Corporation Election and Conversion:

        On February 28, 2008, the Company filed an entity classification election with the Internal Revenue Service which changed the tax treatment of the Company from a partnership to a corporation. The election was effective as of January 1, 2008.

Letter of Credit Facility:

        On February 14, 2008, the Company's subsidiary, Noble Credit Funding, LLC ("Noble Credit"), entered into a Master Credit Agreement with RBS Citizens, National Association ("RBS"). The Master Credit Agreement is a revolving letter of credit facility, under which RBS may issue, on behalf of Noble Credit or any of its affiliates, one or more standby letters of credit to third parties, subject to the terms and conditions set forth in the Master Credit Agreement.

        The maximum amount of letter of credit obligations that may be outstanding at any time under the Master Credit Agreement is $45.0 million. The Master Credit Agreement expires on February 14, 2010, and all letters of credit issued under the agreement must expire at least ten days prior to such date.

        Noble Credit is required to cash collateralize 100% of the face value of each letter of credit issued under the Master Credit Agreement. Pursuant to a Pledge and Security Agreement, Noble Credit granted RBS a security interest in any cash collateral, provided that RBS may not foreclose on any cash collateral if such foreclosure would lead to the cancellation of any outstanding letter of credit. In addition, Noble Credit issued to RBS a Revolving Credit Note, under which RBS may demand payment of any fees or expenses payable to RBS if Noble Credit does not pay on a timely basis or if RBS is unable to access the cash collateral after a certain period. Neither Noble Credit's failure to pay any fees or other amounts due under the Master Credit Agreement nor the existence of an obligation under the Revolving Credit Note give RBS the right to cancel any outstanding letter of credit.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

as of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

13.    SUBSEQUENT EVENTS (Continued)

Commencement of Operations

        In March 2008, the Company commenced operation of its Bliss and Ellenburg windparks. In April 2008, the Company commenced operation of its Clinton windpark. These windparks are located in New York. These windparks will collectively provide 282 MW of capacity. The Company will sell the energy generated by, and capacity of, these windparks to the NYISO, the entity that oversees the wholesale electricity markets in the state of New York. The Company also agreed to sell the majority of the RECs generated through the operation of these windparks to New York State Energy Research and Development Authority, or NYSERDA, the entity that administers the central procurement of RECs for the State of New York.

Financing Agreements

        On April 8, 2008 the Company entered into a mandate letter with a group of financial institutions, under which the financial institutions agreed to provide construction and term loans, letter of credit facilities and tax equity financing for the Company's Great Plains windpark that is currently in construction in Texas. The financial institutions' commitment under the mandate letter is subject to the completion of definitive agreements and customary conditions precedent.

Amended and Restated Operating Agreement:

        On March 7, 2008, the Company amended its operating agreement dated December 21, 2007 and operated under a Third Amended and Restated Limited Liability Company Operating Agreement dated March 7, 2008 (the "Third Amended Operating Agreement"). The Second Amended Operating Agreement was amended to revise certain governance and authorized unit provisions, and to approve the election of the Company to be treated as a corporation for federal income tax purposes effective as of January 1, 2008. As defined by the Third Amended Operating Agreement, the Company's capital structure consists of common and preferred units. Each common unit is valued at $0.10 and each preferred unit is valued at $100. The Company is authorized to issue 818,250 common units (made up of incentive units and performance units) and 6,388,000 preferred units. The common units are divided into Series A (463,260 units authorized) and Series B (354,990 units authorized). The authorized preferred units are divided into three classes, Series A (2,677,000 units), Series B (3,711,000 minus the number of Series C preferred units issued), and Series C (3,711,000 minus the number of Series B preferred units issued). All preferred units are intended to be issued in connection with capital contributions made by JPMP, CPPIB, and the Management Investor and any other person approved by the Board of Managers. The preferred units contain a preferred yield which accrues whether earned or declared and is cumulative from the date of issuance of each preferred unit at a rate of 7.5% per annum through September, 2011 and at 15% thereafter.

        NEP's Board of Managers consists of up to nine (9) members whereby JPMP is entitled to appoint five (5) individuals, CPPIB will be entitled to appoint (subject to certain regulatory approvals) two (2) individuals, and the majority Common Unit holders will be entitled to appoint one (1) individual to the Board of managers. Additionally, one (1) manager shall be the Chief Executive Officer of the Company.

NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

as of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007

13.    SUBSEQUENT EVENTS (Continued)

        On May 5, 2008, the Company amended its operating agreement dated March 7, 2008 and now operates under a Fourth Amended and Restated Limited Liability Company Operating Agreement dated May 5, 2008 (the "Fourth Amended Operating Agreement"). The Third Operating Agreement was amended to revise certain governance and authorized common unit provisions. As defined by the Fourth Amended Operating Agreement, the Company's capital structure consists of common and preferred units. Each common unit is valued at $0.10 and each preferred unit is valued at $100. The Company is authorized to issue 919,409 common units (made up of incentive units and performance units) and 6,388,000 preferred units. The common units are divided into Series A (564,419 units authorized) and Series B (354,990 units authorized). There were no changes to the authorized preferred units and preferred yield provisions.

        Notice of Term Conversion and Tax Equity Investment—On May 7, 2008, the Company issued a notice of term conversion to Dexia and our tax equity investors. Such notice triggers the conversion of the Dexia construction loan and a portion of the Dexia equity bridge loan to a ten year Term Loan Facility. In addition, the notice triggers the requirement for a long-term tax equity investment in 2006 Hold Co to repay the balance of the equity bridge loan at term conversion. The conversion and tax equity investment refinances all amounts outstanding under the Dexia Facilities at December 31, 2007 (see Note 6). The conversion is expected to take place within four banking days from such notice. The tax equity investment will occur simultaneously as part of the term conversion closing.

        Interest Rate Swap—On February 22, 2008, the Company entered into an interest rate swap contract for the estimated remaining portion of the forecasted ten year term loan under the Dexia Facilities (see Notes 6 and 7). The instrument has a notional amount of $80,000,000, and the Company pays a fixed rate of 4.1225% and receives a floating 6 month LIBOR rate. On May 7, 2008, the Company terminated this contract and entered into a new instrument. The new instrument has a notional amount of $80,000,000, and the Company pays a fixed rate of 4.1390% and receives a floating 6 month LIBOR rate. The Company will pay approximately $0.1 million to settle the February 22, 2008 contract.

        On May 7, 2008, the Company terminated its interest rate swap contract dated November 8, 2007 (see Note 7) and entered into a new instrument. The new instrument has a notional amount of $229,078,353, and the Company pays a fixed rate of 4.169% and receives a floating 6 month LIBOR rate. The Company will pay approximately $9.2 million to settle the November 8, 2007 contract.

*****

Shares

Common Stock

PROSPECTUS
                                , 2008

LEHMAN BROTHERS

JPMORGAN

CREDIT SUISSE

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the Financial Industry Regulatory Authority, the listing fee for The NASDAQ Global Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee		$14,737.50
FINRA filing fee		38,000.00
NASDAQ Global Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

    *
    To be completed by Amendment.

Item 14.    Indemnification of Directors and Officers

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Our certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

        The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        During the three-year period preceding the date of the filing of this registration statement, we have issued and sold the following securities without registration under the Securities Act:

        In March 2006, we issued at no cost an aggregate of 3,000 preferred units with a value of $300,000 to certain of our officers and employees.

        In March 2006, we sold an aggregate of 463,260 common units at a purchase price of $0.10 per unit to certain of our officers and employees for aggregate proceeds of $46,326.

        In December 2006, we sold an aggregate of 73,362.85 common units at a purchase price of $0.10 per unit to certain of our officers and employees for aggregate proceeds of $7,336.29.

        Between February and November 2007, we sold an aggregate of 129,423.86 preferred units to Rockfield Noble Holding, LLC at a purchase price of $100 per unit for aggregate proceeds of $12,942,386.

        Between June 2005 and February 2008, we sold an aggregate of 3,246,836.66 preferred units to JPMP Wind Energy (Noble), LLC at a purchase price of $100 per unit for aggregate proceeds of $324,683,666 in the transactions set forth below:

Date of Issuance	Number of Preferred Units	Proceeds
6/23/05	31,988.00	$3,198,800
6/30/05	46,720.00	4,672,000
8/10/05	30,000.00	3,000,000
1/4/06	93,092.43	9,309,243
10/23/06	751,836.23	75,183,623
10/24/06	650,000.00	65,000,000
12/20/06	90,000.00	9,000,000
1/10/07	90,000.00	9,000,000
2/7/07	100,000.00	10,000,000
3/22/07	150,000.00	15,000,000
5/11/07	15,000.00	1,500,000
6/22/07	60,000.00	6,000,000
7/16/07	100,000.00	10,000,000
7/20/07	200,000.00	20,000,000
9/28/07	89,863.34	8,986,334
12/21/07	348,336.66	34,833,666
2/6/08	150,000.00	15,000,000
2/22/08	100,000.00	10,000,000
2/29/08	150,000.00	15,000,000

        In February 2008, we sold an aggregate of 27,796 common units at a price of $0.10 per unit to certain of our executive officers and other employees for aggregate proceeds of $2,779.60

        In March 2008, we sold 1,100,000 preferred units to CPP Investment Board (USRE II) Inc. at a purchase price of $100 per unit, for aggregate proceeds of $110,000,000. In June 2008, we sold 500,000 preferred units to CPP Investment Board (USRE II) Inc. at a purchase price of $100 per unit, for aggregate proceeds of $50,000,000.

        Each of the sales described above was made without registration in reliance upon Section 3(b) and/or Section 4(2) of the Securities Act and did not involve any underwriters, underwriting discounts or commissions or any public offering. Each purchaser represented that he, she or it acquired these securities for investment only and not with a view for sale or in connection with any distribution thereof, and appropriate legends were affixed to any certificates issued. Each of the purchasers had adequate access through their relationship with the registrant to information about us.

Item 16.    Exhibits and Financial Statement Schedule

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Form of Certificate of Incorporation of Noble Environmental Power, Inc.
3.2*	Form of Bylaws of Noble Environmental Power, Inc.
4.1*	Specimen Common Stock Certificate
4.2*	Form of Stockholders Agreement dated as of , 2008, by and among Noble Environmental Power, LLC, JPMP Wind Energy (Noble), LLC, CPP Investment Board (USRE II) Inc., and the Management Investors party thereto
5.1*	Opinion of Latham & Watkins LLP
10.1(a)**	Financing Agreement dated as of June 22, 2007 among Noble Environmental Power 2006 Hold Co, LLC, Dexia Credit Local, New York Branch, HSH Nordband AG, New York Branch and the Lenders Parties thereto
10.1(b)**	Depositary Agreement dated as of June 22, 2007 among Noble Environmental Power 2006 Hold Co, LLC, Dexia Credit Local, New York Branch and The Bank of New York
10.2(a)**	First Lien Senior Secured Promissory Note dated as of October 26, 2007 by and among NEP Equipment Finance Co., LLC, HSH Nordbank AG, New York Branch and the lenders party thereto
10.2(b)**	First Amendment to First Lien Senior Secured Promissory Note dated as of February 13, 2008 by and among NEP Equipment Finance Co., LLC, HSH Nordbank AG, New York Branch and the lenders party thereto
10.2(c)**	Second Amendment to First Lien Senior Secured Promissory Note dated as of March 27, 2008 by and among NEP Equipment Finance Co., LLC, HSH Nordbank AG, New York Branch and the lenders party thereto
10.2(d)**	Third Amendment to First Lien Senior Secured Promissory Note dated as of March 31, 2008 by and among NEP Equipment Finance Co., LLC, HSH Nordbank AG, New York Branch and the lenders party thereto
10.3(a)**+	Second Lien Secured Promissory Note dated as of October 26, 2007 between NEP Equipment Finance Hold Co., LLC and Paragon Noble LLC
10.3(b)**+	Guarantee dated October 26, 2007 between Paragon Noble LLC and Noble Environmental Power, LLC
10.4**	Master Credit Agreement dated as of February 14, 2008, by and between Noble Credit Funding, LLC and RBS Citizens, National Association
10.5(a)**+
Pay-As-You-Go Capital Contribution Agreement dated as of June 22, 2007 by and between EFS Noble Holdings, LLC, Noble Environmental Power 2006 Hold Co, LLC and Noble Environmental Power Hold Co. Prime, LLC
10.5(b)**+	Amended and Restated Limited Liability Company Agreement of Noble Environmental Power 2006 Hold Co, LLC dated as of May 13, 2008
10.6(a)**+	ISDA Master Agreement and Schedule to the 1992 ISDA Master Agreement each dated as of June 20, 2007 between Credit Suisse Energy LLC and Noble Environmental Power 2006 Hold Co, LLC

10.6(b)**+
Credit Support Annex to the Schedule to the 1992 ISDA Master Agreement and Elections and Variables to the ISDA Credit Support Annex each dated as of June 20, 2007 between Credit Suisse Energy LLC and Noble Environmental Power 2006 Hold Co, LLC
10.6(c)**+	Confirmation Letter dated June 20, 2007 from Credit Suisse Energy LLC to Noble Environmental Power 2006 Hold Co, LLC
10.6(d)**	Guarantee dated June 22, 2007 between Credit Suisse (USA) Inc., and Noble Environmental Power 2006 Hold Co, LLC
10.6(e)**	NEP Guarantee dated as of June 22, 2007 between Noble Environmental Power, LLC and Credit Suisse Energy LLC
10.7(a)**+	Master Contract for the Sale of Power Generation Equipment and Related Services dated as of February 15, 2006 between General Electric Company and Noble Environmental Power 2006 Hold Co, LLC
10.7(b)**+
First Amendment to Master Contract for the Sale of Power Generation Equipment and Related Services dated as of August 24, 2006 between General Electric Company and Noble Environmental Power 2006 Hold Co, LLC
10.8(a)**+	Master Contract for the Sale of Power Generation Equipment and Related Services dated as of October 17, 2006 between General Electric Company and Noble Environmental Power 2007 Equipment Co, LLC
10.8(b)**+
First Amendment to Master Contract for the Sale of Power Generation Equipment and Related Services dated as of June 4, 2007 between General Electric Company and Noble Environmental Power 2007 Equipment Co, LLC
10.9**+	Master Contract for the Sale of Power Generation Equipment and Related Services dated as of October 17, 2006 between General Electric Company and Noble Environmental Power 2008 Equipment Co, LLC
10.10**+	Master Contract for the Sale of Power Generation Equipment and Related Services dated as of September 27, 2007 between General Electric Company and Noble Environmental Power 2009 Equipment Co, LLC
10.11**+	RPS Standard Form Contract dated as of March 14, 2007 by and between The New York State Energy Research and Development Authority and Noble Altona Windpark, LLC
10.12**+	RPS Standard Form Contract dated as of March 14, 2007 by and between The New York State Energy Research and Development Authority and Noble Bliss Windpark, LLC
10.13**+	RPS Standard Form Contract dated as of March 14, 2007 by and between The New York State Energy Research and Development Authority and Noble Chateaugay Windpark, LLC
10.14**+	RPS Standard Form Contract dated as of March 14, 2007 by and between The New York State Energy Research and Development Authority and Noble Clinton Windpark, LLC
10.15**+	RPS Standard Form Contract dated as of March 14, 2007 by and between The New York State Energy Research and Development Authority and Noble Ellenburg Windpark, LLC
10.16**	Commercial Lease dated as of November 27, 2006 between Macbeth Ventures LLC and Noble Environmental Power, LLC
10.17(a)**	Form of Subscription Agreement dated as of December 18, 2006

10.17(b)**	Schedule of Purchasers
10.18**	Subscription Agreement dated as of February 29, 2008 by and between Noble Environmental Power, LLC and Christopher Lowe
10.19**	Unit Subscription Agreement dated as of March 7, 2008 by and between JPMP Wind Energy (Noble), LLC and Noble Environmental Power, LLC
10.20**	Unit Subscription Agreement dated as of March 7, 2008 by and between CPP Investment Board (USREII) Inc. and Noble Environmental Power, LLC
10.21**	Employment Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and Walter Q. Howard
10.22**	Change In Control Severance Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and Walter Q. Howard
10.23**	Employment Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and Charles C. Hinckley
10.24**	Change In Control Severance Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and Charles C. Hinckley
10.25**	Employment Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and C. Kay Mann
10.26**	Change In Control Severance Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and C. Kay Mann
10.27**	Employment Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and John M. Quirke
10.28**	Change In Control Severance Agreement dated as of May 5, 2008 by and between Noble Environmental Power, LLC and John M. Quirke
10.29	Unit Subscription Agreement dated as of June 6, 2008 by and between CPP Investment Board (USREII) Inc. and Noble Environmental Power, LLC
21.1**	Subsidiaries of Noble Environmental Power, LLC
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included in signature pages)

*
To be filed by Amendment.

**
Previously filed.

+
Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

  (b)
  Financial Statement Schedules:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Noble Environmental Power, LLC:

        We have audited the consolidated balance sheet of Noble Environmental Power, LLC and subsidiaries (a Developmental Stage Company) (the "Company") as of December 31, 2007 and 2006, and the consolidated statements of operations and comprehensive loss, changes in members' equity and cash flow for each of the three years in the period ended December 31, 2007 and the period from August 31, 2004 (date of inception) to December 31, 2007 and have issued our report thereon dated May 8, 2008 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
May 8, 2008

SCHEDULE I

NOBLE ENVIRONMENTAL POWER, LLC
(A Development Stage Enterprise)
Condensed Parent Company Balance Sheets

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and equivalents	$40,539,412	$6,245,826
Restricted cash	18,504,225	—
Prepaid and other current assets	528,909	315,104

Total current assets	59,572,546	6,560,930
Noncurrent Assets:
Property and Equipment:
Property and equipment, net	4,109,824	2,985,581
Construction in progress	16,228,044	7,411,905

Total property and equipment, net	20,337,868	10,397,486
Construction material deposits	—	73,907,386
Advances to subsidiaries	158,858,446	65,011,578
Other assets	1,075,941	751,953

Total assets	$239,844,801	$156,629,333

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	1,695,204	6,509,233
Accrued expenses	13,373,236	5,383,500

Total current liabilities	15,068,440	11,892,733
Members' Equity:
Member contributions	302,522,378	174,259,993
Deficit accumulated during the development stage	(72,009,158)	(29,523,393)
Accumulated other comprehensive loss	(5,736,859)	—

Total members' equity	224,776,361	144,736,600

Total Liabilities and Members' Equity	$239,844,801	$156,629,333

SCHEDULE I

NOBLE ENVIRONMENTAL POWER, LLC
(A Development Stage Enterprise)

Condensed Parent Company Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004
(date of inception) to December 31, 2007

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From August 31, 2004 (Date of Inception) to December 31, 2007
Expenses	44,028,561	21,134,357	7,783,254	74,031,476

Operating loss	(44,028,561)	(21,134,357)	(7,783,254)	(74,031,476)
Interest income	1,542,795	455,580	23,943	2,022,318

Net loss	(42,485,766)	(20,678,777)	(7,759,311)	(72,009,158)
Other comprehensive loss	(5,736,859)	—	—	(5,736,859)

Comprehensive loss	$(48,222,625)	$(20,678,777)	$(7,759,311)	$(77,746,017)

SCHEDULE I

NOBLE ENVIRONMENTAL POWER, LLC

Condensed Parent Company Statements of Cash Flow

For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004
(date of inception) to December 31, 2007

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Period From August 31, 2004 (Date of Inception) to December 31, 2007
Cash flows from operating activities:
Net loss	$(42,485,766)	$(20,678,777)	$(7,759,311)	$(72,009,158)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	735,987	478,106	82,994	1,297,087
Write-off of construction in progress	573,554	—	—	573,554
Member non cash equity contributions	—	300,000	—	300,000
Loss on sale of property and equipment	60,595	19,921	—	80,516
Changes in operating assets and liabilities:
Increase in prepaid and other current assets	(213,805)	(315,104)	—	(528,909)
(Increase) decrease in noncurrent assets and liabilities	329,229	(335,000)	(200,000)	(205,771)
Increase in accounts payable and accrued expenses	3,175,707	11,449,003	923,306	15,629,921

Net cash used by operating activities	(37,824,499)	(9,081,851)	(6,953,011)	(54,862,760)

Cash flows from investing activities:
Restricted cash	(18,504,225)	—	—	(18,504,225)
Issuance of notes receivable	—	(216,953)	—	(216,953)
Investment in property and equipment	(1,940,825)	(2,279,285)	(1,492,317)	(5,712,427)
Proceeds form the sale of property and equipment	20,000	205,000	—	225,000
Construction in progress	(9,389,693)	(6,850,424)	(561,481)	(16,801,598)
Construction material deposits	—	(37,247,318)	(36,660,068)	(73,907,386)

Net cash used by investing activities	(29,814,743)	(46,388,980)	(38,713,866)	(114,917,589)

Cash flows from financing activities:
Proceeds from borrowings	—	—	40,313,337	40,313,337
Repayment of borrowings	—	(40,874,818)	—	(40,874,818)
Intercompany advances	(25,676,341)	(56,413,888)	(8,597,690)	(90,687,919)
Deferred offering costs	(653,217)	—	—	(653,217)
Proceeds from equity contributions	128,262,386	158,539,192	14,061,633	302,222,378

Net cash provided by financing activities	101,932,828	61,250,486	45,777,280	210,319,761

Net increase in cash	34,293,586	5,779,655	110,403	40,539,412
Cash and equivalents at beginning of the period	6,245,826	466,171	355,768	—

Cash and equivalents at the end of the year	$40,539,412	$6,245,826	$466,171	$40,539,412

Noncash financing and investing activities
Transfer of construction material deposits	$73,907,386

Item 17.   Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

        The undersigned Registrant hereby undertakes that:

          (i)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Essex, State of Connecticut on June 26, 2008.

NOBLE ENVIRONMENTAL POWER, LLC
By:	/s/ Christopher M. Lowe
	Name:	Christopher M. Lowe
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on June 26, 2008.

Signature	Title

* Walter Q. Howard	President and Chief Executive Officer and Manager/Director (principal executive officer)
* Charles C. Hinckley	Executive Chairman and Manager/Director
/s/ Christopher M. Lowe Christopher M. Lowe	Executive Vice President and Chief Financial Officer (principal financial officer)
* Neil Dyment	Senior Vice President of Accounting and Purchasing (principal accounting officer)
* Stephen Murray	Manager/Director
* Christopher Behrens	Manager/Director
* Nancy-Ann DeParle	Manager/Director
* John Warner	Manager/Director

* Barry Goldstein	Manager/Director
*By:	/s/ Christopher M. Lowe Christopher M. Lowe Attorney-in-Fact

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ARTWORK TO BE FILED BY AMENDMENT
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Growth in Our Windpark Portfolio
Our Windpark Portfolio
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
CORPORATE REORGANIZATION
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS
INDUSTRY OVERVIEW
Historical and Forecasted U.S. Installed Wind Capacity
Indexed Price of Oil and Natural Gas
Indexed Retail Electricity Prices
Comparative Cost of Electric Power Generation
United States Wind Generation Growth
Indexed Electric Power Industry CO2 Emissions: 1990–2006
U.S. Renewable Portfolio Standard Programs and Goals for Renewable Energy Generation
BUSINESS
Growth in Our Windpark Portfolio
Windpark Characteristics
Energy Market Characteristics
MANAGEMENT
2007 Summary Compensation Table
2007 Grants of Plan-Based Awards
2007 Outstanding Equity Awards at Fiscal Year-End
2007 Stock Vested
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF SELECTED INDUSTRY TERMS
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES (A Development Stage Enterprise)
INDEX TO FINANCIAL STATEMENTS
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES (A Development Stage Enterprise)
Condensed Consolidated Balance Sheets (unaudited)
Condensed Consolidated Statements of Operations and Comprehensive Loss For the three months ended March 31, 2008 and 2007, and the Period from August 31, 2004 (date of inception) to March 31, 2008 (unaudited)
Condensed Consolidated Statements of Changes in Members' Equity For the Years Ended December 31, 2007, 2006 and 2005, the Period from August 31, 2004 (date of inception) to December 31, 2004 and the Three Months Ended March 31, 2008 (unaudited)
Condensed Consolidated Statements of Cash Flow For the three months ended March 31, 2008 and 2007, and the Period from August 31, 2004 (date of inception) to March 31, 2008 (unaudited)
NOBLE ENVIRONMENTAL POWER, LLC Notes to Unaudited Condensed Consolidated Financial Statements As of March 31, 2008 and December 31, 2007 and for the Three Months Ended March 31, 2008 and 2007 and the Period From August 31, 2004 (Date of Inception) to March 31, 2008
Report of Independent Registered Public Accounting Firm
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES (A Development Stage Enterprise) Consolidated Balance Sheets As of December 31, 2007 and 2006
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES (A Development Stage Enterprise) Consolidated Statements of Operations and Comprehensive Loss For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES (A Development Stage Enterprise) Consolidated Statements of Changes In Members' Equity For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2004
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007
NOBLE ENVIRONMENTAL POWER, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005, and the Period From August 31, 2004 (Date of Inception) to December 31, 2007
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedule
Report of Independent Registered Public Accounting Firm
SCHEDULE I
SCHEDULE I NOBLE ENVIRONMENTAL POWER, LLC (A Development Stage Enterprise)
SCHEDULE I NOBLE ENVIRONMENTAL POWER, LLC Condensed Parent Company Statements of Cash Flow For the Years Ended December 31, 2007, 2006 and 2005, and the Period from August 31, 2004 (date of inception) to December 31, 2007
  Item 17. Undertakings
SIGNATURES